As filed with the Securities and Exchange Commission on July 21, 2010

Registration No. 333-166796

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Goodman Global Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	3585	26-1778564
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5151 San Felipe, Suite 500

Houston, Texas 77056

Telephone: (713) 861-2500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ben D. Campbell

Executive Vice President, Secretary and General Counsel

Goodman Global Group, Inc.

5151 San Felipe, Suite 500

Houston, Texas 77056

Telephone: (713) 861-2500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

William B. Brentani

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, California 94304

Telephone: (650) 251-5000

Facsimile: (650) 251-5002

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 21, 2010

PRELIMINARY PROSPECTUS

Goodman Global Group, Inc.

Offer to Exchange

We are offering to exchange up to $586,000,000 aggregate principal amount at maturity of our new 11.500% Senior Discount Notes due 2014 (the “exchange notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of our outstanding 11.500% Senior Discount Notes due 2014 (the “outstanding notes”). We are offering to exchange the exchange notes for the outstanding notes to satisfy our obligations contained in the registration rights agreement that we entered into when the outstanding notes were sold pursuant to Rule 144A and Regulation S under the Securities Act.

The exchange offer

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on August , 2010 unless extended. We do not currently intend to extend the expiration date.

•	The exchange notes to be issued in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradable.

•	We will not receive any proceeds from the exchange offer.

Results of the Exchange Offer

•	The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the notes on a national market.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act or except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus. We have agreed that, for a period of 180 days after the date of this prospectus (subject to extension as provided in the registration rights agreement), we will make this prospectus available to any broker-dealer for use in connection with such resale. See “Plan of distribution.”

See “Risk factors” beginning on page 11 for a discussion of certain risks that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July     , 2010.

You should rely only on the information contained in this prospectus or in any additional written communication prepared by or authorized by us. We have not authorized anyone to provide you with any information or to represent anything about us, our financial results or the exchange offer that is not contained in into this prospectus or in any additional written communication prepared by or on behalf of us. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to exchange the outstanding notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus or in any additional written communication prepared by or on behalf of us is accurate only as of the date on its cover page.

Amana® is a trademark of Maytag Corporation or its related companies and is used under license to Goodman Company, L.P., Houston, TX. All rights reserved.

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Prospectus summary

This summary highlights information about our business from this prospectus. This summary does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus, including the financial data and related notes, before making an investment decision. Unless the context otherwise requires, references in this prospectus to “we,” “our,” “us,” “the company” and “Goodman” refer to Goodman Global Group, Inc. and its consolidated subsidiaries and its predecessors.

Our company

Goodman is a leading domestic manufacturer of heating, ventilation and air conditioning, or “HVAC,” products for residential and light commercial use. Since we began to manufacture HVAC equipment in 1982, we believe that we have grown our share of the residential HVAC market to now become one of the country’s largest residential HVAC manufacturers, based on unit sales. Our activities include engineering, manufacturing, distributing, and marketing an extensive line of HVAC equipment and related products.

Our products are predominantly marketed under the Goodman®, Amana® and Quietflex® brand names. We believe the Goodman brand is the single largest domestic residential HVAC brand, based on unit sales, and caters to the large segment of the market that is price sensitive and desires reliable and low-cost climate comfort, while our premium Amana brand includes advanced features, quieter operation and enhanced warranties. The Quietflex brand is a recognized brand of flexible duct.

Founded in 1975 as a manufacturer of flexible duct, we expanded into the broader HVAC manufacturing market in 1982. Since then, we have expanded our product offerings and maintained our core competency of manufacturing high-quality products at low costs. Our growth and success can be attributed to our strategy of providing a quality, competitively priced product that we believe is designed to be reliable and easy-to-install.

As of March 31, 2010, we distribute the majority of our products through a distribution chain of over 160 company-operated distribution centers located in key states such as Texas, California, Arizona, Florida, Maryland and Pennsylvania, which provides us with direct access to major HVAC sales regions in North America. For the year ended December 31, 2009, approximately 57% of our net sales were made through company-operated distribution centers and our direct sales force. Because we operate our company-operated distribution centers with a common look and feel and a standardized quality control process, we are able to deliver a consistently high level of service to our installing contractor customers (whom we refer to as dealers) with low overhead costs.

As of March 31, 2010, the balance of our products is sold through our network of over 185 independent distributors who operate over 785 locations throughout North America. Our independent distributors, many of which have multiple locations and most of which do not sell competing products, enable us to more fully serve other sales regions. We offer our independent distributors incentives to promote our brands, which allow them to provide dealers with our products at attractive prices while meeting their own profit targets. We believe that our growth is attributable to our strategy of providing quality, value-priced products through an extensive, growing and loyal distribution network. Our layered distribution strategy enables us to provide comprehensive coverage of major HVAC sales regions and easy access to our product for our installing dealers, which is a core principle of our value proposition.

As of March 31, 2010, we operated three manufacturing and assembly facilities in Texas, two in Tennessee, one in Arizona, one in Pennsylvania and one in Florida, totaling approximately two million square feet. In addition, we have a nearly one million square foot logistics center in Houston, Texas. These facilities and our hub-and-spoke distribution model allow us to provide enhanced availability and customer service to our installing dealers.

Recent developments

On May 7, 2010, Goodman Global Group, Inc. filed a registration statement on Form S-1 with the Securities and Exchange Commission relating to a proposed initial public offering of the common stock of Goodman Global Group, Inc. That registration statement has not yet become effective. If the initial public offering is completed in the manner currently contemplated, it is expected that some of the net proceeds to us from the offering may be used to repurchase debt, which may include the outstanding notes or the exchange notes. However, there can be no assurance when or whether such offering will occur or, if such offering occurs, what the terms of the offering will be or whether any of the outstanding notes or exchange notes will be so repurchased.

Corporate information

Goodman Global Group, Inc. (formerly Chill Holdings, Inc.) was incorporated under the laws of Delaware on October 15, 2007. Goodman Global, Inc. was incorporated under the laws of Delaware in 2004. On February 13, 2008, Chill Acquisition, Inc. merged with and into Goodman Global, Inc. with Goodman Global, Inc. continuing as the surviving corporation (the “2008 Acquisition”). As a result of the 2008 Acquisition, Goodman Global, Inc. became an indirect subsidiary of Goodman Global Group, Inc. Goodman Global, Inc. is a direct subsidiary of Chill Intermediate Holdings, Inc., which is a direct subsidiary of Goodman Global Group, Inc. Our principal executive offices are located at 5151 San Felipe, Suite 500, Houston, Texas 77056, and our telephone number is (713) 861-2500. Our website address is http://www.goodmanglobal.com. Information contained on or accessible through our website does not constitute a part of this prospectus.

Our products are predominantly marketed under the Goodman®, Amana® and Quietflex® brand names. The Amana trademark is controlled by Whirlpool Corporation (subsequent to its acquisition of Maytag Corporation), which markets appliances under the Amana brand name.

Market and industry data

Unless otherwise indicated, information contained in this prospectus concerning the heating, ventilation and air conditioning, or “HVAC,” industry or market refers to the residential and light commercial sector within the domestic HVAC industry (consisting of gas furnaces, package terminal units and compressor bearing units 5.4 tons in capacity and smaller). Unless otherwise indicated, information contained in this prospectus concerning the residential HVAC industry refers to the U.S. residential HVAC industry consisting of gas furnaces and compressor bearing units. Our general expectations concerning the HVAC industry and its segments, and our beliefs regarding market position and market share within the HVAC industry and its segments, are based on data from various third-party sources. The relevant data from each such provider are, in each case, the most recent data from such provider available to management, and management believes such data are reliable. In addition, this prospectus presents similar information based on management estimates. Such estimates are derived from third-party sources as well as data from our internal research and on assumptions made by us, based on such data and our knowledge of the HVAC industry, which we believe to be reasonable.

The exchange offer

In this prospectus, the term “outstanding notes” refers to the 11.500% Senior Discount Notes due 2014 issued in a private placement on December 16, 2009. The term “exchange notes” refers to the 11.500% Senior Discount Notes due 2014, as registered under the Securities Act of 1933, as amended (the “Securities Act”), offered by this prospectus. The term “notes” refers collectively to the outstanding notes and the exchange notes. On December 16, 2009, we issued $586,000,000 aggregate principal amount at maturity of outstanding notes.

General	In connection with the private placement, we entered into a registration rights agreement with the purchasers in which we agreed, among other things, to deliver this prospectus to you and to obtain the effectiveness of the registration statement on Form S-4 of which this prospectus is a part within 270 days after the date of original issuance of the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes, which are substantially identical to the outstanding notes except:

•	the exchange notes have been registered under the Securities Act;

•	the exchange notes are not entitled to any registration rights that are applicable to the outstanding notes under the registration rights agreement; and

•	the provisions of the registration rights agreement that provide for payment of additional amounts upon a registration default are no longer applicable.

The exchange offer	We are offering to exchange up to $586,000,000 aggregate principal amount at maturity of 11.500% Senior Discount Notes due 2014, which have been registered under the Securities Act for any and all of our outstanding 11.500% Senior Discount Notes due 2014.

Outstanding notes may be exchanged only in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Subject to the satisfaction or waiver of specified conditions, we will exchange the exchange notes for all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer.

Resale	Based on an interpretation by the staff of the Securities and Exchange Commission (the “SEC”) set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of distribution.”

Any holder of outstanding notes who:

•	is our affiliate;

•	does not acquire exchange notes in the ordinary course of its business; or

•	tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, on August , 2010, unless extended by us. We do not currently intend to extend the expiration of the exchange offer.

Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Conditions to the exchange offer	The exchange offer is subject to customary conditions, which we may waive. See “The exchange offer—Conditions to the exchange offer.”

Procedures for tendering outstanding notes	If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of such letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal.

By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes in violation of the provisions of the Securities Act;

•	you are acquiring the exchange notes in the ordinary course of your business; and

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special procedures for beneficial owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed delivery procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The exchange offer—Guaranteed delivery procedures.”

Effect on holders of outstanding notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no payments of additional amounts on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture, except we will not have any further obligation to you to provide for the exchange and registration of the outstanding notes under the registration rights agreement. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.

Consequences of failure to exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act or except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not intend to register the outstanding notes under the Securities Act, except as otherwise required by the registration rights agreement.

United States federal income tax consequences of the exchange offer	The exchange of outstanding notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Material U.S. federal income tax consequences—Exchange offer.”

Use of proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer. See “Use of proceeds.”

Exchange agent	Wells Fargo Bank, National Association is the exchange agent for the exchange offer. The addresses and telephone numbers of the exchange agent are set forth in the section captioned “The exchange offer—Exchange agent.”

The exchange notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the outstanding notes and the exchange notes. The exchange notes will have terms substantially identical to the outstanding notes, except that the exchange notes will be registered under the Securities Act and will not contain terms with respect to transfer restrictions, registration rights and additional payments upon a failure to fulfill certain of our obligations under the registration rights agreement.

Issuer	Goodman Global Group, Inc.

Securities offered	$586.0 million aggregate principal amount at maturity of 11.500% Senior Discount Notes due 2014.

Maturity	The exchange notes will mature on December 15, 2014.

Accretion	No interest will be payable on the exchange notes. The exchange notes will have an accreted value equal to the accreted value of the outstanding notes for which they are exchanged. The accreted value of the notes will increase as provided in the indenture until December 15, 2014 at a rate of 11.500% per annum such that the accreted value will be equal to the principal amount at maturity on December 15, 2014.

Ranking	The exchange notes will be the issuer’s senior unsecured obligations. However, the exchange notes will not be guaranteed by any of the issuer’s subsidiaries, and since the issuer conducts all of its business through its subsidiaries, the exchange notes will be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities (including trade payables) of the issuer’s subsidiaries, including the indebtedness and other obligations under Goodman Global, Inc.’s credit facilities and outstanding senior subordinated notes. The issuer currently has no other indebtedness for borrowed money.

As of March 31, 2010, the aggregate amount of indebtedness and other liabilities of the issuer’s subsidiaries was approximately $1,664.8 million (excluding outstanding and undrawn letters of credit in the amount of $33.5 million and unused commitments of $266.5 million under Goodman Global, Inc.’s revolving credit facility, of which $211.4 million was available under our borrowing base as of such date).

Guarantees	The exchange notes will not be guaranteed by any of our subsidiaries.

Optional redemption	We may, at our option, redeem some or all of the exchange notes for cash at any time at the applicable redemption price listed under “Description of notes—Optional redemption.”

Change of control offer	If we experience a change of control or we or any of our subsidiaries sell certain assets, we will be required to offer to purchase the notes at the prices set forth in “Description of notes—Repurchase at the option of holders—Change of control” and “Description of notes—Repurchase at the option of holders—Asset sales.”

Certain indenture provisions	The indenture governing the exchange notes will contain covenants limiting our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional debt or issue certain capital stock;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or repurchase or retire subordinated indebtedness;

•	make certain investments;

•	sell assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	permit restrictions on the ability of our subsidiaries to make distributions.

These covenants are subject to a number of important limitations and exceptions. See “Description of notes.” Certain of these covenants will cease to apply to the exchange notes during any period in which the exchange notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s.

No public market	The exchange notes are a new issue of securities, and there is currently no established trading market for the exchange notes. We do not intend to apply for a listing of the exchange notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes.

Risk Factors

You should carefully consider all the information in the prospectus prior to exchanging your outstanding notes. In particular, we urge you to carefully consider the factors set forth under the heading “Risk factors.”

Summary consolidated financial data

The following summary consolidated financial data should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus, as well as other financial information included elsewhere in this prospectus. The summary financial data below may not be indicative of our future financial condition or results of operations.

The combined information for the year ended December 31, 2008 is unaudited and represents an arithmetic combination of the financial information for the period January 1 to February 13, 2008 and the period February 14 to December 31, 2008, without adjustment. The consolidated statement of income data for the three months ended March 31, 2010 and 2009 and the consolidated balance sheet data as of March 31, 2010 have been derived from the unaudited historical consolidated financial statements of Goodman Global Group, Inc. included elsewhere in this prospectus. The consolidated statement of income data for the years ended December 31, 2009 and 2007 and the consolidated balance sheet data as of December 31, 2009 and 2008 have been derived from the audited historical consolidated financial statements of Goodman Global Group, Inc. included elsewhere in this prospectus. The consolidated statement of income data for the years ended December 31, 2006 and 2005 and the consolidated balance sheet data as of December 31, 2007, 2006 and 2005 have been derived from audited consolidated financial statements of Goodman Global, Inc. not included in this prospectus.

We refer to Goodman Global, Inc. prior to the 2008 Acquisition as “Predecessor,” and subsequent to the 2008 Acquisition, we refer to Goodman Global Group, Inc. as “Successor.”

	Predecessor			Combined	Successor
	Years ended December 31,			Year ended December 31, 2008	Year ended December 31, 2009	Three months ended March 31,
(in thousands)	2005	2006	2007			2009	2010
Consolidated statement of income data:
Sales, net (1)	$1,565,406	$1,794,753	$1,935,690	$1,877,366	$1,851,186	$318,235	$388,781
Cost of goods sold	1,243,408	1,374,774	1,462,776	1,434,827	1,290,747	245,750	271,860
Selling, general and administrative expenses	170,077	205,894	210,613	209,821	236,231	50,004	56,148
Acquisition related expenses	—	—	—	42,939	—	—	—
Depreciation and amortization expense	37,717	32,641	35,119	48,748	48,435	12,368	11,970

Operating profit	114,204	181,444	227,182	141,031	275,773	10,113	48,803
Interest expense, net	74,213	77,825	68,378	191,792	136,831	38,126	42,495
Other (income) expense, net	(706)	5,264	(2,752)	1,207	(19,642)	439	(164)

Earnings (losses) before income taxes	40,697	98,355	161,556	(51,968)	158,584	(28,452)	6,472
Provision for (benefit from) income taxes	15,817	34,188	60,177	(12,222)	58,870	(11,091)	2,721

Net income (loss)	$24,880	$64,167	$101,379	$(39,746)	$99,714	$(17,361)	$3,751

	Predecessor			Combined	Successor
	Years ended December 31,			Year ended December 31, 2008	Year ended December 31, 2009	Three months ended March 31,
(in thousands, except for ratios)	2005	2006	2007			2009	2010
Other financial data:
Capital expenditures	$28,806	$39,383	$26,416	$21,612	$20,209	$6,123	$4,212
Cash dividends	—	—	—	—	409,538	—	3,508
Ratio of earnings to fixed charges(2)	1.5x	2.2x	3.2x	0.7x	2.1x	0.3x	1.1x

	Predecessor			Successor
	As of December 31,					As of March 31, 2010
(in thousands)	2005	2006	2007	2008	2009
Consolidated balance sheet data (at period end):
Cash and cash equivalents	$23,779	$11,569	$18,955	$144,118	$57,438	$60,303
Total assets	1,621,537	1,623,971	1,567,617	3,075,745	3,007,506	2,996,015
Total debt	961,375	838,050	655,425	1,347,526	1,482,683	1,494,863
Redeemable common stock	—	—	—	37,095	38,578	59,722
Redeemable preferred stock	225,570	—	—	—	—	—
Shareholders’ equity	107,815	521,085	622,106	1,225,202	965,378	952,236

(1)	Sales are presented net of certain rebates paid to customers. See “Management’s discussion and analysis of financial condition and results of operations” and the notes to our audited financial statements appearing elsewhere in this prospectus.
(2)	For purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income before taxes less capitalized interest, plus amortization of capitalized interest and fixed charges. “Fixed charges” include interest expense (including amortization of debt issuance costs), capitalized interest, and the portion of operating rental expense which management believes is representative of the interest component of rent expense.

Risk factors

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus, including our consolidated financial statements and related notes, before deciding to tender your outstanding notes in the exchange offer. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, the trading price of the notes could decline or we may not be able to make payments of interest and principal on the notes, and you may lose all or part of your original investment.

Risks relating to the exchange offer, the notes and our indebtedness

If you do not exchange your outstanding notes in the exchange offer, the transfer restrictions currently applicable to your outstanding notes will remain in force, and the market price of your outstanding notes could decline.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Prospectus summary—The exchange offer” and “The exchange offer” for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offer will reduce the aggregate principal amount of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the outstanding notes due to a reduction in liquidity. In addition, if you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to exchange your outstanding notes for exchange notes registered under the Securities Act, and you will no longer be entitled to have your outstanding notes registered for resale under the Securities Act.

Our substantial indebtedness could adversely affect our financial condition, our ability to operate our business, react to changes in the economy or our industry and pay our debts and could divert our cash flow from operations for debt payments.

We now have, and will continue to have, a significant amount of indebtedness for the foreseeable future. This indebtedness exposes us to risks that some of our primary competitors, with less outstanding indebtedness, do not face. On March 31, 2010, we had $1,494.9 million of indebtedness, net of original issue discount of $29.5 million, excluding $33.5 million of outstanding and undrawn letters of credit and up to $266.5 million of additional indebtedness that may be borrowed under the terms and conditions of our revolving credit facility, of which $211.4 million was available under our borrowing base as of such date. See “Management’s discussion and analysis of financial condition and results of operations—Liquidity, capital resources and off-balance sheet arrangements.”

Our substantial indebtedness could have important consequences to our business, including:

•	making it more difficult for us to satisfy our obligations with respect to our outstanding notes and other indebtedness;

•	increasing our vulnerability to general adverse economic and industry conditions;

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requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby limiting cash flow available to fund our working capital, capital expenditures or other general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry and making us more vulnerable to economic downturns and adverse industry conditions;

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compromising our ability to capitalize on business opportunities and to react to competitive pressures, as compared to our competitors, due to our high level of debt and the restrictive covenants in some of our debt agreements; and

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, other general corporate requirements and acquisitions.

A substantial portion of our indebtedness bears interest at rates that fluctuate with changes in certain prevailing interest rates including the prime rate. A 1% increase or decrease in the overall interest rate would have resulted in approximately a $0.7 million ($0.4 million, net of tax) increase or decrease in our interest expense in the three months ended March 31, 2010 on our variable rate indebtedness. If interest rates increase dramatically, we may be unable to meet our debt service obligations. For the three months ended March 31, 2010, we had entered into two interest rate swaps, one with a notional amount of $200.0 million, which expired in March 2010, and another with a notional amount of $300.0 million, which expires in March 2011. We are not under any obligation to maintain or renew such arrangements or to enter into additional arrangements, and any such arrangements may not be as effective as we expect in mitigating our exposure to interest rate fluctuations.

Despite current indebtedness levels, we and our subsidiaries may incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the agreements governing our debt instruments contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. If we incur additional debt above the levels currently in effect, the risks associated with our leverage, including those described above, would increase. As of March 31, 2010, we had $266.5 million of undrawn commitments under our revolving credit facility (of which $211.4 million was available under our borrowing base as of such date).

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance. This, to a certain extent, is subject to prevailing economic and competitive conditions and to certain financial, business, regulatory and other factors beyond our control. Our business may not generate sufficient cash flow from operations, and future borrowings may not be available to us under the revolving credit agreement in an amount sufficient to enable us to service our debt or to fund our other liquidity needs. If we are unable to meet our debt obligations or fund our other liquidity needs, we may need to restructure or refinance all or a portion of our debt or sell certain of our assets on or before the maturity of our debt. We may not be able to restructure or refinance any of our debt on commercially reasonable terms, or at all, which could cause us to default on our debt obligations and impair our liquidity. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants that could further restrict our business operations.

In addition, if our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets or seek additional capital. These alternative measures may not be available to us, may not be successful and may not permit us to meet our scheduled debt service obligations, which could result in substantial liquidity problems. The senior secured credit facilities, senior subordinated notes and senior discount notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

The agreements governing our indebtedness contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our and certain of our subsidiaries’ ability to, among other things:

•	incur additional debt or issue certain capital stock;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	permit restrictions on the ability of our subsidiaries to make distributions.

In addition, under the revolving credit agreement, when (and for as long as) the combined availability under the revolving credit agreement is less than a specified amount for a certain period of time, or if a payment or bankruptcy event of default has occurred and is continuing, funds deposited into any of our depository accounts will be transferred on a daily basis into a blocked account with the administrative agent and applied to prepay loans under the revolving credit agreement and to cash collateralize letters of credit issued thereunder.

Under the senior secured credit facilities, we will also be required to satisfy and maintain specified financial ratios. Our ability to meet those financial ratios can be affected by events beyond our control, and there can be no assurance that we will meet those ratios.

The failure to comply with any of these covenants would cause a default under our debt instruments. A default, if not waived, could result in acceleration of the outstanding indebtedness under such debt instruments, in which case such indebtedness would become immediately due and payable. In addition, a default or acceleration under certain of our debt instruments could result in a default or acceleration of other indebtedness as a result of cross-default or cross-acceleration provisions. If any default occurs, we may not be able to pay our debt or borrow sufficient funds to refinance it. This could result in bankruptcy proceedings. Even if new financing is available, it may not be available on terms that are acceptable to us. Complying with these covenants may cause us to take actions that we otherwise would not take or not take actions that we otherwise would take.

The notes will be effectively subordinated to all indebtedness and other liabilities of subsidiaries of Goodman Global Group, Inc.

Goodman Global Group, Inc., the issuer of the notes, is a holding company with no business operations or assets of its own. We conduct all of our operations through, and derive all of our revenue and cash flow from, subsidiaries of the issuer. None of the subsidiaries will guarantee the notes. Creditors of subsidiaries (including trade creditors) will therefore generally be entitled to payment from the assets of subsidiaries before those assets can be distributed to the issuer. As a result, claims of holders of the notes will be effectively subordinated to the claims of creditors of subsidiaries of the issuer, including trade creditors. All obligations of subsidiaries of the issuer, including those under the senior secured credit facilities and the senior subordinated notes, will have to be satisfied before any of the assets of those subsidiaries would be available for distribution, upon a liquidation or otherwise, to the issuer or its creditors, including the holders of the notes.

As of March 31, 2010, the aggregate amount of indebtedness and other liabilities of the issuer’s subsidiaries was approximately $1,664.8 million (excluding outstanding and undrawn letters of credit in the amount of $33.5 million and unused commitments of $266.5 million under Goodman Global, Inc.’s revolving credit facility, of which $211.4 million was available under our borrowing base as of such date). We cannot assure you that if the subsidiaries had their debt accelerated they would be able to repay such indebtedness and such other liabilities. We also cannot assure you that the subsidiaries’ assets will be sufficient to fully repay the notes and our other indebtedness. See “Description of other indebtedness.”

We may not have access to the cash flow and other assets of our subsidiaries that may be needed to repay the notes.

Because we conduct all of our business operations through subsidiaries of the issuer, the issuer will be dependent on those subsidiaries to make funds available to it to repay the notes. However, subsidiaries of the issuer have no obligations to make such funds available to the issuer for payments on the notes, and the terms of the subsidiaries’ indebtedness and other liabilities, including the senior secured credit facilities and the senior subordinated notes, restrict the subsidiaries’ ability to pay dividends or otherwise transfer assets to the issuer. See “Description of other indebtedness.” Because of these restrictions, it is likely that to repay the notes at maturity (or earlier if the maturity thereof is accelerated) or repurchase the notes upon a change of control under the terms of the indenture governing the notes, the issuer will have to refinance the notes, raise equity or seek other alternatives. Furthermore, subsidiaries of the issuer will be permitted under the terms of the indenture governing the notes to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to the issuer. We cannot assure you that the agreements governing the current and future indebtedness of the subsidiaries will permit those subsidiaries to provide the issuer with sufficient dividends, distributions or loans to fund payments on the notes when due.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under the senior secured credit facilities and senior subordinated notes, that is not waived by the required lenders or holders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal and premium, if any, on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal and premium, if any, on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants governing the senior secured credit facilities and senior subordinated notes), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default,

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the holders of such indebtedness may be able to cause all of our available cash flow to be used to pay such indebtedness and, in any event, could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•	the lenders under the senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to obtain waivers from the required lenders under the senior secured credit facilities to avoid being in default. If we breach the covenants under the senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the senior secured credit facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their accreted value. The source of funds for any such purchase of the notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Further, contractual restrictions under the terms of the senior secured credit facilities and senior subordinated notes may prevent us from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the notes unless we are able to refinance or to obtain waivers under the senior secured credit facilities and senior subordinated notes. Our failure to repurchase the notes upon a change of control would cause a default under the indenture governing the notes.

There is no established trading market for the notes. If a trading market for the notes does not develop, you may not be able to resell the notes quickly or at all.

The notes are a new class of securities for which there currently is no established market, and we cannot assure you that any active or liquid trading market will develop for these notes. We do not intend to apply for listing of the notes on any securities exchange or on any automated dealer quotation system. If a market for the notes were to develop, many factors could impact the prices at which the notes could trade, including, among other things:

•	changes in the overall market for high yield securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes; and

•	prevailing interest rates.

In addition, the market for non-investment grade debt has been historically subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes offered hereby. The market for the notes, if any, may be subject to similar disruptions. Any such disruption could adversely affect the value of the notes.

The trading price of the notes may be volatile.

The trading price of the notes could be subject to significant fluctuation in response to, among other factors, changes in our operating results, interest rates, the market for non-investment grade securities, general economic conditions and securities analysts’ recommendations, if any, regarding our securities.

You will be required to pay U.S. federal income tax as interest accrues on the notes even though we will not pay cash interest.

The notes were initially offered at a discount, and no interest payments will be made on the notes. Consequently, the notes will be treated as issued with original issue discount for U.S. federal income tax purposes, and U.S. holders will be required to include the original issue discount in gross income on a constant yield to maturity basis, in advance of the receipt of cash attributable to that income. See “Material U.S. federal income tax consequences.”

Your claim in bankruptcy would be limited to the adjusted issue price of the notes at the time of filing.

The aggregate principal amount at maturity of the notes is $586.0 million. However, since the issue price of the notes is less than the principal amount thereof, in the event of a bankruptcy or reorganization proceedings, your claim on the notes may be limited to the accreted value of the notes through the date that the bankruptcy petition was filed. The excess of the principal amount at maturity of the notes over their accreted value may be deemed to be unaccrued interest, and you would be unable to collect on any portion of that amount.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the notes, if any, could cause the liquidity or market value of the notes to decline.

The notes have been rated by rating agencies. A rating is not a recommendation to purchase, sell or hold the notes. We cannot assure you that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. Any lowering or withdrawal of a rating by a rating agency could reduce the liquidity or market value of the notes.

Because all of the net proceeds from the offering of the notes were distributed to our equity holders, a court could deem the obligations evidenced by the notes to be a fraudulent conveyance.

All of the net proceeds from the private offering of the outstanding notes were distributed to our equity holders. The incurrence of the indebtedness evidenced by the outstanding notes and the making of the distribution are subject to review under relevant state and federal fraudulent conveyance statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of our creditors. Under these statutes, if a court were to find at the time the outstanding notes were issued that we:

•	were insolvent or rendered insolvent by reason of such incurrence;

•	were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

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intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they mature (as all of the foregoing terms are defined or interpreted under the relevant fraudulent transfer or conveyance statutes);

the court could void or subordinate the obligations evidenced by the outstanding notes in favor of our other obligations. To the extent that the outstanding notes are subject to being voided or subordinated in favor of our other obligations, there is a risk that the exchange notes could be similarly voided or subordinated in favor of our other obligations.

The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a company would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We believe that, after giving effect to the private offering in which the outstanding notes were issued and the distribution to our equity holders of the net proceeds therefrom, and after giving effect to the issuance of exchange notes in this exchange offer, we will not be insolvent, will not have unreasonably small capital for our business and will not have incurred debts beyond our ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

The interests of our controlling stockholders may differ from the interests of the holders of our outstanding debt.

As of March 31, 2010, Hellman & Friedman LLC (“H&F”) and its affiliates owned, in the aggregate, approximately 87% of our common stock. In addition, H&F and its affiliates, by virtue of their ownership of our common stock and their voting rights under a stockholders agreement, control the vote in connection with substantially all matters subject to stockholder approval. As a result of this ownership and the terms of a stockholders agreement, H&F is entitled to elect directors with majority voting power on our board of directors, to appoint new management and to approve actions requiring the approval of the holders of our outstanding voting shares as a single class, including adopting most amendments to our certificate of incorporation and approving mergers or sales of all or substantially all of our assets.

The interests of H&F and its affiliates may differ from yours in material respects. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of H&F and its affiliates, as equity holders, might conflict with interests of a note holder. H&F and its affiliates may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investments, even though such transactions might involve risks to a note holder, including the incurrence of additional indebtedness. Additionally, certain agreements governing our debt permit us to pay certain advisory fees, dividends or make other restricted payments under certain circumstances, and H&F may have an interest in our doing so.

H&F and its affiliates are in the business of making investments in companies and may, from time to time in the future, acquire interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. You should consider that the interests of H&F and its affiliates may differ from yours in material respects.

We expect to be a “controlled company” within the meaning of the listing standards of the New York Stock Exchange and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements.

If we undertake the potential initial public offering described in “Prospectus summary—Recent developments” (and there can be no assurance when or whether such offering will occur or, if such offering occurs, what the terms of the offering will be or whether any of the outstanding notes or exchange notes will be repurchased with our proceeds from such offering), investment funds associated with or designated by H&F would likely continue to beneficially own more than 50% of our common stock and voting power. Because affiliates of H&F would likely own more than 50% of the voting power of Goodman Global Group, Inc. after giving effect to such potential initial public offering, we would be considered a “controlled company” for the purpose of the New York Stock Exchange listing requirements. As such, we may elect not to comply with certain corporate governance requirements of the New York Stock Exchange that: (1) a majority of the board of directors consist of independent directors, (2) we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Following the potential public offering, if it occurs, we intend to utilize these exemptions. As a result, we may not have a majority of independent directors, and we may not have a compensation committee and a nominating and corporate governance committee consisting entirely of independent directors. See “Management—Controlled company exception.” Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the New York Stock Exchange.

Risks relating to our business

Our business has been, and may continue to be, adversely impacted by conditions affecting the U.S. economy.

Our business is affected by a number of economic factors, including the level of economic activity in the markets in which we operate. Throughout 2008 and 2009, the decline in economic activity in the United States affected our business, financial condition and results of operations. Sales in the residential and commercial new construction market correlate closely to the number of new homes and buildings that are built, which in turn is influenced by factors such as interest rates, inflation or deflation, consumers’ spending habits, employment rates and other macroeconomic factors over which we have no control. Declining economic activity as a result of these factors resulted in a reduction in new construction and replacement purchases, which has affected, and may continue to affect, our sales volume and profitability. For example, we believe that U.S. residential and light commercial HVAC industry unit volumes declined approximately 28% from 2006 to 2009.

The volatility and disruption of the capital and credit markets and adverse changes in the U.S. and global economy may negatively impact our ability, and the ability of our customers, to access financing and may impede our internal growth.

In late 2007, 2008 and early 2009, the capital and credit markets experienced volatility and disruption at unprecedented levels. Significant declines in the housing market during that period, coupled with falling home prices, increasing foreclosures and high levels of unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. These write-downs have caused many financial institutions to seek government assistance and additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Many lenders and institutional investors have reduced, and in some cases ceased to provide, funding to borrowers, including other financial institutions. These disruptions in the financial markets may not only impact our liquidity but that of our suppliers, our independent distributors and our customers. If these market disruptions re-emerge, our business, financial condition, results of operations and cash flows could be adversely affected.

Changes in weather patterns and seasonal fluctuations may adversely affect our operating results.

Weather fluctuations may adversely affect our operating results and our ability to maintain our sales volume. Our operations may be adversely affected by unseasonably warm weather in the months of November to February and unseasonably cool weather in the months of May to August, which has the effect of diminishing customer demand for heating, ventilation and air conditioning systems and decreasing our sales volumes. Many of our operating expenses cannot be easily reduced during periods of decreased demand for our products. Accordingly, our results of operations will be negatively impacted in quarters with lower sales due to such weather fluctuations. In addition, our sales volumes and operating results in certain regions can be negatively impacted during inclement weather conditions in these regions.

In addition, our quarterly results may vary significantly within the fiscal year. Although there is demand for our products throughout the year, in each of the past three fiscal years between 58% and 60% of our total sales occurred in the second and third quarters of the fiscal year. Our peak production also typically occurs in the second and the third quarters of the fiscal year. Therefore, quarterly comparisons of our sales and operating results should not be relied upon as an indication of future performance, and the results of any quarterly period may not be indicative of expected results for a full year.

If we fail to improve our existing products or develop new products, or if our competitors develop products that are superior to ours, our competitiveness in the marketplace, financial condition, results of operations and cash flows may be adversely affected.

Product innovation and new product development are important to maintaining the competitive position of our business and growing our sales and profit margins. Company-sponsored research and development expenses were $3.1 million for the three months ended March 31, 2010 and $11.2 million, $10.5 million and $9.1 million for the years ended December 31, 2009, 2008 and 2007, respectively. We intend to continue to conduct research and development activities as a means of improving existing products and developing new products. However, there can be no assurance that we will be able to improve existing products or develop new products on a cost-effective and timely basis or at all, that such products will compete favorably with products developed by our competitors, or that our existing technology will not be superseded by other technological developments that may be utilized by our competitors. If we fail to improve existing products or develop new products, or our competitors develop products that are superior to ours, we could experience lower revenues or lower profit margins, which could have an adverse effect on our competitiveness in the marketplace, business, financial condition, results of operations and cash flows.

Increased competition, as well as consolidation among independent distributors, may reduce our market share and our future sales.

The production and sale of HVAC equipment by manufacturers is highly competitive. We believe the top six domestic manufacturers (including us) represented approximately 90% of the unit sales in the U.S. residential and light commercial HVAC market in 2008. We believe our four largest competitors in this market are Carrier Corporation (a division of United Technologies Corporation), Trane Inc. (a wholly-owned subsidiary of Ingersoll-Rand Company Limited), Lennox International, Inc. and Rheem Manufacturing Company. Several of our competitors may have greater financial and other resources than we have. A number of factors affect competition in the HVAC industry, including an increasing emphasis on the development of more efficient HVAC products. Existing and future competitive pressures may materially and adversely affect our business, financial condition or results of operations, including pricing pressure if our competitors improve their cost structure. In addition, our company-operated distribution centers face competition from independent distributors and dealers owned by our competitors, some of whom may be able to provide their products or services at lower prices than we can. We may not be able to compete successfully against current and future competition, and current and future competitive pressures faced by us may adversely affect our profitability and performance.

There are several companies that have recently sought to purchase, or have purchased, independent distributors and dealers and consolidate them into large enterprises. These consolidated enterprises may be able to exert pressure on us to reduce prices. Additionally, these new enterprises tend to emphasize their company name, rather than the brand of the manufacturer, in their promotional activities, which could lead to dilution of the importance and value of our brand names. Future price reductions and any brand dilution caused by the consolidation among HVAC distributors and dealers could have an adverse effect on our business, financial condition and results of operations.

Significant fluctuations in the cost of raw materials and components have reduced, and may in the future reduce, our operating margins. In addition, a decline in our relationships with key suppliers may have an adverse effect on our business, financial condition or results of operations.

Our operations depend on the supply of various raw materials and components, including copper, aluminum, steel, refrigerants, motors and compressors, from domestic and foreign suppliers. We do not enter into long-term supply contracts for many of our raw materials and component requirements. As a result, our suppliers may discontinue providing products to us at attractive prices, and we may be unable to obtain such products in the future from these or other providers on the scale and within the time frames we require. For example, our purchases of raw materials and components from international suppliers are subject to risks associated with changes in, and application of, laws, regulations and policies, including those related to tariffs (such as anti-dumping and countervailing duties) and other trade barriers. If a key supplier were unable or unwilling to meet our supply requirements, we could experience supply interruptions and cost increases which (to the extent that we are not able to find alternate suppliers or pass on these additional costs to our customers) could adversely affect our business, financial condition or results of operations. To the extent that any of our suppliers experiences a shortage of components that we purchase, we may not receive shipments of those components and, if we were unable to obtain substitute components on a timely basis, our production would be impaired.

Between 2004 and 2008, commodity prices rose significantly to levels well above prices seen in the prior decade. To help address the rise in commodity costs, we implemented price increases in 2006 and 2008 on the majority of our products. A further increase in commodity prices could have a material adverse effect on our results of operations. We may not be able to increase the prices of our products further or reduce our costs to offset the higher commodity prices.

We are subject to price risk as it relates to our principal raw materials: copper, aluminum and steel. Cost variability of raw materials can have a material impact on our results of operations. To create stability in the cost of major raw material commodities, such as copper and aluminum used in the manufacturing process, we have entered into and intend to continue to enter into commodity derivative arrangements. Maturity dates of the contracts are scheduled to occur at various times in 2010 and 2011 with respect to the various commodities. With respect to any given commodity, the maturities of our derivative arrangements may not be sufficiently long term to protect us from fluctuations in market prices. Cash proceeds or payments between the derivative counter-party and us at maturity of the contracts are recognized as an adjustment to the cost of the commodity purchased, to the extent the hedge is effective. For the three months ended March 31, 2010 and the year ended December 31, 2009, we reclassified from accumulated other comprehensive income to cost of goods sold a gain of $3.7 million and a loss of $46.2 million, respectively, related to the maturity of our derivative arrangements. Charges or credits resulting from ineffective hedges are recognized in income immediately. For the three months ended March 31, 2010 and the year ended December 31, 2009, we recognized other income of $0.1 million and other expense of $0.5 million, respectively, related to ineffective hedges. A 10% change in the price of commodities hedged would change the fair value of the hedge contracts by approximately $12.6 million and $8.8 million as of March 31, 2010 and December 31, 2009, respectively. Our efforts to mitigate rising raw materials costs could adversely affect our results of operations if commodity prices were to unexpectedly decline.

We continue to monitor and evaluate the prices of our principal raw materials and may decide to enter into additional hedging contracts in the future.

Any determination that a significant impairment of the value of our intangible assets or long-lived assets has occurred could have a material adverse effect on our consolidated financial condition and results of operations.

As a result of the 2008 Acquisition, goodwill and other acquired intangible assets represent a substantial portion of our assets. Goodwill was approximately $1.4 billion and other identifiable intangible assets were approximately $777.2 million as of March 31, 2010. We also have long-lived assets consisting of property and equipment, net of depreciation, of $166.7 million as of March 31, 2010. We review these assets both on a periodic basis as well as when events or circumstances indicate that the carrying amount of an asset may not be recoverable. Any future determination that an impairment of the fair value of our goodwill, unamortized intangible assets or long-lived assets has occurred would require us to write-down the impaired portion of those assets to fair value, which would reduce our assets and stockholders’ equity and could have a material adverse effect on our business, financial condition and results of operations.

A decline in our relations with our key distributors may adversely affect our business.

Our operations also depend upon our ability to maintain our relationships with our independent distributors. While we generally enter into contracts with our independent distributors, these contracts typically last for two years and can be terminated by either party upon 30 days’ notice. If our key distributors are unwilling to continue to sell our products or if our key distributors merge with or are purchased by a competitor, we could experience a decline in sales. If we are unable to replace such distributors or otherwise replace the resulting loss of sales, our business and results of operations could be adversely affected. For 2008 and 2009, approximately 45% and 43%, respectively, of our net sales were made through our independent distributors.

Design or manufacturing defects in our products could result in material liabilities associated with product recalls or reworks.

In the event that we produce a product that is alleged to contain a design or manufacturing defect, we could be required to incur costs involved to recall or rework that product. The costs required to recall or rework any defective products could be material, which may have a material adverse effect on our business. Any recalls or reworks may adversely affect our reputation as a manufacturer of quality, safe products and could have a material adverse effect on our business, financial condition and results of operations.

We may incur material costs as a result of product liability or warranty claims that would negatively affect our profitability.

The development, manufacture, sale and use of our products involve a risk of product liability and warranty claims, including personal injury and property damage arising from fire, soot, mold and carbon monoxide. We currently carry insurance and maintain reserves for potential product liability claims. However, our insurance coverage or reserves may be inadequate if such claims arise and any liability not covered by insurance could have a material adverse effect on our business. Moreover, our insurance premiums may increase in the future as a consequence of conditions in the insurance business generally or our situation in particular. Any such increase could result in lower profits or cause the need to reduce our insurance coverage. Any product liability claim may also include the imposition of punitive damages, the award of which, pursuant to certain state laws, may not be covered by insurance. Our product liability insurance policies have limits that if exceeded, may result in material costs that would have an adverse effect on our future profitability. In addition, warranty claims are not covered by our product liability insurance. Any product liability or warranty issues may adversely affect our reputation as a manufacturer of safe, quality products and could have a material adverse effect on our business, financial condition and results of operations.

Our financial results or liquidity may be adversely impacted by higher than expected tax rates or exposure to additional income tax liabilities.

Our effective tax rate is highly dependent upon the geographic composition of our earnings and tax regulations governing each region. We are subject to income taxes in multiple jurisdictions within the United States and Canada, and significant judgment is required to determine our tax liabilities. Our effective tax rate as well as the actual tax ultimately payable could be adversely affected by changes in the split of earnings between jurisdictions with differing statutory tax rates, in the valuation of deferred tax assets, in tax laws or by material audit assessments, which could affect our profitability. In particular, the carrying value of deferred tax assets, which are predominantly in the United States, is dependent on our ability to generate future taxable income in the United States. In addition, the amount of income taxes we pay is subject to ongoing audits in various jurisdictions, and a material assessment by a governing tax authority could affect our profitability.

We adopted the provisions of Financial Accounting Standards Board (“FASB”) accounting standards that, among other things, require companies to recognize the tax benefits of uncertain positions only when the position is “more likely than not” to be sustained assuming examination by tax authorities. The amount recognized represents the largest amount of tax benefit that is more likely than not to be ultimately realized. A liability is recognized for any benefit claimed, or expected to be claimed, in a tax return in excess of the benefit recorded in the financial statements, along with any interest and penalty (if applicable) on the excess. At March 31, 2010, we had established a $56.5 million liability in respect of such unrecognized tax benefits, of which $4.7 million would impact the effective tax rate at recognition. We may be required to make cash payments in respect of taxes (and interest thereon) in respect of such unrecognized tax benefit. While we do not expect any such payments to have a material impact on our results of operations due to the liability we have already recognized, any such payments could impact our liquidity at the time they are made.

In April 2010, Goodman Global, Inc. and its consolidated subsidiaries received two Notices of Proposed Adjustment from the Department of Treasury—Internal Revenue Service covering its consolidated return for the period January 1 through February 13, 2008. The proposed adjustments disallow as non-recoverable costs deductions for certain expenses related to the 2008 Acquisition and would increase income taxes by approximately $11.5 million plus interest, which would be recorded as a charge to income tax expense. At this time, the IRS has not concluded its review of Goodman Global, Inc.’s consolidated returns for the years ended December 31, 2006 and 2007 and the period January 1 to February 13, 2008.

The costs of complying with, or addressing liabilities under, laws relating to the protection of the environment and human health and safety may be significant.

We are subject to extensive, evolving and often stringent international, federal, state, provincial, municipal and local laws and regulations relating to the protection of human health and the environment, including those limiting the discharge of pollutants into the environment and those regulating the treatment, storage, disposal and remediation of, and exposure to, solid and hazardous wastes and hazardous materials. Certain environmental laws and regulations impose liability on potentially responsible parties, including past and present owners and operators of sites, to clean up, or contribute to the cost of cleaning up, sites at which hazardous wastes or materials were disposed of or released. Such liability may be imposed without regard to fault and whether or not the responsible party knew of the condition. In addition, the liability may be joint and several, which could result in a party paying for more than its fair share. We are currently, and may in the future be, required to incur costs relating to the investigation or remediation of such sites, or sites owned or operated by third parties where we have, or may have, disposed of our waste. See “Business—Regulation.”

Many applicable environmental laws and regulations provide for substantial fines or civil or criminal sanctions for violations. We incur expenses to maintain such compliance and it is possible that more stringent environmental laws and regulations, more vigorous enforcement or a new interpretation of existing laws and regulations could require us to incur additional costs and penalties. Further, existing or future circumstances, such as the discovery of new or materially different environmental conditions, could cause us to incur unanticipated costs that could have a material adverse effect on our business, financial condition and results of operations.

We are also subject to various laws and regulations relating to health and safety and expect to continue to make capital expenditures at our facilities to improve worker health and safety. Expenditures at our facilities to maintain compliance with the Occupational Safety and Health Administration, or “OSHA,” standards could be significant, and we may become subject to liabilities relating to worker health and safety at our facilities in the future. In addition, future inspections at our facilities may result in enforcement actions by OSHA.

Our products are also subject to international, federal, state, provincial and local laws and regulations. We are required to maintain our products in compliance with applicable current laws and regulations, and any changes which affect our current or future products could have a negative impact on our business and could result in additional compliance costs. For example, effective January 23, 2006, U.S. federal regulations mandated an increase in the minimum seasonal energy efficiency ratio, or “SEER,” from 10 to 13 for central air conditioners and heat pumps manufactured in the United States. On November 19, 2007, the U.S. Department of Energy, or “DOE,” issued new regulations increasing the minimum annual fuel utilization efficiency, or “AFUE,” for several types of residential furnaces. These regulations apply to furnaces manufactured for sale in the U.S. or imported into the United States on and after November 19, 2015. On December 19, 2007, federal legislation was enacted authorizing the DOE to study the establishment of regional efficiency standards for furnaces and air conditioners. In April 2010, the DOE held a public hearing to consider a proposed rule amending the current AFUE for furnaces and establishing two regions for regulatory purposes. The DOE is expected to issue a final rule establishing regional standards by May 1, 2011. The required efficiency levels for our products may be further increased in the future by the relevant regulatory authorities. Any future changes in required efficiency levels or other government regulations could adversely affect our industry, business, financial condition and results of operations.

Labor disputes with our employees could interrupt our operations and adversely affect our business.

We negotiated a three year collective bargaining agreement with the International Association of Machinists and Aerospace Workers, or the union, that was ratified by the union membership on December 5, 2009. As of March 31, 2010, the union represented approximately 23% of our employees, and this agreement covers all hourly employees at our manufacturing facility in Fayetteville, Tennessee. If we are unable to successfully negotiate acceptable terms with the union when the current agreement expires, our operating costs could increase as a result of higher wages or benefits paid to union members, or if we fail to reach an agreement with the union, our operations could be disrupted. Either event could have a material adverse effect on our business. In addition, there have been in the past, and may be in the future, attempts to unionize our non-union facilities. If employees at our non-union facilities unionize in the future, our operating costs could increase.

Our business operations could be significantly disrupted if we lose members of our management team.

Our success depends to a significant degree upon the continued contributions of our executive officers and key employees, both individually and as a group. For example, we have longstanding relationships with most of our independent distributors. In many cases, these relationships have been formed over a period of years through personal networks involving our key personnel. The loss of these personnel could potentially disrupt these longstanding relationships and adversely affect our business. We have employment-related agreements with ten members of our senior management. Our future performance will be substantially dependent on our ability to retain and motivate our management. The loss of the services of any of our executive officers or key employees could prevent us from executing our business strategy.

We may be adversely affected by any natural or man-made disruptions to our distribution and manufacturing facilities.

We are a manufacturing company that is heavily dependent on our manufacturing and distribution facilities in order to maintain our business and remain competitive. Any serious disruption to a significant portion of our distribution or manufacturing facilities resulting from fire, earthquake, weather-related events, an act of terrorism or any other cause could materially impair our ability to manufacture and distribute our products to customers. Moreover, we could incur significantly higher costs and longer lead times associated with manufacturing or distributing our products to our customers during the time that it takes for us to reopen or replace damaged facilities. Many of our facilities are located at or near Houston, Texas, which is in close proximity to the Gulf of Mexico. This region is particularly susceptible to natural disruptions, as evidenced by hurricane activity in recent years. If any of these events were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected.

If we are unable to access funds generated by our subsidiaries we may not be able to meet our financial obligations.

Because we conduct our operations through our subsidiaries, we depend on those entities for dividends, distributions and other payments to generate the funds necessary to meet our financial obligations. Legal and contractual restrictions in certain agreements governing current and future indebtedness of our subsidiaries, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. See “Management’s discussion and analysis of financial condition and results of operations—Long term debt.” All of our subsidiaries are separate and independent legal entities and have no obligation whatsoever to pay any dividends, distributions or other payments to us.

Our business operations could be negatively impacted if we fail to adequately protect our intellectual property rights or if third parties claim that we are in violation of their intellectual property rights.

Our products are marketed primarily under the Goodman®, Amana® and Quietflex® brand names and, as such, we are dependent on those brand names. Failure to protect these brand names and other intellectual property rights or prevent their unauthorized use by third parties could adversely affect our business. We seek to protect our intellectual property rights through a combination of patent, trademark, copyright and trade secret laws, as well as licensing and confidentiality agreements. These protections may not be adequate to prevent competitors from copying or reverse engineering our products, or from developing and marketing products that are substantially equivalent to or superior to our own. In addition, we face the risk of claims that we are infringing third parties’ intellectual property rights. Any such claim, even if it is without merit, could be expensive and time-consuming; could cause us to cease making, using or selling certain products that incorporate the disputed intellectual property; could require us to redesign our products, if feasible; could divert management time and attention; and could require us to enter into costly royalty or licensing arrangements.

The requirements of being a public company may strain our resources, distract management and increase our expenses.

After the consummation of this offering, we will need to comply with new laws, regulations and requirements, including certain provisions of the Securities Exchange Act of 1934, or the “Exchange Act,” the related regulations of the Securities and Exchange Commission and the requirements of any stock exchange on which shares of our common stock may be listed. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control for financial reporting. These requirements may place a strain on our systems and resources. Under Section 404 of the Sarbanes-Oxley Act, Goodman Global Group, Inc. will be required beginning with the year ending December 31, 2011, and Goodman Global, Inc. is currently required, to include a report by management on our internal control over financial reporting in our Annual Report on Form 10-K. Our independent public accountants auditing our financial statements will be required to attest to and report on management’s assessment of the effectiveness of our internal control over financial reporting beginning with Goodman Global, Inc.’s Annual Report on Form 10-K for the fiscal year ending December 31, 2010 and with Goodman Global Group, Inc.’s Annual Report on Form 10-K for the fiscal year ending December 31, 2011. Previously, in connection with the fiscal year ended December 31, 2006, it was determined that some of our predecessor’s commodity derivatives did not qualify for hedge accounting and, as a result, we restated the prior quarters of 2006 to reflect the changes in fair value of those derivatives in other (income) expense, net, and our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not then effective for this reason. If we are unable to conclude that our disclosure controls and procedures and internal control over financial reporting are effective, or if our independent public accounting firm is unable to provide us with an unqualified report as to the effectiveness of our internal control over financial reporting in future years, investors may lose confidence in our financial reports and the trading price of our securities may decline.

In addition, we expect that being a public company subject to these rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified executive officers and qualified members of our board of directors, particularly to serve on audit and compensation committees.

Forward-looking statements

This prospectus contains forward-looking statements. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance or other statements that are not historical statements that are contained in this prospectus under the headings “Prospectus summary,” “Risk factors,” “Management’s discussion and analysis of financial condition and results of operations” and “Business” are forward-looking statements. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. We have based these forward-looking statements on our current expectations about future events. While we believe these expectations are reasonable, these forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual results may differ materially from those suggested by these forward-looking statements for various reasons, including those discussed in this prospectus under the headings “Risk factors” and “Management’s discussion and analysis of financial condition and results of operations.” Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations are:

•	adverse conditions affecting the U.S. economy;

•	volatility and disruption of the capital and credit markets and adverse changes in the U.S. and global economy, which may negatively impact our and our customers’ ability to access financing;

•	changes in weather patterns and seasonal fluctuations;

•	a failure by us to improve our existing products, develop new products or keep pace with our competitors’ product development;

•	increased competition, as well as consolidation among independent distributors;

•	significant fluctuations in the cost of raw materials and components and a decline in our relationships with key suppliers;

•	a significant impairment of the value of our intangible assets or long-lived assets;

•	a decline in our relations with our key distributors;

•	design or manufacturing defects in our products, which may result in material liabilities associated with product recalls or reworks;

•	the incurrence of material costs as a result of product liability or warranty claims;

•	higher than expected tax rates or exposure to additional income tax liabilities;

•	the costs of complying with, or addressing liabilities under, laws relating to the protection of the environment and worker health and safety;

•	labor disputes with our employees;

•	the loss of members of our management team;

•	natural or man-made disruptions to our distribution and manufacturing facilities;

•	our inability to access funds generated by our subsidiaries, making us unable to meet our financial obligations;

•	our failure to adequately protect our intellectual property rights or claims that we are in violation of the intellectual property rights of third parties;

•	the requirements of being a public company, which may strain our resources and distract management;

•

our substantial indebtedness, which may adversely affect our financial condition, our ability to operate our business, react to changes in the economy or our industry and pay our debts and could divert our cash flow from operations for debt payments;

•	the incurrence by us or our subsidiaries of substantially more debt, which could further exacerbate the risks associated with our substantial leverage;

•	our need to generate cash to service our indebtedness;

•	restrictions in our debt agreements that limit our flexibility in operating our business; and

•	other factors detailed from time to time in our filings with the SEC.

The forward-looking statements included in this prospectus are made only as of the date hereof. We do not undertake and specifically decline any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or developments, changed circumstances or otherwise.

Use of proceeds

We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes will be registered under the Securities Act and will not contain terms with respect to transfer restrictions, registration rights and additional payments upon a failure to fulfill certain of our obligations under the registration rights agreement. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

Capitalization

The following table sets forth our capitalization as of March 31, 2010. The information in this table should be read in conjunction with “Selected consolidated financial data,” “Management’s discussion and analysis of financial condition and results of operations” and the audited consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

As of March 31, 2010
(in thousands)
Cash and cash equivalents(1)	$60,303

Long-term debt (including current portion):
Term loan agreement(2)	$738,426
Revolving credit agreement(3)	—
Senior subordinated notes	423,962
Senior discount notes(4)	332,475

Total debt	1,494,863
Redeemable common stock	59,722
Total shareholders’ equity	952,236

Total capitalization	$2,506,821

(1)	Cash and cash equivalents excludes restricted cash of $2.7 million.
(2)	The term loan agreement consists of $754.0 million in principal amount outstanding, net of unamortized original issue discount of $15.6 million.
(3)	Our subsidiaries had unused commitments under the revolving credit agreement of $266.5 million at March 31, 2010, of which $211.4 million was available under our borrowing base as of such date, after taking into consideration outstanding and undrawn letters of credit which totaled $33.5 million at March 31, 2010.
(4)	The senior discount notes consist of $346.4 million in accreted value as of March 31, 2010, net of unamortized original issue discount of $13.9 million. The senior discount notes have an aggregate principal amount due at maturity of $586.0 million.

Selected consolidated financial data

The following table presents our selected consolidated financial data. The following selected consolidated financial data should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus, as well as other financial information included elsewhere in this prospectus. The selected financial data below may not be indicative of our future financial condition or results of operations.

The consolidated statement of income and cash flow data for the three months ended March 31, 2010 and 2009 and the consolidated balance sheet data as of March 31, 2010 have been derived from the unaudited historical consolidated financial statements of Goodman Global Group, Inc. included elsewhere in this prospectus. The consolidated statement of income and cash flow data for the year ended December 31, 2009, the period February 14, 2008 to December 31, 2008, the period January 1, 2008 to February 13, 2008 and the year ended December 31, 2007 and the consolidated balance sheet data as of December 31, 2009 and 2008 have been derived from the audited historical consolidated financial statements of Goodman Global Group, Inc. included elsewhere in this prospectus. The consolidated statement of income and cash flow data for the years ended December 31, 2006 and 2005 and the consolidated balance sheet data as of December 31, 2007, 2006 and 2005 have been derived from audited consolidated financial statements of Goodman Global, Inc. that are not included in this prospectus.

	Predecessor				Successor
	Years ended December 31,			January 1 to February 13, 2008	February 14 to December 31, 2008	Year ended December 31, 2009	Three months ended March 31,
(in thousands)	2005	2006	2007				2009	2010
Consolidated statement of income data:
Sales, net(1)	$1,565,406	$1,794,753	$1,935,690	$147,137	$1,730,229	$1,851,186	$318,235	$388,781
Cost of goods sold	1,243,408	1,374,774	1,462,776	115,714	1,319,113	1,290,747	245,750	271,860
Selling, general and administrative expenses	170,077	205,894	210,613	65,616	187,144	236,231	50,004	56,148
Depreciation and amortization expense	37,717	32,641	35,119	3,835	44,913	48,435	12,368	11,970

Operating profit (loss)	114,204	181,444	227,182	(38,028)	179,059	275,773	10,113	48,803
Interest expense, net	74,213	77,825	68,378	56,176	135,616	136,831	38,126	42,495
Other (income) expense, net	(706)	5,264	(2,752)	(347)	1,554	(19,642)	439	(164)

Earnings (losses) before income taxes	40,697	98,355	161,556	(93,857)	41,889	158,584	(28,452)	6,472
Provision for (benefit from) income taxes	15,817	34,188	60,177	(27,815)	15,593	58,870	(11,091)	2,721

Net income (loss)	$24,880	$64,167	$101,379	$(66,042)	$26,296	$99,714	$(17,361)	$3,751

	Predecessor				Successor
	Years ended December 31,			January 1 to February 13, 2008	February 14 to December 31, 2008	Year ended December 31, 2009	Three months ended March 31,
(in thousands, except for ratios)	2005	2006	2007				2009	2010
Statement of cash flows data:
Net cash (used in) provided by operating activities	$105,519	$53,724	$204,217	$(42,689)	$184,059	$210,505	$(24,871)	$10,585
Net cash used in investing activities	(24,957)	(39,343)	(14,181)	(3,508)	(1,963,561)	(20,200)	(6,120)	(4,212)
Net cash provided by (used in) financing activities	(60,639)	(26,591)	(182,650)	36,671	1,914,191	(276,985)	—	(3,508)
Other financial data:
Capital expenditures	28,806	39,383	26,416	3,409	18,203	20,209	6,123	4,212
Cash dividends	—	—	—	—	—	409,538	—	3,508
Ratio of earnings to fixed charges(2)	1.5x	2.2x	3.2x	— (3)	1.3x	2.1x	0.3x	1.1x

	Predecessor			Successor
	As of December 31,					As of March 31, 2010
(in thousands)	2005	2006	2007	2008	2009
Consolidated balance sheet data (at period end):
Cash and cash equivalents	$23,779	$11,569	$18,955	$144,118	$57,438	$60,303
Total assets	1,621,537	1,623,971	1,567,617	3,075,745	3,007,506	2,996,015
Total debt	961,375	838,050	655,425	1,347,526	1,482,683	1,494,863
Redeemable common stock	—	—	—	37,095	38,578	59,722
Redeemable preferred stock	225,570	—	—	—	—	—
Shareholders’ equity	107,815	521,085	622,106	1,225,202	965,378	952,236

(1)	Sales are presented net of certain rebates paid to customers. See “Management’s discussion and analysis of financial condition and results of operations” and the notes to our consolidated financial statements appearing elsewhere in this prospectus.
(2)	For purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income before taxes less capitalized interest, plus amortization of capitalized interest and fixed charges. “Fixed charges” include interest expense (including amortization of debt issuance costs), capitalized interest, and the portion of operating rental expense which management believes is representative of the interest component of rent expense.
(3)	For the period January 1 to February 13, 2008, earnings were not adequate to cover fixed charges by $93.9 million.

Management’s discussion and analysis of financial condition and results of operations

The following discussion and analysis of our results of operations and financial condition includes the predecessor periods prior to the consummation of the 2008 Acquisition. We refer to the operations of both the predecessor and the successor as ours, unless specifically stated otherwise. You should read the following discussion and analysis in conjunction with our financial statements and related notes included in this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those set forth under “Risk factors.”

Overview

Goodman is a leading domestic manufacturer of heating, ventilation and air conditioning, or HVAC, products for residential and light commercial use. Since we began to manufacture HVAC equipment in 1982, we believe that we have grown our share of the residential HVAC market to now become one of the country’s largest residential HVAC manufacturers, based on unit sales. Our activities include engineering, manufacturing, distributing, and marketing an extensive line of HVAC equipment and related products.

Our products are predominantly marketed under the Goodman®, Amana® and Quietflex® brand names. We believe the Goodman brand is the single largest domestic residential HVAC brand, based on unit sales, and caters to the large segment of the market that is price sensitive and desires reliable and low-cost climate comfort, while our premium Amana brand includes advanced features, quieter operation and enhanced warranties. The Quietflex brand is a recognized brand of flexible duct.

Founded in 1975 as a manufacturer of flexible duct, we expanded into the broader HVAC manufacturing market in 1982. Since then, we have expanded our product offerings and maintained our core competency of manufacturing high-quality products at low costs. Our growth and success can be attributed to our strategy of providing a quality, competitively priced product that we believe is designed to be reliable and easy-to-install.

Our history

Goodman Global, Inc. was incorporated under the laws of Delaware in 2004. On December 23, 2004, Apollo Management, L.P., or Apollo, through its affiliate, Frio Holdings LLC, acquired our business from Goodman Global Holdings, Inc., a Texas corporation, and following a reorganization, we operated as Goodman Global, Inc.

On April 11, 2006, Goodman Global, Inc. completed an initial public offering of its common stock.

On February 13, 2008, Chill Acquisition, Inc., a Delaware corporation formed in October 2007, merged with and into Goodman Global, Inc., with Goodman Global, Inc. as the surviving corporation, now an indirect subsidiary of Goodman Global Group, Inc. (formerly Chill Holdings, Inc.), a Delaware corporation formed in October 2007 by affiliates of Hellman & Friedman LLC. We refer to this as the “2008 Acquisition.” We refer to Goodman Global, Inc. prior to the 2008 Acquisition as “Predecessor,” and subsequent to the 2008 Acquisition, we refer to Goodman Global Group, Inc. as “Successor.” In connection with the 2008 Acquisition, the common stock of Goodman Global, Inc. was deregistered and its senior subordinated notes and senior floating rates notes were redeemed. In addition, Goodman Global, Inc. issued $500.0 million aggregate principal amount of 13.50%/14.00% senior subordinated notes due 2016, or the “senior subordinated notes.” Also in connection with the 2008 Acquisition, Goodman Global, Inc. entered into senior secured credit facilities consisting of a term loan agreement with a six-year maturity, or the “term loan agreement,” under which we borrowed an aggregate of $800.0 million in term loans, and a revolving credit agreement with a five year maturity, or the “revolving credit agreement,” which provided for revolving credit loans of up to $300.0 million, subject to borrowing base availability. The merger was accounted for under the purchase method of accounting. The purchase price was allocated to the acquired assets and liabilities assumed at their estimated fair market value considering a number of factors. The excess of the cost of the acquisition over the fair value of the net assets acquired was recorded as goodwill.

Effective December 7, 2009, Goodman Global, Inc. amended its term loan agreement and revolving credit agreement to permit a one-time dividend payable to its stockholder in an aggregate amount of $115.0 million. Goodman Global, Inc. incurred a fee of $3.0 million to its lenders in satisfaction of a condition to effectiveness of the amendments. Goodman Global, Inc. paid the dividend on December 16, 2009.

On December 16, 2009, Goodman Global Group, Inc. completed a private placement of $586.0 million in aggregate principal amount at maturity of its 11.500% Senior Discount Notes due 2014 with gross proceeds of approximately $320 million. The senior discount notes are obligations of Goodman Global Group, Inc. The senior discount notes are not guaranteed by Goodman Global, Inc. or any of its subsidiaries and are effectively subordinated in right of payment to all of its existing and future indebtedness and other liabilities, including the indebtedness and other obligations under its credit facilities and outstanding senior subordinated notes. Goodman Global Group, Inc. does not generate operating cash and in the event that a future dividend is required to satisfy Goodman Global Group, Inc.’s obligations under the senior discount notes, the senior secured credit facilities and the indenture governing the senior subordinated notes generally limit Goodman Global, Inc.’s ability to declare or pay dividends. Goodman Global Group, Inc. used the net proceeds of the senior discount notes along with the dividend that it received from Goodman Global, Inc. to pay a dividend to our stockholders and an equitable distribution to Goodman Global Group, Inc.’s option holders as required by its stock incentive plan.

Markets and sales channels

We manufacture and market an extensive line of heating, ventilation and air conditioning products for the residential and light commercial HVAC markets primarily in the United States and Canada. These residential and light commercial products consist mainly of gas furnaces, package terminal units and compressor bearing units 5.4 tons in capacity and smaller. We also manufacture complementary lines of flex-duct, evaporator coils, air handlers and compressor bearing units with capacities ranging from six through 12.5 tons and source a variety of accessory components that aid in the installation and service of our products. Essentially all of our products are manufactured and assembled at facilities in Texas, Tennessee, Florida, Pennsylvania and Arizona and are distributed through over 945 distribution points across North America.

Our customer relationships include independent distributors, installing contractors or “dealers,” national homebuilders and other national accounts. We sell to dealers primarily through our network of independent distributors and company-operated distribution centers. We sell to some of our independent distribution channel under inventory consignment arrangements. We focus the majority of our marketing on dealers who install residential and light commercial HVAC products. We believe that the dealer is the key participant in a homeowner’s purchasing decision as the dealer is the primary contact for the end user. Given the strategic importance of the dealer, we remain committed to enhancing profitability for this segment of the supply chain while allowing our distributors to achieve their own profit goals. We believe the ongoing focus on the dealer creates loyalty and mutually beneficial relationships among distributors, dealers and us.

Weather and seasonality and business mix

We believe that weather patterns have historically impacted the demand for HVAC products. For example, we believe that hot weather in the spring season can cause existing older units to fail earlier in the season, driving customers to accelerate replacement of a unit, which might otherwise be deferred in the case of a late season failure. Similarly, we believe that unseasonably mild weather diminishes customer demand for both commercial and residential HVAC replacement and repairs. Weather also impacts installation during periods of inclement weather as fewer units are installed due to dealers being delayed or forced to shut down their operations.

Although there is demand for our products throughout the year, in each of the past three fiscal years between 58% and 60% of our total sales occurred in the second and third quarters of the fiscal year. Our peak production also typically occurs in the second and third quarters of the fiscal year.

We believe approximately 15% to 20% of our sales during 2009 were associated with residential new construction, with the balance attributable to repair, retrofitting and replacement units.

Costs

The principal elements of cost of goods sold in our manufacturing operations are component parts, raw materials, factory overhead, labor, transportation costs and warranty. The principal component parts, which, depending on the product, can approach up to 41% of our cost of goods sold, are compressors and motors. We purchase most of our components, such as compressors, motors, capacitors, valves and control systems, from third-party suppliers. In order to maintain low input costs, we also manufacture select components when it is deemed cost effective. We also manufacture heat transfer surfaces and heat exchangers for our units. Our primary raw materials are copper, aluminum and steel, all of which we purchase from third parties. We spent approximately $264.7 million in 2009 and approximately $300.0 million in each of 2008 and 2007 on these raw materials. Cost variability of raw materials can have a material impact on our results of operations. To enhance stability in the cost of major raw material commodities, such as copper and aluminum used in the manufacturing process, we have entered and may continue to enter into commodity derivative arrangements. Shipping and handling costs associated with sales are recorded at the time of the sale. Warranty expense, which is also recorded at the time of sale, is estimated based on historical trends such as incident rates, replacement costs and other factors and equaled 3.6% and 2.7% of our net sales in 2009 and 2008, respectively.

In 2008, our cost of goods sold reflects a short-term increase as a result of the purchase accounting treatment of the step-up in basis of inventory as a result of the 2008 Acquisition. As a result of the adjustment to our asset basis, the cost of goods sold of Successor was increased by $48.0 million in the first quarter and second quarter of 2008.

Our selling, general and administrative expenses consist of costs incurred to support our marketing, distribution, engineering, information systems, human resources, finance, purchasing, risk management, legal and tax functions. In 2008, Predecessor’s selling, general and administrative expenses were negatively affected by $42.9 million of expenses related to the 2008 Acquisition.

Depreciation expense is primarily impacted by capital expenditure levels. Under the rules of purchase accounting, in February 2008 we adjusted the value of our assets and liabilities to their respective estimated fair values, to the extent of the new investors’ ownership, with any excess of the purchase price over the fair market value of the net assets acquired allocated to goodwill. As a result of the adjustment to our asset basis, our depreciation and amortization expenses increased.

Interest expense, net consists of interest expense and interest income. In addition, interest expense includes the amortization of deferred financing costs and settlements and changes in the fair value of interest rate derivatives that have not been designated as cash flow hedges. In 2008, Predecessor’s net interest expense included a $49.8 million charge related to the 2008 Acquisition and the related extinguishment of Predecessor’s outstanding debt.

Other income, net consists of gains and losses on early extinguishment of debt, ineffectiveness related to hedge accounting of our commodity swaps, changes in fair value of our commodity contract for diesel that has not been designated as a cash flow hedge and miscellaneous income or expenses.

Critical accounting policies and estimates

Estimates and assumptions

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We must make these estimates and assumptions because certain information is dependent on future events, cannot be calculated with a high degree of precision from data available or simply cannot be readily calculated based on generally accepted methodologies. In some cases, these estimates are particularly difficult to determine, and significant judgment must be exercised. In preparing the financial statements, the most difficult, subjective and complex estimates and the assumptions that deal with the greatest amount of uncertainty relate to goodwill, intangible and long-lived assets and reserves for self-insurance, warranty and income tax liabilities. Actual results could differ materially from the estimates and assumptions used in the preparation of our financial statements.

Warranty costs

We offer a variety of warranties on our products. Provisions for warranties are made at the time revenues are recognized. These reserves are based on estimations derived from historical failure rates, estimated service costs and historical trends. In addition, when new products are introduced, we consult with engineering, manufacturing and quality control personnel to determine the initial warranty expense. On a quarterly basis, we reevaluate the estimated liability related to the installed units still under warranty based on updated failure rates and will, at times, adjust our warranty reserve. We do not discount this liability when making this calculation.

We also sell extended service contracts for certain of our products, most with terms of up to 10 years. Revenues from extended service contracts are deferred and amortized on a straight-line basis over the terms of the contracts. Expenses relating to obtaining and servicing these contracts are expensed as incurred.

Self insurance reserves and contingencies

We self-insure worker’s compensation, product liability, vehicle liability, group health and physical damage up to certain stop-loss amounts. We work with our claims administrator to estimate our self-insurance expenses and liabilities. The expense and liabilities are determined based on historical company claims information, as well as industry factors and trends in the level of such claims and payments. Our self-insurance reserves, calculated on an undiscounted basis, represent the best estimate of the future payments to be made on incurred claims reported and unreported for all periods presented. We maintain safety and injury prevention programs that are designed to improve the work environment, and as a result, reduce the incident rate and severity of our various self-insured risks. Actual payments for claims reserved may vary depending on various factors including the development and ultimate settlement of reported and unreported claims. Litigation and other uninsured contingencies require significant judgment and not all risks are insured.

Rebates and co-op marketing expenditures

We offer multiple rebate programs to our national accounts, dealers and builders as an inducement to encourage utilization of Goodman® and Amana® branded equipment across replacement and new construction markets. These rebates are part of our volume and new construction incentive programs. In addition, we offer a variety of rebate programs to our independent distributors to encourage distributors to pass on lower equipment costs to dealers, in order to drive market share expansion.

Rebates are accrued based on sales. For certain rebates, the accrual rate is impacted by estimates of the customer’s ability to reach targeted purchase levels. Rebates paid or credited to independent distributors, dealers and homebuilders are netted against revenues in accordance with the provisions of Financial Accounting Standards Board (“FASB”) accounting standards. Rebates have not caused a material change in gross margins for any fiscal period discussed in this “Management’s discussion and analysis of financial condition and results of operation” section.

Co-op marketing expenditures are funds reserved for cooperative marketing programs between us and our distributors. These expenditures are reflected in selling costs because they are based on an annual marketing plan whereby the distributor commits to spending the funds on marketing and advertising our products.

Income taxes

We use the liability method of accounting for taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences reverse.

We regularly evaluate valuation allowances established for deferred tax assets for which future realization is uncertain. We perform this evaluation at least quarterly and at the end of each fiscal year. The estimation of required valuation allowances includes estimates of future taxable income. In assessing the realizability of deferred tax assets, we considered whether it was more likely than not that some portion or all of the deferred tax assets would not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider taxable income in carry back years, the reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. If actual future taxable income is different from the estimates, our results could be affected.

At March 31, 2010 and December 31, 2009, we had a valuation allowance of $3.3 million against certain net operating loss carry forwards. As of March 31, 2010 and December 31, 2009, we had net deferred tax liabilities of $144.4 million and $141.9 million, respectively, primarily related to the non-deductibility of the step-up in basis of our assets to fair value in accordance with purchase accounting related to the 2008 Acquisition and other prior events.

FASB accounting standards require us to evaluate tax positions for all jurisdictions and for all years where the statute of limitations has not expired. FASB accounting standards require companies to meet a “more-likely-than-not” threshold (i.e. greater than a 50 percent likelihood of a tax position being sustained under examination) prior to recording a benefit for their tax positions. Additionally, for tax positions meeting this “more-likely-than-not” threshold, the amount of benefit is limited to the largest benefit that has a greater than 50 percent probability of being realized upon effective settlement. We recognize interest and penalties related to unrecognized tax benefits in income tax expense on our income statement.

Significant judgment is required in determining what constitutes an individual tax position as well as assessing the outcome of each tax position. We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. Changes in judgment as to recognition or measurement of tax positions can materially affect the estimate of the effective tax rate and consequently, affect our operating results. The accounting treatment for recorded tax assets associated with our tax positions reflects our judgment that it is more likely than not that our positions will be respected and the recorded assets will be realized. However, if such positions are challenged, then, to the extent they are not sustained, the expected benefits of the recorded assets and tax positions will not be fully realized.

Impairment of long-lived assets other than intangibles

We conduct periodic reviews for idle and under-utilized equipment and facilities and review business plans for possible impairment implications. If impairment were detected, these costs would be expensed in the same period. Historically, no significant impairment charges have been recorded.

Impairment of goodwill

Goodwill is the excess of the cost of an acquired company over the amount of the purchase price assigned to assets acquired and liabilities assumed. Goodwill and other indefinite-lived intangibles are not amortized, but are tested for impairment annually or more frequently if an event occurs or circumstances change that would indicate that the carrying amount could be impaired. Impairment testing for goodwill is done at the reporting unit level. An impairment charge generally would be recognized when the carrying amount of the reporting unit exceeds the estimated fair value of the reporting unit. We estimate fair value using standard business valuation techniques such as discounted cash flows, industry participant information and reference to comparable business transactions. The discounted cash flow fair value estimates are based on our projected future cash flows and the estimated weighted-average cost of capital of market participants. Management assumptions about expected future cash flows can be affected by changes in industry or market conditions or the rate and extent to which anticipated synergies or cost savings are realized. The estimated weighted-average cost of capital is based on the risk-free interest rate and other factors such as equity risk premiums and the ratio of total debt and equity capital. In assessing the fair value of our goodwill, we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates or the related assumptions change, we may be required to record impairment charges for these assets in the future. We performed our annual test as of October 1, 2009 and determined that no impairment exists. Based on the results of our annual impairment tests, we determined that no impairment of our goodwill existed as of December 31, 2009, and as of March 31, 2010, there were no indicators noted that would require us to re-evaluate our annual impairment test.

Identifiable intangible assets

The values assigned to amortizable intangible assets are amortized to expense over their estimated useful lives and are reviewed for potential impairment. The estimated useful lives are based on an evaluation of the circumstances surrounding each asset, including an evaluation of events that may have occurred that would cause the useful life to be decreased. In the event the useful life would be considered to be shortened, or if the asset’s future value were deemed to be impaired, an appropriate amount would be charged to amortization expense. Future operating results and residual values could therefore reasonably differ from our current estimates and could require a provision for impairment in a future period. Indefinite lived intangible assets are reviewed by comparison of the fair value with its carrying amount. We performed our annual test as of October 1, 2009 and determined that no impairment exists. As of March 31, 2010, there were no indicators noted that would require us to re-evaluate our annual impairment test.

The values assigned to our identifiable intangible assets were determined using the income approach, whereby the fair value of an asset is based on the present value of its estimated future economic benefits. This approach was considered appropriate, as the inherent value of these intangible assets is their ability to generate current and future cash flows. The key assumption in using this approach is the identification of the revenue streams attributable to these assets based on budgeted future revenues.

Fair value of financial instruments

Financial instruments include cash equivalents, accounts receivable, accounts payable, revolving loans payable, long-term debt, and commodity swap agreements. Management believes that the fair value of cash equivalents, accounts receivable and accounts payable approximates their carrying value due to their short-term nature. The fair value of revolving loans payable and long-term debt is estimated based on anticipated interest rates that management believes would currently be available to us for similar issues of debt, taking into account our current credit risk and other market factors and arm’s length trades for debt securities, which are traded. The fair value of long-term debt is estimated to approximate the carrying amount. Commodity swaps are recorded at fair value.

Derivatives and hedging activities

We use financial instruments to manage market risk from changes in commodity prices and selectively hedge anticipated transactions that are subject to commodity price exposure, primarily using commodity contracts relating to raw materials used in our production process. The instruments are designated as cash flow hedges in accordance with FASB accounting standards and are recorded in the consolidated statement of financial position at fair value. The effective portion of the contracts’ gains or losses due to changes in fair value is initially recorded as a component of accumulated other comprehensive income, or “OCI,” and is subsequently reclassified into cost of sales in the period in which the end products are sold to our customers.

Revenue recognition

Revenue from the sale of products is recognized when persuasive evidence of an arrangement exists, delivery has occurred, sale price is fixed and determinable and collectability is reasonably assured. Revenues are recorded net of rebates to certain distributors, dealers and builders. These rebates relate to several programs and are designed to stimulate sales of our products. Provisions are made for warranties at the time revenues are recognized. Costs associated with shipping and handling of our products are included in costs of goods sold.

We consign certain products to some of our independent distributors. Product inventories shipped on consignment terms are maintained under a consignment arrangement on the premises of independent distributors. Revenues and cost of sales are recognized at the time consigned inventory is sold by the independent distributor to a third party.

Inventories

Inventory costs include material, labor, logistics and plant overhead. Our inventory is stated at the lower of cost or market using the first-in, first-out, or “FIFO,” method.

Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation. Expenditures for renewals and betterments are capitalized and expenditures for repairs and maintenance are charged to expense as incurred. Buildings and building improvements are depreciated using the straight-line method over the remaining useful lives of the assets, which is 10 to 39 years. Equipment is depreciated on a straight-line basis over the assets’ remaining useful lives, which is 3 to 10 years. Interest attributable to construction in progress is capitalized.

Deferred financing costs

Debt issuance costs are capitalized and amortized to interest expense using the effective interest method over the period the related debt is anticipated to be outstanding.

Trade and other receivables

Our receivables are recorded when billed and represent claims against third parties that will be settled in cash. The customer’s financial position is periodically reviewed, and no collateral is required. The carrying value of our receivables, net of the allowance for doubtful accounts, represents their estimated net realizable value. We estimate our allowance for doubtful accounts based on historical collection trends, type of customer, the age of outstanding receivables and existing economic conditions. If events or changes in circumstances indicate that specific receivable balances may be impaired, further consideration is given to the collectability of those balances, and the allowance is adjusted accordingly. We do not have significant credit risk concentrations and historically have not experienced significant losses related to our receivables.

Pension plan

We account for our defined benefit pension plan in accordance with FASB accounting standards. These standards require that amounts recognized in the financial statements be determined on an actuarial basis. Significant assumptions involved in determining our pension expense include the expected return on plan assets and the discount rate for calculating future liability. The assumed long-term rate of return on assets is applied to a calculated value of plan assets, which results in an estimated return on plan assets that is included in current year pension income or expense.

Research and development

Research and development costs are charged to selling, general and administrative expense as incurred.

Stock-based compensation

FASB accounting standards require that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. The fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton model. The exercise price for options granted are based on contemporaneous appraisals of our common stock. We estimate the fair value of common stock using standard business valuation techniques such as discounted cash flows, industry participant information and reference to comparable business transactions. The discounted cash flow fair value estimates are based on our projected future cash flows and the estimated weighted-average cost of capital of market participants. Management assumptions about expected future cash flows can be affected by changes in industry or market conditions or the rate and extent to which anticipated synergies or cost savings are realized. The estimated weighted-average cost of capital is based on the risk-free interest rate and other factors such as equity risk premiums and the ratios of total debt and equity capital.

We use the modified prospective method of application, which requires us to recognize compensation cost on a prospective basis. We recognize compensation cost on a straight-line basis over the requisite service period for each separately vesting portion of the award. Excess tax benefits related to stock option exercises are reflected as financing cash flows.

All outstanding options to acquire our common stock that were issued prior to the 2008 Acquisition (other than rollover options), whether or not fully vested, became fully vested immediately prior to the 2008 Acquisition and were canceled and converted into cash payments. Immediately following the 2008 Acquisition, on February 13, 2008, the Chill Holdings, Inc. 2008 Stock Incentive Plan (the “2008 Stock Incentive Plan”) was adopted.

During the first quarter of 2010, we granted 218,000 options with an exercise price of $10.40 per share to certain non-executive employees, which price was determined by our board of directors as fair value of our common stock as of the grant date based on information available at that time. Subsequent to the grant date, we re-evaluated the assumptions our board of directors used in determining the fair value of such options for purposes of accounting for our stock-based compensation under Accounting Standards Codification Topic 718, and, consequently, we determined that on the date of such option grant the fair value of our common stock was $16.10 per share and total compensation expense of $1.9 million will be recorded over the four-year vesting period of such options.

Results of operations

The table below presents condensed statement of income information for the years ended December 31, 2009, 2008 and 2007 and for the three months ended March 31, 2010 and 2009 as a percentage of net sales. The financial information for 2008 in the table below is the combined presentation of the pre-merger period January 1 to February 13, 2008 and the post-merger period February 14 to December 31, 2008 and therefore constitutes unaudited non-GAAP financial information.

Management believes that combining the Predecessor results for the period January 1, 2008 through February 13, 2008 with the results of the post-acquisition period provides the basis for a meaningful comparison to the operating results for the year ended December 31, 2009. The combined operating results have not been prepared as pro forma results under applicable regulations, may not reflect the actual results we would have achieved absent the 2008 Acquisition and may not be predictive of future results of operations. In addition, despite the combined presentation not being in accordance with GAAP because of, among other things, the change in the historical carrying value or basis of assets and liabilities that resulted from the 2008 Acquisition, we believe that for comparison purposes, such a presentation is meaningful to an understanding of the results of the business. Where the operating results for the pre-merger and post-merger periods in 2008 have been impacted by 2008 Acquisition costs or changes in the historical carrying values, such items are identified and discussed. Additionally, the historic periods do not reflect the impact the 2008 Acquisition had on us, most notably significantly increased leverage and liquidity requirements, and may not be predictive of future results of operations.

	Year ended December 31,			Three months ended March 31,
	2009	2008	2007	2010	2009
Sales, net	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	69.7	76.4	75.6	69.9	77.2
Selling, general and administrative	12.8	11.2	10.9	14.4	15.7
Acquisition-related expenses	—	2.3	—	—	—
Depreciation and amortization expenses	2.6	2.6	1.8	3.1	3.9

Operating profit	14.9	7.5	11.7	12.6	3.2
Interest expense, net	7.4	10.2	3.5	10.9	12.0
Other (income) expense, net	(1.1)	0.1	(0.1)	—	0.1

Earnings (losses) before taxes	8.6	(2.8)	8.3	1.7	(8.9)
Provision for (benefit from) income taxes	3.2	(0.7)	3.1	0.7	(3.5)

Net income (loss)	5.4	(2.1)	5.2	1.0	(5.4)

Three months ended March 31, 2010 compared to March 31, 2009

Sales, net. Net sales for the three months ended March 31, 2010 were $388.8 million, a $70.6 million increase from $318.2 million for the three months ended March 31, 2009. Sales volume for the three months ended March 31, 2010 was 16.4% higher than the same period in the previous year, primarily as a result of increased sales in the majority of our product lines (due, in part, to an improved domestic economy) and a 5.8% increase related to a more favorable product mix, including the continued shift to higher priced, higher SEER cooling products.

Cost of goods sold. Cost of goods sold for the three months ended March 31, 2010 was $271.9 million, a $26.1 million increase from $245.8 million for the three months ended March 31, 2009. Cost of goods sold as a percentage of net sales decreased from 77.2% for the three months ended March 31, 2009 to 69.9% for the three months ended March 31, 2010. This decrease in cost of goods sold as a percentage of net sales was due to cost-reducing product designs, a reduction in certain raw material costs and the shift in product mix to higher margin products.

Selling, general and administrative expense. Selling, general and administrative expense was $56.1 million for the three months ended March 31, 2010, a $6.1 million increase from $50.0 million for the three months ended March 31, 2009 which related primarily to increases of approximately $3.2 million in payroll-related expenses that primarily related to newly opened company-operated distribution centers during the past twelve months, $1.1 million in advertising and promotion and $1.5 million related to early payment cash discounts, credit card fees and bad debts that primarily related to the increase in revenues.

Depreciation and amortization expense. Depreciation and amortization expense for the three months ended March 31, 2010 was $12.0 million, a $0.4 million decrease from $12.4 million for the three months ended March 31, 2009. The decrease was the result of a certain group of assets that became fully depreciated in 2009.

Operating profit. Operating profit for the three months ended March 31, 2010 was $48.8 million, a $38.7 million increase from $10.1 million for the three months ended March 31, 2009. The increase was primarily due to a decrease in cost of goods as a percentage of net sales sold that was partially offset by an increase in selling, general and administrative expenses as a percentage of net sales.

Interest expense, net. Interest expense, net for the three months ended March 31, 2010 was $42.5 million, an increase of $4.4 million from $38.1 million for the three months ended March 31, 2009. The December 2009 issuance of our senior discount notes increased interest expense by $11.3 million during the first quarter of 2010. This was partially offset by a decrease in interest expense related to our senior subordinated notes and term loan and revolving credit agreements. In 2009, we repurchased $76.0 million in senior subordinated notes, repaid the outstanding revolving credit agreement balance of $100.0 million and repaid $18.0 million of our outstanding term loan obligation. Additionally, our term loan average interest rate was 7.5% during the three months ended March 31, 2009 as compared to 6.25% during the three months ended March 31, 2010. Our outstanding debt was $1,494.9 million at March 31, 2010 as compared to $1,349.3 million at March 31, 2009.

Other (income) expense, net. Other income for the three months ended March 31, 2010 was $0.2 million, a net change of $0.6 million from $0.4 million in other expense for the three months ended March 31, 2009 that primarily related to a reduction of $1.0 million in hedge ineffectiveness on our commodity swaps that was partially offset by $0.4 million in foreign currency losses.

Provision for income taxes. Income tax expense for the three months ended March 31, 2010, was $2.7 million, an increase of $13.8 million compared to an income tax benefit of $11.1 million for the three months ended March 31, 2009. The increase was primarily related to $6.5 million in pre-tax earnings in the three months ended March 31, 2010 as compared to a pre-tax loss of $28.5 million for the three months ended March 31, 2009. The effective tax rate for the three months ended March 31, 2010 was 42.0%, a 3.4 percentage point increase from 38.6% for the three months ended March 31, 2009 and was primarily the result of temporary timing differences associated with a reduced income tax benefit for one of our tax reporting entities that resulted in a higher overall blended rate.

December 31, 2009 compared to December 31, 2008

Sales, net. Net sales for the year ended December 31, 2009 were $1,851.2 million, a $26.2 million, or 1.4%, decrease from $1,877.4 million for the year ended December 31, 2008. Sales volume for the year ended December 31, 2009 was 5.0% lower than the previous year, primarily as a result of declines in the residential new construction market and the overall downturn in the economy. The decline in sales volume was partially offset by a 3.1% increase primarily related to a favorable product mix, including gas furnaces and the continued shift to higher priced, higher SEER cooling products and 0.5% of pricing-related gains.

Cost of goods sold. Cost of goods sold for the year ended December 31, 2009 was $1,290.7 million, a $144.1 million decrease from $1,434.8 million for the year ended December 31, 2008. Cost of goods sold for the year ended December 31, 2008 was increased by a $48.0 million purchase accounting treatment of the step-up in the basis of inventory related to the 2008 Acquisition. Excluding the effect of the amortization of the inventory step-up, cost of goods sold as a percentage of net sales decreased from 73.9% for the year ended December 31, 2008 to 69.7% for the year ended December 31, 2009. This decrease in cost of goods sold as a percentage of net sales was due to a reduction in certain raw material costs, the shift in product mix to higher margin products and cost-reducing product designs.

Selling, general and administrative expense. Selling, general and administrative expense for the year ended December 31, 2009 was $236.2 million, a $26.4 million, or 12.6% increase from $209.8 million for the year ended December 31, 2008, which related primarily to payroll-related expenses. As a percentage of net sales, selling, general and administrative expense was 12.8% and 11.2% for the years ended December 31, 2009 and December 31, 2008, respectively.

Acquisition-related expense. We incurred $42.9 million in transaction-related expenses during the year ended December 31, 2008 as a result of the 2008 Acquisition.

Depreciation and amortization expense. Depreciation and amortization expense for the years ended December 31, 2009 was $48.4 million, a $0.3 million decrease from $48.7 million for the year ended December 31, 2008. A $1.6 million decrease in depreciation expense related to fully depreciated assets was partially offset by a $1.3 million increase in amortization expense related to the 2008 Acquisition.

Operating profit. Operating profit for the year ended December 31, 2009 was $275.8 million, a $134.8 million increase from a $141.0 million operating profit for the year ended December 31, 2008. Operating profit for the year ended December 31, 2008 was negatively impacted by the $48.0 million amortization of the inventory step-up and the $42.9 million acquisition-related expenses. Excluding the effect of the inventory step-up and the acquisition-related expenses, operating profit increased $43.8 million, primarily due to favorability in cost of goods sold that was partially offset by an increase in selling, general and administrative payroll-related expenses.

Interest expense, net. Interest expense, net for the year ended December 31, 2009 was $136.8 million, a decrease of $55.0 million from $191.8 million for the year ended December 31, 2008. Interest expense, net for the year ended December 31, 2008 included a $35.6 million charge related to the 2008 Acquisition and $14.2 million related to the extinguishment of Predecessor’s outstanding debt. The 2008 Acquisition debt was issued in mid-February 2008 and, on a comparative basis, was outstanding for a longer period in 2009. The issuance of our senior discount notes in mid-December 2009 resulted in an increase of approximately $2.1 million in interest expense. However, in 2009, a reduction of our term loan interest rate to 6.25% from 6.5%, the repurchase of $76.0 million of senior subordinated notes and the $100.0 million repayment of our revolving credit agreement resulted in lower interest expense in the year ended December 31, 2009 as compared to year ended December 31, 2008. Our outstanding debt was $1,482.7 million at December 31, 2009 and $1,347.5 million at December 31, 2008.

Other (income) expense, net. Other income for the year ended December 31, 2009 was $19.6 million, a net change of $20.8 million from $1.2 million expense for the year ended December 31, 2008. Other income for the year ended December 31, 2009 consisted primarily of a $16.6 million gain related to the repurchase of our senior subordinated notes and $2.7 million in foreign currency gains. Other income for the year ended December 31, 2008 consisted primarily of $1.6 million in foreign currency losses.

Provision for income taxes. The income tax provision for the year ended December 31, 2009 was $58.9 million compared to the tax benefit of $12.2 million for the year ended December 31, 2008. The effective tax rate for the year ended December 31, 2009 was 37.1%, a 13.6% increase from the effective tax rate of 23.5% for the year ended December 31, 2008. The difference was primarily the result of non-deductible transaction costs in the year ended December 31, 2008 related to the 2008 Acquisition.

December 31, 2008 compared to December 31, 2007

Sales, net. Net sales for the year ended December 31, 2008 were $1,877.4 million, a $58.3 million, or 3.1%, decrease from $1,935.7 million for the year ended December 31, 2007. Sales volume for the year ended December 31, 2008 was 7.9% lower than the previous year, primarily as a result of the continuing decline in the residential new construction market, the mild weather conditions throughout much of the United States and the overall downturn in the economy. The decline in sales volume was partially offset by a 3.0% increase primarily related to a favorable product mix, including the continued shift to higher priced, higher SEER cooling products. Also offsetting the decline were 1.9% of pricing-related gains.

Cost of goods sold. Cost of goods sold for the year ended December 31, 2008 was $1,434.8 million, a $28.0 million, or 1.9%, decrease from $1,462.8 million for the year ended December 31, 2007. The decrease primarily relates to lower sales volume, partially offset by an increase resulting from the purchase accounting treatment of the step-up in basis of inventory related to the 2008 Acquisition. During the period following the 2008 Acquisition, our cost of goods sold increased by $48.0 million as we recognized the non-cash increase in our inventory value. Excluding the effect of the amortization of the inventory step up, cost of goods sold as a percentage of net sales decreased to 73.9% for the year ended December 31, 2008 from 75.6% for the year ended December 31, 2007. This decrease in cost of goods sold as a percentage of net sales was due to cost-reducing product design modifications and increased productivity and efficiencies in our factories, offset by higher commodity costs.

Selling, general and administrative expense. Selling, general and administrative expense for the year ended December 31, 2008 was $252.8 million, a $42.2 million, or 20.0%, increase from $210.6 million for the year ended December 31, 2007, primarily as a result of the 2008 Acquisition. Selling, general and administrative expense for the year ended December 31, 2008 included acquisition-related expenses of $42.9 million associated with the 2008 Acquisition. Excluding acquisition-related fees, our selling, general and administrative expenses for the year ended December 31, 2008 of $209.8 million was $0.8 million less than our selling, general and administrative expenses for the year ended December 31, 2007. As a percentage of net sales (exclusive of acquisition-related expenses), selling, general and administrative expense were 11.2% and 10.9% for the years ended December 31, 2008 and December 31, 2007, respectively, and are considered comparable.

Depreciation and amortization expense. Depreciation and amortization expense for the year ended December 31, 2008 was $48.7 million, a $13.6 million or 39.0% increase from $35.1 million for the year ended December 31, 2007. The increase was primarily due to increased amortization of identifiable intangible assets and increased depreciation recorded resulting from the 2008 Acquisition.

Operating profit. Operating profit for the year ended December 31, 2008 was $141.0 million, an $86.1 million, or 37.9%, decrease from $227.2 million for the year ended December 31, 2007. Operating profit for the year ended December 31, 2008 was negatively impacted by the $48.0 million amortization of the inventory step up, the $42.9 million transaction-related expenses as a result of the 2008 Acquisition and lower sales volumes. The decrease was partially offset by the favorable product mix and pricing-related gains, mentioned above, cost-reducing product designs, increased productivity and efficiencies in our factories.

Interest expense, net. Interest expense, net for the year ended December 31, 2008 was $191.8 million, an increase of $123.3 million from $68.4 million for the year ended December 31, 2007. Interest expense, net for the year ended December 31, 2008 included a charge of $35.6 million related to the 2008 Acquisition and $14.2 million related to the extinguishment of Predecessor’s outstanding debt. Additionally, interest expense, net increased due to increases in the amount of debt outstanding and higher interest rates. The outstanding debt balance as of December 31, 2008 was $1,347.5 million compared to $655.4 million as December 31, 2007.

Other (income) expense, net. Other expense for the year ended December 31, 2008 was $1.2 million, a net change of $3.9 million from other income of $2.7 million for the year ended December 31, 2007. The change in other (income) expense is primarily due to $1.6 million in foreign currency translation losses, $0.8 million related to overhedges and hedging ineffectiveness and $2.0 million net gains from asset dispositions during the year ended December 31, 2007.

Provision for income taxes. The income tax benefit for the year ended December 31, 2008 was $12.2 million compared to the tax provision of $60.2 million for the year ended December 31, 2007. The effective tax rate for the year ended December 31, 2008 and December 31, 2007 was 23.5% and 37.3%, respectively. The net tax benefit was due to the pre-tax loss in 2008 resulting from expenses related to the 2008 Acquisition and higher interest expense and the benefit of the domestic production activities deduction.

Liquidity, capital resources and off-balance sheet arrangements

As of March 31, 2010, we had unrestricted cash and cash equivalents of $60.3 million, working capital of $315.8 million and availability under our revolving credit agreement of $211.4 million.

At March 31, 2010, we had, exclusive of original issue discount, $1,524.3 million of indebtedness outstanding that included $346.3 million of senior discount notes, $424.0 million of senior subordinated notes and $754.0 million related to our term loan credit agreement. At March 31, 2010, we had no borrowings under our revolving credit agreement. Outstanding commercial and standby letters of credit issued under the credit facility totaled $33.5 million as of March 31, 2010.

In April 2010, we made a $7.1 million prepayment on our term loan credit agreement, further reducing the outstanding balance due at maturity in February 2014.

In April 2010, Goodman Global, Inc. and its consolidated subsidiaries received two Notices of Proposed Adjustment from the Department of Treasury—Internal Revenue Service covering its consolidated return for the period January 1 through February 13, 2008. The proposed adjustments disallow as non-recoverable costs deductions for certain expenses related to the 2008 Acquisition and would increase income taxes by approximately $11.5 million plus interest, which would be recorded as a charge to income tax expense. We believe that the deductions were appropriate and are in discussion with the IRS regarding this matter. At this time, the IRS has not concluded its review of Goodman Global, Inc.’s consolidated returns for the years ended December 31, 2006 and 2007 and the period January 1 to February 13, 2008.

In May 2010, we declared a $14.9 million dividend to our stockholders (that included a $0.7 million equitable distribution to our option holders). At that time we paid $14.5 million to our stockholders and vested option holders and established a reserve of $0.4 million for the payment of an equitable distribution with respect to unvested options outstanding as of the declaration date that will vest at a future date. Since March 31, 2010, we have also paid $0.9 million to vested option holders related to the December 2009 dividend declaration and, assuming all unvested options vest according to terms for both of the May 2010 and December 2009 dividend declarations, we expect to pay to our option holders approximately $0.3 million of the equitable distribution during the balance of 2010 and $10.1 million thereafter.

We anticipate paying approximately $108.6 million in cash interest expense in 2010 related to our outstanding debt under our senior secured credit facilities and senior subordinated notes, assuming our current debt levels and interest rate remain constant for the year. See “Contractual obligations and commitments” below. At March 31, 2010, we were in compliance with all of the covenants under our term loan credit agreement, revolving credit agreement, senior subordinated notes and senior discount notes.

We have funded, and expect to continue to fund, operations through cash flows generated by operating activities and borrowings under our revolving credit agreement. We also expect that ongoing requirements for debt service and capital expenditures will be funded from these sources.

Based on our current level of operations, we believe that cash flow from operations and available cash, together with available borrowings under our revolving credit agreement, will be adequate to meet our short-term and long-term liquidity needs over the next 12 to 24 months. Our future liquidity requirements will be for working capital, capital expenditures, debt service and general corporate purposes. Our ability to meet our working capital and debt service requirements, however, is subject to future economic conditions and to financial, business and other factors, many of which are beyond our control. If we are not able to meet such requirements, we may be required to seek additional financing. There can be no assurance that we will be able to obtain financing from other sources on terms acceptable to us, if at all. Based on our current business plans, we expect to make annual capital expenditures of approximately $20 million to $25 million over the next two years, relating primarily to new product development, replacement of equipment and other maintenance, including expenditures related to compliance with safety standards, and productivity enhancements.

From time to time, we may pursue acquisitions, but the timing, size or success of any acquisition effort and the related potential capital commitments cannot be predicted. We expect to fund any future acquisitions primarily with cash flow from operations and borrowings, including borrowing from amounts available under our revolving credit agreement or through new debt issuances. We may also issue additional equity either directly or in connection with any such acquisitions. As of March 31, 2010, other than routine leasing agreements, we had no off-balance sheet arrangements.

Operating activities. Cash provided by operating activities for the three months ended March 31, 2010 was $10.6 million, a $35.5 million increase when compared to $24.9 million of cash used in operating activities for the three months ended March 31, 2009. The increase was primarily the result of $21.1 million in incremental net income, $11.0 million in interest accretion and amortization of deferred financing fees and original issue discount associated with our senior discount notes and a $2.0 million change in operating assets and liabilities. A net decrease of $24.2 million in inventories and accounts payable related primarily to differences in the timing of raw material purchases, in particular purchases of raw materials in the fourth quarter of 2009 in anticipation of increased demand during the first quarter of 2010. We increased production during the fourth quarter of 2009 and our inventory balance at December 31, 2009 was $294.7 million as compared to $223.3 million at December 31, 2008. Our net sales for the three months ended March 31, 2010 were $388.8 million, a net increase of $70.5 million as compared to $318.2 million for the three months ended March 31, 2008. Our inventory turnover, which we calculate by dividing cost of goods sold for the period by average inventory for the period, remained comparable at 0.9 times for the three months ended March 31, 2010 as compared to 1.0 times for the three months ended March 31, 2009. The net decrease in inventories and accounts payable referred to above was partially offset by an increase of $20.2 million in accounts receivable that was primarily related to $70.5 million in increased revenues. Net cash provided by operating activities for the years ended December 31, 2009, 2008 and 2007 was $210.5 million, $141.4 million and $204.2 million, respectively. Cash flow from operations improved in 2009 by $69.1 million as compared to the same period in 2008 primarily as a result of an increase of $139.5 million in net income that was partially offset by a $16.6 million gain related to the retirement of $76.0 million in senior subordinated notes and by 2008 Acquisition related non-cash items that included the $48.0 million step-up in the valuation of inventory that was recognized in cost of sales in 2008 and $14.2 million in deferred financing fees and original issue discount related to the retirement of Predecessor’s debt in 2008. Inventory turnover for 2009 decreased to 5.0 times as compared to 5.7 times for 2008, primarily as a result of increased production during the fourth quarter of 2009 in anticipation of increased demand in the first quarter of 2010. Cash flow from operations decreased in 2008 by $62.8 million as compared to the same period in 2007 primarily as a result of a decrease of $141.2 million in net income that was partially offset by 2008 Acquisition related non-cash items that included the $48.0 million step-up in the valuation of the inventory that was recognized in cost of sales in 2008 and $23.8 million in deferred financing fees and original issue discount related to the retirement of Predecessor’s and the issuance of Successor’s new debt in 2008. Cash flow from operations in 2007 was positively impacted by higher net income as well as lower inventory levels resulting from improved production attainment, reduction in certain types of cooling units, improved order cycle times and higher sales, partially offset by an increase in accounts receivable.

Investing activities. Cash used in investing activities for the three months ended March 31, 2010 and March 31, 2009 was $4.2 million and $6.1 million, respectively, and consisted primarily of purchases of property, plant and equipment. For the year ended December 31, 2009, cash used in investing activities was $20.2 million compared to $1,967.1 million and $14.2 million in 2008 and 2007, respectively. Cash used in investing activities in 2009 was primarily related to $20.2 million in equipment purchases. Cash used in investing activities in 2008 was primarily due to $1,946.6 million of cash relating to the 2008 Acquisition. Capital expenditures were $21.6 million and $26.4 million in 2008 and 2007, respectively.

Financing activities. Cash used in financing activities was $3.5 million for the three months ended March 31, 2010 as compared to $0 for the three months ended March 31, 2009 and represented payments in the form of an equitable distribution to vested option holders. In 2009, our cash used in financing activities was $277.0 million, compared to $1,950.9 million in cash provided by financing activities in 2008 and $182.7 million in cash used in financing activities in 2007. In 2009, we completed a private placement of $586.0 million in aggregate principal amount at maturity of senior discount notes with gross proceeds of approximately $320.0 million. We used the net proceeds along with a $115.0 million dividend from Goodman Global, Inc. to pay a $409.5 million dividend to our stockholders and an equitable distribution to Goodman Global Group, Inc.’s option holders. Payment of the equitable distribution with respect to unvested options is made as and when such options vest. Approximately $3.5 million of this amount was paid to option holders in the three months ended March 31, 2010 in respect of options that vested during such period. In 2009, Goodman Global, Inc. made payments of $100.0 million to fully satisfy its outstanding obligations under its revolving credit facility, payments of $57.0 million (exclusive of accrued interest) to purchase $76.0 million in face value of its senior subordinated notes and prepaid $18.0 million due on its term loan credit agreement. In 2008, primarily as a result of the 2008 Acquisition, we received proceeds of $1,373.0 million from long-term debt, net of original issue discount, and $1,278.2 million in equity contributions and repaid $683.5 million in Predecessor debt. We incurred deferred financing costs of $45.7 million and equity issuance costs of $8.1 million associated with the 2008 Acquisition. Also during 2008, we repaid $28.0 million of our term loan credit agreement. During 2007, we repaid $182.6 million of our long-term debt.

Long term debt

We incurred substantial indebtedness in connection with the 2008 Acquisition and the 2009 issuance of the senior discount notes.

Senior subordinated notes

In February 2008, Goodman Global, Inc. issued and sold $500.0 million of 13.50%/14.00% senior subordinated notes due 2016 (the “senior subordinated notes”). The senior subordinated notes bear interest at a rate of 13.50% per annum, provided that we may, at our option, elect to pay interest in any interest period at a rate of 14.00%, per annum, in which case up to 3.0% per annum may be paid by issuing additional notes. The notes are wholly and unconditionally guaranteed by substantially all the subsidiaries of Goodman Global, Inc.

In April 2009, we formed Goodman Global Finance (Delaware) LLC (“GGF”), a Delaware limited liability company, which entered into two separate transactions to purchase for $58.9 million (inclusive of $1.9 million in accrued interest) approximately $76.0 million aggregate face value of our senior subordinated notes. We recognized a gain of $16.6 million in the second quarter of 2009 as a result of this early extinguishment of long-term debt, after taking into consideration the recognition of $2.4 million of previously unamortized deferred financing costs associated with the $76.0 million of senior subordinated notes.

In December 2009, we retired the $76.0 million aggregate face value of senior subordinated notes that were held by GGF.

Term loan credit agreement/revolving credit agreement

In February 2008, Goodman Global, Inc. entered into an $800.0 million term loan credit agreement maturing in 2014 and a $300.0 million revolving credit agreement maturing in 2013. The term loan credit agreement has an interest rate of Prime or the per annum London Interbank Offered Rate (“LIBOR”), with a minimum of 3.25% plus applicable margin, based on certain leverage ratios, which was 3.0% and totaled 6.25% as of December 31, 2009 and March 31, 2010. The revolving credit agreement has an interest rate of Prime or LIBOR, plus applicable margin, which was 1.0% and totaled 4.25% as of December 31, 2009 and March 31, 2010.

As of March 31, 2010, Goodman Global, Inc. owed $754.0 million under the term loan credit agreement and had no outstanding obligation on our revolving credit agreement, other than outstanding and undrawn letters of credit of $33.5 million.

In December 2009, we prepaid $18.0 million of term loans under our term loan credit agreement to satisfy our obligation of $2.0 million per quarter for the period beginning October 1, 2011 and ending December 31, 2013. As a result, we recognized an expense of $0.3 million of previously unamortized deferred financing fees and $0.4 million of previously unamortized original issue discount that related directly to the amount of the early extinguishment of debt. The outstanding balance at March 31, 2010 of $754.0 million is due at maturity in February 2014.

In April 2010, we prepaid $7.1 million of term loans under our term loan credit agreement. Amounts repaid under our term loan credit agreement may not be reborrowed, and our term loan credit agreement does not permit any further borrowings thereunder.

We had availability under the revolving credit agreement of $211.4 million at March 31, 2010 and $198.0 million at December 31, 2009 after taking into consideration our borrowing base, which was $244.9 million as of March 31, 2010 and $231.5 million as of December 31, 2009, and outstanding commercial and standby letters of credit issued under the credit facility, which letters of credit totaled $33.5 million as of each of March 31, 2010 and December 31, 2009.

The amount from time to time available under the revolving credit agreement (including in respect of letters of credit) cannot exceed the borrowing base. The borrowing base under the asset-based revolving credit agreement is equal to the sum of (1) 85% of all eligible accounts receivable of Goodman Global, Inc. and each guarantor thereunder and (2) 85% of the net orderly liquidation value of all eligible inventory of Goodman Global, Inc. and each guarantor thereunder and, in each case, subject to customary reserves established or modified from time to time by and at the permitted discretion of the administrative agent or collateral agent thereunder.

Senior discount notes

In December 2009, we issued and sold $586.0 million aggregate principal amount at maturity ($320.0 million in gross proceeds) of 11.500% senior discount notes due 2014. No interest is payable on the notes. On the date of issuance, the notes had an initial accreted value of $571.91 per $1,000 principal amount at maturity of the notes. The accreted value of the notes will increase from the date of issuance until December 15, 2014 under the indenture at a rate of 11.5% per annum such that the accreted value will be equal to the principal amount at maturity on December 15, 2014.

Original issue discount

The term loan credit agreement and senior discount notes included original issue discounts of $32.0 million and $15.1 million, respectively. These are being amortized to interest expense using the effective interest method over the period the debt is anticipated to be outstanding. As of March 31, 2010, the unamortized balances of the original issue discounts of the term loan credit agreement and the senior discount notes were $15.6 million and $13.9 million, respectively.

Other

Substantially all of the existing U.S. subsidiaries of Goodman Global, Inc. guarantee the debt obligations of Goodman Global, Inc. under the term loan agreement, the revolving credit agreement and the senior subordinated notes and have granted security interests in, or mortgages on, substantially all of their tangible and intangible assets as collateral for the obligations under the term loan agreement and the revolving credit agreement. Goodman Global Group, Inc. is structured as a holding company, and all of its assets and operations are held by its subsidiaries. The senior subordinated notes and the senior secured credit facilities restrict our ability to obtain funds from our subsidiaries by dividend or loan. In addition, all of our subsidiaries are separate and independent legal entities and have no obligation to pay any dividends, distributions or other payments to us.

Under the term loan credit agreement, Goodman Global, Inc. is required to satisfy and maintain specified financial ratios and other financial condition tests, including a minimum interest coverage ratio and a maximum total leverage ratio. In addition, under our revolving credit agreement, Goodman Global, Inc. is required to satisfy and maintain, in certain circumstances, a minimum fixed charge coverage ratio.

We and our subsidiaries, affiliates or significant stockholders may from time to time, in our or their sole discretion, purchase, repay, redeem or retire any of our outstanding debt or equity securities in privately negotiated or open market transactions, by tender offer or otherwise.

Covenant compliance

Our financial covenant requirements and ratios as of and for the four fiscal quarters ended March 31, 2010 were as follows. The financial covenants described apply to Goodman Global, Inc. and its restricted subsidiaries, except for the financial covenant for the senior discount notes, which apply to Goodman Global Group, Inc. and its restricted subsidiaries.

	Covenant requirements	Our ratio
Term loan credit agreement(1)
Minimum Covenant EBITDA to interest expense	2.10 to 1.00	3.83x
Maximum total debt to EBITDA ratio	4.75 to 1.00	2.67x
Revolving credit agreement(1)
Minimum Covenant EBITDA to fixed charges ratio required in certain circumstances	1.00 to 1.00	3.29x
Senior subordinated notes(2)
Minimum Covenant EBITDA to fixed charges ratio	2.0 to 1.0	3.51x
Senior discount notes(2)
Minimum Covenant EBITDA to fixed charges ratio	2.0 to 1.0	2.59x

(1)	The term loan credit agreement requires us to maintain a Covenant EBITDA to interest expense ratio of 1.80 to 1.00 for the fiscal year ending December 31, 2009, stepping up to 2.10 to 1.00 beginning with the four quarters ending March 31, 2010, 2.50 to 1.00 beginning with the four quarters ending March 31, 2011 and 3.20 to 1.00 beginning with the four quarters ending March 31, 2012, until it reaches 4.15 to 1.00 beginning with the four quarters ending March 31, 2013. Covenant EBITDA represents earnings before interest, taxes, depreciation and amortization, or EBITDA, further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the senior secured credit facilities. Interest expense is defined in the term loan credit agreement as consolidated cash interest expense less cash interest income and is further adjusted for certain non-cash interest expenses and other items. We are also required to maintain a total debt to Covenant EBITDA ratio of a maximum of 5.75 to 1.00 by the end of the fiscal year ending December 31, 2009, stepping down to 4.75 to 1.00 beginning with the four quarters ending March 31, 2010, 4.00 to 1.00 beginning with the four quarters ending March 31, 2011 and 3.10 to 1.00 beginning with the four quarters ending March 31, 2012, until it reaches 2.40 to 1.00 beginning with the four quarters ending March 31, 2013. Total debt is defined in the term loan credit agreement as consolidated total debt with certain exceptions and is reduced by the amount of cash and cash equivalents on our balance sheet. In addition, the revolving credit agreement requires us to maintain a Covenant EBITDA to fixed charges ratio at a minimum of 1.00 to 1.00 when excess availability under the asset-based revolving credit agreement is less than $30.0 million. Fixed charges is defined in the revolving credit agreement as the sum of consolidated cash interest expense, scheduled payments of principal of indebtedness and cash dividends paid on any preferred or disqualified capital stock. Failure to satisfy these ratio requirements would constitute a default under the senior secured credit facilities. If our lenders failed to waive any such default, our repayment obligations under the senior secured credit facilities could be accelerated, which would also constitute a default under the indentures governing our senior subordinated notes and our senior discount notes.
(2)	Our ability to incur additional indebtedness and make certain restricted payments under the indentures governing the senior subordinated notes and senior discount notes, subject to specified exceptions, is tied to a Covenant EBITDA to consolidated fixed charges ratio of at least 2.0 to 1.0, except that we may incur certain indebtedness and make certain restricted payments and certain permitted investments without regard to the ratio. Fixed charges is defined in the indentures governing the senior subordinated notes and senior discount notes as the aggregate amount of consolidated interest expense and tax-affected dividends payable on any preferred or disqualified capital stock, as adjusted for acquisitions. Covenant EBITDA, as defined in the indentures governing the senior subordinated notes and senior discount notes, is substantially similar to the definition of such term in our credit agreements.

Recent accounting pronouncements

Refer to Note 1 to the notes to unaudited consolidated condensed financial statements included in this prospectus for a discussion of recent accounting pronouncements.

Contractual obligations and commitments

The following table reflects our contractual obligations and commercial commitments as of December 31, 2009. Commercial commitments include lines of credit, guarantees and other potential cash outflows resulting from a contingent event that requires our performance pursuant to a funding commitment.

	Payments due by period(1)
(in millions)	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Senior subordinated notes	$424.0	$—	$—	$—	$424.0
Term loan credit agreement	754.0	—	—	754.0	—
Senior discount notes	586.0	—	—	586.0	—
Interest payments(2)	557.3	108.6	210.0	170.7	68.0
Operating leases	88.8	26.3	36.9	21.5	4.1
Self insurance	10.8	6.6	3.5	0.7	—

Total contractual obligations	$2,420.9	$141.5	$250.4	$1,532.9	$496.1

(1)	Excluded from the foregoing contractual obligations table are open purchase orders at December 31, 2009 for raw materials and supplies used in the normal course of business, supply contracts with customers, distribution agreements and other contracts without express funding requirements.
(2)	Interest payments reflect cash interest payable on our outstanding long term obligations at December 31, 2009, including the senior subordinated notes and term loan credit agreement and settlements of interest rate swaps that have not been designated as cash flow hedges, but do not include the senior discount notes where interest accretion will be paid at maturity in 2014. Interest payments are calculated based on an assumed rate of 13.5% for the senior subordinated notes (i.e., payment entirely in cash, rather than using the partial payment, in-kind option) and an assumed rate of 6.25% for the term loan credit agreement.

Contingencies

Various claims, lawsuits and administrative proceedings with respect to commercial, product liability and environmental matters are pending or threatened against us and our subsidiaries arising from the ordinary course of business. We are also subject to various regulatory and compliance obligations.

Quantitative and qualitative disclosures about market risk

We are exposed to market risks, which arise during the normal course of business from changes in interest rates, foreign exchange rates and commodity prices. A discussion of our primary market risks are presented below.

Interest rate risk

We are subject to interest rate and related cash flow risk in connection with borrowings under our term loan and revolving credit facilities, which totaled $754.0 million at March 31, 2010. To reduce the risk associated with fluctuations in the interest rate of our floating rate debt: (1) in May 2008, we entered into a two-year interest rate cap with a notional amount of $150.0 million that matures in May 2010; (2) in March 2009, we entered into an interest rate swap with a notional amount of $200.0 million that matured in March 2010; and (3) in March 2009, we entered into an interest rate swap with a notional amount of $300.0 million that matures in March 2011.

Our results of operations can be affected by changes in interest rates due to variable interest rates on the term loan credit agreement and revolving credit agreement. A 1% increase or decrease in the variable interest rates would have resulted in approximately a $0.7 million ($0.4 million, net of tax) increase or decrease in our interest expense in the three months ended March 31, 2010 on our variable rate indebtedness, after taking into consideration our interest rate swaps.

Foreign currency and exchange rate risk

We conduct our business primarily in the United States. We have limited sales in Canada, which are transacted in Canadian dollars. Other export sales, primarily to Latin America and the Middle East, are transacted in United States dollars. Therefore, we have only minor exposure to changes in foreign currency exchange rates. Sales outside the United States have not exceeded 5% in any of the three years ended December 31, 2009, 2008 or 2007. Approximately 1% of our total assets are outside the United States. There has been minimal impact on operations due to currency fluctuations.

Commodity price risk

We are subject to price risk as it relates to our principal raw materials: copper, aluminum and steel. Cost variability of raw materials can have a material impact on our results of operations. To enhance stability in the cost of major raw material commodities, such as copper and aluminum used in the manufacturing process, we have entered and may continue to enter into commodity derivative arrangements. Maturity dates of the contracts are scheduled to coincide with our planned purchases of the commodity. Cash proceeds or payments between the derivative counter-party and us at maturity of the contracts are recognized as an adjustment to the cost of the commodity purchased, to the extent the hedge is effective. Charges or credits resulting from ineffective hedges are recognized in income immediately. We have entered into swaps for a portion of our commodity supply that expire through December 31, 2011. These swaps had a net fair value as an asset of $22.4 million ($13.8 million, net of tax) as of March 31, 2010. A 10% change in the price of commodities hedged would change the fair value of the hedge contracts by approximately $12.6 million ($7.7 million, net of tax) as of March 31, 2010.

We continue to monitor and evaluate the prices of our principal raw materials and may decide to enter into hedging contracts in the future.

Diesel price risk

We are subject to price risk related to the price per gallon of diesel. As a part of our risk management strategy, we purchased a commodity contract for diesel to manage our exposure related to contracted transportation. Prices for diesel are normally correlated to transportation costs where third-party haulers assess a fuel surcharge when diesel prices increase, thus making derivatives of diesel effective at providing short-term protection against adverse price fluctuations. We elected not to designate the diesel derivatives as cash flow hedges. Therefore, gains and losses from changes in the fair values of derivatives that are not designated as hedges are recognized in other (income) expense. As of March 31, 2010, the commodity swap for diesel had a fair value of $47,000, and a 10% change in the price of diesel would change the fair value of the hedge contract by approximately $0.6 million ($0.4 million, net of tax).

Business

Overview

Goodman is a leading domestic manufacturer of heating, ventilation and air conditioning, or “HVAC,” products for residential and light commercial use. Since we began to manufacture HVAC equipment in 1982, we believe that we have grown our share of the residential HVAC market to now become one of the country’s largest residential HVAC manufacturers, based on unit sales. Our activities include engineering, manufacturing, distributing, and marketing an extensive line of HVAC equipment and related products.

Our products are predominantly marketed under the Goodman®, Amana® and Quietflex® brand names. We believe the Goodman brand is the single largest domestic residential HVAC brand, based on unit sales, and caters to the large segment of the market that is price sensitive and desires reliable and low-cost climate comfort, while our premium Amana brand includes advanced features, quieter operation and enhanced warranties. The Quietflex brand is a recognized brand of flexible duct.

Founded in 1975 as a manufacturer of flexible duct, we expanded into the broader HVAC manufacturing market in 1982. Since then, we have expanded our product offerings and maintained our core competency of manufacturing high-quality products at low costs. Our growth and success can be attributed to our strategy of providing a quality, competitively priced product that we believe is designed to be reliable and easy-to-install.

Goodman Global, Inc. was incorporated under the laws of Delaware in 2004. On December 23, 2004, Apollo Management, L.P., or Apollo, through its affiliate, Frio Holdings LLC, acquired our business from Goodman Global Holdings, Inc., a Texas corporation, and following a reorganization, we operated as Goodman Global, Inc.

On April 11, 2006, Goodman Global, Inc. completed an initial public offering of its common stock.

On February 13, 2008, Chill Acquisition, Inc., a Delaware corporation formed in October 2007, merged with and into Goodman Global, Inc., with Goodman Global, Inc. as the surviving corporation, now an indirect subsidiary of Goodman Global Group, Inc. (formerly Chill Holdings, Inc.), a Delaware corporation formed in October 2007 by affiliates of Hellman & Friedman LLC. We refer to this as the “2008 Acquisition.”

As of March 31, 2010, we distribute the majority of our products through a distribution chain of over 160 company-operated distribution centers located in key states such as Texas, California, Arizona, Florida, Maryland and Pennsylvania, which provides us with direct access to major HVAC sales regions in North America. For the year ended December 31, 2009, approximately 57% of our net sales were made through company-operated distribution centers and our direct sales force. Because we operate our company-operated distribution centers with a common look and feel and a standardized quality control process, we are able to deliver a consistently high level of service to our installing contractor customers (whom we refer to as dealers) with low overhead costs.

As of March 31, 2010, the balance of our products is sold through our network of over 185 independent distributors who operate over 785 locations throughout North America. Our independent distributors, many of which have multiple locations and most of which do not sell competing products, enable us to more fully serve other sales regions. We offer our independent distributors incentives to promote our brands, which allow them to provide dealers with our products at attractive prices while meeting their own profit targets. We believe that our growth is attributable to our strategy of providing quality, value-priced products through an extensive, growing and loyal distribution network. Our layered distribution strategy enables us to provide comprehensive coverage of major HVAC sales regions and easy access to our product for our installing dealers, which is a core principle of our value proposition.

As of March 31, 2010, we operated three manufacturing and assembly facilities in Texas, two in Tennessee, one in Arizona, one in Pennsylvania and one in Florida, totaling approximately two million square feet. In addition, we have a nearly one million square foot logistics center in Houston, Texas. These facilities and our hub-and-spoke distribution model allow us to provide enhanced availability and customer service to our installing dealers.

Our competitive strengths

We believe our competitive strengths include:

Industry leader with track record of industry outperformance. We are a leading domestic manufacturer of HVAC products for residential use based on unit sales. We are a leader in the value sector, which targets customers for whom price is the primary consideration, and have a strengthening position in the premium sector, which targets customers seeking a brand name that offers added product features and functionality. We believe that our dealer-focused marketing efforts, value-oriented product offerings and extensive and growing distribution networks have enabled us to gain a significant share of industry unit volumes and have allowed us to achieve operating margins that we believe are some of the most attractive in the industry. We estimate that we gained approximately eight market share points in the U.S. residential and light commercial HVAC industry from 2003 to 2009.

Low-cost, value leader through efficient manufacturing and innovative product design. Our engineering and design capabilities, lean manufacturing processes, high workforce productivity and raw material sourcing capabilities allow us to minimize costs while maintaining high product quality and continual innovations. Our capabilities are evidenced by our proprietary product innovations, including processes for which we have patents pending. We recently introduced technology that enables us to significantly reduce our product weight and size, allowing us to decrease our use of commodities such as copper, steel and aluminum in our products, thus lowering our overall product cost.

Targeted and effective dealer promotional strategy. We have developed innovative promotional programs aimed at providing our installing dealers with the flexibility to market and price our products in a manner that best suits the needs of their businesses and their local markets. As part of that effort, we interact each year directly with thousands of dealers through local, regional and Houston-based dealer meetings, where we demonstrate the distinctive features of our product lines and our value proposition. Compared to a general national advertising campaign or a consumer-oriented brand, we believe this targeted approach allows us to efficiently spend our marketing dollars on highly effective efforts to educate dealers about our company and our product lines and innovations.

Comprehensive proprietary and independent distribution networks. Our company-operated distribution network enables us to maintain close relationships with dealers, effectively communicate our selling proposition, capture incremental distribution margins and better manage inventory. Our experience in identifying well-suited locations, hiring qualified staff and managing our supply chain has allowed us to open more than 75 net new company-operated distribution centers since January 2003, enabling us to efficiently grow local market share with low up-front investment. We layer our proprietary distribution channel with an expanding network of over 185 independent distributors operating over 785 distribution locations, most of which do not sell competing products. Over the past few years, our independent distributors have significantly increased the number of their locations that stock our products, improving our access to markets not addressed by our company-operated distribution centers.

Broad, high-quality product line. We manufacture and market an extensive line of residential and light commercial products for the HVAC industry, consisting mainly of gas furnaces, package terminal units and compressor bearing units 5.4 tons in capacity and smaller as well as a variety of related products and accessory components. We also manufacture complementary lines of flex-duct, evaporator coils, air handlers and compressor bearing units with capacities ranging from six through 12.5 tons and source a variety of accessory components that aid in the installation and service of our products. Our products feature up-to-date heat transfer technology and are designed to meet an increasing preference for higher efficiency products. We have strengthened our position in the higher-efficiency segment of the market by offering a broad line of Federal tax credit-eligible units and significantly increasing our share of products with a 14+ Seasonal Energy Efficiency Ratio, or “SEER.”

Consistent, strong cash flow. Our earnings, combined with our modest capital expenditures and limited working capital requirements, result in the generation of significant free cash flow. In the years ended December 31, 2008 and 2009, our net cash provided by operating activities was $141.4 million and $210.5 million, respectively. In addition, as a result of the prior acquisition of our business in 2004, we have realized a significant step-up in the tax basis of our assets, which is expected to result in additional tax deductions over the next nine years.

Proven and motivated management team. Our management team has significant HVAC industry experience and a strong track record of success. Our eleven-member executive management team, led by David Swift, has over 125 years of total industry or related experience.

Our strategy

We intend to continue to grow operating profits through the following key strategies:

Maintain low-cost leadership position. Our value proposition is facilitated by low-cost design and lean manufacturing and sourcing processes. We intend to maintain our cost leadership position by continuing to design low-cost, high-quality products, increasing production efficiencies, improving our raw material and component sourcing and reducing our working capital investment, overhead and other expenses.

Realize benefits of recent company-operated distribution center openings and further increase coverage density. As newly opened, company-operated distribution centers continue to mature, we believe we will increase our market share in the relevant regions and improve profitability without significant incremental capital expenditures. We plan to opportunistically expand our company-operated distribution center footprint in targeted North American markets currently served by our company-operated distribution channel.

Strengthen independent distributor network. We maintain strong relationships with an extensive independent distributor network, which provides us efficient access to certain geographies not addressed by our company-operated distribution centers. We employ a number of programs to measure, incentivize and reward our independent distributors for achieving results that align with our key objectives in areas of growth, profitability and working capital management.

Targeted approach to distribution expansion. We utilize a detailed analytical assessment process to identify and prioritize metropolitan markets for distribution growth. Our decision to open new company-operated distribution centers or add independent locations is based upon factors such as available market size, existing share and current number of centers and locations.

Expand our product line in the light commercial package unit segment. We believe that many of our dealers also install light commercial package products. In recent years, we have taken steps, such as introducing new products to enhance and broaden our light commercial package product line, which have resulted in light commercial package unit shipment growth of 17% for 2009 compared to an approximately 28% decline in unit shipments for the total light commercial segment of the industry during the same period. We believe that expansion in this segment will also enhance our residential business, as we are able to serve a higher proportion of dealers’ needs.

Our industry

We estimate that the U.S. residential and light commercial HVAC industry (consisting of gas furnaces, package terminal units and compressor bearing units 5.4 tons in capacity and smaller) generated approximately

$6.4 billion in 2009 manufacturers’ sales, with an estimated 7.5 million units shipped in 2009. In the U.S. residential HVAC industry, we believe that the top six domestic manufacturers represented approximately 90% of unit sales in 2008. We also believe the market shares of the large, incumbent industry participants have been relatively stable in recent years, although we have continued to gain market share.

Opportunity for industry volume growth. We believe that industry growth in recent years has been driven primarily by increased central air conditioning penetration in both existing and new homes, and a growing installed base of units that required replacement. According to the U.S. Census Bureau, in 2008, 89% of completed new single family homes were equipped with central air conditioning, up from 70% in 1985. In the 1990s, as the overall housing base expanded due to increased new home sales and central air conditioning increased its penetration into homes, replacement demand has become a bigger driver of HVAC industry sales. As older units within the base of existing homes approach the end of their useful lives, they will need to be replaced by newer and more efficient models, creating a relatively stable base of demand for HVAC products. We estimate, based on historical unit shipments, estimated product life and housing data, that replacement and renovation-related products accounted for approximately 75% to 85% of industry sales over the past three years.

We believe that the recent financial and economic slowdown, beginning in 2007, has led to a decline in the number of HVAC units being replaced as customers have deferred replacements or opted for short-term solutions, such as repairing installed units or installing window room air conditioners to air condition a portion of the premises. For example, we believe that U.S. residential and light commercial HVAC industry unit volumes declined approximately 28% from 2006 to 2009. We believe that unit volume shipments declined by 11.2% in 2008 and 10.1% in 2009. As the domestic economy recovers, we expect consumers will increasingly replace older HVAC units, including those previously repaired units. For the first quarter of 2010, we believe that U.S. residential and light commercial HVAC industry unit volumes increased approximately 9% as compared to the first quarter of 2009; however, there can be no assurance as to what the rate of increase or decrease for industry unit volumes will be for subsequent periods.

Highly fragmented customer base. HVAC manufacturers sell through a highly fragmented two-tier distribution system, and no single distributor represents a large share of industry-wide HVAC sales. There are more than 450 independent HVAC distribution companies in the United States.

Additionally, we believe that the distributors’ customer base consists of over 100,000 independent dealers across the country that buy HVAC equipment from the distributors and install them for the ultimate end user. As a result of this tiered distribution system, and HVAC equipment’s low share of the fully installed cost, the ultimate end user has limited visibility into manufacturer pricing.

We believe that dealers become increasingly loyal as they become accustomed to the installation and service of a particular product and brand. Therefore, dealers prefer distributors that continue to carry a specific manufacturer’s product and prefer product lines that do not change dramatically so that retraining is not required. If a distributor changes the brand of products it carries, that distributor risks alienating dealers who have customized their operations to maximize their efficiency in sourcing and installing the discontinued brand. Further, much of the industry utilizes an exclusive distribution model, pursuant to which distributors carry only a single manufacturer’s product line in a given area. This distributor/dealer dynamic further encourages independent distributors to continue carrying a specific manufacturer’s products.

Significant barriers for new entrants. The HVAC industry is characterized by a fragmented distribution system, high switching costs for distributors and dealers and the need for sufficient production volume to generate economies of scale. Distributors and dealers are unlikely to switch manufacturers due to expenses associated with inventory stocking, marketing material and personnel training requirements. Distributors and dealers also value an established brand with an extensive history to ensure reliable warranty coverage for the end user. As manufacturers build scale, they benefit from a broader distribution network and more efficient manufacturing.

We believe domestic manufacturers represented over 95% of unit shipments in 2008, as competition from foreign manufacturers has remained limited. Foreign manufacturers face challenges, due to the expense of shipping HVAC products, as well as other business challenges resulting from limited access to distribution and differences in consumer preferences for single room HVAC systems abroad versus central systems domestically. Additionally, labor costs represent a small percentage of our total costs of goods sold, making lower overseas labor costs less important, particularly given the added cost of transporting products from outside North America. While foreign competition is limited, HVAC manufacturers do source a significant amount of their components overseas, which reduces costs of goods sold and helps increase margins.

Trends toward increasingly efficient and environmentally sound HVAC solutions. Final EPA rules went into effect on January 1, 2010 that complete the phase-out of HCFC-22, a refrigerant, in the production of new, pre-charged units. We had prepared for this phase-out and now utilize HFC-410A refrigerant as a substitute for HCFC-22. Various government programs and policies are creating incentives for consumers to purchase more energy-efficient comfort solutions. Through 2010, tax credits are available to consumers purchasing certain high efficiency products.

On November 19, 2007, the U.S. Department of Energy, or “DOE,” issued new regulations increasing the minimum annual fuel utilization efficiency, or “AFUE,” for several types of residential furnaces. These regulations apply to furnaces manufactured for sale in the U.S. or imported into the United States on and after November 19, 2015. On December 19, 2007, federal legislation was enacted authorizing the DOE to study the establishment of regional efficiency standards for furnaces and air conditioners. In April 2010, the DOE held a public hearing to consider a proposed rule amending the current AFUE for furnaces and establishing two regions for regulatory purposes. Rulemaking on regional standards for air conditioners is ongoing. The DOE is expected to issue a final rule establishing regional standards for furnaces and air conditioners by May 1, 2011. In addition, in October 2009, Goodman and the other leading domestic residential HVAC equipment manufacturers and industry representatives signed an agreement with certain U.S. energy-efficiency advocacy organizations supporting new federal standards for domestic residential central HVAC products. The agreement calls for replacing national efficiency standards with different standard levels in three climate regions—North, South, and Southwest. The supported standards would generally require cooling efficiencies of at least 14 SEER in the South and heating efficiencies of at least 90% AFUE in the North. In addition, the agreement would allow states to include even higher efficiency levels for HVAC systems in residential new construction. The signatories agreed to submit their agreement jointly as a legislative proposal to Congress for inclusion in energy legislation currently under consideration and to recommend that the U.S. Department of Energy promulgate rules adopting the agreed-upon regions and standards.

Our product offerings

We manufacture and market an extensive line of HVAC products for residential and light commercial use. These products include split-system air conditioners and heat pumps, gas furnaces, package units, air handlers, Package Terminal Air Conditioners/Heat Pumps, or “PTACs,” evaporator coils, flexible duct and accessories. Our products are predominantly marketed under the Goodman®, Amana® and Quietflex® brands.

Our principal HVAC products are outlined in the following table and summarized below.

	Size(1)	Efficiency(2)
Product line
Split systems:
Air conditioners	1.5 to 10 Tons	13 to 18 SEER
Heat pumps	1.5 to 10 Tons	13 to 18 SEER
Gas furnaces	45,000–140,000 BTUH	80 to 96% AFUE

Package units(3):
Gas/electric	2 to 12.5 Tons	13 to 15 SEER
Electric/electric (A/C)	2 to 12.5 Tons	13 SEER
Electric/electric (heat pump)	2 to 12.5 Tons	13 to 15 SEER
Air handlers	1.5 to 10 Tons	NA
PTAC(3):
A/C & electric heat coil	7,000 to 15,000 BTUH	9.5 to 12.8 EER
Heat pump	7,000 to 15,000 BTUH	9.3 to 12.8 EER
Evaporator coils	1.5 to 5 Tons	NA
Flexible duct	3” to 22”	R-4.2, 6, 8

(1)	Based on cooling tons of thousands of British Thermal Units Per Hour (“BTUH”). 12,000 BTUH = 1 ton.
(2)	Measure of a product’s efficiency used to rate it comparatively and to calculate energy usage and cost: SEER—Seasonal Energy Efficiency Rating; AFUE—Annual Fuel Utilization Efficiency; EER—Energy Efficiency Rating. R-value is a comparative measure of thermal resistance used to quantify insulating properties.
(3)	Products with commercial product characteristics and certain other products are not subject to the 13 SEER minimum efficiency standards.

Split-system air conditioners and heat pump units. A split-system air conditioner consists of an outdoor unit that contains a compressor and heat transfer coils and an indoor heat transfer unit with ducting to move air throughout the structure. A split-system heat pump is similar to a split-system air conditioner, but also includes a device that reverses the flow of refrigerant and thus heats when heating is required and cools when cooling is required.

Gas furnaces. A gas furnace is typically used with a ducting system to heat indoor air. Furnaces use a natural gas-fueled burner and a heat exchanger to heat air and a blower to move the heated air throughout a structure through ducting.

Package units. A package unit consists of a condensing unit and an evaporator coil combined with a gas or electric heat source in a single, self-contained unit. It is typically placed outside of the structure on a ground slab or roof.

Air handlers. An air handler is a blower device used in connection with heating and cooling applications to move air throughout the indoor comfort control system.

Package terminal air conditioners. A PTAC is a single unit heating and air conditioning system used primarily in hotel and motel rooms, apartments, schools, assisted living facilities and hospitals.

Evaporator coils. An evaporator coil is a key component of the indoor section of a split-system air conditioner or heat pump unit. An evaporator coil is comprised of a heat transfer surface of copper tubes surrounded by aluminum fins in which compressed gas is permitted to expand and absorb heat, thereby cooling the air around it.

Other. Other products include flexible duct and other HVAC related products and accessories.

Distribution network

We sell our products through a North American distribution network with over 945 total distribution points comprised of over 160 company-operated distribution centers and over 785 independent distributor locations. For the years ended December 31, 2008 and 2009, approximately 55% and 57%, respectively, of our net sales were made through company-operated distribution centers and our direct sales force while the remaining 45% and 43%, respectively, of our net sales were made through our independent distributors. Our distribution strategy is to maintain broad geographic coverage and strong distributor and dealer relationships. Our distributor agreements typically are terminable by either party on 30 days’ or similar notice and do not obligate the purchaser to purchase any specified amount of products from us, and most provide that the distributor cannot sell products that compete with ours. Many of our key distributors have been with us for over ten years.

Our company-operated distribution centers are located in key states such as Texas, California, Arizona, Florida, Maryland and Pennsylvania. This strategy provides us direct access to large markets in North America and allows us to maintain a significant amount of control over the distribution of our products. Our company-operated distribution center network provides us with considerable operational flexibility by giving us (1) direct access to dealers, which provides us continuous, real-time information regarding their preferences and needs, (2) better control over inventory through direct information flow, which allows us to efficiently meet customer demand, (3) the ability to manage pricing at our discretion, (4) an additional channel in which to conduct market tests of new products and (5) the ability to introduce new products broadly and quickly. Our company-operated distribution centers employ a low-cost distribution strategy to provide competitive pricing. From January 1, 2003 through March 31, 2010, we have opened more than 75 net new company-operated distribution centers. We expect to continue to seek opportunities to expand our company-operated distribution center footprint in targeted North American markets.

We regularly perform market analyses to determine new distribution locations based on whether a given market is either under-served or has poor independent distributor representation. Once an under-served or poorly represented market is identified, we evaluate whether to look for a new independent distributor, open a company-operated distribution center or acquire the under-performing independent distributors.

We maintain an extensive independent distributor network, which allows us to access major markets not addressed by our company-operated distribution centers. We have maintained longstanding relationships with our leading distributors. We seek to align the incentives of our independent distributors with those of the company, while avoiding expensive brand marketing campaigns, through the following programs:

•

New dealer recruitment program: We offer a program through which dealers tour our manufacturing and research facilities, are educated about our products, review our quality control process and meet with our engineers and management. This interaction allows us to provide visual reinforcement of the quality and care taken in the manufacture of our products. The program also provides us with the opportunity to obtain direct feedback from dealers regarding end user receptivity to current products, as well as gauge the dealers’ interest in future products ahead of a broader product introduction.

•

Mark-up rebate programs: Many independent distributors take advantage of our rebates that are inversely related to the distributor’s markup, thus motivating distributors to meet certain pricing targets to the dealers. This program is structured to encourage distributors to pass on lower equipment costs to dealers in order to drive market share expansion while preserving the distributors’ margins. Through this program we are able to encourage low final prices of our products to the ultimate consumer.

•

Inventory consignment: We provide inventory on consignment to some of our independent distributors. This strategy positions finished goods from our factories directly in the market to be sold as demand requires. Under the consignment program, we carry the cost of appropriate finished goods inventories until they are sold by the distributors, which substantially reduces their investment in inventory and allows us to develop new distributor relationships. We also benefit from reduced warehousing costs.

Our independent distributor network provides us market access where we do not employ company-operated distribution centers. Independent distributors are typically selected and retained on the basis of (1) a demonstrated ability to meet or exceed performance targets, (2) a solid financial position and (3) a low-cost structure and competitive pricing. Many of our independent distributors have multiple locations, and most do not sell competing products. Our selection process, coupled with our incentive programs, makes switching costs high, which has resulted in a low distributor turnover rate.

We also seek to broaden our customer base by developing new customer relationships with national homebuilders and developing existing relationships with large national and regional homebuilders. We believe these relationships will increase sales and continue to add credibility and visibility to our brand names and products.

Manufacturing

We operate three manufacturing and assembly facilities in Texas, two in Tennessee, one in Arizona, one in Pennsylvania and one in Florida, totaling approximately two million square feet. We believe we have sufficient manufacturing capacity to achieve our business goals for the foreseeable future without the need for further expansion.

We operate two logistics centers, the Houston Logistics Center (a freestanding center) and the Fayetteville Center (a logistics center in the Fayetteville, Tennessee facility). The manufacturing plants feed finished products into these two logistics centers for deployment into the distribution channels. As the distribution network provides point of sale information, these logistics centers deploy products into the marketplace as demand dictates. The Quietflex branded product is distributed to customers from Quietflex-related manufacturing and assembly facilities located in Houston, Texas, Phoenix, Arizona, Groveland, Florida and Scranton, Pennsylvania.

Raw materials and purchased components

We purchase most of our components, such as compressors, motors, capacitors, valves and control systems, most of which are generally available from multiple sources, from third-party suppliers. In order to maintain low input costs, we also manufacture select components when it is deemed cost effective. We also manufacture heat transfer surfaces and heat exchangers for our units.

Our primary raw materials are copper, aluminum and steel, all of which are commodities which are generally available from multiple sources and which we purchase from third parties. We spent approximately $264.7 million in 2009 and approximately $300.0 million in each of 2008 and 2007 on these raw materials. Cost variability of raw materials can have a material impact on our results of operations. In order to enhance raw material price stability, we monitor principal raw material prices and strategically enter into commodity forward contracts and hedges for the purchase of certain raw materials.

Where feasible, we solicit bids for our raw material and component needs from multiple suppliers. Supplier selection is based primarily on cost, quality and delivery requirements. After selecting suppliers, we execute short- and, at times, long-term agreements by which we seek to ensure availability and delivery of requisite supplies. We regularly monitor the supply of raw materials and components and the availability of alternative sources. In order to manage a disruption in our supply chain, we provide forecasts to our suppliers so they have adequate lead time to source such raw materials and components on a timely basis. In addition, we maintain an inventory of raw materials and components that we believe are most critical to our manufacturing process. As a result, we believe that none of our supplier arrangements is material and that we would be able to qualify alternative suppliers if required.

Our procurement initiatives include leveraging our buying power to improve purchasing efficiency, reducing the number of suppliers and improving supplier logistics. While we typically concentrate our purchases for a particular raw material or component with one or two suppliers, alternative suppliers are available and have been identified if we need to procure key raw materials or components from them.

In 2009, our top ten suppliers accounted for approximately 53% of our supply expenditures. We believe we have strong and longstanding relationships with many of our suppliers.

Sales and marketing

Our strategy is to maintain a lean sales and marketing staff, focused primarily on traditional products, in order to derive the greatest value from our marketing budget while minimizing overhead costs. Our longstanding distributor relationships, low turnover rates and company-operated distribution center footprint allow us to implement our sales and marketing strategy with a modest corporate staff. Our corporate sales and marketing staff monitors market information, develops programming and provides distributors with the promotional materials they need to sell our products. We review the need for additional sales and marketing staff as business opportunities arise.

Our primary HVAC products are marketed under the Goodman®, Amana® and Quietflex® brand names. Our Goodman branded products cater to the large segment of the market that is price sensitive and desires reliable and low cost comfort. We believe the Goodman brand is the single largest domestic residential HVAC brand and we position the Goodman brand as the preferred brand for quality HVAC equipment at low prices. Our premium Amana branded products include enhanced features such as higher efficiency and quieter operation and enhanced warranties. The Amana brand is positioned as the “great American brand” that outlasts the rest, highlighting durability and long-life. The Quietflex brand is a recognized brand of flexible duct. Our products and brands are marketed for their quality, low cost, ease of installation, superior warranty and reliability. Our sales, marketing and distribution strategy focuses on keeping prices low to the dealer, while allowing distributors to achieve their profit goals.

Weather and seasonality

We believe that weather patterns have historically impacted the demand for HVAC products. For example, we believe that hot weather in the spring season can cause existing older units to fail earlier in the season, driving customers to accelerate replacement of a unit, which might otherwise be deferred in the case of a late season failure. Similarly, we believe that unseasonably mild weather diminishes customer demand for both commercial and residential HVAC replacement and repairs. Weather also impacts installation during periods of inclement weather as fewer units are installed due to dealers being delayed or forced to shut down their operations.

Although there is demand for our products throughout the year, in each of the past three fiscal years between 58% to 60% of our total sales occurred in the second and third quarters of the fiscal year. Our peak production also typically occurs in the second and third quarters of the fiscal year.

Customers

Our customers consist primarily of (1) distributors who supply independent dealers who install our products for the ultimate end user and (2) independent dealers to whom we sell products through our company-operated distribution centers. We also sell PTAC products directly to the light commercial sector, including hotels, motels and assisted living facilities.

We have a diverse and fragmented customer base. In 2008 and 2009, no independent distributor accounted for more than 10% of our net sales. We believe the loss of any single distributor would not have a material effect on our business or operations. Our top ten independent distributors accounted for approximately 31% and 30% of our net sales in 2008 and 2009, respectively.

Research and development

We maintain an engineering and research and development staff whose duties include testing and improving existing product lines and developing new products. Company-sponsored research and development expense was $3.1 million for the three months ended March 31, 2010 and $11.2 million, $10.5 million and $9.1 million for the years ended December 31, 2009, 2008 and 2007, respectively. We charge research and development costs to selling, general and administrative expense as incurred. Research and development is conducted at our facilities in Houston, Texas, Fayetteville, Tennessee and Dayton, Tennessee. Research and development is focused on maintaining product competitiveness by improving the cost of manufacture, safety characteristics, reliability and performance while ensuring compliance with governmental standards. The engineering staff focuses its cost reduction efforts on standardization, size and weight reduction, the application of new technology and improving production techniques. Our engineering staff maintains close contact with marketing and manufacturing personnel to ensure that their efforts are consistent with market trends and are compatible with manufacturing processes.

Information systems

We use software packages from major publishers to support many of our business operations, including manufacturing, order processing, payroll, finance, logistics center operation, time and attendance reporting and for company-operated distribution operations. The major business systems operate on an IBM iSeries computer located with production Microsoft Windows servers at a hardened and guarded facility. Certain systems that we designate as critical to continued business operation are subject to processes that are designed to minimize outages caused by computer hardware or infrastructure failures. We install updated software to improve serviceability and functionality. Our company-operated distribution centers provide us with significant, real-time information that allows us to monitor the trends in our business and to rapidly respond to changes in the markets we serve to capitalize on potential growth opportunities. We developed and use a custom application system that computes optimal replenishment quantities of equipment and parts in our company-operated distribution centers in order to reduce inventory investment.

Independent distributors make use of our systems through Internet-based portals. These services give distributors access to data, such as replacement part lists, and systems, such as a consigned inventory accounting function. Consumers make use of our Internet-based systems to obtain general and product-specific information and register products for warranty coverage. We also link our systems with those of our suppliers in order to manage the procurement of materials on a real-time basis. Each night, the programs recalculate component requirements, allowing faster notification of schedule changes to suppliers, which reduces our working capital requirements.

Competition

The production and sale of HVAC equipment by manufacturers is highly competitive. HVAC manufacturers primarily compete on the basis of price, depth of product line, product efficiency and reliability, product availability and warranty coverage. We believe that the top six domestic manufacturers represented approximately 90% of unit sales in the U.S. residential HVAC industry in 2008. We are a leading domestic manufacturer of HVAC products for residential and light commercial use. We believe that our four largest competitors in the residential market are Carrier Corporation (a division of United Technologies Corporation), Trane Inc. (a wholly-owned subsidiary of Ingersoll-Rand Company Limited), Lennox International, Inc. and Rheem Manufacturing Company. A number of factors affect competition in the HVAC market, including the development and application of new technologies and an increasing emphasis on the development of more efficient HVAC products. In addition, new product introductions are an important factor in the market categories in which our products compete. Some of our competitors are large and have significantly greater financial, marketing and technical resources than we do. Although we believe we have been able to compete successfully in our markets to date, there can be no assurance that we will be able to do so in the future.

Patents and trademarks

We hold a number of patents, and have recently filed a number of patent applications, relating to the design and manufacture of our heating and air conditioning products. We generally endeavor to obtain patent protection for technology that we develop and will enforce such protection as appropriate. Our existing patents generally expire between 2010 and 2013. We do not anticipate that the expiration of the patents will have a material impact on our business. In connection with the marketing of our products, we have obtained trademark protection for all of our brand names. The trademark registrations for these names have an initial term of between five and six years and thereafter a term of 10 years. The 10-year term is renewable for additional 10-year terms so long as the names are still being used by us for the purpose for which they were registered. We have a license to use the Amana brand name and related trademark in connection with our HVAC business. The Amana trademark is controlled by Whirlpool Corporation (subsequent to its acquisition of Maytag), which markets appliances under the Amana brand name. As part of the sale of the Amana appliance business to Maytag in 2001, we entered into a trademark license agreement with Maytag pursuant to which we maintain our right to use the Amana® brand name and trademark. The trademark license agreement expires in July 2011, with renewal terms available for a total of an additional 15 years. In the event that Maytag ceases operations at a certain manufacturing plant in Middle Amana, Iowa under certain circumstances, it has agreed to discontinue use of the word Amana in its corporate name and in connection with its business enterprise. If that occurred, our ability to use the Amana® brand name may be impaired. In addition, we possess a wide array of proprietary technology and know-how. We believe that our patents, trademarks, trade names, service marks and other proprietary rights are important to the development and conduct of our business as well as the marketing of our products. We vigorously protect these rights.

Employees

As of March 31, 2010, we had 4,466 full-time employees (3,413 hourly and 1,053 salaried employees). Of those, 2,570 employees were directly involved in manufacturing processes (assembly, fabrication, maintenance, quality assurance and forklift operations) at our eight manufacturing and assembly facilities. Our only unionized workforce is at our Fayetteville, Tennessee manufacturing facility, which we acquired with the 1997 acquisition of Amana. The approximately 1,028 Fayetteville hourly employees are represented by the International Association of Machinist and Aerospace Workers. Although the Fayetteville facility has been unionized since the 1960s, there have been no work stoppages or strikes at the plant since 1978. We negotiated a collective bargaining agreement with the union that was ratified by the Fayetteville union membership on December 5, 2009. The collective bargaining agreement will remain in effect until December 9, 2012 and will automatically renew for one year terms after such date unless either party provides written notice of termination to the other party at least 60 days before the end of the then-current term. We believe we have good relations with our employees.

Regulation

We are subject to extensive, evolving and often stringent international, federal, state, provincial, municipal and local laws and regulations.

Environmental refrigerant regulation

In 1987, the United States became a signatory to the Montreal Protocol on Substances that Deplete the Ozone Layer. The Montreal Protocol addresses the use of certain ozone-depleting substances, including hydrochlorofluorocarbons, or “HCFCs,” a refrigerant commonly used for air conditioning and refrigeration equipment. The 1990 amendments to the Clean Air Act implement the Montreal Protocol in the United States and authorize the U.S. Environmental Protection Agency, or “EPA,” to issue regulations to accelerate the phase-out of HCFCs between 2010 and 2020. Final EPA rules went into effect on January 1, 2010 that complete the phase-out of HCFC-22 in the production of new units. We had prepared for this phase-out and now utilize

HFC-410A refrigerant as a substitute for HCFC-22. Under the EPA’s final rules on HCFC-22, we generally are able to sell or distribute equipment pre-charged with HCFC-22 after the phase-out so long as the equipment was manufactured prior to January 1, 2010. We did not manufacture any such equipment on or after January 1, 2010.

The substitute refrigerant in our new air conditioning and heat pump products, HFC-410A, is a mixture of hydrofluorocarbons that the EPA has determined do not contribute to the depletion of the ozone layer and therefore are not subject to phase-out mandates. For five years prior to the EPA’s phase out rule, we manufactured and sold some of our air conditioning and heat pump equipment incorporating the HFC-410A refrigerant. Products using the alternative refrigerant require compressors, seals, and heat exchangers designed to meet its higher operating pressures.

We believe that our operations materially comply with all current EPA regulations relating to refrigerants. In addition, we do not believe that either the Clean Air Act or its HCFC implementing regulations will have a material adverse impact on our business, financial condition or results of operations.

Efficiency standards

We are subject to international, federal, state, provincial, municipal and local laws and regulations concerning the energy efficiency of our products, including, among others, the National Appliance Energy Conservation Act of 1987, as amended, or “NAECA,” the Canadian Energy Efficiency Act, and regulations promulgated under these acts. Energy efficiency in air conditioning products is measured by a SEER. A higher SEER indicates that a lower amount of energy is required for the same amount of cooling capacity. Typical systems range from 10 SEER to 23 SEER, with 14 SEER and higher considered to be premium efficiency systems. Effective January 23, 2006, the U.S. federal minimum efficiency standard for central air conditioners and heat pumps manufactured in the United States increased from 10 SEER to 13 SEER under NAECA, a change we actively supported.

On November 19, 2007, the U.S. Department of Energy, or “DOE,” issued new regulations increasing the minimum annual fuel utilization efficiency, or “AFUE,” for several types of residential furnaces. These regulations, which were published November 19, 2007 at 72 Fed. Reg. 65136, apply to furnaces manufactured for sale in the U.S. or imported into the United States on and after November 19, 2015. On December 19, 2007, the Energy Independence and Security Act of 2007 was enacted authorizing the DOE to study the establishment of regional efficiency standards for furnaces and air conditioners. In April 2010, the DOE held a public hearing to consider a proposed rule amending the current AFUE for furnaces and establishing two regions for regulatory purposes. Rulemaking on regional standards for air conditioners is ongoing. DOE is expected to issue a final rule establishing regional standards for furnaces and air conditioners by May 1, 2011. In addition, in October 2009, Goodman and the other leading domestic residential HVAC equipment manufacturers and industry representatives signed an agreement with certain U.S. energy-efficiency advocacy organizations supporting new federal standards for domestic residential central HVAC products. The agreement calls for replacing national efficiency standards with different standard levels in three climate regions—North, South, and Southwest. The supported standards would generally require cooling efficiencies of at least 14 SEER in the South and heating efficiencies of at least 90% AFUE in the North. In addition, the agreement would allow states to include even higher efficiency levels for HVAC systems in residential new construction. The signatories agreed to submit their agreement jointly as a legislative proposal to Congress for inclusion in energy legislation currently under consideration and to recommend that the DOE promulgate rules adopting the agreed-upon regions and standards. We have established processes that we believe will allow us to offer new products that meet or exceed these new national standards well in advance of implementation of the new standards.

Other environmental, health and safety matters

We are subject to extensive, evolving and often stringent international, federal, state, provincial, municipal and local environmental and health and safety laws and regulations, including, among others, the Clean Air Act, the Clean Water Act, the Comprehensive Environmental, Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, the Toxic Substances Control Act, the Canadian Energy Efficiency Act, and regulations promulgated under these acts. Many of these laws and regulations relate to the protection of human health and the environment, including those limiting the discharge of pollutants into the environment and those regulating the treatment, storage or disposal and remediation of releases of, and exposure to, hazardous wastes and hazardous materials. We believe that we are in material compliance with applicable environmental, health and safety laws and regulations, many of which provide for substantial fines or civil or criminal sanctions for violations. Certain environmental laws and regulations impose strict, joint and several liability on potentially responsible parties, including past and present owners and operators of sites, to clean up, or contribute to the cost of cleaning up, sites at which hazardous wastes or materials were disposed or released. We are currently, and may in the future be, required to incur costs relating to the investigation or remediation of such sites, or sites owned or operated by third parties where we have, or may have, disposed of our waste.

As required by a March 15, 2001 Consent Order with the Florida Department of Environmental Protection, or “FDEP,” Goodman Distribution Southeast, Inc., or “GDI Southeast,” our wholly-owned subsidiary, is investigating and pursuing, under FDEP oversight, the delineation of groundwater contamination at and around the GDI Southeast facility in Fort Pierce, Florida. Interim remediation has begun. The ultimate cost for this remediation cannot be predicted with certainty due to the variables relating to the contamination and the appropriate remediation methodology, the evolving nature of remediation technologies and governmental regulations, and the inability to determine the extent to which contribution will be available from other parties, all of which factors are taken into account to the extent possible in estimating potential liability. We have reserved approximately $0.5 million as of December 31, 2009, although it is possible that the ultimate cost could exceed this amount by up to approximately $3.3 million. Costs of future expenditures are not discounted to their present value. We do not believe that this matter is likely to have a material adverse effect on our business or financial condition, or results of operations.

We believe that this contamination predated GDI Southeast’s involvement with the Fort Pierce facility and that GDI Southeast has not caused or contributed to the contamination. Accordingly, we are pursuing litigation against a former owner and a former lessee of the Fort Pierce facility in an attempt to recover our costs. At this time, we cannot estimate probable recoveries from this litigation.

On March 31, 2010, GDI Southeast merged with and into our subsidiary Goodman Distribution, Inc., with Goodman Distribution, Inc. being the surviving entity and assuming the liabilities and obligations of GDI Southeast, including its obligations under the Consent Order.

We are also subject to various laws and regulations relating to worker health and safety. We expect to continue to make capital expenditures at our facilities to improve worker health and safety. We expect to continue to make expenditures at our facilities to assure compliance with OSHA and other applicable standards. In addition, future inspections at our facilities may result in liabilities, including enforcement actions by OSHA.

Although we do expect to incur expenses related to environmental, health and safety laws and regulations, based on information presently known to us, we believe that the future cost of complying with such laws and regulations and any liabilities associated with environmental, health and safety obligations will not have a material adverse effect on our business, financial condition or results of operations. However, future events, including new or stricter environmental or health and safety laws and regulations, related damage or penalty claims, the discovery of previously unknown environmental or health and safety conditions requiring investigation or remediation, more vigorous enforcement or a new interpretation of existing environmental or health and safety laws and regulations could require us to incur additional costs that may be material.

Florida office of insurance regulation

One of our subsidiaries, AsureCare Corp., a Florida corporation, is licensed as a service warranty association and regulated by the Florida Office of Insurance Regulation. As a Florida-domestic service warranty association, AsureCare Corp. is subject to regulation as a specialty insurer under certain provisions of the Florida Insurance Code. Under applicable Florida law, no person can acquire, directly or indirectly, more than 10% of the voting securities of a service warranty association or its controlling company, including Goodman Global Group, Inc., without the written approval of the Florida Office of Insurance Regulation. Accordingly, any person who acquires, directly or indirectly, 10% or more of our common stock, must first file an application to acquire control of a specialty insurer or its controlling company, and obtain the prior written approval of the Florida Office of Insurance Regulation. The application must be filed with the Florida Office of Insurance Regulation no later than five days after any form of tender offer or exchange offer is proposed, or no later than five days after the acquisition of securities or ownership interest if no tender offer or exchange offer is involved.

The Florida Office of Insurance Regulation may disapprove an acquisition of beneficial ownership of 10% or more of our voting securities by any person who refuses to apply for and obtain regulatory approval of such acquisition. In addition, if the Florida Office of Insurance Regulation determines that any person has acquired 10% or more of our voting securities without obtaining regulatory approval, it may order that person to cease the acquisition and divest itself of any shares of such voting securities which may have been acquired in violation of the applicable Florida law. The Florida Office of Insurance Regulation may also take disciplinary action against AsureCare Corp.’s license if it finds that an acquisition made in violation of the applicable Florida law would render the further transaction of its business hazardous to its customers, creditors, stockholders or the public.

Properties

As of March 31, 2010, we owned three manufacturing facilities, one manufacturing/distribution facility, one research and development facility and seven company-operated distribution facilities. We also leased four manufacturing and assembly facilities, one distribution facility, 163 company-operated distribution facilities and the space for our corporate headquarters. From time to time, we also lease temporary warehouse space when required due to manufacturing cycles. We believe that our facilities are suitable for their present and intended purposes and are adequate for our current and expected level of operations. We do not anticipate any significant difficulties in renewing or relocating our leased facilities as our leases expire.

Our headquarters and material operating, manufacturing and distribution facilities are shown in the following table:

Location	Use	Owned/leased		Approximate square footage
Houston, TX	Split Systems	Owned		525,103

Houston, TX	Flexible Duct, Fiberglass Insulation and Mat Materials	Owned		390,000

Houston, TX	Heating and Air Handler Products	Owned		225,295

Houston, TX	Research and Development	Owned		156,703

Houston, TX	Corporate Headquarters	Leased	(1)	61,698

Houston, TX	Logistics Center	Leased	(2)	969,843

Fayetteville, TN	Furnaces, Package Units, PTAC, Split Systems and Logistics Center	Owned		779,620

Dayton, TN	Air Handlers / Coils	Leased	(3)	188,585

(1)	Our lease expires in September 2014.
(2)	Our Logistics Center is leased under three leases. All of our Logistics Center leases will expire in February 2016.
(3)	Our lease expires December 2010. We have an option to purchase the facility upon the expiration of the lease for $206,400.

Legal proceedings

In addition to the matters described below, from time to time we are involved in various routine legal proceedings. These primarily involve commercial claims, product liability claims, environmental claims, personal injury claims and workers’ compensation claims. We cannot predict the outcome of these lawsuits, legal proceedings and claims with certainty. Nevertheless, we believe that the outcome of these proceedings, even if determined adversely, would not have a material adverse effect on our business, financial condition or results of operations.

As part of the equity contribution associated with the sale of the Amana Appliance business in July 2001, we agreed to indemnify Maytag for certain potential product liability claims. In light of these potential liabilities, we have purchased insurance that we expect will shield us from incurring material costs associated with such potential claims.

Pursuant to a March 15, 2001 Consent Order (the “Consent Order”) with the Florida Department of Environmental Protection (“FDEP”), our subsidiary, Goodman Distribution Southeast, Inc. (“GDI Southeast”) (formerly Pioneer Metals Inc.) is continuing to investigate and pursue, under FDEP oversight, the delineation of groundwater contamination at and around the GDI Southeast facility in Fort Pierce, Florida. Interim remediation has begun. The contamination was discovered through environmental assessments conducted in connection with a company subsidiary’s acquisition of the Fort Pierce facility in 2000 and was reported to FDEP, giving rise to the Consent Order.

The ultimate cost for the investigation, remediation and monitoring of the site cannot be predicted with certainty due to the variables relating to the contamination and the appropriate remediation methodology, the evolving nature of remediation technologies and governmental regulations and the inability to determine the extent to which contribution will be available from other parties. All of these factors are taken into account to the extent possible in estimating potential liability. A reserve appropriate for the probable remediation costs, which are reasonably susceptible to estimation, has been established.

Based on analyses of currently available information, it is probable that the proposed infrastructure and setup costs associated with the site will be approximately $0.5 million. We reserved approximately $0.5 million as of December 31, 2009, although it is possible that costs could exceed this amount by up to approximately $3.3 million. Costs of future expenditures are not discounted to their present value. Management believes any liability arising from potential environmental obligations is not likely to have a material adverse effect on our liquidity or financial position as such obligations could be satisfied over a period of years. Nevertheless, future developments could require material changes in the recorded reserve amount.

We believe this contamination predated GDI Southeast’s involvement with the Fort Pierce facility and GDI Southeast’s operation at this location has not caused or contributed to the contamination. Accordingly, we are pursuing litigation against a former owner and a former lessee of the Fort Pierce facility in an attempt to recover our costs. At this time, we cannot estimate probable recoveries from this litigation.

On March 31, 2010, GDI Southeast merged with and into our subsidiary Goodman Distribution, Inc., with Goodman Distribution, Inc. being the surviving entity and assuming the liabilities and obligations of GDI Southeast, including its obligations under the Consent Order.

In April 2010, Goodman Global, Inc. and its consolidated subsidiaries received two Notices of Proposed Adjustment from the Department of Treasury—Internal Revenue Service covering its consolidated return for the period January 1 through February 13, 2008. The proposed adjustments disallow as non-recoverable costs deductions for certain expenses related to the 2008 Acquisition and would increase income taxes by approximately $11.5 million plus interest, which would be recorded as a charge to income tax expense. We believe that the deductions were appropriate and are in discussions with the IRS regarding this matter. At this time, the IRS has not concluded its review of Goodman Global, Inc.’s consolidated returns for the years ended December 31, 2006 and 2007 and the period January 1 to February 13, 2008.

We are party to a number of other pending legal and administrative proceedings and are subject to various regulatory and compliance obligations. We believe that these proceedings and obligations will not have a material adverse effect on our consolidated financial condition, cash flows or results of operations. To the extent required, we have established reserves that we believe to be adequate based on current evaluations and our experience in these types of matters. Nevertheless, an unexpected outcome in any such proceeding could have a material adverse impact on our consolidated results of operations in the period in which it occurs. Moreover, future adverse developments could require material changes in the recorded reserve amounts.

Management

Directors and executive officers

The following table sets forth certain information regarding our executive officers and directors as of July 1, 2010:

Name	Age	Position
David L. Swift	52	President, Chief Executive Officer and Director
Lawrence M. Blackburn	55	Executive Vice President, Chief Financial Officer and Director
Ben D. Campbell	53	Executive Vice President, Secretary and General Counsel
Peter H. Alexander	72	Senior Vice President, Independent Distribution
Samuel G. Bikman	41	Senior Vice President, Logistics and Business Development
Gary L. Clark	48	Senior Vice President, Marketing
James L. Mishler	55	Senior Vice President and President of Company Owned Distribution
Terrance M. Smith	60	Senior Vice President and Chief Information Officer
William L. Topper	54	Senior Vice President, Operations
Mark M. Dolan	50	Vice President, Corporate Controller and Treasurer
Ardee Toppe	46	Vice President and President and General Manager of Quietflex
Erik Ragatz	37	Chairman of the Board of Directors
Charles A. Carroll	60	Director
Robert B. Henske	49	Director
Claude A. Swanson Hornsby III	54	Director
Saloni Saraiya Multani	31	Director

Mr. David L. Swift joined us on April 21, 2008 as President, Chief Executive Officer and Director. From November 2001 to July 2007, Mr. Swift was President of Whirlpool North America where he also served on its board of directors. From December 2000 to November 2001, Mr. Swift served as President of Eastman Kodak Company’s Professional Group. From December 1996 to December 2000, he served as the Chairman and President of Kodak’s Greater Asian Region based in Shanghai, China. As a member of the board, Mr. Swift contributes significant industry-specific experience and expertise on our products and services and the benefits of his executive leadership and management experience.

Mr. Lawrence M. Blackburn joined us in September 2001 after having served as Vice President and Chief Financial Officer of Amana Appliances from February 2000 to July 2001. Mr. Blackburn became a Director on April 21, 2008. From April 1983 to August 1999, Mr. Blackburn was with Newell Rubbermaid, Inc. and previously Rubbermaid, Inc., where he had most recently been President and General Manager of its wholly owned subsidiary, Little Tikes Commercial Play Systems, Inc. As a member of the board, Mr. Blackburn contributes significant industry-specific experience and financial expertise based on his significant industry and financial experience.

Mr. Ben D. Campbell joined us in November 2000 as Executive Vice President, Secretary and General Counsel. Mr. Campbell served as Assistant General Counsel of Centex Corporation from 1998 to 2000 and Senior Group Counsel for J.C. Penney Company, Inc. from 1988 to 1998. Prior to that time, he was a partner in the law firm of Baker, Mills & Glast P.C. in Dallas, Texas.

Mr. Peter H. Alexander has been with the Goodman family of companies for over 25 years in numerous executive level positions with us and Amana. All Amana and Goodman sales personnel responsible for independent distribution, national accounts and residential new construction report to Mr. Alexander.

Mr. Samuel G. Bikman joined us in January 2002 from Compaq, where he was responsible for Worldwide Logistics. The Customer Service, Production Scheduling, Logistics, PTAC Sales and International Sales teams all report to Mr. Bikman.

Mr. Gary L. Clark joined us in April 2002 after four years at Rheem and 14 years at Carrier, where he led their Residential Product marketing efforts. Prior to that time, Mr. Clark worked in the contracting business.

Mr. James L. Mishler joined us in September 2003. Mr. Mishler has over 25 years of marketing, sales, service, distribution, operations and general management experience in the major appliance and HVAC industries. His previous employment has been with Whirlpool, Frigidaire and Lennox.

Mr. Terrance M. Smith joined us in March 2003. Mr. Smith has over 35 years of business and information technology experience. In his last position, Mr. Smith was the Vice President of Information Systems for Cooper Industries, Ltd.

Mr. William L. Topper joined us in April 2002 after 28 years with Electrolux (Frigidaire), where he had responsibility for all domestic refrigeration production.

Mr. Mark Dolan joined us in April 2005 after 12 years with Lennox, where he held several senior financial and operations positions. Mr. Dolan was previously with PricewaterhouseCoopers.

Mr. Ardee Toppe was appointed President and General Manager of Quietflex in January of 2005. Mr. Toppe joined us in April 2003 as Vice President, Corporate Controller and Treasurer. Prior to joining Goodman, Mr. Toppe spent approximately three years with Dayton Superior, a construction supply company, most recently as the Vice President and General Manager of the Dur-O-Wal division. Previously he held various financial roles with Clopay, Allied Signal, and Eveready Battery Company (Energizer).

Mr. Erik Ragatz became one of our directors on February 13, 2008. Mr. Ragatz is a Managing Director at Hellman & Friedman LLC. Prior to joining Hellman & Friedman in 2001, Mr. Ragatz was a vice-president with Pacific Equity Partners in Sydney, Australia and an associate with Bain Capital in Boston, Massachusetts. Mr. Ragatz also worked as a management consultant for Bain & Company in San Francisco, California. Mr. Ragatz also currently serves as a director of Sheridan Holdings, Inc., LPL Investment Holdings, Inc. and San Francisco Education Fund. As a member of the board, Mr. Ragatz contributes his financial and capital markets expertise and draws on his years of experience with Hellman & Friedman. Mr. Ragatz also brings his insight into the proper functioning and role of corporate boards of directors, gained through his years of service on the boards of directors of Hellman & Friedman’s portfolio companies.

Mr. Charles A. Carroll joined us in September 2001 and was our President and Chief Executive Officer until his retirement on April 21, 2008. Before joining us, Mr. Carroll served as President and Chief Executive Officer of Amana Appliances from January 2000 to July 2001, when substantially all of the assets of Amana Appliances were acquired by Maytag Corporation. From 1971 to March 1999, Mr. Carroll was employed by Rubbermaid, Inc. where, from 1993, he held the position of President and Chief Operating Officer and was a member of the board of directors. As a member of the board, Mr. Carroll contributes his institutional knowledge of the company and a deep understanding of all aspects of our business, products and markets, as well substantial experience developing corporate strategy, assessing emerging industry trends, and business operations.

Mr. Robert B. Henske became one of our directors on February 13, 2008. Mr. Henske has served as a Managing Director of Hellman & Friedman LLC since July 2007. From May 2005 until July 2007, he served as Senior Vice President and General Manager of the Consumer Tax Group of Intuit Inc. He was Intuit’s Chief Financial Officer from January 2003 to September 2005. Prior to joining Intuit, he served as Senior Vice President and Chief Financial Officer of Synopsys, Inc., a supplier of electronic design automation software, from May 2000 until January 2003. From January 1997 to May 2000, Mr. Henske was at Oak Hill Capital Management, a Robert M. Bass Group private equity investment firm, where he was a partner. Mr. Henske also serves as chairman of the board of directors of Activant Solutions, Inc., chairman of the board of directors of Datatel Inc. and chairman of the board of directors of Iris Software Ltd. and is or has been a member of the board of directors of VeriFone Holdings, Inc., Williams Scotsman, Grove Worldwide, Reliant Building Products and

American Savings Bank. As a member of the board, Mr. Henske contributes his financial expertise and draws his years of experience with Hellman & Friedman and in other corporate positions. Mr. Henske also brings his insight into the proper functioning and role of corporate boards of directors, gained through his years of service on various boards of directors.

Mr. Claude A. Swanson Hornsby III became one of our directors on July 20, 2010 and is a member of our Audit Committee and Compensation Committee. Mr. Hornsby served as Group Chief Executive of Wolseley PLC from August 2006 until June 2009 and was a member of its board of directors from May 2001 until June 2009. From May 2001 until August 2006, he was President and Chief Executive Officer of Ferguson Enterprises Inc., the U.S. plumbing and heating distribution division of Wolseley, and from March 1982 to May 2001, he served in various other senior management positions at Ferguson. Mr. Hornsby also serves as a member of the boards of directors of Univar Corporation and Virginia Company Bank. As a member of our board of directors, Mr. Hornsby contributes significant industry-specific experience and the benefits of his executive leadership and management experience.

Ms. Saloni Saraiya Multani became one of our directors on February 13, 2008. Ms. Multani is a Director at Hellman & Friedman LLC. Prior to joining Hellman & Friedman in 2006, Ms. Multani worked in the Private Equity Group at The Blackstone Group and at Columbia House Company, both in New York. Ms. Multani also currently serves as a director of Vertafore, Inc. As a member of the board, Ms. Multani contributes her financial expertise and draws on her experience with Hellman & Friedman and in other financial and corporate positions.

Corporate governance

Code of ethics

We have adopted a Code of Business Conduct and Ethics applicable to all employees, executive officers and directors of Goodman and each of its subsidiaries, including Goodman’s principal executive officer, principal financial officer, principal accounting officer and controller, and persons performing similar functions.

The purpose of the Code of Business Conduct and Ethics is: (1) to deter wrongdoing; (2) to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (3) to promote full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with the SEC or otherwise communicate to the public; (4) to promote compliance with applicable governmental laws, rules and regulations; (5) to promote prompt internal reporting of violations of the Code of Business Conduct and Ethics to an appropriate person; and (6) to promote accountability for adherence to the Code of Business Conduct and Ethics.

We will provide a copy of the Code of Business Conduct and Ethics without charge to any person upon request by contacting Goodman’s Corporate Secretary at our executive office. The Code of Business Conduct and Ethics will be available on Goodman’s website.

Board structure

Our board of directors consists of seven directors. Our by-laws provide that our board of directors consist of no less than two nor more than ten persons. The exact number of members of our board of directors will be determined from time to time by resolution of a majority of our full board of directors.

Each of our directors serves for a term of one year. Directors hold office until the annual meeting of stockholders and until their successors have been duly elected and qualified.

In connection with the 2008 Acquisition, we entered into a stockholders agreement with Goodman Global, Inc., each of the Hellman & Friedman Investors, certain funds affiliated with GSO Capital Partners, Farallon Capital Partners and AlpInvest Partners and certain other investors to which the funds affiliated with GSO Capital Partners syndicated their investments. Under the stockholders agreement, prior to an initial public offering of the shares of our common stock, our board of directors will consist of our chief executive officer and additional directors designated by the Hellman & Friedman Investors and their affiliates. Following an initial public offering, the stockholders agreement provides that the Hellman & Friedman Investors will generally be entitled to nominate a number of directors (rounded up to the nearest whole number) corresponding to their proportionate equity interest in Goodman Global Group, Inc.

For as long as the Hellman & Friedman Investors are entitled to nominate an individual for election to the board of directors, we are required to nominate such individual for election as a director as part of the slate that is included in the proxy statement or consent solicitation relating to such election and provide the highest level of support for the election of such individual as we provide to any other individual standing for election as part of our slate. For a discussion regarding the stockholders agreement, please refer to “Certain relationships and related party transactions—Agreements related to the 2008 Acquisition—Stockholders agreement.”

We seek to ensure that our board of directors is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure. In that regard, we consider all factors that we deem appropriate, including the information discussed in each of the board members’ biographical information set forth above and, in particular, with regards to Messrs. Ragatz and Henske and Ms. Multani, their significant experience, expertise and background with regard to financial matters.

Controlled company exception

If we undertake the potential initial public offering described in “Prospectus summary—Recent developments” (and there can be no assurance when or whether such offering will occur or, if such offering occurs, what the terms of the offering will be or whether any of the outstanding notes or exchange notes will be repurchased with our proceeds from such offering), investment funds associated with or designated by H&F would likely continue to beneficially own more than 50% of our common stock and voting power. As a result, we would be a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange. Under such corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. In the event that we complete an initial public offering and we cease to be a controlled company, we will be required to comply with these provisions within the transition periods specified in the New York Stock Exchange corporate governance rules.

Committees of the board

Our board of directors currently has two standing committees, the audit committee and the compensation committee. We do not have a standing nominating and corporate governance committee of our board of directors. The following is a brief description of our committees.

Audit committee.    Currently, Messrs. Ragatz, Henske and Hornsby and Ms. Multani are the members of our audit committee. Messrs. Ragatz and Henske and Ms. Multani were appointed to the audit committee in 2008. Mr. Hornsby was appointed to the audit committee in 2010. Our board of directors has determined that Mr. Henske has accounting or related financial management expertise and qualifies as an audit committee financial expert under the SEC’s rules and regulations.

Compensation committee.    Currently, Messrs. Ragatz, Henske and Hornsby are the members of our compensation committee.

Compensation committee interlocks and insider participation

Compensation decisions are made by our board of directors and compensation committee. None of our executive officers has served as a member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of our company or members of our compensation committee.

Messrs. Henske and Ragatz are managing directors of Hellman & Friedman LLC. As of March 31, 2010, affiliates of Hellman & Friedman LLC control approximately 87% of our outstanding common stock. See “Principal stockholders” and “Certain relationships and related party transactions.”

Director compensation

During fiscal year 2009, none of our executive officer directors received additional compensation for serving on our board of directors, except for reimbursement of out-of-pocket expenses associated with attendance at meetings of our board of directors. Likewise, during fiscal year 2009, none of our non-employee directors received compensation from us for serving on our board of directors, as they were compensated for their services by H&F. Mr. Carroll served as a non-executive employee during 2009, for which he received compensation of $150,000, pursuant to his employment agreement.

The following table sets forth the aggregate compensation during 2009 awarded to, earned by or paid to non-executive officer directors.

Name	Fees earned or paid in cash	Total
Charles A. Carroll	$150,000	$150,000
Messrs. Ragatz and Henske and Ms. Multani	—	—

In connection with his election to our board of directors, Mr. Hornsby will receive the following compensation for his service on our board of directors and two of its committees:

•	$40,000 per year for service as a director, payable in equal quarterly installments;

•	$2,000 for each meeting of our board of directors or any committee thereof attended in person and $1,500 for each such meeting attended telephonically;

•	$10,000 per year for service as a member of our audit committee, payable in equal quarterly installments;

•	$10,000 per year for service as a member of our compensation committee, payable in equal quarterly installments; and

•

a grant of 3,279 restricted stock units under the 2008 Stock Incentive Plan, which will vest in full on the earlier of (1) the first anniversary of the vesting commencement date (which was July 20, 2010) or (2) a change in control (as defined in the 2008 Stock Incentive Plan), in each case subject to Mr. Hornsby’s continuous service on our board of directors.

Executive compensation

Compensation discussion and analysis

Our executive compensation program, including with respect to our named executive officers, or “NEOs,” is overseen and administered by the compensation committee of our board of directors. Our NEOs for 2009 were (1) David L. Swift, our current chief executive officer, (2) Lawrence M. Blackburn, our current chief financial officer and (3) Ben D. Campbell, Donald R. King and William L. Topper, who were our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2009. Mr. King retired from Goodman effective April 30, 2010.

Following the 2008 Acquisition, a new compensation committee was established, consisting of Erik D. Ragatz and Robert B. Henske. None of our executive officers has served as a member of our compensation committee or the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director of our company or member of our compensation committee.

For 2009, our board of directors, or the “Board,” together with the compensation committee, administered our 2008 Stock Incentive Plan, or the “2008 Stock Incentive Plan,” and our 2008 Annual Incentive Compensation Plan, or the “Bonus Program.” Under the Bonus Program, the Board and the compensation committee adopt annual performance goals and bonus levels. The Board, together with the compensation committee, reviewed the performance of our executive officers and key employees and determined the compensation of our executive officers and other compensation arrangements. The Executive Vice President of Human Resources supported the compensation committee in its duties and, along with the president and chief executive officer, was delegated authority to fulfill certain administrative duties regarding the compensation programs. Our chief executive officer provided recommendations to our Board and compensation committee and participated in discussions and evaluations regarding the compensation of the other NEOs.

Objectives of compensation programs

In 2009, we compensated our senior executives, including the NEOs, at levels we believed to be competitive within the HVAC industry and with similar durable goods manufacturing businesses of comparable revenue ranges. Our primary objective for executive compensation in 2009 was to ensure our ability to continue to retain our senior level executives, as well as to attract, retain and motivate the management team required to lead us in achieving our vision and mission while supporting our core values in a highly competitive marketplace. Our business strategy depends to a significant degree upon our executive officers and key employees and their relationships with distributors. Therefore, we seek to retain our senior executives over the long-term and believe that continuity of management is in the best interests of our stockholders.

We have structured our executive compensation programs to provide a competitive base salary for our NEOs as well as to award performance-based cash incentives and long-term equity incentives. Our executive compensation for 2009 was determined with a view to each NEO’s past compensation levels as well as our future business strategy. The total compensation and benefits package provided to each of our NEOs in 2009 was designed to be competitive and to exceed median market compensation for talented and experienced senior executives.

Compensation paid to Mr. Swift, our president and chief executive officer, was materially greater than the compensation paid to our other non-CEO NEOs to reflect the primary differences in the scope of job responsibilities. Our pay practices are reflective of competitive market data, which reflect competitive pay practices found among companies in our specific industry as well as general industry (see “Competitive analysis,” below). We did not engage an outside consultant in 2009 to review our executive compensation program.

Compensation philosophy

Our overall compensation philosophy is to use straightforward compensation programs that offer appropriate incentives to our executives, while providing transparency to our stockholders. In implementing this philosophy, we generally do not provide perquisites, personal benefits, defined benefit pension plans or supplemental retirement plans for executives. For 2009, our executive compensation emphasized cash and equity compensation, and consisted primarily of the following:

•	base salary to provide stable income to our NEOs during the fiscal year,

•	annual performance-based cash incentives under our Bonus Program that are tied to our profitability, and

•

equity awards in the form of stock options which were granted in 2008 under the 2008 Stock Incentive Plan to provide retention benefits and long-term incentives to continue to build share price and stockholder value.

For 2009, as for prior years, our Board and compensation committee emphasized a mix of base salary and cash incentives. Approximately 49% of Mr. Swift’s target cash compensation (annual salary plus target annual bonus) and approximately 43% percent of our other NEOs’ target cash compensation for 2009 was “at risk” incentive compensation that depended upon our profitability for the year. We have structured our executive compensation programs with performance metrics designed to encourage balanced and sustained corporate growth.

Competitive analysis

For 2009, Donald King, who was then Executive Vice-President of Human Resources, or “EVP HR,” compiled executive compensation data from the Hewitt Associates Total Compensation Measurement Survey, or the “Survey,” to assist with the assessment of our compensation programs. This survey included data from approximately 500 manufacturing service and financial services organizations. The Board and compensation committee reviewed the data compiled by the EVP HR from the Survey regarding executive compensation paid by companies against which we believe we compete for executive talent.

The compensation of each of the NEOs was compared to competitive market ranges derived from the compensation programs of companies participating in the Survey for executives with comparable positions and job responsibilities. The compensation components reviewed for each position were base salary, annual cash bonus and long-term incentives, both individually and in the aggregate. Although the Survey data was used as an important measure for assessing competitive levels of compensation for our NEOs, we did not benchmark the compensation of our NEOs against the companies participating in the Survey. Rather, the Survey data was used as a guide, such that the Board and compensation committee exercised their discretion in setting both the individual compensation components and the total pay of each of our NEOs at levels that were commensurate with their specific positions and job responsibilities, taking into account the need to retain and motivate our NEOs to achieve superior levels of performance. The compensation of our NEOs was set at levels that were above the 50th percentile (and in some cases above the 75th percentile) as compared to the companies participating in the Survey. These levels of compensation are, in our opinion, necessary to retain and incentivize our NEOs to continue to provide outstanding performance.

Compensation programs

Design of compensation programs. Our compensation programs in 2009 were designed to effectively retain our NEOs and continue to build the company in a stable management environment as well as to attract, retain and motivate highly talented individuals to lead us in achieving our vision and mission in a very competitive marketplace. Specifically,

•	base salary levels were set to attract, retain and motivate employees capable of managing our operations,

•	annual cash incentives based on pre-determined performance targets were designed to reward execution of our strategy and achievement of profitability objectives, and

•	equity awards in the form of stock options (which were granted in 2008) were granted to provide additional retention benefits and long-term incentives to build stockholder value.

Impact of performance on compensation. Approximately 49% of Mr. Swift’s target cash compensation and approximately 43% percent of other NEO’s target cash compensation in 2009 was “at risk” and depended on our performance. On March 13, 2009, the Board adopted performance goals and bonus levels for 2009 under our Bonus Program. Under the Bonus Program, each NEO’s annual cash incentives were tied to pre-established EBITDA targets that were designed to emphasize profitability. The EBITDA targets provided incentives to increase revenues and also to control costs, to the extent that costs were within the control of the executive officers. As discussed in greater detail below under the heading “Annual cash incentive and description of performance metrics,” cash incentive compensation earned by the NEOs in 2009 was at the “excellence” level established under the Bonus Program, based on the level of our consolidated EBITDA for the year.

With respect to equity-based incentive awards, any increase in our value as a result of the efforts of the NEOs to improve our performance also increased the value of the NEOs’ stock options, and therefore rewarded the NEOs for contributing to stockholder value. Additionally, 40% of the stock options granted to our NEOs in 2008 were subject to performance-based vesting criteria. No stock options were granted to our NEOs in 2009.

Elements of compensation

As discussed above, compensation paid or awarded to our NEOs during 2009 included base salary and an annual cash incentive award, each as further described below.

Base salary of the NEOs

The base salary component of our compensation was designed to provide the executives with a stable income and to attract and retain talented and experienced executives capable of managing our operations and strategic growth.

In connection with the 2008 Acquisition, all of our NEOs (except Mr. Swift), as well as other of our executive officers, negotiated employment arrangements with our controlling stockholders, which became effective on February 13, 2008, upon the closing of the 2008 Acquisition. Pursuant to those arrangements, the salary and the executive position of each of our NEOs remained unchanged at that time, as they were viewed to be at competitive levels. The base salary for Mr. Swift was negotiated in connection with his employment agreement entered into as of April 21, 2008. Mr. Swift’s base salary was set at a level determined to be competitive for his position and level of responsibility and necessary to induce him to serve as our president and chief executive officer.

In light of the uncertain and challenging macroeconomic environment in early 2009, the Board decided not to approve merit increases to the base salaries of our NEOs and other salaried employees until economic conditions clarified. In light of company performance and improvements in economic conditions during the course of 2009, in October 2009, the Board approved a one-time lump-sum performance and merit-based payment to the executive officers and certain other exempt and non-exempt employees who had not theretofore received 2009 merit increases. The payment was equal to approximately 2.5% of their salary for the months April through December. Following the review by the Board and the compensation committee of the recommendations of our EVP HR, in March 2010, the Board approved an annual increase in base salary of approximately 3.0% for each of our NEOs, effective as of April 1, 2010. The increase was implemented in order to maintain the base salaries of our NEOs within the 50th to 75th percentile of comparable compensation offered by the surveyed companies in the Hewitt Associates Total Compensation Management Survey.

Annual cash incentive and description of performance metrics

Cash incentive awards. Approximately 75% of each NEO’s cash compensation for 2009 was paid as a cash incentive award under the Bonus Program and depended upon our profitability, as measured by consolidated EBITDA for the 2009 fiscal year (see “Performance metrics” below). The bonus payment was “at risk” and was designed to reward the executives for reaching pre-established levels of profitability. Awards were structured to be paid based on the company achieving threshold, target, target plus, superior, excellence or excellence plus levels for consolidated EBITDA, which comprised 91.4%, 100.0%, 106.9%, 110.3%, 113.8% and 117.2% of the target, respectively, as set forth in the table below. We set the consolidated EBITDA goals at levels that reflected our internal business plan at the time the awards were established. The consolidated EBITDA target level for our cash incentive awards was set at $290 million for 2009 and required a challenging but achievable level of financial performance. The highest specified level, excellence plus (at consolidated EBITDA of $340 million for 2009), represented truly exceptional performance beyond reasonably likely levels of achievement, which we have never achieved. Historically, we have generally achieved performance between the target and target plus levels.

In setting the range of bonus awards to our NEOs, we considered the potential bonuses available for comparable positions based on the Survey data discussed above (see “Competitive analysis”) and the total compensation payable for such comparable positions, including other elements of compensation and perquisites provided for such comparable positions, using the 75th percentile as a guideline, as well as internal equity differentiation based on the scope and complexity of each position. The range of payouts was based on a multiple of each NEO’s base salary for the 2009 fiscal year. The range of payouts in dollars, assuming consolidated EBITDA goals were met at threshold, target and excellence levels for 2009, is indicated in the Grants of Plan-Based Awards in 2009 Table. NEO bonuses with respect to 2009 under the Bonus Program were capped at the excellence level. The table below summarizes the range of bonus opportunities for 2009 for our NEOs as a percentage of base salary, based on the level of achievement of the consolidated EBITDA target of $290 million:

(dollars in millions)	Threshold level	Target level	Target plus level	Superior level	Excellence level	Excellence plus level
	As a percentage of consolidated EBITDA target
	91.4%	100.0%	106.9%	110.3%	113.8%	117.2%
	$265	$290	$310	$320	$330	$340

	Bonus opportunity as a percentage of base salary
NEO
David L. Swift	35.6%	95.0%	154.4%	255.4%	356.3%	356.3%
Lawrence M. Blackburn	25.0	75.0	125.0	212.5	300.0	300.0
Ben D. Campbell	25.0	75.0	125.0	212.5	300.0	300.0
Donald R. King	25.0	75.0	125.0	212.5	300.0	300.0
William L. Topper	25.0	75.0	125.0	212.5	300.0	300.0

Bonus opportunities for our president and chief executive officer were materially different from the opportunities for our other NEOs to reflect the primary differences in the scope of job responsibilities, overall ability to achieve our business objectives, strategic impact of the position and expected future contributions. As noted above, these pay practices are reflective of competitive market data, which reflects competitive pay practices found among companies in our industry.

In 2009, we achieved consolidated EBITDA of $330.1 million, which exceeded the excellence level of consolidated EBITDA for the 2009 fiscal year. As a result, Mr. Swift was awarded a bonus equal to 356.3% of his base salary earned in 2009, or $3,385,277, Mr. Blackburn was awarded a bonus equal to 300.0% of his base salary, or $1,392,600, and our other NEOs were likewise awarded a bonus equal to 300.0% of their base salaries, or $1,157,013, $1,126,353 and $1,017,600, respectively, for each of Messrs. Topper, Campbell and King. As noted above, for 2009, the bonus payment that could be earned by our NEOs was capped at the payout for the excellence level of performance.

Performance metrics. The primary financial metric used under our performance-based annual and long-term incentive programs is consolidated EBITDA (as defined in the 2008 Stock Incentive Plan). Consolidated EBITDA as used in our executive compensation programs in 2009 was equal to consolidated net income before interest, taxes, depreciation and amortization as reflected in our audited consolidated financial statements for such period, consistent with the definition of consolidated EBITDA in our credit arrangements, subject to certain adjustments, including adjustments for projected cost savings and stock-based compensation expense and certain other pro forma adjustments. Consolidated EBITDA as defined for this purpose is different from the definitions of consolidated EBITDA used in the indentures governing the senior subordinated notes or 11.500% senior discount notes due 2014 or set forth under “Prospectus summary—Summary consolidated financial data” in this prospectus.

The performance metrics established by our Board and compensation committee are based upon assumptions about the future business of our company as of the date the goal is established. The annual cash incentive plan provides that, in the event that after the date the performance metrics are fixed, the compensation committee determines, after consultation with our president and chief executive officer, that any acquisition or disposition or any unusual event, unusual or nonrecurring transaction or certain other extraordinary events affecting our company occur, such that an adjustment is determined by the compensation committee to be appropriate in order to prevent diminution or enlargement of benefits, then the compensation committee may adjust the performance metrics to reflect the projected effect of such transactions or events. Except as required by applicable law, there is no policy that would allow us to recover awards or payments paid if the company performance metrics upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Discretionary bonuses. In addition, our chief executive officer has the discretion to pay to some or all of the participants in the cash bonus plan (other than himself), for a calendar year, incentive compensation in an aggregate amount not to exceed $750,000, without regard to consolidated EBITDA for such year and to allocate the amount of such incentive compensation among the participants and employees who do not formally participate in the cash bonus plan, as the chief executive officer determines in his discretion. In 2009, none of our NEOs received any portion of the discretionary $750,000 bonus pool.

Long-term incentives—stock options

On February 13, 2008, the Board adopted the 2008 Stock Incentive Plan. At that time, we granted time-vesting and performance-vesting options to each of Messrs. Blackburn, Campbell, King and Topper. On April 21, 2008, Mr. Swift was granted time-vesting and performance-vesting options in connection with the commencement of his employment with us at a level that reflected the scope and nature of his responsibilities as our president and chief executive officer. All of such options had an exercise price of $10.00 per share, which was equal to the price at which our stockholders subscribed for our common stock at the closing of the 2008 Acquisition.

Severance and change in control benefits

We have entered into arrangements, pursuant to employment and severance agreements, with certain of our executive officers, including the NEOs, providing for severance benefits, as described in further detail below. The severance and change in control benefits are designed to provide economic protection to our key executives so that they can remain focused on our business without undue personal concern in the event that an executive’s position is eliminated or significantly altered by the company, including in connection with a change in control of our company. We recognize that circumstances may arise in which we may consider eliminating certain key positions that are no longer necessary or a change in control transaction may occur. These benefits are intended to provide the security needed for the executives to remain focused and reduce distraction regarding personal concerns during a transition. The level of severance benefits for our president and chief executive officer and our chief financial officer is generally twice that payable to our other current NEOs to reflect the level of seniority, responsibility and strategic impact of those positions, as well as the greater potential impact for us in losing the services of our top two executive officers.

In the event of a change in control transaction, all outstanding unvested options held by our NEOs will automatically accelerate and become exercisable. This provision preserves the equity stake of each of our NEOs in the event of a change in control and assists in aligning their interests with those of our majority stockholder. In addition, in the event that any payment or benefit to be received in connection with a change in control transaction under the employment or severance agreements entered into with our NEOs will trigger the imposition of excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, or the “Internal Revenue Code,” then all payments will be reduced to the extent necessary so that the excise tax will not be imposed unless the amount of such reduction would equal or exceed 110% of the excise tax that would be imposed on such amounts. This provision imposes a potential cut-back on change in control payments to be received by our NEOs where the benefit of avoiding the excise tax and associated costs to us overrides the benefit of paying our NEOs the full amount of the benefits they would otherwise be entitled to receive in connection with a change in control transaction.

Additionally, under the terms of our Bonus Program, in the event of a change in control transaction, all plan participants are entitled to receive their annual bonus, pro-rated through the date of the change in control, payable within 30 days following the closing of the transaction. This pro-rated bonus payment will be calculated at the higher of the target level of performance and our actual financial performance through the date of the change in control transaction.

Personal benefits and perquisites

None of our NEOs received any perquisites or personal benefits in 2009 other than those broadly available to all employees. As a general matter, we emphasize cash compensation and equity compensation, and therefore perquisites and personal benefits constituted an immaterial portion of each NEO’s total compensation.

Employment and severance arrangements

Upon the consummation of the 2008 Acquisition, we entered into an employment agreement with Mr. Blackburn and severance agreements with Messrs. Alexander, Bikman, Campbell, Clark, King, Mishler, Smith, Toppe and Topper. We also entered into an employment agreement with Mr. Swift, effective as of April 21, 2008, to serve as our president and chief executive officer. The specific terms of the agreements are set forth below under “Narrative to the summary compensation table and grants of plan-based awards in 2009 table.”

Equity contribution and share subscription agreements

Prior to the closing of the 2008 Acquisition, we entered into equity contribution agreements with our executive officers, other than Mr. Swift. Pursuant to the terms of these agreements, each executive committed to acquire shares of common stock of Goodman Global Group, Inc. at closing, by either transferring the number of shares of Goodman Global, Inc. common stock having a value equal to an agreed upon amount ($8,771,000 in the case of Mr. Blackburn, $3,736,000 in the case of Mr. Campbell, $3,687,000 in the case of Mr. King and $2,405,000 in the case of Mr. Topper) or using cash proceeds from the transaction equal to 90% of such agreed upon amount. At closing, each of the executives purchased that number of shares of Goodman Global Group, Inc. stock with the values indicated below by contributing an equivalent value in shares of Goodman Global, Inc. stock at $25.60 per share, which was the price other stockholders were paid per share of Goodman Global, Inc. common stock in the 2008 Acquisition.

Value of shares rolled
Executive
Lawrence M. Blackburn	$8,718,208
Ben D. Campbell	3,736,000
Donald R. King	3,687,000
William L. Topper	2,405,000

The shares so acquired by our executives are subject to the terms and conditions of the Management Stockholders Agreement, described under the section entitled “Certain relationships and related party transactions—Agreements related to the 2008 Acquisition—Management stockholders agreement.” To the extent that an executive did not own a sufficient number of shares to cover his committed amount, each of the equity contribution agreements also provided that the executive would be able to satisfy such shortfall by rolling over options to acquire shares of our common stock into options to acquire shares of common stock of Goodman Global Group, Inc. As Mr. Blackburn did not have a sufficient number of shares to cover his committed amount, he entered into an option rollover agreement with Goodman Global Group, Inc. at closing, pursuant to which he rolled over an option to acquire shares of our common stock having an intrinsic value of approximately $53,000 (i.e., the excess of the value of the shares subject to the option over the aggregate exercise price for such shares), into an option to acquire shares of Goodman Global Group, Inc. common stock having substantially the same intrinsic value. The exercise price for each rollover option was set at $2.07 per share, such that Mr. Blackburn received an option for 6,659 shares of Goodman Global Group, Inc. common stock. These rollover options, which became vested in full at closing, are generally subject to the same terms and conditions under which they were granted; however, any shares acquired pursuant to the exercise of such options will be subject to the terms of the Management Stockholders Agreement.

In connection with the execution of his employment agreement, Mr. Swift agreed to subscribe for shares of Goodman Global Group, Inc.’s common stock having an aggregate value equal to $1,000,000. Effective as of December 22, 2008, Mr. Swift entered into a share subscription agreement with Goodman Global Group, Inc. to purchase 99,900.10 shares of Goodman Global Group, Inc.’s common stock for an aggregate purchase price of $1,000,000, or $10.01 per share. The shares so purchased are subject to the terms and conditions of the Management Stockholders Agreement.

2008 Stock Incentive Plan

The following is a summary of the material terms and conditions of the 2008 Stock Incentive Plan, as amended. The 2008 Stock Incentive Plan is filed as an exhibit to the registration statement of which this prospectus is a part. Awards under the 2008 Stock Incentive Plan may be in the form of stock options (either incentive stock options or non-qualified stock options) or other stock-based awards, including restricted stock purchase awards, restricted stock units and stock appreciation rights. The 2008 Stock Incentive Plan, unless sooner terminated by our Board, will remain in effect through the tenth anniversary of its adoption.

As of the date of this prospectus, the maximum number of shares of Goodman Global Group, Inc. reserved for the grant or settlement of awards under the 2008 Stock Incentive Plan is 6,834,923 shares, subject to adjustment in the event of an extraordinary dividend or other distribution, recapitalization, stock split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange or other similar corporate transaction. In the event of a change in control, the compensation committee will have the discretion to accelerate all outstanding awards, cancel awards for fair value, provide for the issuance of substitute awards and/or provide award holders an opportunity to exercise their awards prior to the occurrence of the change in control transaction. Subject to certain conditions, all options granted under the 2008 Stock Incentive Plan will become fully vested and exercisable in the event of a “change in control” of Goodman Global Group, Inc.

To the extent vested, options are generally exercisable for a period of 90 days following termination of employment, except in the case of death or disability where the period of exercisability is extended to 12 months after either such termination. Under the terms of the option grant agreements, both time-vesting and performance-vesting options will accelerate in full upon the occurrence of a change in control transaction. All of the options have a 10-year term and may be exercised by way of a “cashless exercise” unless such exercise would result in adverse accounting treatment or would be prohibited by the terms of applicable financing arrangements.

The following non-qualified (i.e., non-statutory) option grants were made on February 13, 2008, with the exception of Mr. Swift whose option grant was made on April 21, 2008, in connection with the commencement of his employment with us:

	Time-vesting options	Performance-vesting options
Named Executive Officer
David L. Swift	1,010,239	673,492
Lawrence M. Blackburn	581,897	387,932
Ben D. Campbell	202,048	134,698
Donald R. King	202,048	134,698
William L. Topper	202,048	134,698

The consolidated EBITDA targets for the performance-vesting options were established in a similar manner as described above under the heading “Annual cash incentive and description of performance metrics—Performance metrics,” and are based on “Consolidated EBITDA” as such term is defined under our credit agreements, subject to certain adjustments for projected cost savings and stock-based compensation expenses and certain other pro-forma adjustments. Consolidated EBITDA as defined for this purpose is different from the definitions of consolidated EBITDA used in the indentures governing the senior subordinated notes or 11.500% senior discount notes due 2014. The consolidated EBITDA targets were established based on our operating business plan over a period of five years and were designed to represent a challenging but achievable level of performance. In the event that a performance target is missed in a given fiscal year, but the performance target for the following fiscal year is achieved, the tranche of performance-vesting options that did not vest during the preceding fiscal year will also become vested. The performance targets are subject to adjustment under certain circumstances such as corporate acquisitions and divestitures. In 2009, we achieved consolidated EBITDA of $330.1 million, which exceeded the threshold of $290 million necessary to vest the second 20% tranche of the performance-vesting options granted during 2008. This threshold had been amended by the Board and the compensation committee in March 2009 from approximately $346 million in light of the deterioration in the macroeconomic environment and overall global recession after February 2008, when the original threshold was set.

The first 20% tranche of such performance-vesting options had previously vested, by joint action of the Board and the compensation committee, following determination by the compensation committee that, even though 2008 financial performance had not met the performance-vesting threshold for the first tranche, our NEOs’ contribution to our profitability in 2008 was exceptional, notwithstanding the very challenging economic climate. The second 20% tranche of the performance-vesting options vested in respect of the 2009 fiscal year, by joint action of the Board and the compensation committee, following determination by the compensation committee that the EBITDA target was attained. All other employees who were granted performance-vesting options were also vested in the first two tranches of their options in the same manner as our NEOs.

In 2009, Goodman Global Group, Inc. paid a cash dividend to its stockholders, including the NEOs, of approximately $3.15 per outstanding share. Because our board of directors determined that the dividend was an extraordinary dividend, the Board was required to make an equitable adjustment to outstanding options under the terms of the 2008 Stock Incentive Plan. Accordingly, Goodman Global Group, Inc. paid a distribution to its option holders, including the NEOs, of approximately $3.15 per outstanding option and did not make any other adjustments to the terms of outstanding options. In 2010, Goodman Global Group, Inc. paid a cash dividend to its stockholders, including the NEOs, of approximately $0.11 per outstanding share and made an equitable adjustment to outstanding options in the same manner as for the 2009 extraordinary dividend. Both the 2009 and 2010 distributions to option holders were paid contemporaneously in the case of vested options; the distribution on unvested options will be paid as the options vest.

Deductibility of executive compensation/Internal Revenue Code Section 162(m)

Internal Revenue Code Section 162(m) (as interpreted by IRS Notice 2007-49) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer and the three other most highly-paid executive officers (other than the company’s chief executive officer and chief financial officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit.

Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. Following the consummation of the 2008 Acquisition, Goodman Global, Inc. ceased to be subject to Section 162(m) because it no longer had any class of equity securities that is required to be registered under Section 12 of the Securities Exchange Act of 1934.

Summary compensation table

The following tables set forth the aggregate compensation during 2009 awarded to, earned by, or paid to our president and chief executive officer, our chief financial officer and our three other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year.

Name and principal position	Year	Salary	Bonus(1)	Option awards(2)	Non-equity incentive plan compensation(3)	All other compensation	Total
David L. Swift	2009	$950,000	$17,813	$—	$3,385,277	$—	$4,353,090
President and Chief Executive Officer

Lawrence M. Blackburn	2009	464,200	8,704	—	1,392,600	—	1,865,504
Executive Vice President and Chief Financial Officer

Ben D. Campbell	2009	375,450	7,040	—	1,126,353	—	1,508,843
Executive Vice President, Secretary and General Counsel

Donald R. King(4)	2009	339,200	6,360	—	1,017,600	—	1,363,160
Executive Vice President, Human Resources

William L. Topper	2009	385,670	7,231	—	1,157,013	—	1,549,914
Senior Vice President, Operations

(1)	Bonuses granted in 2009 reflect a one-time lump-sum payment paid to all executive employees and all non-executive employees who would otherwise have received a raise in April 2009 equal to approximately 2.5% of salary for the months April through December. These payments were approved and paid in October 2009.
(2)	The amounts in this column reflect the aggregate grant date fair value of option awards granted during the specified fiscal year as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”). The assumptions used in calculating these amounts under ASC Topic 718 are set forth in Note 5 to our audited financial statements included in this prospectus.
(3)	Amounts listed under the column “Non-equity incentive plan compensation” constitute annual incentive payments earned for 2009 and paid in October 2009 and March 2010.
(4)	Mr. King retired from Goodman effective April 30, 2010.

Grants of plan-based awards in 2009

	Estimated future payouts under non-equity incentive plan awards
Name	Threshold	Target	Maximum
David L. Swift	$338,438	$902,500	$3,385,277
Lawrence M. Blackburn	116,050	348,150	1,392,600
Ben D. Campbell	93,863	281,588	1,126,353
Donald R. King	84,800	254,400	1,017,600
William L. Topper	96,418	289,253	1,157,013

Amounts earned for 2009 were at the excellence level of performance of $330 million of consolidated EBITDA, as specified under the Bonus Program. Amounts shown in the table as maximum payout reflect the excellence level specified under the Bonus Program.

The amounts shown in the Grants of plan-based awards in 2009 table represent payouts at the threshold, target and the excellence levels for the annual cash incentives earned by the NEOs in 2009. The potential payouts were performance-driven, based on achievement of pre-established consolidated EBITDA targets, and therefore completely at risk. If threshold levels of performance were not met, then the payout could have been zero. A portion of the annual incentive compensation for 2009 was paid in November 2009 and the remainder in March 2010, and reflected the excellence level of performance, or consolidated EBITDA of $330 million.

Narrative to the summary compensation table and grants of plan-based awards in 2009 table

Executive employment agreements

David L. Swift

Mr. Swift entered into an employment agreement with us, effective as of April 21, 2008, pursuant to which he commenced serving as president and chief executive officer, and as a member of our board of directors. Mr. Swift’s employment agreement has an initial term of five years, which will renew for additional one-year periods unless either party provides notice of non-renewal at least 180 days prior to the end of the then-current term.

Salary and bonus. The employment agreement provides that while employed as our president and chief executive officer, Mr. Swift will receive a base salary at the annual rate of $950,000 ($978,500 as of April 1, 2010), subject to annual review and adjustment, and will be eligible to earn an annual bonus in a target amount equal to 95% of his base salary, with a maximum bonus opportunity equal to 457.33% of his base salary. The employment agreement also required us to pay Mr. Swift an initial cash signing bonus of $850,000; we also paid Mr. Swift a tax gross-up payment equal to the federal income, state income and employment taxes imposed on the initial signing bonus, in the amount of $596,493. As Mr. Swift remained employed with us through the Stage 2 Date (as defined below), on November 6, 2008, we paid an additional cash bonus, of $640,000, plus a tax gross-up payment on such additional cash bonus in the amount of $367,081. Mr. Swift is also entitled to participate in our employee benefit plans on the same basis as those plans are generally made available to other similarly situated executives.

In the event that any payment or benefit to be received under the employment agreement will trigger the imposition of excise tax under Section 4999 of the Internal Revenue Code, then all payments will be reduced to the extent necessary so that the excise tax will not be imposed unless the amount of such reduction would equal or exceed 110% of the excise tax that would be imposed on such amounts.

Equity participation. Mr. Swift’s equity participation in us and any of our subsidiaries is pursuant to the 2008 Stock Incentive Plan, option award agreements issued under the 2008 Stock Incentive Plan, the Management Stockholders Agreement and any contribution or subscription agreements relating to our equity. On

April 21, 2008, Mr. Swift entered into both a time-vesting stock option agreement and a performance-vesting stock option agreement with us. In addition, it was agreed that on the Stage 2 Date, Mr. Swift would enter into a share subscription agreement with us, providing that Mr. Swift shall purchase that number of shares of our common stock, par value $0.01 per share, having an aggregate value equal to $1,000,000, on the terms described in the share subscription agreement. Pursuant to a share subscription agreement dated as of December 22, 2008, Mr. Swift purchased 99,900.10 shares of our common stock at a purchase price of $10.01 per share.

The options granted to Mr. Swift are subject to the provisions of the 2008 Stock Incentive Plan, as well as the terms of the applicable award agreements. Pursuant to a performance-vesting stock option agreement, Mr. Swift was granted an option to purchase 673,492 shares at an exercise price of $10 per share, vesting in five equal installments (of 20% each) of the shares covered by the option on December 31 of each calendar year 2008 through 2012, subject to the satisfaction of certain performance targets for each such year. Pursuant to a time-vesting stock option agreement, Mr. Swift was granted an option to purchase 1,010,239 shares at an exercise price of $10 per share. The time-vesting option vests in four equal installments (of 25% each) on April 21 of each calendar year 2009 through 2012, subject to Mr. Swift’s continuous service with us. In the event of a change in control, both the time-vesting options and the performance-vesting options then outstanding shall accelerate and immediately become fully vested and exercisable immediately prior to the effective date of the change in control.

Relocation arrangements. We agreed with Mr. Swift that an agent acting as a representative for us would purchase Mr. Swift’s residential property in St. Joseph, Michigan (the “Property”) for a purchase price of $1,150,000 and simultaneous with such purchase, the agent would enter into a lease agreement to lease the Property to Mr. Swift and his spouse. The Property was listed by the agent for sale. Our prior consent was required to accept any purchase offer, and Mr. Swift’s and our prior consent was required to accept any purchase offer for the Property received prior to July 31, 2008 for a price less than $1,700,000. The date of closing of the sale of the Property by the agent to an unaffiliated third party was the Stage 2 Date and the purchase price was the Stage 2 Price.

We also agreed with Mr. Swift that the purchase price paid for the Property would be calculated as the average of two third-party appraisals, and such amount represented the good faith belief of both Mr. Swift and us as to the fair market value of the Property. It was also agreed that to the extent that the Stage 2 Price was less than $1,000,000, Mr. Swift would indemnify us for the amount of such loss.

Pursuant to the employment agreement, we were required to pay or reimburse Mr. Swift for relocation costs incurred in connection with his permanent move to Houston, Texas, and for reasonable legal fees incurred in connection with the negotiation of the employment agreement. We reimbursed Mr. Swift for such expenses in an aggregate amount of $100,509.

Termination arrangements. In the event that Mr. Swift is terminated by us without “cause,” or resigns for “good reason,” we will provide him with payments totaling two times his base salary, plus two times his target bonus, over the two-year period following such termination, as well as a pro-rated annual bonus for the year of termination, payable at the time such payment would have otherwise been paid under the bonus program.

Pursuant to the employment agreement, Mr. Swift has agreed not to disclose our confidential information at any time, and, for the period during which he provides services to us and for the two-year period thereafter, he has also agreed not to compete with us, interfere with our business, or solicit or hire our employees or customers.

Lawrence M. Blackburn

On February 13, 2008, we also entered into a new employment agreement with Lawrence Blackburn, pursuant to which Mr. Blackburn serves as our and Goodman Global, Inc.’s chief financial officer and as our and Goodman Global, Inc.’s executive vice-president. Mr. Blackburn became a director of us on April 21, 2008. Mr. Blackburn’s employment agreement has an initial term of four years, which will renew for additional one-year periods until either party provides notice of non-renewal at least 180 days prior to the end of the then-current term. The agreement provides that while employed as our and Goodman Global, Inc.’s chief financial officer, Mr. Blackburn will receive a base salary at the annual rate of $446,800 ($478,100 as of April 1, 2010), subject to annual review and adjustment, and will be eligible to earn an annual bonus in a target amount equal to 75% of his base salary, with a maximum bonus opportunity equal to 387.5% of his base salary. The agreement further provides that during his employment with us, Mr. Blackburn will be entitled to participate in our employee benefit plans on the same basis as those plans are generally made to other similarly situated executives.

In the event Mr. Blackburn is terminated by us without “cause,” or resigns for “good reason,” we will provide him with payments totaling two times his then-applicable base salary, plus two times his target bonus, payable over the two-year period following such termination, as well as a pro-rated annual bonus for the year of termination, payable at the time such payment would have otherwise been paid had Mr. Blackburn’s employment not terminated.

In the event that any payment or benefit to be received under the employment agreement will trigger the imposition of an excise tax under Section 4999 of the Internal Revenue Code, then all payments will be reduced to the extent necessary so that the excise tax will not be imposed unless the amount of such reduction would equal or exceed 110% of the excise tax that would be imposed on such amounts.

Pursuant to his employment agreement, Mr. Blackburn has agreed not to disclose our confidential information at any time and, for the period during which he is employed by us and for a two-year period following termination of his employment, he has also agreed not to compete with us, interfere with our business, or solicit or hire our employees or customers.

Severance agreements

In connection with the closing of the 2008 Acquisition on February 13, 2008, we also entered into individual severance agreements with Messrs. Topper, Campbell and King. Each severance agreement has an initial term of four years and renews automatically for additional one-year periods unless either party provides notice of non-renewal at least 90 days prior to the end of the then-current term. Each agreement provides for the payment of an annual base salary ($397,270 for Mr. Topper, $386,750 for Mr. Campbell and $349,400 for Mr. King as of April 1, 2010), subject to annual review and adjustment, and each agreement also provides that the executive will be eligible to earn an annual bonus in a target amount equal to 75% of the executive’s base salary, with a maximum bonus opportunity in an amount equal to 387.5% of the executive’s base salary.

The severance agreements also provide that if the executive is terminated by us without “cause” or resigns for “good reason,” we will provide the executive with payments totaling one times the executive’s then-applicable base salary, plus one times his bonus, payable over the two-year period following such termination, as well as a pro-rated annual bonus for the year of termination, payable at the time such payment would have otherwise been paid had the executive’s employment not terminated. Each severance agreement further provides that the executive will not disclose our confidential information at any time and, for the period during which the executive is employed by us and for a period following termination of employment, the executive will not compete with us, interfere with our business, or solicit or hire our employees or customers.

In the event that any payment or benefit to be received under the severance agreement will trigger the imposition of an excise tax under Section 4999 of the Internal Revenue Code, then all payments will be reduced to the extent necessary so that the excise tax will not be imposed unless the amount of such reduction would equal or exceed 110% of the excise tax that would be imposed on such amounts.

Retirement of Donald R. King

On April 12, 2010, Mr. King notified Goodman of his retirement, effective April 30, 2010 (the “Effective Date”), from his position as Executive Vice President, Human Resources of Goodman Global Group, Inc., Goodman Global, Inc. and various subsidiaries thereof.

In recognition of Mr. King’s long and valuable service to the company, Goodman Global, Inc. and Mr. King have entered into a Retirement Agreement under which (1) Goodman Global, Inc. will pay Mr. King a lump sum payment of $1,036,450 on the date that is eight days following the Effective Date, (2) Goodman Global, Inc. will pay Mr. King the full bonus to which he would be entitled under the terms of our 2008 Annual Incentive Compensation Plan, as if he continued to work for Goodman Global, Inc. through the end of 2010, as and when such similar bonuses are paid to Goodman Global, Inc.’s other executive officers, based on Goodman Global, Inc.’s financial performance during 2010, (3) Mr. King will continue to be eligible to purchase medical insurance on an after-tax basis under Goodman Global, Inc.’s benefit plans for himself and his eligible dependents at applicable COBRA rates until he reaches age 65 and (4) Goodman Global, Inc., certain affiliates of Hellman & Friedman and Mr. King agreed that Goodman Global, Inc. and such affiliates of Hellman & Friedman will not exercise their call rights under the terms of the Management Stockholders Agreement to purchase shares of Goodman Global Group, Inc. that are held by Mr. King or which he may obtain upon the exercise of vested options.

Outstanding equity awards at 2009 fiscal year-end

Name	Option awards
	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable(1)		Equity incentive plan awards: Number of securities underlying unexercised unearned options		Option exercise price	Option expiration date
David L. Swift	521,956	757,680	(2)	404,095	(1)(3)	$10.00	4/21/18
Lawrence M. Blackburn	6,659	—		—		2.07	12/23/14
	300,647	436,423	(4)	232,759	(3)	10.00	2/13/18
Ben D. Campbell	104,391	151,536	(4)	80,819	(3)	10.00	2/13/18
Donald R. King	104,391	151,536	(4)(5)	80,819	(3)	10.00	2/13/18
William L. Topper	104,391	151,536	(4)	80,819	(3)	10.00	2/13/18

(1)	In the event of a change in control, both the time-vesting options and the performance-vesting options shall, subject to certain conditions, accelerate and immediately become fully vested and exercisable immediately prior to the effective date of the change in control.
(2)	The time-vesting option vests in four equal installments (of 25% each) on April 21 of each year 2009 through 2012, subject to Mr. Swift’s continuous service with us.
(3)	The performance-vesting options will vest in five equal installments (of 20% each) of the shares covered by the option on December 31 of each calendar year 2008 through 2012, subject to the satisfaction of certain performance targets for each such year, and further subject to “catch-up” vesting in the event an EBITDA target is satisfied in the year following the year in which an EBITDA target is missed. In light of then existing economic conditions and their impact on our financial performance, the compensation committee determined to vest 20% of the performance vesting options effective as of December 31, 2008, notwithstanding that the consolidated EBITDA performance target of $300 million was not satisfied. The compensation committee determined to vest a further 20% of the performance-vesting options effective as of December 31, 2009 based on our achieving the EBITDA performance target for 2009.
(4)	The time-vesting options will vest as to 25% of the award on the first anniversary of the grant date of February 13, 2008, and on each of the following three anniversaries thereafter, subject to the option holder’s provision of continued services.
(5)	Mr. King forfeited all options that were unvested as of April 30, 2010 under the terms of his option awards agreements.

Option exercises

None of our NEOs exercised options in 2009.

Potential payments upon termination or change in control

As summarized above, following the closing of the 2008 Acquisition, each of our named executive officers (except Mr. Swift who entered into an employment agreement effective as of April 21, 2008) entered into employment or severance agreements, as applicable, and agreed to terminate the employment and severance agreements that were in place prior to the closing.

The amounts payable to the NEOs upon termination of employment (including termination following a change in control) are summarized in the table below, calculated on the basis of the agreements and arrangements in effect as of December 31, 2009.

Name	Severance upon qualifying termination and change in control vesting
	Trigger(1)	Salary	Bonus	Pro-rated annual bonus	Medical benefits	Change in control vesting(2)	Total
David L. Swift	Termination	$1,900,000	$1,805,000	$3,385,277	$—	$464,710	$7,554,987
Lawrence M. Blackburn	Termination	928,400	696,300	1,392,600	—	267,673	3,284,973
Ben D. Campbell	Termination	375,450	281,588	1,126,353	—	92,943	1,876,334
Donald R. King(3)	Termination	339,200	254,400	1,017,600	—	92,943	1,704,143
William L. Topper	Termination	385,670	289,253	1,157,013	—	92,943	1,924,879

(1)	A “qualifying termination” of employment is a termination by us without “cause” (other than due to disability) or resignation by the executive for “good reason.” In the event that any payment or benefit to be received by the executive would trigger the imposition of an excise tax under Section 4999 of the Internal Revenue Code, then all payments would be reduced to the extent necessary so that such excise tax will not be imposed unless the amount of such reduction would equal or exceed 110% of the excise tax that would be imposed on such amounts.
(2)	The amounts in this column reflect the accelerated vesting of all unvested time-vested options and performance-vested options held by Messrs. Swift, Blackburn, Campbell, King and Topper upon a change in control, as if a change in control had occurred and the options had vested as of December 31, 2009, calculated based upon the positive difference between our stock price at year-end (which we believed was $10.40 per share at such time) and the exercise price of the options. These benefits would not be payable in the event of a “qualifying termination” of employment absent a change in control.
(3)	See “Severance Agreements—Retirement of Donald R. King,” above, for a discussion of the severance benefits paid to Mr. King in connection with his retirement effective as of April 30, 2010.

We have used substantially similar definitions for the terms “cause”, “good reason” and “change in control” in all of the employment and severance agreements with our NEOs, as follows:

•

“Cause” has generally been defined to mean an executive’s willful failure to perform his duties, his commission of a felony or other crime involving moral turpitude, unlawful drug use, or fraud, embezzlement, breach of fiduciary duty or similar misconduct.

•

“Good Reason” has generally been defined to mean our failure to continue the executive’s position, duties or authority, our material breach of our agreement with the executive, including our failure to pay or provide benefits under the agreement, or relocation of the executive outside of a 75-mile radius of his current place of employment.

•	“Change in Control” has generally been defined as:

(1)	a sale or disposition of all or substantially all of our assets;

(2)	a transaction or series of transactions where a person or related group acquires more than 50% of the voting power of Goodman Global Group, Inc., or more stock than is owned by our initial investors; or

(3)	approval of our complete liquidation or dissolution.

Principal stockholders

The following table sets forth as of July 1, 2010 certain information regarding the beneficial ownership of our voting securities by each person who beneficially owns more than five percent of our common stock and by our directors and the executive officers named in the “Summary compensation table” on page 79, individually, and by our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise specified, the address of each beneficial owner is c/o Goodman Global Group, Inc., 5151 San Felipe, Suite 500, Houston, Texas 77056.

	Shares of common stock beneficially owned
Name and address of beneficial owner	Number	Percent
5% Stockholders:
Hellman & Friedman Capital Partners VI, L.P.(1)	62,365,698	48.6%
H&F Chill Partners, L.P.(1)	32,555,251	25.4%
Hellman & Friedman Capital Partners VI (Parallel), L.P.(1)	16,287,805	12.7%
Hellman & Friedman Capital Executives VI, L.P.(1)	230,418	*
Hellman & Friedman Capital Associates VI, L.P.(1)	26,041	*
Farallon Capital Partners, L.P.(2)	3,975,000	3.1%
Farallon Capital Institutional Partners, L.P.(2)	4,950,000	3.9%
Farallon Capital Institutional Partners II, L.P.(2)	550,000	*
Farallon Capital Institutional Partners III, L.P.(2)	350,000	*
Tinicum Partners, L.P.(2)	175,000	*

Directors and Executive Officers:
David L. Swift(3)	874,416	*
Lawrence M. Blackburn(4)	1,324,600	1.0%
Ben D. Campbell(5)	528,504	*
Donald R. King(6)	523,604	*
William L. Topper(7)	395,404	*
Charles A. Carroll(8)	1,350,216	1.1%
Robert B. Henske(1)	—	*
Erik Ragatz(1)	—	*
Saloni Saraiya Multani(1)	—	*
All directors and officers as a group (15 individuals)(9)	6,223,147	4.7%

*	Indicates ownership of less than 1%.
(1)

Hellman & Friedman Investors VI, L.P. (“H&F VI”) is the general partner of Hellman & Friedman Capital Partners VI, L.P. (“HFCP VI”), the managing member of H&F Chill GP LLC, which is the general partner of H&F Chill Partners, L.P. (“H&F Chill”), and the general partner of Hellman & Friedman Capital Partners VI (Parallel), L.P. (“HFCP VI (Parallel)”), Hellman & Friedman Capital Executives VI, L.P. (“HFCE VI”) and Hellman & Friedman Capital Associates VI, L.P. (“HFCA VI,” and together with HFCP VI, H&F Chill, HFCP VI (Parallel), HFCE VI and HFCA VI, the “H&F Entities”). Hellman & Friedman LLC is the general partner of H&F VI. An investment committee of Hellman & Friedman LLC has sole voting and dispositive control over the shares of Goodman Global Group, Inc. held by the H&F Entities. The investment committee is comprised of F. Warren Hellman, Brian M. Powers, Philip U. Hammarskjold, Patrick J. Healy and Thomas F. Steyer; provided, however, that Mr. Steyer has no authority or voting rights with respect to investment committee decisions relating to the company. Messrs. Henske and Ragatz are managing directors of Hellman & Friedman LLC but neither of them serves on the investment committee. Ms. Multani is a director of Hellman & Friedman LLC. Each of the members of the investment committee, as well as Messrs. Henske and Ragatz and Ms. Multani, disclaim beneficial ownership of the shares in Goodman Global Group, Inc. or Goodman Global, Inc., except to the extent of their respective pecuniary interest therein. The address for the H&F Entities, Messrs. Henske and Ragatz and Ms. Multani is c/o Hellman and Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, California 94111.

(2)	Farallon Partners, L.L.C. (“FPLLC”) is the general partner of the following partnerships (collectively, the “Farallon Entities”): Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P. and Tinicum Partners, L.P. Each of the following persons (the “Farallon Managing Members”) are managing members of FPLLC with the power to exercise investment discretion: Richard B. Fried, Daniel J. Hirsch, Monica R. Landry, Davide Leone, Douglas M. MacMahon, Stephen L. Millham, Rajiv A. Patel, Thomas G. Roberts, Jr., Andrew J.M. Spokes, Thomas F. Steyer and Mark C. Wehrly. Each of FPLLC and its managing members with the power to exercise investment discretion (the “Farallon Managing Members”) disclaims beneficial ownership of the shares in Goodman Global Group, Inc. or Goodman Global, Inc. held by the Farallon Entities, except to the extent of their pecuniary interest therein. Each of the Farallon Entities disclaims beneficial ownership of the shares in Goodman Global Group, Inc. or Goodman Global, Inc., other than those held by such Farallon Entity. All of the entities and individuals referenced in this footnote disclaim group attribution. The address of the Farallon Entities, FPLLC and the Farallon Managing Members is One Maritime Plaza, Suite 2100, San Francisco, California 94111.
(3)	Includes 774,516 shares subject to options that are exercisable within 60 days of July 1, 2010.
(4)	Includes 452,780 shares subject to options that are exercisable within 60 days of July 1, 2010.
(5)	Includes 154,903 shares subject to options that are exercisable within 60 days of July 1, 2010.
(6)	Includes 154,903 shares subject to options that are exercisable within 60 days of July 1, 2010.
(7)	Includes 154,903 shares subject to options that are exercisable within 60 days of July 1, 2010.
(8)	Includes 350,216 shares subject to options that are exercisable within 60 days of July 1, 2010.
(9)	Includes 2,862,437 shares subject to options that are exercisable within 60 days of July 1, 2010.

Certain relationships and related party transactions

Agreements related to the 2008 Acquisition

Goodman Global Group, Inc., Goodman Global, Inc. and Chill Acquisition, Inc., or “Merger Sub,” entered into several related party agreements in contemplation of the 2008 Acquisition, to which Goodman Global, Inc. succeeded by operation of law as a result of the 2008 Acquisition. As a part of the 2008 Acquisition, Goodman Global, Inc. paid $8.1 million to Hellman & Friedman LLC in reimbursement for third party transaction related expenses.

Merger agreement

As a result of the merger, certain members of senior management received transaction bonuses equal to 75% of their base salary, totaling $3,202,110 in the aggregate. The transaction bonuses paid to our named executive officers are set forth in the table below. In addition, certain members of senior management were given a “rollover” incentive bonus payment equal to 100% of their current base salary, totaling $4,269,480 in the aggregate. The rollover incentive bonuses paid to our named executive officers are also set forth in the table below. David L. Swift is not listed in the table because he was not employed by the company at the time of the 2008 Acquisition and did not receive a transaction bonus.

	Transaction bonus paid upon consummation of the 2008 acquisition	Equity rollover incentive paid upon consummation of the 2008 acquisition
Executive Officers:
Charles A. Carroll	$805,425	$1,073,900
Lawrence M. Blackburn	335,100	446,800
Ben D. Campbell	271,013	361,350
Donald R. King	244,875	326,500
William L. Topper	278,378	371,170

Stockholders agreement

In connection with the 2008 Acquisition, we, Merger Sub, the Hellman & Friedman Investors, and investors whom we refer to as the “Co-Investors,” which consist of funds affiliated with GSO Capital Partners, funds affiliated with Farallon Capital Partners, funds affiliated with AlpInvest Partners and certain other investors to whom the GSO Capital Partner funds syndicated their investments, entered into a stockholders agreement that generally contains the following provisions:

Board of directors. The stockholders agreement provides board nomination rights to the Hellman & Friedman Investors and their affiliates. See “Management—Board structure.”

Indemnification. We generally are required to indemnify and hold harmless each of the stockholders that is party to the stockholders agreement, together with its partners, stockholders, members, affiliates, directors, officers, fiduciaries, controlling persons, employees and agents from any losses arising out of either of the following, subject to limited exceptions:

•	the stockholder’s or its affiliate’s ownership of share equivalents or other equity securities of Goodman Global Group, Inc. or its ability to control or influence Goodman Global Group, Inc., or

•	the business, operations, properties, assets or other rights or liabilities of Goodman Global Group, Inc. or any of its subsidiaries.

Transfer restrictions. Under the stockholders agreement, the consent of the Hellman & Friedman Investors is required for all transfers of share equivalents by the Co-Investors other than specified exceptions including, but not limited to, transfers to permitted transferees (i.e., certain affiliates), or in connection with a tag-along or drag-along sale (see below). This transfer restriction continues until the twelve month anniversary of an initial public offering or, if earlier, until the equity ownership of the Hellman & Friedman Investors or the Co-Investors falls below specified levels.

Tag-along rights. Under the stockholders agreement, in connection with any sale of share equivalents by a Hellman & Friedman Investor, subject to exceptions, the Co-Investors will have “tag-along” rights that allow them to sell a proportionate amount of their share equivalents in such sale. These tag-along rights expire when the transfer restrictions on the Co-Investors expire.

Drag-along rights. Under the stockholders agreement, subject to certain exceptions, the Hellman & Friedman Investors have “drag-along” rights that allow them to cause the Co-Investors to participate in a transaction or transactions involving the transfer of not less than 50% of the outstanding share equivalents of Goodman Global Group, Inc. The drag-along right may only be exercised prior to the twelve month anniversary of an initial public offering, and to exercise the drag-along, either (x) the Hellman & Friedman Investors must own at least 25% of the outstanding shares, or (y) holders of at least 50% of the outstanding shares must have approved the drag-along transaction.

Registration rights. The stockholders agreement grants the Hellman & Friedman Investors and Co-Investors rights with respect to the registration of shares under the Securities Act. These rights include demand registration rights, shelf registration rights and piggyback registration rights, as well as customary indemnification. All fees, costs and expenses related to registrations will be borne by us; provided, however, that we are not required to pay stock transfer taxes or underwriters’ discounts or selling commissions.

Demand registration rights. The stockholders agreement grants the Hellman & Friedman Investors demand registration rights. Under the terms of the stockholders agreement, subject to certain exceptions, we will be required, upon the written request of the holders of 25% or more of the shares held by the Hellman & Friedman Investors, to use our reasonable best efforts to effect registration of shares requested to be registered by the Hellman & Friedman Investors and the Co-Investors as soon as practicable. We are not required to effect more than four such demand registrations, which include marketed shelf registrations, in any twelve month period. We are not required to effect a demand registration on Form S-1 after we have effected three such demand registrations. We are not required to comply with any registration demand with a reasonably anticipated net aggregate offering price (after deduction of underwriter commissions and offering expenses) of less than $10 million.

Shelf registration rights. The stockholders agreement grants the Hellman & Friedman Investors and the Co-Investors shelf registration rights. Under the terms of the stockholders agreement, holders of 25% or more of shares held by the Hellman & Friedman Investors may demand that the company file a shelf registration statement with respect to those shares. Upon such demand, we are required to use our reasonable best efforts to effect such registration. Notice of the shelf registration will be provided to the Co-Investors and any other parties with piggyback rights, and they will have the right to include their registrable securities in the registration statement and participate in any offering thereunder, subject to various exceptions, including for non-marketed shelf offerings by the Hellman & Friedman Investors. We are not required to effect more than four demand registrations, which include marketed shelf registrations, in any twelve month period.

Piggyback registration rights. The stockholders agreement grants the Hellman & Friedman Investors and the Co-Investors piggyback registration rights. If we register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration. Subject to certain exceptions, we may limit the number of shares included in the underwritten offering if the underwriters believe that marketing factors, including an adverse effect on the per share offering price, require a limit on the number of shares to be underwritten. Unless otherwise agreed by the Hellman & Friedman Investors, these piggyback rights do not apply until one year after an initial public offering, except with respect to registrations in which the Hellman & Friedman Investors participate.

Participation rights. Subject to specified exceptions, until an initial public offering, Goodman Global Group, Inc. may not issue equity securities, and Goodman Global Group, Inc. and its subsidiaries may not issue debt securities to the Hellman & Friedman Investors or their affiliates, without permitting each Co-Investor and each Hellman & Friedman Investor the opportunity to purchase a pro rata share of the securities being issued, based on its respective ownership of share equivalents in Goodman Global Group, Inc. at that time.

Management stockholders agreements

The Goodman Global Group, Inc. common stock and options issued to members of our management, whom we refer to as the “Management Participants,” are subject to either our management stockholders agreement for executive officers or our management stockholders agreement for key employees, each of which contains the following provisions (except as noted below):

•

transfer restrictions, including rights of first refusal in favor of Goodman Global Group, Inc. and the Hellman & Friedman Investors or their designees, subject to certain exceptions, including transfers to family members and affiliates or in connection with a tag-along or drag-along sale; these transfer restrictions expire on the six month anniversary of an initial public offering or, if later, the expiration of the lock-up agreements between the Hellman & Friedman Investors and the underwriters,

•	repurchase rights in favor of Goodman Global Group, Inc. or its designee,

•	put rights in favor of the Management Participants (solely in the case of the management stockholders agreement for executive officers),

•	piggyback registration rights in favor of the Management Participants, and

•

tag-along rights in favor of the Management Participants with respect to certain non-public sales by the Hellman & Friedman Investors that exceed 10% of our outstanding shares (excluding restricted shares and assuming exercise and conversion of certain stock options and convertible securities, if any).

Subscription Agreement

In connection with the 2008 Acquisition, we entered into a subscription agreement with the Co-Investors, each a “Subscriber,” which set forth the terms of the sale and purchase of the subscription securities. Under the subscription agreement, the Subscribers were also required to enter into the stockholders agreement, described above.

Exchange and registration rights agreement related to senior subordinated notes

In connection with the 2008 Acquisition, Goodman Global, Inc. entered into a registration rights agreement with funds affiliated with GSO Capital Partners, funds affiliated with Farallon Partners, funds affiliated with AlpInvest Partners and funds affiliated with the Co-Investors that purchased the senior subordinated notes (the Purchasers), pursuant to which Goodman Global, Inc. filed a registration statement and delivered to the Purchasers registered notes in exchange for the initial notes tendered by the Purchasers. Under the agreement, Goodman Global, Inc. and each guarantor, jointly and severally, agreed to indemnify and hold harmless each holder and controlling person against any losses, claims, damages, liabilities, costs and reasonable expenses (Losses), if any Losses are based upon any untrue statement of material fact in any registration statement, prospectus or in any amendment or supplement thereto, in any preliminary prospectus or any free-writing prospectus or “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act, or any omission or alleged omission to state therein a material fact required to be stated or necessary to make the statements therein not misleading.

Indemnification agreements with directors and officers

Pursuant to the closing of the 2008 Acquisition, Goodman Global, Inc. entered into indemnification agreements with our officers, Messrs. Alexander, Bikman, Blackburn, Campbell, Carroll, Clark, King, Mishler, Smith, Toppe and Topper. We agreed that we will indemnify each of the directors and officers of Predecessor to the fullest extent permitted by Delaware law against claims arising out of or pertaining to the fact that the person was an officer or director of Predecessor or any of our subsidiaries prior to the 2008 Acquisition or is an officer or director of us or any of our subsidiaries. Our certificate of incorporation provides that we will indemnify each of our directors and officers to the fullest extent permitted by law for claims arising by reason of the fact that he or she is a director, officer or employee of us, or of any of our subsidiaries. On March 6, 2008, we entered into indemnification agreements with our directors, Messrs. Henske and Ragatz and Ms. Multani, with similar terms as described above.

Employment and severance agreements

In connection with the closing of the 2008 Acquisition, Goodman Global, Inc. entered into a new employment agreement with Charles Carroll on February 13, 2008, under which Mr. Carroll would continue as the Chief Executive Officer of Goodman Global, Inc. until June 30, 2008 or, if earlier, the date on which his replacement commenced employment. Mr. Carroll retired as our President and Chief Executive Officer and our new President and Chief Executive Officer, David Swift, joined us on April 21, 2008. On February 13, 2008, Goodman Global, Inc. also entered into a new employment agreement with Lawrence Blackburn pursuant to which Mr. Blackburn continues to serve as our Chief Financial Officer. In connection with the closing, Goodman Global, Inc. also entered into individual severance agreements with certain of our other executive officers, including the NEOs. See “Executive compensation—Executive employment agreements” and “Executive compensation—Severance agreements.”

Equity contribution agreements

Certain members of senior management, including our named executive officers, have entered into equity contribution agreements with us. Pursuant to the equity contribution agreements, at the effective time of the 2008 Acquisition, each executive contributed to us a portion of the shares of Goodman Global, Inc. common stock he then held in exchange for shares of our common stock having an equivalent value based on the price per share our current controlling stockholders paid for their shares of our common stock. To the extent that an executive did not hold a sufficient number of shares of Goodman Global, Inc. common stock at the effective time of the 2008 Acquisition to contribute the specific value described in his equity contribution agreement, he contributed a sufficient number of vested options to purchase shares of Goodman Global, Inc. common stock in exchange for vested options for our stock so that the total value of the shares of Goodman Global, Inc. common stock and vested options to purchase shares of Goodman Global, Inc. common stock contributed to us was equal to the value the executive agreed to contribute in his equity contribution agreement. These options were contributed pursuant to the terms of option rollover agreements dated as of February 13, 2008. The aggregate value of Predecessor stock contributed for our common stock by our named executive officers pursuant to the equity contribution agreements, was $28.5 million. See “Executive compensation—Equity contribution and share subscription agreements.” In addition, Messrs. Blackburn, Clark, Mishler, Smith and Toppe entered into option rollover agreements to “roll” options over Goodman Global, Inc. common stock in exchange for new options to purchase shares of our equity, at an exercise price per share calculated on the basis of a ratio of the price paid for each share of Goodman Global, Inc. common stock in the 2008 Acquisition over the price per share of our common stock paid by our current controlling stockholders. Although the intrinsic value of the shares rolled varied for each executive, the terms of these option rollover agreements are identical to the terms summarized at “Executive compensation—Equity contribution and share subscription agreements.” Each member of senior management who contributed his existing equity for new equity in us or invested in additional equity in us was required to become a party to a management stockholders’ agreement, the terms of which are summarized above under “—Management stockholders agreement.”

Agreements with our current and former president and chief executive officer

Employment agreement

Mr. Swift entered into an employment agreement with us, effective as of April 21, 2008, pursuant to which he commenced serving as our and Goodman Global, Inc.’s President and Chief Executive Officer and as a member of the board of directors of Goodman Global Group, Inc. and Goodman Global, Inc. See “Executive compensation—Executive employment agreements.”

Indemnification agreement

Mr. Swift also entered into an Indemnification Agreement with us on substantially the same terms as those of the Indemnification Agreements between Goodman Global, Inc. and the directors and officers described above. The Indemnification Agreement by and between Goodman Global, Inc. and Mr. Swift does not supersede, limit or alter any of the rights and obligations of either party as set forth in the Mr. Swift’s employment agreement and any equity agreements between Goodman Global, Inc. and Mr. Swift.

Joinder to the management stockholders agreement

Mr. Swift and Goodman Global Group, Inc. each executed a joinder (the “Joinder”), to the Management Stockholders Agreement, described above under the heading “—Agreements related to the 2008 Acquisition—Management stockholders agreement.” Pursuant to the Joinder, Mr. Swift will share the same rights and obligations as the other Management Participants under the Management Stockholders Agreement.

Resignation of Mr. Carroll as Chairman of our board of directors

In connection with Mr. Carroll’s resignation from his position as Chairman of our board of directors in March 2009, Goodman Global Group, Inc., Goodman Global, Inc. and Mr. Carroll entered into a letter agreement confirming that this change did not constitute termination of Mr. Carroll’s employment or result in the termination of Mr. Carroll’s option agreement with us, as he will continue to offer valuable services to us as one of our directors and as a non-executive employee.

Other relationships

Kronos Inc. (“Kronos”), a portfolio company of H&F and its affiliates, provides certain software and related services for our time and attendance reporting. In 2008 and 2009, we paid Kronos $0.1 million and $0.1 million, respectively.

Policies and procedures for review and approval of related party transactions

We currently have certain policies and procedures to address transactions with related persons, including any executive officer, director, nominee for election as a director, greater than 5% holder of our common stock, or immediate family member of any of the foregoing. Our board of directors has adopted a written policy that all transactions with related persons are subject to approval or ratification by the audit committee (other than certain transactions exempted under our certification of incorporation).

In determining whether to approve or ratify an interested transaction, the audit committee may take into account, among other factors that it deems appropriate, whether the interested transaction is on terms no less favorable to us than could be obtained from an unaffiliated third party under the same or similar circumstances, as well as the extent of the related person’s interest in the transaction. If an interested transaction is ongoing, the audit committee may establish guidelines for our management to monitor the company’s ongoing dealings with the related person. Thereafter, the audit committee will assess such ongoing relationships on an annual basis.

The board of directors has delegated to the Chairman of the audit committee the authority to pre-approve or ratify (as applicable) any interested transaction in which the amount involved is expected to be less than $250,000. In addition, the following transactions are deemed to be pre-approved by the audit committee for purposes of our related-person policies and procedures, even if the amount involved exceeds $100,000: (1) employment of executive officers and related compensation, (2) director compensation, (3) transactions with another company if the related person is an employee (other than an executive officer) of that company and the aggregate amount involved does not exceed $1 million or 2 percent of that company’s revenues, and (4) transactions in which the related person’s interest arises solely from ownership of our common stock and all holders of our common stock receive the same benefit on a pro rata basis.

Description of other indebtedness

Senior secured credit facilities

Overview

In connection with the 2008 Acquisition, Goodman Global, Inc. and Chill Intermediate Holdings, Inc. entered into (1) a senior secured term credit agreement with Barclays Capital and Calyon New York Branch, as joint lead arrangers, Barclays Capital, Calyon New York Branch and General Electric Capital Corporation, as joint bookrunners, General Electric Capital Corporation, as administrative agent and collateral agent, and the lenders from time to time party thereto, and (2) an asset-based revolving credit agreement with Barclays Capital and General Electric Capital Corporation, as joint lead arrangers, Barclays Capital, Calyon New York Branch and General Electric Capital Corporation, as joint bookrunners, General Electric Capital Corporation, as administrative agent and collateral agent, General Electric Capital Corporation, as letter of credit issuer, and the lenders from time to time party thereto. We refer to these facilities as the senior secured credit facilities.

The senior secured credit facilities provide senior secured financing in the amount of up to $1.1 billion, consisting of:

•	an $800.0 million senior secured term credit agreement; and

•	an asset-based revolving credit agreement of up to $300.0 million, subject to borrowing base availability.

Goodman Global, Inc. is the borrower under the senior secured credit facilities. The amount from time to time available under the asset-based revolving credit agreement (including in respect of letters of credit) shall not exceed the borrowing base. The borrowing base under the asset-based revolving credit agreement will equal the sum of (1) 85% of all eligible accounts receivable of ours and each guarantor thereunder and (2) 85% of the net orderly liquidation value of all eligible inventory of ours and each guarantor thereunder and, in each case, subject to customary reserves established or modified from time to time by and at the permitted discretion of the administrative agent or collateral agent thereunder. The asset-based revolving credit agreement includes borrowing capacity of up to $30.0 million for short-term borrowings referred to as swingline loans and up to $50.0 million for letters of credit.

Interest rate and fees

Borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at our option, either (1) a base rate determined by reference to the higher of (a) the prime lending rate published by The Wall Street Journal and (b) the federal funds rate plus 1/2 of 1% or (2) a reserve adjusted Eurodollar rate determined by reference to the higher of (a) the London interbank rate for deposits in dollars for the applicable interest period of one, two, three or six months (or if available to all applicable lenders, nine or twelve months or a period shorter than one month) and (b) 3.25%.

The initial applicable margin for borrowings is, under the senior secured term credit agreement, 3.25% with respect to prime base rate loans and 4.25% with respect to Eurodollar rate loans, which is reduced to 3.00% and 4.00%, respectively, if the ratio of consolidated total debt to consolidated EBITDA is less than 4.0:1.0. The initial applicable margin for borrowings is, under the senior secured asset-based revolving credit agreement, 1.00% with respect to base rate loans and 2.00% with respect to Eurodollar rate loans. The applicable margin for loans under the senior secured term credit agreement may be reduced subject to our attaining a certain leverage ratio.

In addition to paying interest on outstanding principal under the senior secured credit facilities, we are required to pay a commitment fee to the lenders under the senior secured asset-based revolving credit facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.50% per annum. The commitment fee rate may be reduced subject to our attaining a certain leverage ratio. We must also pay customary letter of credit fees.

Prepayments

The senior secured term credit agreement requires us to offer to prepay outstanding term loans, subject to certain exceptions, as follows:

•	100% of the net proceeds from non-ordinary course asset sales by us and our restricted subsidiaries (with a 100% reinvestment exception);

•	100% of the net proceeds from issuances of debt by us and our restricted subsidiaries, other than proceeds from debt permitted under the senior secured term credit agreement;

•	100% of the net proceeds from permitted sale leasebacks consummated by us or our restricted subsidiaries (with a 100% reinvestment exception);

•	100% of the net proceeds from insurance recovery and condemnation events of us and our restricted subsidiaries (with a 100% reinvestment exception); and

•	75% (which percentage shall be reduced to 50% or 25% subject to our attaining certain leverage tests) of our annual excess cash flow.

The foregoing mandatory prepayments are applied pro rata to the remaining amortization payments under the senior secured term credit agreement.

Goodman Global, Inc. may voluntarily repay outstanding loans under the senior secured term credit agreement at any time. All prepayments of term loans may be made without premium or penalty, other than customary “breakage” costs with respect to Eurodollar rate loans.

The asset-based revolving credit agreement requires us to prepay outstanding loans under the asset-based revolving credit agreement, subject to certain exceptions, as follows:

•

on any date on which the sum of all outstanding revolving credit loans, all outstanding swingline loans and the total lenders’ letter of credit exposure exceeds the total revolving credit commitments under the asset-based revolving credit agreement, 100% of such excess amount;

•

except for permitted overadvances, if on any date the sum of all outstanding revolving credit loans, all outstanding swingline loans and the total lenders’ letter of credit exposure exceeds 100% of the borrowing base then in effect, then 100% of such excess amount; and 100% of all available funds credited to a designated collection account after the occurrence and during the continuation of a cash dominion event (as defined in the asset-based revolving credit agreement).

Goodman Global, Inc. may voluntarily repay outstanding revolving credit loans and swingline loans under the asset-based revolving credit facility at any time without premium or penalty, other than customary “breakage” costs with respect to Eurodollar rate loans. In addition, we may elect to permanently terminate or reduce all or a portion of the revolving credit commitments and the letter of credit sub-limit under the asset-based revolving credit facility at any time without premium or penalty.

Amortization

Goodman Global, Inc. is required to repay installments on the term loans under the senior secured term credit agreement in quarterly principal amounts of $2.0 million, with the balance payable on February 13, 2014. There is no amortization under the senior secured asset-based revolving credit agreement. The entire principal amounts (if any) of revolving credit loans outstanding under the senior secured asset-based revolving credit facility are due and payable in full at maturity, February 13, 2013, on which day the revolving credit commitments thereunder will terminate. The entire principal amounts (if any) of swingline loans outstanding under the senior secured asset-based revolving credit facility are due and payable in full at maturity, five business days prior to February 13, 2013, on which day the swingline commitments thereunder will terminate.

Guarantee and security

All obligations under the senior secured credit facilities are unconditionally guaranteed by Chill Intermediate Holdings, Inc., and each of its direct and indirect U.S. material restricted subsidiaries (other than AsureCare Corp.), which we refer to, collectively, as “Guarantors.”

All obligations under the senior secured term credit agreement, and the guarantees of those obligations, are secured by, subject to certain exceptions:

•

a first-priority pledge of 100% of the capital stock of Goodman Global, Inc. and each of its direct restricted subsidiaries and of each subsidiary Guarantor (but not more than 65% of the capital stock of any material first-tier non-U.S. subsidiary) (we refer to such pledged capital stock as the Equity Collateral);

•

a first-priority security interest in, and mortgages on, substantially all of Goodman Global, Inc.’s and the Guarantors’ tangible and intangible assets (we refer to such assets, together with the Equity Collateral, as the Term Facility Collateral) that do not constitute Asset-Based Facility Collateral (as defined below); and

•	a second-priority security interest in all Asset-Based Facility Collateral.

All obligations under the asset-based revolving credit agreement, and the guarantees of those obligations, are secured by, subject to certain exceptions:

•

a first-priority security interest in substantially all of Goodman Global, Inc.’s and the Guarantors’ accounts receivable, inventory, cash, deposit accounts, other bank accounts and securities accounts, intercompany notes and intangible assets to the extent attached to the foregoing and all proceeds of the foregoing (we refer to such assets, collectively, as the Asset-Based Facility Collateral); and

•	a second-priority security interest in all Term Facility Collateral.

Covenants and events of default

Our senior secured term credit agreement includes financial covenants requiring us to maintain a maximum total leverage ratio and minimum interest coverage ratio and the asset-based revolving credit agreement includes a financial covenant requiring us to maintain, in certain circumstances, a minimum fixed charge coverage ratio. See “Management’s discussion and analysis of financial condition and results of operations—Liquidity and Capital Resources—Financial Covenant Compliance.” In addition, the senior secured credit facilities also contain other customary affirmative and negative covenants and events of default.

13.50%/14.00% Senior Subordinated Notes due 2016

Overview

In connection with the 2008 Acquisition, Goodman Global, Inc. issued $500.00 million in aggregate principal amount of the 13.50%/14.00% senior subordinated notes due 2016 pursuant to an indenture. We refer to these notes as the senior subordinated notes.

The senior subordinated notes are the unsecured, senior subordinated obligations of Goodman Global, Inc. Each of the subsidiaries of Goodman Global, Inc. that guarantees the obligations under the senior secured credit facilities jointly, severally and unconditionally guarantee the senior subordinated notes on an unsecured senior subordinated basis.

The senior subordinated notes mature on February 15, 2016.

Interest rate and payment-in-kind option

The notes bear interest at a rate of 13.50% per annum, payable on each February 15 and August 15, provided that Goodman Global, Inc. may, at its option, elect to pay interest in any interest period at a rate of 14.00% per annum, in which case up to 3.0% per annum may be paid by issuing additional notes (PIK notes) under the indenture on the same terms and conditions as the existing senior subordinated notes. However, Goodman Global, Inc. may not make any interest payment with PIK notes after the first HYDO Determination Date (as defined below) to the extent such interest payment in PIK notes would cause the accrued and unpaid interest and original issue discount on the notes to exceed the amount described in clause (b) of the definition of HYDO Redemption Amount, as defined in the indenture.

Optional redemption

Prior to February 15, 2011, Goodman Global, Inc. will have the option to redeem some or all of the senior subordinated notes for cash at a redemption price equal to 100% of their principal amount, plus a make-whole premium (as defined in the indenture governing the senior subordinated notes), plus accrued and unpaid interest to the redemption date. Beginning on February 15, 2011, Goodman Global, Inc. may redeem some or all of the senior subordinated notes at the redemption prices listed below, plus accrued interest to the date of redemption.

Redemption in twelve-month period beginning February 15,	Percentage
2011	106.75%
2012	104.50%
2013	102.25%
2014 and thereafter	100.00%

At any time (which may be more than once) before February 15, 2011, Goodman Global, Inc. may choose to redeem up to 40% of the notes at a redemption price equal to 113.5% of the principal amount thereof with proceeds that Goodman Global, Inc. or Goodman Global Group, Inc. raise in one or more equity offerings, as long as at least 60% of the aggregate principal amount of the senior subordinated notes issued remains outstanding afterwards.

HYDO redemption

If the senior subordinated notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Internal Revenue Code of 1986, as amended, or “the Code,” on each HYDO Determination Date, Goodman Global, Inc. will be required to redeem for cash a portion of each senior subordinated note then outstanding equal to the HYDO Redemption Amount (each such redemption, a “HYDO Redemption”), as defined below. The redemption price for the portion of each senior subordinated note redeemed pursuant to any HYDO Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. “HYDO Determination Date” is defined as the end of each “accrual period”, as defined in Section 1272(a)(5) of the Code, ending after the fifth anniversary of the date of issuance of the senior subordinated notes. “HYDO Redemption Amount” means, as of each HYDO Determination Date, the excess, if any, of (a) the aggregate amount of accrued and unpaid interest and all accrued and unpaid “original issue discount” (as defined in Section 1273(a)(1) of the Code) with respect to the senior subordinated notes over (b) an amount equal to the product of (i) the “issue price” (as defined in Sections 1273(b) and 1274(a) of the Code) of the senior subordinated notes multiplied by (ii) the “yield to maturity” (as defined in the Treasury Regulation Section 1.1272-1(b)(1)(i)) of the senior subordinated notes. No partial redemption or repurchase of the senior subordinated notes prior to any HYDO Determination Date pursuant to any other provision of the indenture will alter the obligation of Goodman Global, Inc. to make any HYDO Redemption with respect to any senior subordinated notes that remain outstanding on such HYDO Redemption Date.

Change of control offer

Upon the occurrence of a change of control, as defined in the indenture governing the senior subordinated notes, of Goodman Global, Inc., holders of the senior subordinated notes may require Goodman Global, Inc. to repurchase some or all of the senior subordinated notes at 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.

Covenants and events of default

The indenture governing the senior subordinated notes includes covenants limiting the ability of Goodman Global, Inc. and its restricted subsidiaries to:

•	incur additional debt or issue certain capital stock;

•	pay dividends on or make distributions in respect of its capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure certain debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of its assets;

•	enter into certain transactions with affiliates; and

•	designate its subsidiaries as unrestricted subsidiaries.

Most of these covenants will cease to apply to the senior subordinated notes during any period in which they have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s.

In addition, the senior subordinated notes also contain other customary affirmative and negative covenants and events of default.

The exchange offer

General

We are offering to exchange a like principal amount of exchange notes for any or all outstanding notes on the terms and subject to the conditions set forth in this prospectus and accompanying letter of transmittal. We refer to the offer as the “exchange offer.” You may tender some or all of your outstanding notes pursuant to the exchange offer.

As of the date of this prospectus, $586,000,000 aggregate principal amount at maturity of 11.500% Senior Discount Notes due 2014 is outstanding. This prospectus, together with the letter of transmittal, is first being sent to all registered holders of outstanding notes known to us on or about July     , 2010. Our obligation to accept outstanding notes for exchange pursuant to the exchange offer is subject to the satisfaction or waiver of certain conditions set forth under “—Conditions to the exchange offer” below. We anticipate that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and effect of the exchange offer

In connection with the private offering and sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, under certain circumstances, to use our reasonable best efforts to file a registration statement relating to offers to exchange the outstanding notes for exchange notes and thereafter cause the registration statement to become effective under the Securities Act no later than 270 days following the closing date of the issuances of the outstanding notes. The following description of the registration rights agreement is only a brief summary of the agreement. It does not purport to be complete and is qualified in its entirety by reference to all of the terms, conditions and provisions of the registration rights agreement. For further information, please refer to the registration rights agreement filed as an exhibit to this registration statement. The exchange offer is referred to in this prospectus as the “exchange offer.” The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act and will not contain terms with respect to transfer restrictions, registration rights and additional payments upon a failure to fulfill certain of our obligations under the registration rights agreement. The outstanding notes were issued on December 16, 2009.

If applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, we will use our commercially reasonable best efforts to cause to become effective a shelf registration statement relating to resales of the notes and to keep such shelf registration statement effective until the date that the notes cease to be “registrable securities” (as defined in the registration rights agreement) or such shorter period that will terminate when all the notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:

•	you are not our “affiliate” within the meaning of Rule 405 of the Securities Act;

•

you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see “Plan of distribution.”

Resale of exchange notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes in violation of the provisions of the Securities Act; and

•	you are acquiring the exchange notes in the ordinary course of your business.

If you are our “affiliate,” or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•

you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•

in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of distribution” for more details regarding the transfer of exchange notes.

Terms of the exchange offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal, Goodman Global Group, Inc. will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof. In exchange for each outstanding note surrendered in the exchange offer, Goodman Global Group, Inc. will issue exchange notes with a like principal amount.

The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act and will not contain terms with respect to transfer restrictions, registration rights and additional payments upon a failure to fulfill certain of our obligations under the registration rights agreement. The exchange notes will be issued under and entitled to the benefits of the indenture that authorized the issuance of the outstanding notes. For a description of the indenture, see “Description of notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $586.0 million aggregate principal amount at maturity of the 11.500% Senior Discount Notes due 2014 are outstanding. This prospectus and the letters of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. Goodman Global Group, Inc. intends to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to such holders’ series of outstanding notes and the registration rights agreement except we will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreement.

Goodman Global Group, Inc. will be deemed to have accepted for exchange properly tendered outstanding notes when it has given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, Goodman Global Group, Inc. expressly reserves the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “—Conditions to the exchange offer.”

If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer. It is important that you read “—Fees and expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration date; extensions, amendments

As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on August     , 2010. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of such exchange offer.

To extend the period of time during which an exchange offer is open, we will notify the exchange agent of any extension or written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Goodman Global Group, Inc. reserves the right, in its sole discretion:

•	to delay accepting for exchange any outstanding notes (only in the case that we amend or extend the exchange offer);

•

to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions to the exchange offer” have not been satisfied by giving written notice of such delay, extension or termination to the exchange agent; and

•

subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in such offer period following notice of the material change.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders of the outstanding notes. If Goodman Global Group, Inc. amends an exchange offer in a manner that we determine to constitute a material change, it will promptly disclose the amendment in a manner reasonably calculated to inform the holders of applicable outstanding notes of that amendment.

Conditions to the exchange offer

Despite any other term of the exchange offer, Goodman Global Group, Inc. will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes, and it may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in its reasonable judgment:

•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•

any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, Goodman Global Group, Inc. will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “—Purpose and effect of the exchange offer,” “—Procedures for tendering” and “Plan of distribution;” or

•

any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

Goodman Global Group, Inc. expressly reserves the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, Goodman Global Group, Inc. may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. Goodman Global Group, Inc. will return any outstanding notes that it does not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Goodman Global Group, Inc. expressly reserves the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. Goodman Global Group, Inc. will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for our sole benefit, and Goodman Global Group, Inc. may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If Goodman Global Group, Inc. fails at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that it may assert at any time or at various times prior to the expiration date.

In addition, Goodman Global Group, Inc. will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for tendering outstanding notes

To tender your outstanding notes in the exchange offer, you must comply with either of the following:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange agent—Notes” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, you will comply with either of the following conditions:

•	the exchange agent must receive certificates for outstanding notes along with the letter of transmittal prior to the expiration date;

•

the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes, letters of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any certificates representing outstanding notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•

the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Acceptance of exchange notes

In all cases, Goodman Global Group, Inc. will promptly issue exchange notes for outstanding notes that it has accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering outstanding notes pursuant to the exchange offer, you will represent to us that, among other things:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes in violation of the provisions of the Securities Act; and

•	you are acquiring the exchange notes in the ordinary course of your business.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of distribution.”

Goodman Global Group, Inc. will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. Goodman Global Group, Inc. reserves the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in its or its counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither Goodman Global Group, Inc., the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-entry delivery procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed delivery procedures

If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program in the case of outstanding notes, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•

prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.

Withdrawal rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “—Exchange agent;” or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “—Procedures for tendering outstanding notes” above at any time on or prior to the expiration date.

Exchange agent

Wells Fargo Bank, National Association has been appointed as the exchange agent for the exchange offer. Wells Fargo Bank, National Association also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Regular Mail or Overnight Courier:	By Hand Delivery:

Wells Fargo Bank, N.A. Corporate Trust Operations MAC # N9303-121 P.O. Box 1517 Minneapolis, MN 55480

Wells Fargo Bank, N.A.

Corporate Trust Operations

MAC # N9303-121

Sixth Street & Marquette Avenue

Minneapolis, MN 55479

By Facsimile Transmission: (eligible institutions only):

(612) 667-6282

Telephone Inquiries:

(800) 344-5128

Wells Fargo Bank, N.A. Corporate Trust Services Northstar East Building, 12th Floor 608 Second Avenue South Minneapolis, MN 55402

Note: Delivery of this instrument to an address other than as set forth above, or transmission of instructions other than as set forth above, will not constitute a valid delivery.

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offer.

Accounting treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate accreted principal amount, net of unamortized original discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer.

Transfer taxes

We will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of failure to exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•

as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

Description of notes

General

Certain terms used in this description are defined under the subheading “Certain definitions.” In this description, (i) the terms “we,” “our” and “us” each refer to Goodman Global Group, Inc. and its consolidated Subsidiaries; and (ii) the term “Issuer” refers only to Goodman Global Group, Inc. and not any of its Subsidiaries.

On December 16, 2009 (the “Issue Date”), the Issuer issued $586,000,000 in aggregate principal amount at maturity of 11.500% senior discount notes due 2014. For purposes of this description, the “Notes” refers to these outstanding notes and the Exchange Notes to be issued pursuant to the Exchange Offer to which this prospectus relates, as well as any Additional Notes, as defined below. The outstanding notes were issued in a private transaction at a substantial discount from their principal amount at maturity to generate gross proceeds of $319,997,020. The outstanding notes were, and the Exchange Notes will be, issued under an indenture dated as of the Issue Date (the “Indenture”) by and between the Issuer and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Notes were issued in a private transaction that is not subject to the registration requirements of the Securities Act. The terms of the Notes include those stated in the Indenture, and those made part of the Indenture by reference to the TIA.

The following description is only a summary of the material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because it defines your rights as Holders of the Notes. A copy of the Indenture is attached as an exhibit to our form S-1, filed with the Commission on May 7, 2010. You may request copies of the Indenture at our address set forth in this prospectus.

The outstanding notes and the Exchange Notes will constitute a single series of debt securities under the Indenture. If the Exchange Offer is consummated, holders of outstanding notes who do not exchange their outstanding notes in the Exchange Offer will vote together with the holders of the Exchange Notes for all relevant purposes under the Indenture. Accordingly, when determining whether the required holders have given notice, consent or waiver or taken any other action permitted under the Indenture, any outstanding notes that remain outstanding after the Exchange Offer will be aggregated with the Exchange Notes. All references herein to specified percentages in aggregate principal amount of notes outstanding shall be deemed to mean, at any time after the Exchange Offer is consummated, percentages in aggregate principal amount of outstanding notes and Exchange Notes outstanding.

Brief description of notes

The Notes are:

•	unsecured senior obligations of the Issuer;

•	rank equally in right of payment to all future Indebtedness of the Issuer, other than Subordinated Indebtedness of the Issuer;

•	effectively subordinated to all future secured Indebtedness of the Issuer;

•	structurally subordinated to all existing and future Indebtedness (including the Credit Facilities and the Opco Notes) and other liabilities of any Subsidiary of the Issuer; and

•	senior in right of payment to all future Subordinated Indebtedness of the Issuer.

Ranking

The payment of any Obligation in respect of the Notes, including the principal of, premium, if any, and Additional Amounts, if any, on the Notes will rank equally in right of payment with all future Indebtedness of the Issuer, other than any Subordinated Indebtedness of the Issuer.

The Notes are also effectively subordinated to all of the Issuer’s future secured Indebtedness to the extent of the value of the assets securing such Indebtedness (unless such assets also secure the Notes on an equal and ratable basis).

The Notes are the only Indebtedness for borrowed money of the Issuer as of the date of this prospectus.

The Issuer is a holding company and does not have any material assets or operations other than its direct equity interests in Chill Intermediate Holdings, Inc., which directly owns all of the outstanding equity interests of Goodman Global, Inc. All of the Issuer’s operations are conducted through its Subsidiaries. Consequently, the Notes are effectively subordinated to all existing and future Indebtedness (including the Credit Facilities and the Opco Notes) and other liabilities (including claims of trade creditors) of Subsidiaries of the Issuer. As of March 31, 2010, the Issuer’s Subsidiaries had Indebtedness and other liabilities of approximately $1,664.8 million (excluding outstanding and undrawn letters of credit in the amount of $33.5 million and unused commitments of $266.5 million under the Credit Facilities, of which $211.4 million was available under our borrowing base as of such date). See “Risk factors—Risks relating to the exchange offer, the notes and our indebtedness—The notes will be effectively subordinated to all indebtedness and other liabilities of subsidiaries of the issuer.”

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial. See “Certain covenants—Limitation on incurrence of additional indebtedness and issuance of disqualified capital stock.”

Paying agent and registrar for the notes

The Issuer maintains one or more paying agents for the Notes. The initial paying agent for the Notes is the Trustee.

The Issuer also maintains a registrar. The initial registrar is the Trustee. The registrar maintains a register reflecting ownership of the Notes outstanding from time to time and makes payments on and facilitates transfer of Notes on behalf of the Issuer.

The Issuer may change the paying agents or the registrar without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar.

Transfer and exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Principal, maturity, interest and HYDO redemption

The Issuer issued Notes initially with aggregate principal amount at maturity of $586,000,000. The Notes will mature on December 15, 2014. The Notes have been and will be issued in denominations of $2,000 or any integral multiple of $1,000 in excess thereof. Subject to compliance with the covenant described below under the caption “Certain covenants—Limitation on incurrence of additional indebtedness and issuance of disqualified capital stock,” the Issuer may issue additional Notes from time to time after this offering under the Indenture (“Additional Notes”). The Notes offered by the Issuer and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of notes” include any Additional Notes that are actually issued.

The Accreted Value of the Notes will increase from the Issue Date until December 15, 2014, at a rate of 11.500% per annum, computed on the basis of a 360-day year comprised of twelve 30-day months, such that the Accreted Value will equal the stated principal amount at maturity on December 15, 2014.

No cash interest will be payable on the Notes, although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accretes. See “Material U.S. federal income tax consequences” for a discussion regarding the taxation of such original issue discount.

Principal of and premium, if any, on the Notes will be payable at the office or agency of the Issuer maintained for such purpose, provided that all payments of principal and premium, if any, with respect to the Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to an account in the United States. Until otherwise designated by the Issuer, the Issuer’s office or agency will be the office of the Trustee maintained for such purpose.

Additional amounts

Additional amounts (“Additional Amounts”) may be payable in respect of the Notes in certain circumstances pursuant to the Registration Rights Agreement. Any Additional Amounts in respect of the Notes shall be payable at such time that the Notes become due and owing (including at maturity, through redemption or through an offer to purchase).

Mandatory redemption; offers to purchase; open market purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the caption “Repurchase at the option of holders.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Optional redemption

The Issuer may redeem the Notes, in whole or in part, upon notice as described under the heading “—Selection and notice,” at the redemption prices (expressed as percentages of the Accreted Value of the Notes to be redeemed on the applicable date of redemption) set forth below, if redeemed during the twelve-month period beginning on the respective dates indicated below:

Year	Percentage
December 16, 2009	102%
December 15, 2010	104%
December 15, 2011	102%
December 15, 2012 and thereafter	100%

Selection and notice

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes or portions thereof to be redeemed among the Holders of the Notes pursuant to the rules of DTC, if applicable, or on a pro rata basis.

Notices of redemption shall be mailed by first-class mail, postage prepaid, or otherwise delivered in accordance with the procedures of DTC, at least 30 but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at such Holder’s registered address. If any Note is to be redeemed in part only, any notice of redemption that relates to such Note shall state the portion of the principal amount at maturity thereof that is to be redeemed.

Upon surrender of a Note that is redeemed in part, the Issuer will issue a new Note in a principal amount at maturity equal to the unredeemed portion of the original Note for the Holder. Notes called for redemption become irrevocably due and payable on the date fixed for redemption at the redemption price. Principal ceases to accrete on Notes or portions of them called for redemption on and after the redemption date if the Issuer deposits with the Trustee or the paying agent immediately available funds sufficient to pay the redemption price of all Notes to be redeemed on that date, in accordance with the Indenture.

Repurchase at the option of holders

Change of control

In the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder’s option, pursuant to an offer (subject only to conditions required by applicable law, if any) by the Issuer (the “Change of Control Offer”), to require the Issuer to repurchase all or any part of such Holder’s Notes (provided that the principal amount of such Notes must be $2,000 or an integral multiple of $1,000 in excess thereof) on a date (the “Change of Control Purchase Date”) that is no later than 60 calendar days after the occurrence of such Change of Control, at a cash price equal to 101% of the Accreted Value thereof (the “Change of Control Purchase Price”) as of the Change of Control Purchase Date.

The Change of Control Offer shall be made within 30 calendar days following a Change of Control and shall remain open for 20 Business Days following its commencement, or such other period as may be required by applicable law (the “Change of Control Offer Period”). Upon expiration of the Change of Control Offer Period, the Issuer shall purchase all Notes properly tendered in response to the Change of Control Offer.

Notwithstanding the foregoing, the Issuer shall not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer, including any requirements to repay in full all Indebtedness under the Credit Facilities, any of the Issuer’s or any of its Subsidiaries’ other Indebtedness or, alternatively, obtain the consents of such lenders to such Change of Control Offer as set forth in the following paragraph, and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described above under “Optional redemption.”

Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer’s compliance with such laws and regulations shall not in and of itself cause a breach of their obligations under the Indenture.

On or before the Change of Control Purchase Date, the Issuer will:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent cash sufficient to pay the Change of Control Purchase Price of all Notes so tendered, and

(3) deliver, or cause to be delivered, to the Trustee the Notes so accepted together with an Officer’s Certificate listing the Notes or portions thereof being purchased by the Issuer.

The Credit Facilities may prohibit or limit, and future credit agreements or other agreements relating to Indebtedness to which the Issuer or any of its Subsidiaries becomes a party may prohibit or limit, the Issuer from purchasing any Notes as a result of a Change of Control. The Indenture requires that, prior to the commencement of a Change of Control Offer, but in any event within 60 days following any Change of Control, the Issuer will:

(1)(a) repay or cause to be repaid in full in cash and terminate all commitments under Indebtedness under the Credit Facilities and all other Indebtedness the terms of which require repayment upon a Change of Control or (b) offer (or cause a Subsidiary to offer) to repay in full and terminate all commitments under all Indebtedness under the Credit Facilities and all such other Indebtedness and repay the Indebtedness owed to each lender which has accepted such offer in full; or

(2) obtain the requisite consents under the Credit Facilities and all such other Indebtedness to permit the repurchase of the Notes as provided in the Indenture.

The Issuer’s failure to comply with the preceding sentence shall constitute an Event of Default.

The Credit Facilities provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under the Credit Facilities, we could seek a waiver of such default or seek to refinance the Credit Facilities. In the event we do not obtain such a waiver or refinance the Credit Facilities, such default could result in amounts outstanding under the Credit Facilities being declared due and payable.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain covenants—Limitation on incurrence of additional indebtedness and issuance of disqualified capital stock” and “Certain covenants—Limitation on liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount at maturity of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The definition of “Change of Control” includes a disposition of all or substantially all of our assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of our assets. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to repurchase the Notes as described above.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount at maturity of the Notes.

Asset sales

The Indenture provides that the Issuer will not, and will not permit any of its Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of their property, business or assets, including by merger or consolidation (in the case of one of the Issuer’s Subsidiaries), and including any sale or other transfer or issuance of any Equity Interests of any of the Issuer’s Subsidiaries, whether by the Issuer or one of the Issuer’s Subsidiaries or through the issuance, sale or transfer of Equity Interests by one of the Issuer’s Subsidiaries and including any sale and leaseback transaction, other than in any such case to the Issuer or another Subsidiary and other than sales of Disqualified Capital Stock in compliance with the covenant described under “Certain covenants—Limitation on incurrence of additional indebtedness and issuance of disqualified capital stock” (any of the foregoing, an “Asset Sale”), unless:

(1) at least 75% of the total consideration for such Asset Sale or series of related Asset Sales consists of cash, Cash Equivalents, Related Business Assets or a combination thereof;

(2) with respect to any Asset Sale or related series of Asset Sales involving a conveyance, sale, transfer, assignment or other disposition of securities, property or assets with an aggregate Fair Market Value in excess of $10,000,000, senior management determines in good faith that the Issuer shall receive or such Subsidiary shall receive, as applicable, Fair Market Value for such Asset Sale; and

(3) with respect to any Asset Sale or related series of Asset Sales involving a conveyance, sale, transfer, assignment or other disposition of securities, property or assets with an aggregate Fair Market Value in excess of $15,000,000, the Issuer’s Board of Directors determines in good faith that the Issuer shall receive or such Subsidiary shall receive, as applicable, Fair Market Value for such Asset Sale.

For purposes of clause (1) above, the following shall be deemed cash consideration: (x) Indebtedness (other than Subordinated Indebtedness of the Issuer) or balance sheet liabilities (other than contingent liabilities) assumed by a transferee in connection with such Asset Sale; provided that the Issuer is and the Issuer’s Subsidiaries are fully released from obligations in connection therewith; (y) property that within 135 days of such Asset Sale is converted into cash or Cash Equivalents; and (z) any non-cash consideration received by the Issuer or such Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other non-cash consideration received pursuant to this clause (z), not to exceed $25,000,000, with the Fair Market Value of each item of non-cash consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days following such Asset Sale, the Net Cash Proceeds therefrom (the “Asset Sale Amount”) may be:

(a) invested in Related Business Assets or used to make Restricted Investments that are not prohibited under “Certain covenants—Limitation on restricted payments;”

(b) used to retire Indebtedness of the Issuer’s Subsidiaries; provided that if such Indebtedness is Indebtedness under the Credit Facilities, the Issuer or its Subsidiaries will permanently reduce the amount of Indebtedness that is permitted to be incurred pursuant to clause (c) of “Certain covenants—Limitation on incurrence of additional indebtedness and issuance of disqualified capital stock,” provided, further, that in the case of a revolver or similar arrangement that makes credit available, such commitment is permanently reduced by such amount;

(c) applied to the optional redemption of the Notes in accordance with the terms of the Indenture and to the optional redemption of other Indebtedness pari passu with the Notes with similar provisions requiring the Issuer to repurchase such Indebtedness with the proceeds from such Asset Sale, pro rata in proportion to the Accreted Value of the Notes and the principal amount (or accreted values in the case of Indebtedness issued with an original issue discount) of such other Indebtedness then outstanding; or

(d) applied in any combination of the foregoing.

Pending the final application of any Net Cash Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by the Indenture.

The accumulated Net Cash Proceeds from Asset Sales not applied as set forth in the preceding paragraph shall constitute “Excess Proceeds.” Within 30 days after the date that the amount of Excess Proceeds exceeds $25,000,000, the Issuer shall apply an amount equal to the Excess Proceeds (rounded down to the nearest $1,000) (the “Asset Sale Offer Amount”) by making an offer to repurchase the Notes and such other pari passu Indebtedness with similar provisions requiring the Issuer to make an offer to purchase such Indebtedness with such Excess Proceeds pursuant to a cash offer (subject only to conditions required by applicable law, if any), pro rata in proportion to the Accreted Value of the Notes and the principal amount (or accreted values in the case of Indebtedness issued with an original issue discount) of such other Indebtedness then outstanding (the “Asset Sale Offer”). The Issuer will offer to purchase the Notes in the Asset Sale Offer at a purchase price of 100% of the Accreted Value of the Notes (the “Asset Sale Offer Price”). Each Asset Sale Offer shall remain open for 20 Business Days following its commencement (the “Asset Sale Offer Period”).

To the extent that the aggregate purchase price for the Notes and such other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, the Issuer may use any remaining Net Cash Proceeds for general corporate purposes as otherwise permitted by the Indenture and following the consummation of each Asset Sale Offer the Excess Proceeds amount shall be reset to zero.

Notwithstanding, and without complying with, the provisions of this covenant:

(1) the Issuer may and the Issuer’s Subsidiaries may, in the ordinary course of business, convey, sell, transfer, assign or otherwise dispose of inventory and other assets acquired and held for resale in the ordinary course of business;

(2) the Issuer may and the Issuer’s Subsidiaries may liquidate Cash Equivalents;

(3) the Issuer may and the Issuer’s Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with “Certain covenants—Merger, consolidation or sale of assets;”

(4) the Issuer may and the Issuer’s Subsidiaries may sell or dispose of damaged, worn out or other obsolete personal property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the Issuer’s business or the business of such Subsidiary, as applicable;

(5) the Issuer may and the Issuer’s Subsidiaries may surrender or waive contract rights or settle, release or surrender contract, tort or other litigation claims in the ordinary course of business;

(6) the Issuer may and the Issuer’s Subsidiaries may grant Liens (and permit foreclosure thereon) not prohibited by the Indenture;

(7) the Issuer may and the Issuer’s Subsidiaries may sell or grant licenses to use the Issuer’s or any Subsidiary’s intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(8) the Issuer may and the Issuer’s Subsidiaries may sell assets received by the Issuer or any Subsidiary upon the foreclosure on a Lien;

(9) the Issuer may and the Issuer’s Subsidiaries may sell or exchange equipment in connection with the purchase or other acquisition of other equipment;

(10) the Issuer may and the Issuer’s Subsidiaries may dispose any Capital Stock or other ownership interest in or assets or rights of an Unrestricted Subsidiary;

(11) the Issuer may and the Issuer’s Subsidiaries may make conveyances, sales, assignments or other dispositions that constitute Permitted Investments (excluding clauses (1), (2), (3) and (6) in the definition thereof) and Restricted Payments not prohibited by “Certain covenants—Limitation on restricted payments;”

(12) the Issuer may, and the Issuer’s Subsidiaries may, in one or a series of related transactions, sell or dispose of assets for which the Issuer or the Issuer’s Subsidiaries receive aggregate consideration of less than $10,000,000;

(13) a Subsidiary of the Issuer may dispose of property or assets to the Issuer and the Issuer or a Wholly Owned Subsidiary of the Issuer may dispose of property or assets to another Wholly Owned Subsidiary of the Issuer;

(14) the Issuer and its Subsidiaries may to the extent allowable under Section 1031 of the Code or any comparable or successor provision, engage in any exchange of like property (excluding any boot thereon) for use in a Related Business;

(15) the Issuer and its Subsidiaries may lease, assign or sub-lease any real or personal property in the ordinary course of business;

(16) foreclosures, condemnation or any similar action on assets shall not be subject to this covenant;

(17) the Issuer and its Subsidiaries may sell or discount inventory, accounts receivable or notes receivable in the ordinary course of business or convert accounts receivable to notes receivable in the ordinary course of business;

(18) the Issuer and its Subsidiaries may unwind any Hedging Obligation; and

(19) the Issuer and its Subsidiaries may sell or otherwise dispose of properties or assets located at the following locations: (i) 13200 Automobile Blvd., Clearwater, FL 33762 (aka 4650 Ulmerton Road), Pinellas County; (ii) 3200 Hanson St., Unit 2, Ft. Myers, FL 33916-7513, Lee County; (iii) 900 Farmers Market Rd., Ft. Pierce, FL 34982-6652, St. Lucie County; (iv) 3606 Progress Ave., Naples, FL 34104-3646, Collier County; and (v) 1426 NE 8th Ave., Ocala, FL 34470-4298, Marion County.

All Net Cash Proceeds in excess of $10,000,000 from an Event of Loss shall be reinvested or used as otherwise provided above in clause (a), (b), (c) or (d).

Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph, the Issuer’s compliance or the compliance of any of the Issuer’s Subsidiaries with such laws and regulations shall not in and of itself cause a breach of the Issuer’s obligations under this covenant.

The Credit Facilities limit, and future credit agreements or other agreements relating to Indebtedness to which the Issuer or a Subsidiary becomes a party may prohibit or limit, the Issuer from purchasing any Notes pursuant to this Asset Sales covenant. In the event the Issuer is prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture.

Notwithstanding any other provision to the contrary, except for transactions in accordance with the covenant described under “Certain covenants—Merger, consolidation or sale of assets” as a result of which the Issuer or its successor will continue to own, directly or indirectly, all of the equity interests of Goodman Global, Inc. (or any successor corporation thereof), the Issuer will not sell, transfer, assign or otherwise dispose of, directly or indirectly, any of its equity interests in Goodman Global, Inc. (or any successor corporation thereof) or permit Goodman Global, Inc. (or any successor corporation thereof) to issue any additional equity interests (other than to the Issuer or any direct or indirect Wholly Owned Subsidiary of the Issuer, and other than Disqualified Capital Stock).

Certain covenants

During any period of time that (a) the Notes have Investment Grade Ratings from both Rating Agencies and (b) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (a) and (b) being collectively referred to as a “Covenant Suspension Event”), the Issuer and the Issuer’s Subsidiaries will not be subject to the covenants specifically listed under the following captions under this “Description of notes” section (collectively, the “Suspended Covenants”):

(1) “Repurchase at the option of holders—Asset sales;”

(2) “—Limitation on restricted payments;”

(3) “—Limitation on incurrence of additional indebtedness and issuance of disqualified capital stock;”

(4) clause (3) of the first paragraph of “—Merger, consolidation or sale of assets;”

(5) “—Limitation on transactions with affiliates;” and

(6) “—Limitation on dividends and other payment restrictions affecting subsidiaries;”

In the event that the Issuer and the Issuer’s Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies (x) withdraw their Investment Grade Rating or downgrade the rating assigned to such series of Notes below an Investment Grade Rating and/or (y) the Issuer or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to such series of Notes below an Investment Grade Rating, then the Issuer and the Issuer’s Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (y) of this paragraph. During the period beginning on the date of a Covenant Suspension Event and ending on a Reversion Date (a “Suspension Period”), (A) the amount of Excess Proceeds from Asset Sales shall be reset to zero and (B) no action taken or omitted to be taken by the Issuer or any Subsidiary prior to the Reversion Date will give rise to a Default or Event of Default, provided that (i) with respect to Restricted Payments made after the Reversion Date, the amount of Restricted Payments made will be calculated as though the limitations contained under “Certain covenants—Limitation on restricted payments” had been in effect prior to, but not during, such Suspension Period and (ii) all Indebtedness incurred, or Disqualified Capital Stock issued, during such Suspension Period will be deemed to have been incurred or issued pursuant to clause (e) under “Certain covenants—Limitation on incurrence of additional indebtedness and issuance of disqualified capital stock.”

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on restricted payments

The Issuer shall not, and shall not permit any of the Issuer’s Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a pro forma basis:

(1) a Default or an Event of Default shall have occurred and be continuing;

(2) the Issuer is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant described under “—Limitation on incurrence of additional indebtedness and issuance of disqualified capital stock” (provided that Restricted Payments constituting Restricted Investments shall not be subject to this clause (2)); or

(3) the aggregate amount of all Restricted Payments made by the Issuer and the Issuer’s Subsidiaries, including after giving effect to such proposed Restricted Payment on and after the Issue Date, would exceed, without duplication, the sum of:

(a) 50% of the Issuer’s aggregate Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the first full fiscal quarter in which the Issue Date occurs to and including the last day of the most recent fiscal period for which internal financial statements are available (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus

(b) 100% of the aggregate amount received in cash, less the cost of disposition, by means of:

(i) the sale or other disposition (other than to the Issuer or a Subsidiary) of Restricted Investments made by the Issuer or its Subsidiaries and repurchases and redemptions of such

Restricted Investments from the Issuer or its Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Subsidiaries, in each case after the Issue Date; or

(ii) the sale (other than to the Issuer or a Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Subsidiary pursuant to paragraph (a)(i) of the following paragraph of this Restricted Payments covenant or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(c) in the case of the redesignation of an Unrestricted Subsidiary as a Subsidiary after the Issue Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Subsidiary, not to exceed the amount of Investments previously made by the Issuer or any Subsidiary in such Person through the designation of such Person as an Unrestricted Subsidiary, or to the extent such Investment constituted a Permitted Investment; plus

(d) $7,800,000.

The foregoing clauses (1), (2) and (3) of the first paragraph of this Restricted Payments covenant, however, will not prohibit:

(a) (i) other Restricted Payments pursuant to this clause (a)(i) in an aggregate amount not to exceed $10,000,000, and (ii) so long as no Default or Event of Default shall have occurred and be continuing, repurchases of Equity Interests of the Issuer or any Parent Entity (including payment of cash dividends to such Parent Entity to fund such repurchases of Equity Interests), or regardless of whether a Default or Event of Default shall have occurred and be continuing, Restricted Payments in the form of repurchase of Equity Interests of the Issuer or any Parent Entity in exchange for Subordinated Indebtedness described in clause (13) of the definition of “Permitted Indebtedness,” in each case, from the Issuer’s employees, distributors or directors (or their heirs or estates) or employees or directors (or their heirs or estates) of any Parent Entity or Subsidiary of the Issuer upon death, disability, retirement or termination of employment; provided that such repurchases are made with the proceeds of such dividends within ten Business Days of the payment of such dividends; provided, further, that the aggregate amount of such repurchases (x) in any calendar year does not exceed $5,000,000, with unused amounts in any calendar year being carried over to the immediately succeeding calendar year and (y) the aggregate amount of such repurchases after the Issue Date shall not exceed $25,000,000 in the aggregate; provided, still further, that such amounts specified above relating to calendar and aggregate limits may be increased by an amount equal to

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Capital Stock) of the Issuer and, to the extent contributed to the Issuer, Equity Interest of any Parent Entity, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any Parent Entity that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the first paragraph of this Restricted Payments covenant; plus

(B) the cash proceeds of key man life insurance policies received by the Issuer or any Subsidiary after the Issue Date; less

(C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (a)(ii);

(b) so long as no Default or Event of Default shall have occurred and be continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock issued after the Issue Date in accordance with this Restricted Payments covenant to the extent such dividends are included in the definition of “Consolidated Fixed Charges;”

(c) the repurchase, redemption or other acquisition or retirement for value of Subordinated Indebtedness (i) with Excess Proceeds to the extent such Excess Proceeds are permitted to be used for general corporate purposes under the covenant described under “Repurchase at the option of holders—Asset sales” or (ii) with, after the completion of a Change in Control Offer pursuant to the terms of the covenant described under “Repurchase at the option of holders—Change of control,” cash offered to redeem Notes pursuant to such Change of Control Offer less any cash paid to Holders of the Notes pursuant to such Change in Control Offer;

(d) the declaration and payment of any dividend, distribution or other payments by any of the Issuer’s Subsidiaries on its Equity Interests that is paid pro rata to all holders of such Equity Interests;

(e) a Qualified Exchange;

(f) the payment of any dividend on shares of Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions;

(g) the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities to the extent such Equity Interests represent a portion of the exercise price thereof;

(h) payments to a Parent Entity (or a subsidiary of a Parent Entity), pursuant to this clause (h), (1) to enable the Parent Entity to pay Federal, state or local tax liabilities (any such payments to a Parent Entity, a “Tax Payment”), not to exceed the amount of any tax liabilities that would be otherwise payable by the Issuer and its United States subsidiaries to the appropriate taxing authorities to the extent that the Parent Entity has an obligation to pay such tax liabilities relating to the operations, assets, or capital of the Issuer or its United States subsidiaries; provided that (x) notwithstanding the foregoing, in the case of determining the amount of a Tax Payment that is permitted to be paid by the Issuer and any of its United States subsidiaries in respect of their consolidated Federal income tax liability, or consolidated, combined, unitary or group, state or local income tax liability, such payment shall be determined assuming that the Issuer is the parent company of an affiliated group (the “Issuer Affiliated Group”) filing a consolidated Federal income tax return or consolidated, combined, unitary, or group, state or local income tax return, and that the Parent Entity and each such United States subsidiary is a member of the Issuer Affiliated Group and (y) any Tax Payments shall either be used by the Parent Entity to pay such tax liabilities within 90 days of the Parent Entity’s (or a subsidiary of a Parent Entity) receipt of such payment or refunded to the payee, (2) in an aggregate amount not to exceed $1,000,000 during any calendar year, in each case in order to pay legal and accounting expenses, payroll and other compensation expenses in the ordinary course of business, and filing and listing fees and other corporate overhead expenses in the ordinary course of business, and (3) in order to pay the fees and expenses, other than to Affiliates of the Issuer, related to any unsuccessful equity offering of such Parent Entity. For purposes of this clause (h), “tax liabilities” shall include any penalties and interest related to a tax liability;

(i) payments of cash, or dividends, distributions or advances to any Parent Entity to make payments of cash, in lieu of the issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of, or issuance of Capital Stock in lieu of cash dividends on, any Capital Stock of the Issuer or any Parent Entity, up to an aggregate amount pursuant to this clause (i) not to exceed $1,000,000;

(j) [reserved]; and

(k) the Special Dividend.

The full amount of any Restricted Payment made pursuant to the foregoing clauses (b), (c) and (d) (but not pursuant to clause (a), (e), (f), (g), (h), (i) or (k)) of the immediately preceding sentence, however, will be counted as Restricted Payments made for purposes of the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the first paragraph of this Restricted Payments covenant.

For purposes of this Restricted Payments covenant, the amount of any Restricted Payment made or returned, if other than in cash, shall be the Fair Market Value thereof, as determined in the good faith reasonable judgment of the Issuer’s Board of Directors, unless stated otherwise, at the time made or returned, as applicable.

Limitation on incurrence of additional indebtedness and issuance of disqualified capital stock

Except as set forth in this covenant, the Issuer shall not, and shall not permit any of the Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to “incur” or, as appropriate, an “incurrence”), any Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness), other than Permitted Indebtedness.

Notwithstanding the foregoing if:

(1) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Indebtedness and the use of proceeds thereof; and

(2) on the date of such incurrence (the “Incurrence Date”), the Issuer’s Consolidated Coverage Ratio for the Reference Period immediately preceding the Incurrence Date for which internal financial statements of the Issuer are available, after giving effect on a pro forma basis to such incurrence of such Indebtedness and the use of proceeds thereof, would be at least 2.0 to 1.0 (the “Debt Incurrence Ratio”);

then the Issuer and the Subsidiaries may incur such Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness).

In addition, the foregoing limitations of the first and second paragraphs of this covenant will not prohibit:

(a) the Issuer’s incurrence or the incurrence by any Subsidiary of (1) Purchase Money Indebtedness, and any Refinancing Indebtedness in respect thereof; provided that (A) the amount of such Indebtedness shall not constitute more than 100% of the Issuer’s cost or the cost to such Subsidiary (determined in accordance with GAAP in good faith by the Issuer), as applicable, of the property so purchased, constructed, improved or leased, (B) such Indebtedness is not incurred to acquire the Capital Stock of any Person, and (C) the aggregate amount of such Indebtedness incurred and outstanding at any time pursuant to this clause (1) shall not exceed $50,000,000; (2) Capital Lease Obligations; (3) Indebtedness for the financing of insurance premiums; and (4) any Refinancing Indebtedness in respect of Indebtedness described in clause (2) or (3); provided that the aggregate amount of such Indebtedness incurred and outstanding at any time pursuant to clauses (2), (3) and (4) of this clause (a) shall not exceed $20,000,000;

(b) the Issuer’s incurrence or the incurrence by any Subsidiary of Indebtedness in an aggregate amount incurred and outstanding at any time pursuant to this clause (b) (including any Refinancing Indebtedness in respect thereof) of up to $25,000,000;

(c) the Issuer’s incurrence or the incurrence by any Subsidiary of Indebtedness pursuant to the Credit Facilities in an aggregate amount incurred and outstanding at any time pursuant to this clause (c) (including any Refinancing Indebtedness in respect thereof) of up to $1,225,000,000, with letters of credit being deemed to have a principal amount equal to the full amount thereof, minus the amount of any such Indebtedness (1) retired with the Net Cash Proceeds from any Asset Sale applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to clause (b) of the third paragraph of the covenant described under “Repurchase at the option of holders—Asset sales” or (2) assumed by a transferee in an Asset Sale;

(d) the incurrence by any Foreign Subsidiary in an aggregate amount incurred and outstanding at any time pursuant to this clause (d) (including any Refinancing Indebtedness in respect thereof) of up to $20,000,000; and

(e) Existing Indebtedness and the incurrence by the Issuer or any Subsidiary of the Issuer of any Refinancing Indebtedness in respect thereof.

For purposes of determining compliance with this covenant:

(i) Indebtedness (including Disqualified Capital Stock) of any Person which is outstanding at the time such Person becomes one of the Issuer’s Subsidiaries (including upon designation of any subsidiary or other Person as a Subsidiary) or is merged with or into or consolidated with the Issuer or one of the Issuer’s Subsidiaries shall be deemed to have been incurred at the time such Person becomes or is designated one of the Issuer’s Subsidiaries or is merged with or into or consolidated with the Issuer or one of the Issuer’s Subsidiaries as applicable.

(ii) Notwithstanding any other provision of this covenant, but only to avoid duplication, a guarantee of the Issuer’s Indebtedness or of the Indebtedness of a Subsidiary incurred in accordance with the terms of the Indenture will not constitute a separate incurrence, or amount outstanding, of Indebtedness. Upon each incurrence the Issuer may designate (and later redesignate) in the Issuer’s sole discretion pursuant to which provision of this covenant or the definition of “Permitted Indebtedness” any Indebtedness is being incurred and the Issuer may subdivide an amount of Indebtedness and designate (and later redesignate) more than one such provision pursuant to which such amount of Indebtedness is being incurred and such Indebtedness shall not be deemed to have been incurred or outstanding under any other provision of this covenant or the definition of “Permitted Indebtedness,” provided, however, that Indebtedness under the Credit Facilities that is outstanding as of the Issue Date (including any amounts subsequently drawn under the revolving credit agreement in effect on the Issue Date), together with any Refinancing Indebtedness in respect of such Indebtedness, will be deemed to have been incurred solely pursuant to clause (c) of the third paragraph of this covenant and not any other provision. Accrual of interest or dividends on Disqualified Capital Stock, the accretion of accreted value, the payment of interest or dividends on Disqualified Capital Stock paid in kind, changes in obligations in respect of Hedging Obligations, and any increase as a result of currency fluctuations will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

(iii) For the avoidance of doubt, outstanding Indebtedness shall be determined without duplication of Refinancing Indebtedness in respect thereof.

(iv) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(v) The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitations on liens

The Issuer shall not create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of its assets owned or acquired on or after the Issue Date or upon any income or profits therefrom securing any of the Issuer’s Indebtedness, unless the Issuer provides, concurrently therewith, that the Notes are equally and ratably so secured for so long as such other Indebtedness is secured by such Lien; provided that if such Indebtedness is Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness shall be contractually subordinate and junior to the Lien securing the Notes with the same relative priority as such Subordinated Indebtedness shall have with respect to the Notes.

Merger, consolidation or sale of all or substantially all assets

The Issuer shall not consolidate with or merge with or into another Person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of the Issuer’s assets (such amounts to be computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons or adopt a plan of liquidation, unless:

(1) either (a) the Issuer is the continuing entity or (b) the resulting, surviving or transferee entity or, in the case of a plan of liquidation, the entity which receives the greatest value from such plan of liquidation, is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the Issuer’s obligations in connection with the Notes and the Indenture;

(2) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction; and

(3) immediately after giving effect to such transaction on a pro forma basis, either (a) the consolidated resulting, surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant described under “—Limitation on incurrence of additional indebtedness and issuance of disqualified capital stock” or (b) so long as the Debt Incurrence Ratio prior to such transaction is greater than 1.25 to 1.0, the Debt Incurrence Ratio for the resulting, surviving or transferee entity would be greater than such ratio for the Issuer and its Subsidiaries immediately prior to such transaction.

Notwithstanding clauses (2) and (3) of this covenant, (a) any Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer, and (b) the Issuer may merge with a Subsidiary or an Affiliate of the Issuer solely for the purpose of reorganizing the Issuer in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Subsidiaries is not increased thereby.

Upon any consolidation or merger or any transfer of all or substantially all of the Issuer’s assets in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Issuer is merged or to which such transfer is made shall succeed to and (except in the case of a lease or any transfer of all or substantially all of the Issuer’s assets) be substituted for, and may exercise every right and power of, the Issuer under the Indenture with the same effect as if such successor corporation had been named therein as the Issuer, and (except in the case of a lease or any transfer of all or substantially all of the Issuer’s assets) the Issuer shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, the Issuer’s interest in which constitutes all or substantially all of the Issuer’s properties and assets, shall be deemed to be the transfer of all or substantially all of the Issuer’s properties and assets.

Limitation on transactions with affiliates

Neither the Issuer nor any of the Issuer’s Subsidiaries shall enter into or amend any contract, agreement, arrangement or transaction with any Affiliate (an “Affiliate Transaction”), or any series of related Affiliate Transactions (other than Exempted Affiliate Transactions),

(1) unless it is determined that the terms of such Affiliate Transactions are fair and reasonable to the Issuer, and no less favorable to the Issuer than could have been obtained in an arm’s length transaction with a non-Affiliate,

(2) if involving consideration to either party in excess of $10,000,000, unless such Affiliate Transaction(s) has been approved by a majority of the members of the Issuer’s Board of Directors (including a majority of members of the Issuer’s Board of Directors that are disinterested in such transaction, if there are any directors who are so disinterested), and

(3) if involving consideration to either party in excess of $20,000,000, unless, in addition to clause (2) above, the Issuer, prior to the consummation thereof, obtains a written favorable opinion, which opinion can be subject to customary qualifications, as to the fairness of such transaction to the Issuer from a financial point of view from an independent investment banking firm of national reputation in the United States or an appraisal or valuation firm of national reputation in the United States.

Within 10 days of any Affiliate Transaction(s) involving consideration to either party in excess of $10,000,000 (other than Exempted Affiliate Transactions), the Issuer shall deliver to the Trustee an Officer’s Certificate addressed to the Trustee certifying that such Affiliate Transaction(s) were made in compliance with the Indenture and a copy of the board resolutions and opinion as to the fairness of such transaction, as applicable.

Limitation on dividends and other payment restrictions affecting subsidiaries

The Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any of the Issuer’s Subsidiaries to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, the Issuer or any of the Issuer’s Subsidiaries, except:

(1) restrictions imposed by the Notes or the Indenture or by other Indebtedness of the Issuer ranking pari passu with the Notes, provided that such restrictions are no more restrictive taken as a whole than those imposed by the Indenture and the Notes;

(2) restrictions imposed by applicable law;

(3) existing restrictions imposed by Existing Indebtedness and restrictions that are no more restrictive, taken as a whole, than such existing restrictions, imposed by Refinancing Indebtedness thereof;

(4) restrictions imposed by any Acquired Indebtedness not incurred in violation of the Indenture or any agreement (including any Equity Interest) relating to any property, asset, or business acquired by the Issuer or any of the Issuer’s Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired;

(5) restrictions imposed by Indebtedness incurred under the credit facilities described in clauses (1) and (2) of the definition of Credit Facilities (as such credit facilities are amended through the Issue Date) or other Indebtedness incurred pursuant to the covenant described under “—Limitation on incurrence of additional indebtedness and issuance of disqualified capital stock;” provided that such restrictions are no more restrictive, taken as a whole, than those imposed by the credit facilities described in clauses (1) and (2) of the definition of Credit Facilities (as such credit facilities are amended through the Issue Date);

(6) restrictions with respect solely to any of the Issuer’s Subsidiaries imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or any assets of such Subsidiary; provided that such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold or, in the case of a sale of all or substantially all of the Equity Interests of a Subsidiary, the cash or Cash Equivalents held by such Subsidiary;

(7) restrictions on transfer contained in Purchase Money Indebtedness incurred pursuant to the covenant described under “—Limitation on incurrence of additional indebtedness and issuance of disqualified capital stock;” provided that such restrictions relate only to the transfer of the property acquired, constructed, installed or improved with the proceeds of such Purchase Money Indebtedness;

(8) customary provisions with respect to joint venture agreements and other similar agreements;

(9) restrictions contained in Indebtedness incurred under clause (b) under the covenant described under “—Limitation on incurrence of additional indebtedness and issuance of disqualified capital stock;”

(10) restrictions contained in Indebtedness incurred by a Foreign Subsidiary in accordance with the covenant described under “—Limitation on incurrence of additional indebtedness and issuance of disqualified capital stock;” provided that such restrictions relate only to one or more Foreign Subsidiaries;

(11) [reserved];

(12) customary restrictions on deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13) customary provisions contained in leases, licenses or similar agreements, including those with respect to intellectual property and other agreements, in each case entered into in the ordinary course of business;

(14) customary restrictions contained in any Hedging Obligation that is Permitted Indebtedness; and

(15) in connection with and pursuant to permitted refinancings, amendments, modifications, restatements, renewals, increases, supplements, refundings or replacements of restrictions imposed pursuant to clauses (1), (4), (7) or this clause (15) of this paragraph that are not more restrictive taken as a whole than those being replaced and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced.

Notwithstanding the foregoing, (a) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice shall not be prohibited by the foregoing and (b) any asset subject to a Lien which is not prohibited to exist with respect to such asset pursuant to the terms of the Indenture may be subject to customary restrictions on the transfer or disposition thereof pursuant to such Lien.

Reports and other information

Whether or not the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer will deliver to the Trustee, within 5 days after the Issuer is or would have been (if the Issuer was subject to such reporting obligations) required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports if the Issuer were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Issuer’s certified independent public accountants, and, in each case, together with a management’s discussion and analysis of financial condition and results of operations which would be so required and, from and after the registration of the Notes pursuant to the Registration Rights Agreement, unless the Commission will not accept such reports, file with the Commission the annual, quarterly and other reports which it is or would have been required to file with the Commission; provided, however, that, unless otherwise required pursuant to the rules and regulations of the Commission, (A) no certifications or attestations concerning the financial statements or disclosure controls and procedures or internal controls that would otherwise be required pursuant to the Sarbanes-Oxley Act of 2002 will be required to be included in or accompany any financial statements, (B) financial statements shall not be required to include any financial schedules required by Regulation S-X, (C) financial statements shall not be required pursuant to Rule 3-05 of Regulation S-X except in respect of completed acquisitions for the most recent fiscal year of the acquired business and subsequent interim periods, and shall not be required to include more information than the financial statements of the Issuer, and (D) no financial statements of unconsolidated entities that would be required pursuant to Rule 3-09 of Regulation S-X shall be required.

Unless the information required by this covenant to be delivered is electronically available on EDGAR (or any successor system for reports with the Commission), including on a registration statement on Form S-4, the

Issuer will distribute such information and such reports electronically to the Trustee, and will make them available upon request to any Holder, any beneficial owner of the Notes, any prospective investor, any securities analyst and any market maker in the Notes by posting such information and reports on the Issuer’s website, Intralinks or any comparable online data system and the provision of such information through such online data system shall satisfy the Issuer’s obligation to deliver such information pursuant to this covenant.

In the event that (1) the rules and regulations of the Commission permit the Issuer and any Parent Entity to report at such Parent Entity’s level on a consolidated basis and (2) such Parent Entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Issuer and its Affiliates, the information and reports required by this covenant may be those of such Parent Entity on a consolidated basis; provided that such information and reports distinguish in all material respects between the Issuer and its Subsidiaries and such Parent Entity and its other subsidiaries, if any; provided, further, that if such Parent Entity’s capitalization (including cash, Cash Equivalents and Indebtedness) differs from that of the Issuer and its Subsidiaries in any material respect, such information and reports will include annual and quarterly financial statements substantially equivalent to the financial statements that would have been included in reports filed with the Commission, if the Issuer were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Issuer’s certified independent public accountants.

To the extent not satisfied by the foregoing, for so long as any Notes remain outstanding, Holders and prospective purchasers that are “qualified institutional buyers” (as that term is defined in Rule 144A under the Securities Act) shall have the right to obtain from the Issuer, upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The Issuer will not be deemed to have failed to comply with any of its obligations under the foregoing clauses of this covenant for purposes of clause (c) under “Events of default and remedies” until 60 days after the date any financial statements or reports hereunder are due.

The Issuer will hold a conference call for all the Holders and securities analysts to discuss such financial information no later than (i) ten Business Days after distribution of such information in the case of quarterly financial information other than for the end of a fiscal year, and (ii) fifteen Business Days after the distribution of such information in the case of annual financial information, and, in each case, will give prior notice to Holders of such calls at least two Business Days prior to such conference call. The Issuer will not be deemed to have failed to comply with any of its obligations under the foregoing for purposes of clause (c) under “Events of default and remedies” until 10 days after receipt of a written notice from the Trustee or Holders of 25% in principal amount at maturity of the outstanding Notes directing the Issuer to hold such conference call.

Maintenance of properties and insurance

The Issuer shall cause all material properties used or useful to the conduct of its business and the business of each of its Subsidiaries to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in its reasonable judgment may be necessary, so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this covenant shall prevent the Issuer from discontinuing any operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is (a)(i) in the judgment of the Board of Directors of the Issuer, desirable in the conduct of the business of such entity and (ii) would not have a material adverse effect on the ability of the Issuer to satisfy its obligations under the Notes and the Indenture, and, to the extent applicable, or (b) as otherwise permitted under the covenant described under “Repurchase at the option of holders—Asset sales.”

The Issuer shall provide, or cause to be provided, for itself and each of its Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the reasonable, good faith opinion of the Board of Directors of the Issuer is adequate and appropriate for the conduct of the business of the Issuer and such Subsidiaries.

Events of default and remedies

The Indenture provides that “Event of Default” means any one of the following events:

(a) [reserved];

(b) the Issuer’s failure to pay all or any part of the principal, or premium or Additional Amounts, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, on Notes validly tendered and not properly withdrawn pursuant to a Change of Control Offer or Asset Sale Offer, as applicable;

(c) the Issuer’s failure or the failure by any of the Issuer’s Subsidiaries to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, except for the provisions of the caption “Principal, maturity and accretion,” the covenant described under “Repurchase at the option of holders—Change of control,” and the caption “Certain covenants—Merger, consolidation or sale of assets,” the continuance of such failure for a period of 30 days after written notice is given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% in aggregate principal amount at maturity of the Notes outstanding (provided that, if applicable, failure by the Issuer to comply with the provisions of Section 314(a) of the TIA will not in itself be deemed a Default or an Event of Default under the Indenture);

(d) a default in the Issuer’s Indebtedness or the Indebtedness any of the Issuer’s Subsidiaries with an aggregate amount outstanding in excess of $25,000,000 (i) resulting from the failure to pay principal at maturity or (ii) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity;

(e) final unsatisfied judgments not covered by insurance aggregating in excess of $25,000,000, at any one time rendered against the Issuer or any of the Issuer’s Subsidiaries and not paid, stayed, bonded or discharged within 60 days after such judgments become final; or

(f) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary.

If a Default occurs and is continuing, the Trustee must, within 90 days after the receipt of notice of such Default, give to the Holders notice of such Default.

If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (f) above relating to the Issuer or any of the Issuer’s Significant Subsidiaries), then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount at maturity of the Notes then outstanding, by notice in writing to the Issuer (and to the Trustee if given by Holders) (an “Acceleration Notice”), may declare all principal (up to the Accreted Value) and Additional Amounts, if any, thereon to be due and payable immediately. In the event a declaration of acceleration resulting from an Event of Default described in clause (d) above has occurred and is continuing, such declaration of acceleration shall be automatically annulled if (i) the Indebtedness that is the basis for such Event of Default has been discharged, (ii) such default is cured, (iii) such default is waived or (iv) the Holders of the Indebtedness which is the subject of such default have rescinded their declaration of acceleration in respect of such Indebtedness within 30 days thereof and, with respect to clauses (iii) or (iv), the Trustee has received written notice of such waiver or rescission within 30 days of the declaration of such acceleration in respect of such Indebtedness. If an Event of Default specified in clause (f) above relating to the Issuer or any of the Issuer’s Significant Subsidiaries occurs, all principal (up to the Accreted Value) and Additional Amounts, if any, thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of a majority in aggregate principal amount at maturity of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal (up to the Accreted Value) of, premium, if any, and Additional Amounts, if any, on the Notes which have become due solely by such acceleration, have been cured or waived.

Notwithstanding any provision in the Indenture, the amount of principal of any Note due at any time, including if such Note is accelerated, redeemed, paid at maturity or subject to an offer to purchase, shall not exceed the Accreted Value of such Note at such time (plus any Additional Amounts that may be payable on such Note).

The Indenture provides that, prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount at maturity of the Notes at the time outstanding may waive on behalf of all the Holders any Default, except a Default in the payment of principal on any Note not yet cured. However, no waiver shall be effective against any Holder for any Event of Default or event which with notice or lapse of time or both would be an Event of Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected thereby, unless all such affected Holders agree, in writing, to waive such Event of Default or other event. No such waiver shall cure or waive any subsequent default.

The Holders of a majority in aggregate principal amount at maturity of the then outstanding Notes, by written notice to the Trustee, may, on behalf of all of the Holders, rescind an acceleration or waive any existing Default or Event of Default and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, premium, if any, or Additional Amounts, if any, that has become due solely because of the acceleration) have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless the Holders have offered to the Trustee reasonable security or indemnity. Except to enforce the right to receive payment of principal of, and premium and Additional Amounts, if any, a Holder of a Note may pursue a remedy with respect to the Indenture or the Notes only if:

(a) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in aggregate principal amount at maturity of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e) during such 60-day period the Holders of a majority in principal amount at maturity of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

Subject to certain restrictions, under the Indenture the Holders of at least a majority in aggregate principal amount at maturity of the then outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that the Trustee determines in good faith may be unduly prejudicial to the rights of the other Holders of the Notes not joining in the giving of such direction or that may involve the Trustee in personal liability, and the Trustee may take any other action it deems proper that is not inconsistent with any such direction received from Holders of the Notes.

The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days after becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

No personal liability of directors, officers, employees and stockholders

No direct or indirect stockholder, employee, officer or director, as such, past, present or future of the Issuer or any successor entity shall have any personal liability in respect of the Issuer’s obligations under the Indenture or the Notes solely by reason of his or its status as such stockholder, employee, officer or director. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal defeasance and covenant defeasance

The Issuer may, at its option and at any time, elect to be discharged from its obligations with respect to all outstanding Notes (“Legal Defeasance”), except for:

(a) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and Additional Amounts, if any, on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(b) the Issuer’s obligations with respect to Notes concerning authentication and delivery of Notes, issuing temporary Notes, registration of Notes and transfer and exchanges of Notes, mutilated, destroyed, lost or stolen Notes, the maintenance of an office or agency for registration and for payment and money held in trust and certain similar matters;

(c) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(d) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations released with respect to substantially all of the restrictive covenants in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including the payment of principal or premium, if any) described under “Events of default and remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(a) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States legal tender, U.S. Government Obligations, or a combination thereof, in amounts that will be sufficient, in the opinion of a nationally recognized firm of independent public accountants which opinion can be subject to customary qualifications, to pay the principal of, premium, if any, and Additional Amounts, if any, on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Trustee must have, for the benefit of Holders of the Notes, a valid, perfected exclusive security interest in such trust;

(b) in the case of Legal Defeasance, the Issuer must deliver to the Trustee an Opinion of Counsel which opinion can be subject to customary qualifications reasonably acceptable to the Trustee confirming that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Issuer must deliver to the Trustee an Opinion of Counsel which opinion can be subject to customary qualifications reasonably acceptable to the Trustee confirming that Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and in each case the granting of Liens in connection therewith) shall have occurred and be continuing on the date of the deposit and, in the case of Legal Defeasance, no Event of Default specified in clause (f) under “Events of default and remedies” may occur at any time from the date of the deposit to the 91st calendar day thereafter;

(e) the Defeasance may not result in a breach or violation of, or constitute a Default under the Indenture or a default under any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(f) the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent to hinder, delay or defraud any other of the Issuer’s creditors; and

(g) the Issuer must deliver to the Trustee an Officers’ Certificate confirming the satisfaction of the conditions in clauses (a) through (f) above, and an Opinion of Counsel, confirming the satisfaction of the conditions in clauses (a) (with respect to the validity and perfection of the security interest), (b), (c) and (e).

If the amount deposited with the Trustee to effect a Defeasance is insufficient to pay the principal of, premium, if any, and Additional Amounts, if any, on the Notes when due, or if any court enters an order directing the repayment of the deposit to us or otherwise making the deposit unavailable to make payments under the Notes when due, then (so long as the insufficiency exists or the order remains in effect) the Issuer’s obligations under the Indenture and the Notes will be revived, and the Defeasance will be deemed not to have occurred.

Legal Defeasance and Covenant Defeasance shall be deemed to occur on the day on which all of the applicable conditions set forth above are satisfied (which shall not be earlier than the 91st day after the date of the deposit described in clause (a) in the case of Legal Defeasance).

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes) as to all outstanding Notes when either:

(a) All outstanding Notes, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(b)(1) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal and premium, if any, to the date of maturity or redemption;

(2) the Issuer shall have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be;

(3) such deposit does and will not result in a breach or violation of, or constitute a Default under the Indenture or a default under any other material agreement or instrument to which the Issuer or any of the Issuer’s Subsidiaries are a party or are otherwise bound;

(4) the Issuer shall have paid all other amounts payable by the Issuer under the Indenture;

(5) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with intent to hinder, delay, or defraud any other of the Issuer’s creditors; and

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, which opinion can be subject to customary qualifications, confirming the satisfaction of the conditions in clause (3) above.

Upon satisfaction of the conditions set forth above and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of the Indenture and the Notes.

Amendment, supplement and waiver

Except as provided below under this section, the Issuer and the Trustee may amend or supplement the Indenture and the Notes, with the consent of the Holders of a majority in aggregate principal amount at maturity of the Notes (including, without limitation, the Additional Notes, if any, voting as a single class) then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of or premium or Additional Amounts, if any, on the Notes, except a Payment Default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount at maturity of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

The Holders of a majority in aggregate principal amount at maturity of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuer or any Subsidiary with any provision of the Indenture or the Notes.

The Indenture provides that without the consent of each Holder affected (it being understood that, except as expressly stated otherwise in paragraphs (a) through (e) below, the covenant described under “Repurchase at the option of holders—Asset sales” and the covenant described under “Repurchase at the option of holders—Change of control” may be amended, waived or modified in accordance with the first paragraph under the heading “Amendment, supplement and waiver”) an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(a) change the Stated Maturity of any Note, or reduce the principal amount thereof, or change the calculation of Accreted Value so as to reduce the Accreted Value at any time, or any premium payable upon the redemption thereof at the Issuer’s option, or change the coin or currency in which any Note or any premium thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption at the Issuer’s option, on or after the redemption date), or after an Asset Sale or Change of Control has occurred reduce the Change of Control Purchase Price or the Asset Sale Offer Price with respect to the corresponding Asset Sale or Change of Control or alter the provisions (including the defined terms used therein) regarding the Issuer’s right to redeem the Notes at the Issuer’s option in a manner adverse to the Holders;

(b) reduce the percentage in principal amount at maturity of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture; or

(c) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby; or

(d) make any changes to the foregoing clauses (a) through (c) or this clause (d), in a manner adverse to the Holders of the Notes.

Notwithstanding the foregoing, the Issuer and the Trustee may amend or supplement the Indenture or the Notes, without the consent of any Holder of a Note:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of definitive Notes or to alter the provisions concerning authentication and delivery of Notes, issuing temporary Notes, registration of Notes and transfers and exchange of Notes, mutilated, destroyed, lost or stolen Notes, the maintenance of an office or agency for registration and for payment and money held in trust, payment of defaulted interest and certain similar matters in a manner that does not materially adversely affect any Holder;

(c) to provide for the assumption of the Issuer’s obligations to the Holders of the Notes by a successor to the Issuer pursuant to the caption “Certain covenants—Merger, consolidation or sale of assets;”

(d) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the rights hereunder of any Holder of the Notes;

(e) to comply with the provisions of DTC, Euroclear or Clearstream or the Trustee with respect to the provisions of the Indenture or the Notes relating to transfers and exchanges of Notes or beneficial interests therein;

(f) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA;

(g) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture; and

(h) to conform the text of the Indenture or the Notes to any provision of this “Description of notes” to the extent that such provision in this “Description of notes” was intended to be a verbatim recitation of a provision of the Indenture or the Notes, which intent may be evidenced by a certificate of an Officer to that effect.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents required by the Indenture, the Trustee shall join with the Issuer in the execution of any amended or supplemental Indenture authorized or permitted by the terms of the Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that adversely affects its own rights, duties or immunities under the Indenture or otherwise.

It shall not be necessary for the consent of the Holders of Notes to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

Concerning the trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest, as defined in the TIA, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Indenture provides that if an Event of Default of which the Trustee has knowledge has occurred and is continuing, the Trustee shall exercise its rights and powers under the Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

Governing law

The Indenture and the Notes are governed by and construed in accordance with the laws of the State of New York.

Certain definitions

Set forth below are certain defined terms used in the Indenture.

“Accreted Value” means, as of any date (the “Specified Date”), the amount provided below for each $1,000 principal amount at maturity of Notes:

(1) if the Specified Date occurs on one of the following dates (each, a “Semi-Annual Accrual Date”), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date”

Semi-Annual Accrual Date	Accreted Value
Issue Date	$571.91
June 15, 2010	$604.61
December 15, 2010	$639.38
June 15, 2011	$676.14
December 15, 2011	$715.02
June 15, 2012	$756.13
December 15, 2012	$799.61
June 15, 2013	$845.59
December 15, 2013	$894.21
June 15, 2014	$945.63
December 15, 2014	$1,000.00

(2) if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (B) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (y) a fraction, the numerator of which is the number of days elapsed from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of 12 30-day months, and the denominator of which is 180 (or, if the Semi-Annual Accrual Date immediately preceding the Specified Date is the Issue Date, the denominator of which is the number of days from and including the Issue Date to and excluding the next Semi-Annual Accrual Date); or

(3) if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

“Acquired Indebtedness” means Indebtedness (including Disqualified Capital Stock) of any Person existing at the time such Person becomes a Subsidiary of the Issuer, including by designation, or is merged or consolidated into or with the Issuer or one of its Subsidiaries.

“Additional Amounts” means all Additional Amounts then owing pursuant to the Registration Rights Agreement.

“Additional Notes” means additional Notes which may be issued after the Issue Date pursuant to the Indenture (other than the Exchange Notes). All references herein to “Notes” shall be deemed to include Additional Notes except as stated otherwise.

“Affiliate” means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer. For purposes of this definition, the term “control” means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise. Notwithstanding the foregoing, the term “Affiliate” shall not include Subsidiaries.

“Average Life” means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (2) the sum of all such principal (or redemption) payments.

“Beneficial Owner” or “beneficial owner” for purposes of the definition of Change of Control has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable.

“Board of Directors” means the board of directors of the Issuer or any committee of the board of directors authorized, with respect to any particular matter, to exercise the power of the board of directors of the Issuer.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Capital Contribution” means any contribution to the equity of the Issuer from a direct or indirect parent of the Issuer for which no consideration (other than the issuance of Equity Interests (other than Disqualified Capital Stock)) is given.

“Capitalized Lease Obligations” means, as applied to any Person, at the time any determination is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such Capitalized Lease prior to the first date upon which such Capitalized Lease may be prepaid by the lessee without payment of a penalty.

“Capitalized Leases” means, as applied to any Person, all leases of property (whether real, personal or mixed) by such Person as a lessee that, in conformity with GAAP, is or is required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalent” means:

(1) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(2) demand deposits, time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic or foreign commercial bank of recognized standing having capital and surplus in excess of $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(3) commercial paper issued by others rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s;

(4) repurchase obligations having terms not more than seven days, with institutions meeting the criteria set forth in clause (2) above, for underlying securities of the types described in clause (2) or (3) above;

(5) interests in money market or mutual funds all of whose assets are invested in assets or securities of the type described in clauses (1) through (4) above;

(6) with respect to Investments by any Foreign Subsidiary, any demand deposit account;

(7) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(8) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; or

(9) investments in mutual funds, 95% of more of the assets of which are invested in obligations of the types described in clauses (1)–(8) above;

and in the case of each of (1), (2), and (3), maturing within two years after the date of acquisition

“Change of Control” means:

(A) prior to the consummation of the first Public Equity Offering after the Issue Date, (1) the Permitted Holders shall cease to beneficially own, in the aggregate, directly or indirectly, 35% of the voting power of the Voting Equity Interests of the Issuer (and its direct or indirect Parent Entities) (provided, that for purposes of determining the beneficial ownership of the Permitted Holders, Voting Equity Interests beneficially owned by the management of the Issuer (or its direct or indirect Parent Entities) shall be deemed not to exceed 10% of the outstanding Voting Equity of the Issuer (or its direct or indirect Parent Entities), or (2) any “person” (including any group that is deemed to be a “person”) (other than the Permitted Holders) is or becomes the beneficial owner of more of the voting or economic interests of the Issuer and its direct and indirect Parent Entities than is beneficially owned by the Investors,

(B) any merger or consolidation of the Issuer (or its direct or indirect Parent Entities) with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the Issuer’s assets, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any “person” (including any group that is deemed to be a “person”) (other than the Permitted Holders) is or becomes the beneficial owner of more than 40% of the aggregate voting power of the Voting Equity Interests of the transferee(s) or surviving entity or entities, unless the Investors, in the aggregate, beneficially own, directly or indirectly, a greater percentage of the voting power than such person,

(C) any “person” (including any group that is deemed to be a “person”) (other than the Permitted Holders) is or becomes the beneficial owner of more than 40% of the aggregate voting power of the Voting Equity Interests of the Issuer (or its direct or indirect Parent Entities), unless the Investors, in the aggregate, beneficially own, directly or indirectly, a greater percentage of the voting power than such person,

(D) the Continuing Directors cease for any reason to constitute a majority of the Issuer’s Board of Directors then in office (except by reason of temporary vacancies created by the death, incapacity or the unscheduled resignation of a director, prior to the replacement of such director).

As used in this definition, “person” (including any group that is deemed to be a “person”) has the meaning given by Sections 13(d) of the Exchange Act, whether or not applicable.

“Clearstream” means Clearstream Banking Luxembourg, or its successors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Consolidated Coverage Ratio” of any Person on any date of determination (the “Transaction Date”) means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such Person’s Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided that for purposes of such calculation:

(1) any redesignation of an Unrestricted Subsidiary as a Subsidiary and any acquisition, in each case which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date, shall be assumed to have occurred on the first day of the Reference Period;

(2) the incurrence of any Indebtedness or the issuance of any Disqualified Capital Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom), other than Indebtedness incurred under any revolving credit facility, shall be assumed to have occurred on the first day of the Reference Period;

(3) if since the beginning of such period the Issuer or any Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the net proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period;

(4) in the case of an incurrence, at any time during or after the Reference Period, of Indebtedness (including any Disqualified Capital Stock) with a floating interest or dividend rate, such floating interest or dividend rate shall be computed on a pro forma basis as if the rate applicable at the Transaction Date had been in effect from the beginning of the Reference Period to the Transaction Date, unless such Person or any of its Subsidiaries is a party to a Hedging Obligation that has the effect of fixing in whole or in part the interest rate or dividend rate on the date of computation, in which case such rate shall be used, without duplication, to the extent applicable to such Indebtedness; and

(5) transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event and expected to be realized within the eighteen months following such event.

“Consolidated EBITDA” means, for any four quarter period, the Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(1) total interest expense and, to the extent not reflected in such total interest expense, any losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Hedging Obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities;

(2) Cash Taxes;

(3) depreciation and amortization (including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs);

(4) Non-Cash Charges;

(5) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted (and not added back in such period to Consolidated Net Income);

(6) the amount of expenses relating to payments made to option holders of the Issuer or any of its direct or indirect Parent Entities in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted in the Indenture;

(7) any non-cash loss attributable to the mark to market movement in the valuation of Hedging Obligations (including Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133—”Accounting for Derivative Instruments and Hedging Activities;”

(8) any loss relating to amounts paid in cash prior to the stated settlement date of any Hedging Obligation (including Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) that has been reflected in Consolidated Net Income for such period;

(9) any gain relating to Hedging Obligations (including Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (b)(3) and (b)(4) below;

(10) in the case of any period that includes a period ending prior to or during the fiscal quarter ending December 31, 2008, Transaction Expenses;

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction;

(12) any income (loss) for such period attributable to the early extinguishment of Indebtedness, Hedging Agreements or other derivative instruments (other than commodity Hedging Agreements);

(13) changes as a result of the adoption or modification of accounting policies during such period;

(14) any loss from investments recorded using the equity method;

(15) losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(16) the amount of any net losses from discontinued operations in accordance with GAAP;

(17) non-recurring charges (including any unusual or non-recurring) operating expenses directly attributable to the implementation of cost savings initiatives), severance, relocation costs, integration and facilities’ opening costs, signing costs, retention or completion bonuses, transition costs and costs related to closure/consolidation of facilities, in each case, as determined by a responsible financial or accounting officer of the Issuer and approved by the Board of Directors of the ultimate Parent Entity of the Issuer and provided to the Trustee with a certificate of an Officer containing (i) the board resolution, and (ii) reasonable detail regarding such charges, within ten Business Days of the use of the adjustment described in this clause (17) for purposes of the calculation of the Debt Incurrence Ratio for any purposes under the Indenture; and

(18) restructuring charges, accruals or reserves (including restructuring costs related to acquisitions after the Issue Date), in each case in accordance with GAAP; provided that such restructuring charges, accruals and reserves shall not exceed an aggregate amount of $5,000,000 for such period;

less:

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(1) extraordinary gains and unusual or non-recurring gains;

(2) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period);

(3) any non-cash gain attributable to the mark to market movement in the valuation of Hedging Obligations (including Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) (to the extent the cash impact resulting from such gain has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133—”Accounting for Derivative Instruments and Hedging Activities;”

(4) any gain relating to amounts received in cash prior to the stated settlement date of any Hedging Obligation (including Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) that has been reflected in Consolidated Net Income in such period;

(5) any loss relating to Hedging Obligations (including Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (a)(7) and (a)(8) above;

(6) any income from investments recorded using the equity method;

(7) gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(8) the amount of any minority interest income consisting of Subsidiary loss attributable to minority equity interests of third parties in any non-wholly owned Subsidiary added (and not deducted in such period in calculating Consolidated Net Income); and

(9) Cash Taxes;

in each case, as determined on a consolidated basis for the Issuer and its Subsidiaries in accordance with GAAP; provided that, to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Hedging Agreements for currency exchange risk). Notwithstanding anything to the contrary contained in the Indenture, and subject to pro forma adjustment with respect to acquisitions and dispositions occurring following the Issue Date and adjustments provided under clause (a)(11) above, Consolidated EBITDA shall be deemed to be $46,960,000, $28,610,000, $141,590,000 and $129,220,000, respectively, for the fiscal quarters ended December 31, 2008, March 31, 2009, June 30, 2009, and September 30, 2009.

“Consolidated Fixed Charges” of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of:

(1) interest expensed or capitalized, paid on, accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such Person and its Consolidated Subsidiaries during such period, including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par and non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133—”Accounting for Derivative Instruments and Hedging Activities” and amortization of costs for the issuance of Indebtedness) or accruals on any Indebtedness, (b) the interest portion of all deferred payment obligations, and (c) all commissions, discounts and other fees and charges owed with respect to bankers’ acceptances and letters of credit financings and Hedging Obligations (excluding, for the avoidance of doubt, amounts due upon settlement of any such Hedging Obligation), in each case to the extent attributable to such period, and excluding (i) the accretion of any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with the Merger or the Related Financing Transactions or any acquisition, (ii) penalties and interest relating to taxes, (iii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (iv) any expensing of bridge, commitment and other financing fees;

(2) the product of (a) the amount of dividends accrued or payable (or guaranteed) by such Person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of such Person to such Person or such Person’s Wholly Owned Subsidiaries and than those paid solely in Equity Interests other than Disqualified Capital Stock) times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; and

(3) the product of (a) the amount of dividends accrued or payable in respect of any Disqualified Capital Stock of such Person and its Subsidiaries (other than those paid solely in Equity Interests other than Disqualified Capital Stock) times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) without duplication, interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries (before preferred stock dividends and otherwise determined on a consolidated basis in accordance with GAAP) for such period, minus an amount equal to any payments made to a

Parent Entity pursuant to clause (h) of the covenant described under “Certain covenants—Limitations on restricted payments” during such period, to the extent the expenses of such Parent Entity paid with the proceeds of such dividend would not otherwise reduce Consolidated Net Income, and adjusted to exclude (only to the extent included in computing such net income (or loss and without duplication) the amount (in the case of clauses (j) and (k)) or the After Tax Amount (in the case of clauses (a) through (i)) of:

(a) any gain, loss, charge or expense which is extraordinary (as determined in accordance with GAAP);

(b) the net income, if positive, of any Person, other than a Consolidated Subsidiary, in which such Person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a Consolidated Subsidiary of such Person during such period, but in any case not in excess of such Person’s pro rata share of such Person’s net income for such period;

(c) the net income, if positive, of any of such Person’s Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary;

(d) the cumulative effect of a change in accounting principles;

(e) any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of the Issuer , Goodman Global, Inc. or any guarantor under the Opco Notes;

(f) amounts resulting from currency fluctuations;

(g) any goodwill impairment charges pursuant to Financial Accounting Standards Board Statement No. 142;

(h) any gains from key man life insurance to the extent used to make Restricted Payments pursuant to clause (a)(ii)(B) of the second paragraph under the covenant described under “Certain covenants—Limitations on restricted payments;”

(i) [reserved];

(j) the amortization or write-off of any amounts as a result of applying purchase accounting, including applying purchase accounting to inventory, property and equipment, software and other intangible assets and deferred revenue, required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Issuer and the Subsidiaries), as a result of the Merger and Related Financing Transactions, any acquisition consummated prior to the Issue Date and any permitted acquisitions occurring after the Issue Date or the amortization or write-off of any amounts thereof; and

(k) to the extent deducted in arriving at net income, the provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise, and similar taxes paid or accrued during such period.

Consolidated Net Income shall be (x) reduced by the amount paid in cash or, without duplication, payable in cash (excluding deferred taxes and reserves for taxes) or (y) increased by the amount of refunds received in cash or, without duplication, receivable in cash (excluding deferred taxes and reserves for taxes), in either case, during such period for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise, and similar taxes (“Cash Taxes”). In addition, Consolidated Net Income shall be reduced by an amount equal to $3,750,000 for each completed fiscal quarter occurring during such period; provided, however, that this reduction shall not be made in connection with determining “Consolidated EBITDA” for any period.

For purposes of calculating “Consolidated Net Income,” the “After Tax Amount” means, with respect to any item which Consolidated Net Income is adjusted to exclude, the aggregate amount of such item so excluded, multiplied by 1 minus the actual marginal combined tax rate; provided, with respect to any item so excluded which does not change the taxable income of the Issuer and its Subsidiaries, such marginal combined tax rate shall be zero. Notwithstanding the foregoing, and without duplication, to the extent that the tax impact of such item so excluded occurs over future periods, the cash tax adjustment associated with such item will be made in the periods in which the tax impact actually occurs. For the avoidance of doubt, for any period, the sum of (x) the After Tax Amount of all items excluded from Consolidated Net Income under clauses (a) through (i) above for such period plus (y) Consolidated Net Income for such period prior to the addition or reduction of such After Tax Amount, shall not exceed Consolidated Net Income for such period calculated as if such items had not occurred.

“Consolidated Subsidiary” means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are Consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

“Consolidation” means, with respect to the Issuer, the consolidation of the accounts of the Subsidiaries with those of the Issuer, all in accordance with GAAP; provided that “Consolidation” will not include the consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Issuer. The term “consolidated” has a correlative meaning to the foregoing.

“Continuing Director” means during any period of 12 consecutive months beginning after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Issuer was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of the Issuer or any Parent Entity, if such agreement was approved by a vote of such majority of directors).

“Credit Facilities” means the facilities or Indebtedness available under (1) the credit agreement, dated as of February 13, 2008, by and among Goodman Global, Inc., Chill Intermediate Holdings, Inc., General Electric Capital Corporation, as administrative agent and collateral agent, Barclays Capital and Calyon New York Branch, as joint lead arrangers, and the other financial institutions party thereto, with respect to an aggregate $800,000,000 term loan facility, (2) the credit agreement, dated as of February 13, 2008, by and among Goodman Global, Inc., Chill Intermediate Holdings, Inc., General Electric Capital Corporation, as administrative agent and collateral agent, Barclays Capital and Calyon New York Branch and General Electric Capital Corporation, as joint bookrunners, and General Electric Capital Corporation, as letter of credit issuer, and the other financial institutions party thereto, with respect to an aggregate $300,000,000 asset-based revolving credit facility and (3) any other agreements, instruments, indentures or other debt or financing arrangement, in each case, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement, indenture and/or related documents may be amended, restated, supplemented, renewed, replaced, refinanced (in whole or in part) or otherwise modified from time to time by one or more agreements, facilities, instruments, indentures, or any other debt or financing arrangement whether or not with the same agent, trustee, representative lenders or holders whether or not previously repaid in full or in part for any period of time, and irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term “Credit Facilities” shall include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Facilities and all refundings, refinancings and replacements of any Credit Facilities, including any agreements, facilities, instruments, indentures, or any other debt or financing arrangement:

(a) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby;

(b) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Issuer and its Subsidiaries and their respective successors and assigns; or

(c) otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of the Indenture.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Disqualified Capital Stock” means with respect to any Person, (1) Equity Interests of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased including at the option of the holder thereof by such Person or any of its Subsidiaries, in whole or in part, on or prior to 91 days following the Stated Maturity of the Notes or the date the Notes are no longer outstanding, (2) any preferred stock of the Issuer that is issued for cash and is so designated as Disqualified Capital Stock, pursuant to an Officers’ Certificate on the issuance date thereof, and (3) any Equity Interests of any Subsidiary of such Person other than any common equity with no preferences, privileges, and no redemption or repayment provisions. Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Issuer to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Capital Stock if the terms of such Equity Interests provide that the Issuer may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as are required to be purchased pursuant to the provisions of the covenant described under “Repurchase at the option of holders—Asset sales” and the covenant described under “Repurchase at the option of holders—Change of control.”

“Equity Interests” means Capital Stock or partnership, participation or membership interests and all warrants, options or other rights to acquire Capital Stock or partnership, participation or membership interests (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock or partnership, participation or membership interests).

“Euroclear” means Euroclear Bank S.A./N.V., or its successor, as operator of the Euroclear system.

“Event of Loss” means, with respect to any property or asset, any (1) loss, destruction or damage of such property or asset or (2) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations of the Commission thereunder.

“Exchange Notes” means the Notes to be issued in the Exchange Offer.

“Exchange Offer” shall have the meaning set forth in the Registration Rights Agreement.

“Exempted Affiliate Transaction” means (1) customary employee compensation arrangements approved by a majority of independent (as to such transactions) members of the Board of Directors and reasonable and customary directors fees, indemnification and similar arrangements provided for the benefit of current or former officers, directors, employees or consultants of the Issuer or any of its Subsidiaries, and payments pursuant thereto, (2) transactions solely between or among the Issuer and any of its Subsidiaries or solely among Subsidiaries of the Issuer, (3) payment of any Restricted Payment or any Investment in an Unrestricted Subsidiary, in each case, not prohibited by the Indenture, (4) payments or loans to employees or consultants of the Issuer, any of its Subsidiaries, and employment agreements, stock option plans and other similar arrangements with such employees or consultants which are approved by a majority of the Board of Directors of the Issuer in good faith, (5) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, (6) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person, (7) any issuance of Equity Interests (other than Disqualified Capital Stock) of the Issuer to Affiliates or to any director, officer, employee or consultant of the Issuer, any of its Parent Entities or any of its Subsidiaries or any

contribution to the capital of the Issuer, any of its Parent Entities or any of its Subsidiaries by Affiliates of the Issuer, (8) the provision of administrative services and therefore, of supplies and equipment, to any Unrestricted Subsidiary on substantially the same terms provided to or by Subsidiaries, (9) payment of any Tax Payments that are not prohibited by the Indenture, (10) the existence of, or the performance by the Issuer or any of its Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be considered an Exempt Affiliate Transaction to the extent that the terms of any such amendment or new agreement are not otherwise materially disadvantageous to the Holders when taken as a whole, (11) payment of out-of-pocket expenses of the Hellman & Friedman LLC and its Affiliates incurred by them in connection with advisory services provided to the Issuer or any of its Parent Entities; provided that the amount of such payments pursuant to this clause (11) shall not exceed up to $1,500,000 in any calendar year, and (12) payment of the Special Dividend.

“Existing Indebtedness” means the Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness under the Credit Facilities) in existence on the Issue Date, reduced to the extent such amounts are repaid, refinanced or retired.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Issuer.

“Foreign Subsidiary” means any Subsidiary of the Issuer which is not organized under the laws of the United States, any state thereof or the District of Columbia.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect on January 1, 2008.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Hedging Agreement” shall mean (1) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedging Agreements, that are not entered into for speculative purposes.

“Holder” means a Person in whose name a Note is registered on the registrar’s books.

“Indebtedness” of any Person means, without duplication:

(1) all liabilities and obligations, contingent or otherwise, of such Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by bonds, Notes, debentures or similar instruments, (c) representing the balance deferred and unpaid of the purchase price of any property or services, in each case, except (i) those incurred in the ordinary course of its business that would constitute a trade payable to trade creditors and (ii) any earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP;

(2) all liabilities and obligations, contingent or otherwise, of such Person (a) evidenced by bankers’ acceptances or similar instruments issued or accepted by banks, (b) relating to any Capitalized Lease Obligation, or (c) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;

(3) all net obligations of such Person under Hedging Obligations;

(4) all liabilities and obligations of others of the kind described in the preceding clause (1), (2) or (3) that such Person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such Person;

(5) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (1), (2), (3) or (4), or this clause (5), whether or not between or among the same parties; and

(6) all Disqualified Capital Stock of such Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends).

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock.

The amount of any Indebtedness outstanding as of any date shall be (A) the accreted value thereof, in the case of any Indebtedness issued with original issue discount and (B) the principal amount thereof in the case of any other Indebtedness.

“Indenture” means the Indenture, as amended or supplemented from time to time in accordance with its terms.

“Initial Purchasers” means the initial purchasers of the Notes under the purchase agreement, dated as of December 11, 2009, among the Issuer and J.P. Morgan Securities Inc., as representative of such initial purchasers.

“Investment” by any Person in any other Person means (without duplication):

(1) the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of Equity Interests, Capital Stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other Person;

(2) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person), other than accounts receivable, trade credit, advances to customers, commissions travel and similar advances to officers and employees, endorsements for collection or deposits arising in the ordinary course of business;

(3) other than guarantees of Indebtedness of the Issuer or any Subsidiary to the extent permitted by the covenant described under “Certain covenants—Limitation on incurrence of additional indebtedness and issuance of disqualified capital stock,” the entering into by such Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person;

(4) the making of any capital contribution by such Person to such other Person; and

(5) the designation by the Board of Directors of any Person to be an Unrestricted Subsidiary.

The Issuer shall be deemed to make an Investment in an amount equal to the Fair Market Value of the Issuer’s or its Subsidiaries’ equity or debt investment in such Person (or, if neither the Issuer nor any of its Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such Subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Issuer or a Subsidiary of the Issuer shall be deemed an Investment valued at its Fair Market Value at the time of such transfer. The Fair Market Value of each Investment shall be measured at the time made or returned, as applicable.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investors” means Hellman & Friedman LLC, and its Affiliates that are collective investment vehicles for which Hellman & Friedman LLC or its direct or indirect subsidiaries act directly or indirectly as general partner, investment manager, managing member or in a similar capacity (any of the foregoing, a “H&F Investment Vehicle”); provided that with respect to any Investment Vehicle formed after the Issue Date, (a) such H&F Investment Vehicle shall not have been formed primarily to hold securities of the Issuer (or any of its direct or indirect Parent Entities), or (b) the limited partners or members of such H&F Investment Vehicle shall consist solely of (i) Persons that are limited partners or members of other H&F Investment Vehicles as of the Issue Date or (ii) Affiliates of Persons described in clause (i). Notwithstanding the foregoing, portfolio companies of any of the foregoing shall not constitute “Investors.”

“Issue Date” means the date of first issuance of Notes under the Indenture (December 16, 2009).

“Lien” means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

“Merger” means the merger of Chill Acquisition, Inc. with and into Goodman Global, Inc., with Goodman Global, Inc. as the surviving corporation and a wholly owned indirect Subsidiary of the Issuer, pursuant to the Agreement and Plan of Merger, dated as of October 21, 2007, by and among Chill Acquisition, Inc., Goodman Global, Inc., and the Issuer.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means the aggregate amount of cash or Cash Equivalents received by the Issuer in the case of a sale of Equity Interests (other than Disqualified Capital Stock) or a Capital Contribution and by the Issuer and its Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Equity Interests (other than Disqualified Capital Stock) upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Issuer that were issued for cash on or after the Issue

Date, the amount of cash originally received by the Issuer upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the direct costs relating to such Asset Sale or issuance of Equity Interests (other than Disqualified Capital Stock), including, without limitation, legal, accounting, investment banking and other professional fees, and brokerage and sales commissions and any relocation expenses incurred as a result thereof incurred in connection with such Asset Sale or sale of Equity Interests (other than Disqualified Capital Stock), and, in the case of an Asset Sale only, less (1) the amount (estimated reasonably and in good faith by the Issuer) of income, franchise, sales and other applicable taxes required to be paid by the Issuer or any of its Subsidiaries in connection with such Asset Sale in the taxable year that such sale is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carry-forwards, and similar tax attributes, (2) cash payments attributable to Persons owning an interest (other than a Lien) in the assets subject to the Asset Sale, (3) any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liability associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and (4) any holdbacks with respect to indemnification obligations or purchase price adjustments pending receipt thereof.

“Non-Cash Charges” shall mean (1) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long lived assets, and investments in debt and equity securities pursuant to GAAP, (2) all losses from investments recorded using the equity method, (3) all non-cash compensation expenses, (4) the non-cash impact of purchase accounting, and (5) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Notes” means the notes issued on the Issue Date, any Exchange Notes and any Additional Notes.

“Obligation” means any principal (Accreted Value), premium, monetary penalty or damages, due by the Issuer under the terms of the Notes or the Indenture, including any Additional Amounts due pursuant to the terms of the Registration Rights Agreement.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary, the Principal Accounting Officer, or any Vice President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary, the Principal Accounting Officer, or any Vice President of the Issuer, that meets the requirements set forth in the Indenture.

“Opco Notes” means the 13.50%/14.00% Senior Subordinated Notes due 2016 of Goodman Global, Inc.

“Opinion of Counsel” means an opinion from legal counsel that meets the requirements set forth in the Indenture, which opinion may be subject to customary assumptions, limitations and qualifications. The counsel may be an employee of or counsel to the Issuer or any Subsidiary of the Issuer.

“Parent Entity” means a Person that holds, directly or indirectly, Voting Equity Interests of the Issuer with voting power, in the aggregate, at least 50% of the total voting power of the Voting Equity Interests of the Issuer.

“Permitted Holders” means (a) each of the Investors, (b) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) consisting solely of the Investors and members of management of the Issuer (or any of its direct or indirect Parent Entities), and (c) so long as no person (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision), other than a group described in clause (b), has beneficial ownership of a greater voting or economic interests represented by the Equity Interests of the Issuer and its direct or indirect Parent Entities, members of management of the Issuer (or any of its direct or indirect Parent Entities).

“Permitted Indebtedness” means:

(1) Indebtedness incurred by the Issuer, evidenced by the Notes issued pursuant to the Indenture on the Issue Date and Exchange Notes issued therefor, less any amounts repaid or retired;

(2) Refinancing Indebtedness incurred by the Issuer and the Subsidiaries, as applicable (including Disqualified Capital Stock), with respect to Indebtedness described in clauses (1), (2) and (10) of this definition or incurred pursuant to the Debt Incurrence Ratio test set forth in the covenant described under “Certain covenants—Limitation on incurrence of additional indebtedness and issuance of disqualified capital stock;”

(3) Indebtedness incurred by the Issuer and the Subsidiaries solely in respect of bankers acceptances, discounted bills of exchange, discounting or factoring of receivables, reimbursement obligations with respect to letters of credit, performance bonds, bid and surety bonds and completion guarantees and Indebtedness in respect of workers’ compensation claims in each, to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money incurred in the ordinary course of business;

(4) Indebtedness incurred by the Issuer that is owed to (borrowed from) any Subsidiary, and Indebtedness incurred by a Subsidiary owed to (borrowed from) any other Subsidiary or the Issuer; provided that any event that causes any Subsidiary to which such Indebtedness is owed no longer to be a Subsidiary (including by designation to be an Unrestricted Subsidiary) shall be deemed to be a new incurrence by such issuer of such Indebtedness and any guarantor thereof subject to the covenant described under “Certain covenants—Limitations on incurrence of additional indebtedness and disqualified capital stock;”

(5) guarantees by the Issuer or any Subsidiary of any Indebtedness or other obligations of the Issuer or any Subsidiary that was permitted to be incurred pursuant to the Indenture;

(6) Hedging Obligations incurred by the Issuer and the Subsidiaries that are incurred for the purpose of fixing or hedging interest rate, currency or commodity risk with respect to any fixed or floating rate Indebtedness that is permitted by the Indenture to be outstanding or any receivable, liability or contractual provision the payment in respect of which is determined by reference to a foreign currency or commodity; provided that such obligations shall be Permitted Indebtedness under this clause (6) only to the extent that the notional amount of any such Hedging Obligation does not exceed the principal amount of any other Indebtedness to which such Hedging Obligation relates;

(7) Indebtedness incurred by the Issuer and the Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within ten Business Days;

(8) Indebtedness incurred by the Issuer and the Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary or Unrestricted Subsidiary of the Issuer in accordance with the terms of the Indenture, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary or Unrestricted Subsidiary for the purpose of financing such acquisition;

(9) Indebtedness incurred by the Issuer and the Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit; provided that such letter of credit was permitted to be issued under the covenant described under “Certain covenants—Limitation on incurrence of additional indebtedness and issuance of disqualified capital stock;”

(10) Indebtedness of Persons that are acquired by the Issuer or any Subsidiary or merged into a Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness is not incurred in contemplation of such acquisition or merger; provided, further, that the Debt Incurrence Ratio prior to such acquisition or merger is greater than 1.25 to 1.0 and, after giving pro forma effect to such acquisition or merger, the Debt Incurrence Ratio is equal to or greater than immediately prior to such acquisition or merger;

(11) Indebtedness incurred by the Issuer and the Subsidiaries, the net proceeds of which are used to satisfy, defease or discharge the Notes as provided under “Legal defeasance and covenant defeasance” or “Satisfaction and discharge;”

(12) Indebtedness of the Issuer and the Subsidiaries consisting of take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(13) Indebtedness issued by the Issuer and the Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect Parent Entity of the Issuer to the extent described in clause (a) of the second paragraph of the covenant described under “Certain covenants—Limitations on restricted payments;” provided, that such Indebtedness (a) is unsecured, (b) is Subordinated Indebtedness and (c) has a maturity after the Stated Maturity, and (d) provides for no cash interest payments or other payments if any Default or Event of Default has occurred and is continuing; and

(14) Indebtedness incurred by the Issuer and the Subsidiaries in connection with customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business.

“Permitted Investment” means:

(1) any Investment in any of the Notes;

(2) any Investment in cash or Cash Equivalents;

(3) any Investment by the Issuer or any Subsidiary: (a) in the Issuer (excluding payments to any securityholder of the Issuer by a Subsidiary of the Issuer), (b) in any Subsidiary, or (c) in any Person if as a result of such Investment such Person becomes a Subsidiary or such Person is merged with or into the Issuer or a Subsidiary;

(4) other Investments in any Person or Persons, provided that after giving pro forma effect to each such Investment, the aggregate amount of all such Investments made on and after the Issue Date pursuant to this clause (4) that are outstanding (after giving effect to any such Investments that are returned to the Issuer or the Subsidiary that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation, but only up to the amount of the Investment made under this clause (4) in such Person), at any time does not in the aggregate exceed $17,500,000 (measured by the value attributed to the Investment at the time made, without giving effect to subsequent change in value);

(5) any Investment in any Person solely in exchange for Equity Interests (other than Disqualified Capital Stock) of the Issuer or a Parent Entity;

(6) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under “Repurchase at the option of holders—Asset sales;”

(7) Investments represented by Hedging Obligations;

(8) Investments in customers and suppliers that either (a) generate accounts or notes receivable, or (b) are accepted in settlement of bona fide disputes;

(9) Investments in the form of loans or advances to employees for travel, relocation and like expenses, in each case, consistent with the Issuer’s past practices;

(10) Investments received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy, insolvency, reorganization, recapitalization or liquidation of any Person as a result of a foreclosure by the Issuer or any of its Subsidiaries with respect to any Investment or other transfer of title with respect to any Investment in default; or the good faith settlement of debts of, or litigation or disputes with, any Person that is not an Affiliate;

(11) Investments of the Issuer and its Subsidiaries existing on the Issue Date;

(12) Investments in Wholly Owned Subsidiaries that are Foreign Subsidiaries, provided that the aggregate amount of such Investments outstanding at any time shall not exceed $25,000,000;

(13) [reserved]; and

(14) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment made in the ordinary course of business.

“Permitted Lien” means:

(1) Liens existing on the Issue Date;

(2) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Issuer in accordance with GAAP;

(3) statutory Liens of carriers, warehousemen, mechanics, material men, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business, provided that (a) the underlying obligations are not overdue for a period of more than 30 days or (b) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Issuer in accordance with GAAP;

(4) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, letters of credit and other obligations of a like nature incurred in the ordinary course of business;

(5) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property subject thereto (as such property is used by the Issuer or any of its Subsidiaries) or interfere with the ordinary conduct of the business of the Issuer or any of its Subsidiaries;

(6) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto;

(7) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal-bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(8) Liens securing the Notes;

(9) Liens securing Indebtedness of a Person existing at the time such Person is merged with or into the Issuer or Liens securing Indebtedness incurred in connection with an acquisition, provided that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets owned by the Issuer or any of its Subsidiaries;

(10) Liens arising from Purchase Money Indebtedness permitted to be incurred pursuant to the covenant described under “Certain covenants—Limitation on incurrence of additional indebtedness and issuance of disqualified capital stock,” provided such Liens relate solely to the property which is subject to such Purchase Money Indebtedness;

(11) leases or subleases or licenses or sublicenses (including of intellectual property) granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Issuer or any of its Subsidiaries;

(12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer in the ordinary course of business;

(13) Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured (other than Indebtedness secured pursuant to clause (28)) in a manner no more adverse to the Holders than the terms of the Liens securing such refinanced Indebtedness, and provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the amount of Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness at the time of such refinancing (but only to the extent such committed amount, if not incurred at the time of such refinancing, would have been permitted to be incurred and secured under the Indenture on the date of such refinancing) and (ii) an amount necessary to pay any fees and expenses including premiums, related to such financing, refunding, extension, renewal or replacement;

(14) [reserved];

(15) [reserved];

(16) Liens securing Hedging Obligations;

(17) [reserved];

(18) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of letters of credit or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(19) [reserved];

(20) Liens on equipment of the Issuer granted in the ordinary course of business;

(21) deposits made in the ordinary course of business to secure liability to insurance carriers under insurance or self-insurance arrangements;

(22) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $10,000,000 at any one time outstanding;

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(24) Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (c) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(25) Liens deemed to exist in connection with Investments in repurchase agreements permitted under the covenant described under “Certain covenants—Limitations on restricted payments,” provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreements;

(26) Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Issuer to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer or (c) relating to purchase orders and other agreements entered into with customers of the Issuer in the ordinary course of business;

(27) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(28) Liens (a) in respect of sale leasebacks permitted by the credit facility described in clause (1) of the definition of Credit Facilities, and (b) securing Refinancing Indebtedness incurred to refinance any Indebtedness incurred to refinance the sale leasebacks described in clause (a) in a manner no more adverse to the Holders than the terms of the Liens securing such sale leaseback, and provided that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (ii) such Indebtedness shall provide no recourse to the Issuer or any of its Subsidiaries other than with respect to foreclosure upon the collateral securing such Lien;

(29) Liens (a) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to the covenant described under “Certain covenants—Limitations on restricted payments” to be applied against the purchase price for such Investment, and (b) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under the covenant described under “Repurchase at the option of holders—Asset sales,” in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien; and Liens solely on any cash earnest money deposits made by the Issuer or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted by the Indenture;

(30) Liens on Capital Stock in joint ventures securing obligations of such joint venture;

(31) [reserved];

(32) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Subsidiary in the ordinary course of business; and

(33) [reserved].

“Person” or “person” means (unless stated otherwise) any corporation, individual, limited liability company, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

“Preferred Stock” means any Equity Interest of any class or classes of a Person (however designated) which is preferred as to payments of dividends, or as to distributions upon any liquidation or dissolution, over Equity Interests of any other class of such Person.

“Public Equity Offering” means an underwritten public offering generating net cash proceeds in excess of $100,000,000 pursuant to a registration statement filed with the Commission in accordance with the Securities Act of (1) common stock of the Issuer or (2) common stock of any Parent Entity, to the extent that the cash proceeds therefrom are used as a Capital Contribution to the Issuer.

“Purchase Money Indebtedness” of any Person means any Indebtedness of such Person to any seller or other Person incurred solely to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease), construction, installation or improvement of any after acquired real or personal tangible property which is incurred within 270 days following with such acquisition, construction, installation or improvement and is secured only by the assets so financed. For the avoidance of doubt, it is understood and agreed that Purchase Money Indebtedness may be incurred under the Credit Facilities.

“Qualified Equity Offering” means any public or private sale of (1) Equity Interests (other than Disqualified Capital Stock) by the Issuer other than to an Affiliate or (2) Equity Interests by the Parent Entity where the Net

Cash Proceeds of such sale are contributed to the Issuer as a Capital Contribution substantially concurrently therewith, and in each case, other than public offerings registered on a Form S-8.

“Qualified Exchange” means:

(1) any issuance of Equity Interests (other than Disqualified Capital Stock) of the Issuer or any Parent Entity in exchange for any Capital Stock or Indebtedness of the Issuer; or

(2) any issuance of Refinancing Indebtedness (including Disqualified Capital Stock) of the Issuer in exchange for, or the proceeds of which are used to purchase, Indebtedness (including Disqualified Capital Stock) of the Issuer.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Recourse Indebtedness” means Indebtedness as to which either the Issuer or any of its Subsidiaries (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (2) is directly or indirectly liable (as a guarantor or otherwise), or (3) constitutes the lender.

“Reference Period” with regard to any Person means the four full fiscal quarters (or such lesser period during which such Person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

“Refinancing Indebtedness” means Indebtedness (including Disqualified Capital Stock) (1) issued in exchange for, or the proceeds from the issuance and sale of which are used within 60 days to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (2) constituting an amendment, modification or supplement to, or a deferral or renewal of ((1) and (2) above are, collectively, a “Refinancing”), any Indebtedness (including the Notes and Disqualified Capital Stock) in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses (including defeasance costs) incurred in connection with the Refinancing plus the amount of any premium paid (including reasonable tender premiums) in connection with such Refinancing) the lesser of (a) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness (including Disqualified Capital Stock) so Refinanced and (b) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided that (i) such Refinancing Indebtedness shall only be used to refinance outstanding Indebtedness (including Disqualified Capital Stock) of such Person issuing such Refinancing Indebtedness, (ii) such Refinancing Indebtedness shall (A) not have an Average Life shorter than the Indebtedness (including Disqualified Capital Stock) to be so refinanced at the time of such Refinancing and (B) in all respects, be no less contractually subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness (including Disqualified Capital Stock) to be refinanced, (iii) such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness (including Disqualified Capital Stock) to be so refinanced or, if sooner, 91 days after the Stated Maturity of the Notes, and (iv) such Refinancing Indebtedness shall be secured (if secured) in a manner no more adverse to the Holders of the Notes than the terms of the Liens (if any) securing such refinanced Indebtedness, and provided that (A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (I) the outstanding principal amount or, if greater, committed amount of the Indebtedness at the time the original Lien became a Permitted Lien under the Indenture, and (II) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement. For the avoidance of doubt, Indebtedness (other than Disqualified Capital Stock), shall not constitute “Refinancing Indebtedness” in connection with a Refinancing of Disqualified Capital Stock.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of Issue Date, by and among the Issuer and J.P. Morgan Securities Inc., as Representative of the Initial Purchasers, as such agreement may be amended, modified or supplemented from time to time.

“Related Business” means the business conducted (or proposed to be conducted) by the Issuer and its Subsidiaries as of the Issue Date or any reasonable extension thereof and any and all businesses that in the good faith judgment of the Board of Directors are materially related, ancillary or complementary businesses.

“Related Business Asset” means assets (except in connection with the acquisition of a Subsidiary in a Related Business, other than Notes, bonds, obligations and securities) and capital expenditures, in each case that, in the good faith reasonable judgment of the Board of Directors, will immediately constitute, be a part of, or be used in, a Related Business of the Issuer or a Subsidiary.

“Related Financing Transactions” means the financing transactions in connection with the consummation of the Merger, including the related equity investment by the Investors, members of management and others, the execution of, and borrowings on February 13, 2008 under, the Credit Facilities and the pledge and security arrangements in connection with the foregoing, the entry into the indenture, the related purchase agreement with the initial purchasers thereunder and the registration rights agreement in connection with the Opco Notes, the refinancing, repurchase, redemption and/or repayment of the 7-7/8% Senior Subordinated Notes of Goodman Global Holdings, Inc. and the Senior Floating Rate Notes of Goodman Global Holdings, Inc. outstanding immediately prior to the Merger and certain other existing indebtedness of Goodman Global, Inc. and its Subsidiaries, the consummation of any other transactions connected with the Merger or the foregoing and the payment of fees and expenses in connection with the Merger or any of the foregoing.

“Restricted Investment” means, in one or a series of related transactions, any Investment, other than other Permitted Investments.

“Restricted Payment” means, with respect to any Person:

(1) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person or any parent of such Person by the Issuer or any Subsidiary of the Issuer;

(2) any payment (except to the extent made with Equity Interests (other than Disqualified Capital Stock)) by the Issuer or any Subsidiary of the Issuer on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person or any parent of such Person;

(3) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by the Issuer or any Subsidiary of the Issuer prior to the scheduled maturity, prior to any scheduled repayment of principal, or prior to any scheduled sinking fund payment, as the case may be, of such Indebtedness, other than:

(a) Indebtedness permitted under clause (4) of the definition of “Permitted Indebtedness;” or

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; and

(4) any Restricted Investment by such Person,

provided, however, that the term “Restricted Payment” does not include (i) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in Equity Interests (other than Disqualified Capital Stock) of such issuer or (ii) any dividend, distribution or other payment to the Issuer, or to any Subsidiary of the Issuer, by the Issuer or any of its Subsidiaries and any Investment in any Subsidiary by the Issuer or any other Subsidiary and any Investment in the Issuer by any Subsidiary of the Issuer so long as the Issuer receives the proceeds of such Investment in the Issuer.

“Rule 144A” means Rule 144A promulgated under the Securities Act, as it may be amended from time to time, and any successor provision thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Significant Subsidiary” means any Subsidiary or group of Subsidiaries that would constitute a “significant subsidiary” as defined in Regulation S-X of the Securities Act, as in effect on the Issue Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, and its successors.

“Special Dividend” means (1) a special dividend on the Capital Stock of the Issuer and (2) distributions in respect of options to purchase Capital Stock of the Issuer paid to the holders thereof, in an aggregate amount not to exceed $427,000,000, which dividend shall be declared substantially concurrently with the consummation of the initial offering of the Notes and which dividend and distributions shall be paid within fifteen Business Days thereof (except that distributions in respect of option holders shall not be subject to such fifteen Business Day period to the extent that the relevant options have not yet vested).

“Stated Maturity,” when used with respect to any Note, means December 15, 2014.

“Subordinated Indebtedness” means Indebtedness of the Issuer that is subordinated in right of payment by its terms or the terms of any document or instrument relating thereto (“contractually”) to the Notes in any respect.

“Subsidiary,” with respect to any Person, means (1) a corporation a majority of whose Voting Equity Interests, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, and (2) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a majority of the Voting Equity Interests, or (3) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner and in which such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be a Subsidiary of the Issuer or of any Subsidiary of the Issuer. Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of the Issuer.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which the Indenture is qualified under the TIA.

“Transaction Expenses” means any fees or expenses incurred or paid by the Issuer, any Parent Entity or any of their Subsidiaries in connection with the Merger and the Related Financing Transactions.

“Unrestricted Subsidiary” means any subsidiary of the Issuer designated by the Board of Directors as an “Unrestricted Subsidiary,” provided that, at the time of designation by the Board of Directors, such subsidiary does not directly, indirectly or beneficially own any Capital Stock of, and Indebtedness of, or own or hold any Lien on any property of, the Issuer or any other Subsidiary of the Issuer; provided, further, that such Subsidiary at the time of such designation (1) has no Recourse Indebtedness; (2) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer (unless in compliance with the covenant described under “Certain covenants—Limitation on transactions with affiliates”); (3) is a Person with respect to which neither the Issuer nor any of its Subsidiaries has any direct or indirect obligation

(x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (4) does not guarantee or otherwise directly or indirectly provide credit support for any Indebtedness of the Issuer or any of its Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary, provided that (a) no Default or Event of Default is existing or will occur as a consequence thereof and (b) immediately after giving effect to such designation, on a pro forma basis, either (i) the Issuer could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant described under “Certain covenants—Limitation on incurrence of additional indebtedness and issuance of disqualified capital stock” or (ii) so long as the Debt Incurrence Ratio prior to such designation is greater than 1.25 to 1.0, the Debt Incurrence Ratio would be greater than such ratio immediately prior to such designation. Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“U.S. Government Obligations” means direct non-callable obligations of, or noncallable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

“Voting Equity Interests” means Equity Interests which at the time are entitled to vote in the election of, as applicable, directors, members or partners generally.

“Wholly Owned Subsidiary” means a Subsidiary all the Equity Interests of which (other than directors’ qualifying shares) are owned by the Issuer or one or more Wholly Owned Subsidiaries of the Issuer or a combination thereof.

Book-entry, delivery and form

The exchange notes will be issued in registered, global form (the “Global Notes”) in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form (a “Certificated Note”) except in the limited circumstances described below. See “—Exchange of global notes for certificated notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Depository procedures

The following description of the operations and procedures of DTC, Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We urge investors to contact the relevant system or their participants directly for additional information regarding their respective procedures.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Payments in respect of the principal of, and premium and additional amounts, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, none of the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf of delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuer, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of global notes for certificated notes

A Global Note will be exchanged for Certificated Notes if:

(1)	DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days or (b) has ceased to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed within 90 days;

(2)	the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	upon request of the Trustee or Holders of a majority of the aggregate principal amount at maturity of the Notes if there has occurred and is continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes under prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of certificated notes for global notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) and such other documentation as is required by the Indenture.

Same day settlement and payment

The Issuer will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and additional amounts, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Issuer will make all payments of principal, premium and additional amounts, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Material U.S. federal income tax consequences

Exchange offer

The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for U.S. federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Ownership of the notes

The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the notes as of the date hereof.

Except where noted, this summary deals only with notes that are held as capital assets, and does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a pass-through entity or a person who is an investor in a pass-through entity; or

•	a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. The discussion below assumes that the notes will be classified for U.S. federal income tax purposes as our indebtedness and you should note that in the event of an alternative characterization, the tax consequences would differ from those discussed below.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisors.

If the amount or timing of any additional payments on a note is contingent, the note could be subject to special rules that apply to contingent payment debt instruments. These rules generally require a U.S. Holder to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, redemption, repurchase, conversion, retirement or other disposition of a note before the resolution of the contingencies and may require a U.S. Holder to accrue interest income at a different rate than would otherwise be required. We may be required to make additional payments on the notes under certain circumstances, as described in “Description of notes—Optional Redemption”, “Description of notes—Repurchase at the Option of Holders” and “The exchange offer.” We intend to take the position for U.S. federal income tax purposes that the possibility of such additional payments should not cause the notes to be subject to the special rules applicable to contingent payment debt instruments. This position is based in part on our determinations, as of the date of issuance of the notes, regarding the likelihood that certain contingencies will occur. Our position is binding on a U.S. Holder unless the U.S. Holder discloses a contrary position to the IRS. However, our position is not binding on the IRS and the IRS may take a contrary position from that described above, which could affect the timing and character of income from the notes. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

This summary does not represent a detailed description of the U.S. federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-U.S. tax laws. If you are considering the purchase or exchange of notes, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership of the notes, as well as any consequences arising under the laws of any other taxing jurisdiction.

U.S. holders

The following is a summary of certain U.S. federal tax consequences that will apply to you if you are a U.S. Holder of the notes.

“U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Original issue discount

The notes were initially offered at a discount, and no interest payments will be made on the notes. Consequently, the notes will be treated as issued with original issue discount (“OID”) for U.S. federal income tax purposes. The notes will be issued with OID in an amount equal to the difference between their “stated redemption price at maturity” (the sum of all payments to be made on the notes other than “qualified stated interest”) and their “issue price.” You should be aware that you generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the notes, even if denominated as interest, to the extent such payments do not constitute “qualified stated interest” (as defined below).

This summary is based upon final Treasury regulations addressing debt instruments issued with OID.

The “issue price” of each note will be the first price at which a substantial amount of that particular offering was sold (other than to an underwriter, placement agent or wholesaler). The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer), and meet all of the following conditions:

•	it is payable at least once per year;

•	it is payable over the entire term of the note; and

•	it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

There will be no payments of qualified stated interest in respect of the notes.

The amount of OID that you must include in income if you are the initial U.S. Holder of a note is the sum of the “daily portions” of OID with respect to the note for each day during the taxable year or portion of the taxable year in which you held such note (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of:

•

the product of the note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period), over

•	the aggregate of all qualified stated interest allocable to the accrual period.

OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any payments previously made on such note. Under these rules, you will have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on notes held of record by persons other than corporations and other exempt holders.

Market discount

If you purchase a note for an amount that is less than its adjusted issue price, the amount of the difference will be treated as market discount for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the note at the time of its payment or disposition.

In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note. You may elect, on a note-by-note basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply.

Acquisition premium, amortizable bond premium

If you purchase a note for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the note after the purchase date, you will be considered to have purchased that note at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

If you purchase a note for an amount in excess of the sum of all amounts payable on the note after the purchase date, you will be considered to have purchased the note at a premium and you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the note.

Sale, exchange and retirement of notes

Upon the sale, exchange, retirement or other disposition of a note, you will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition and the adjusted tax basis of the note. Your adjusted tax basis in a note will, in general, be your cost for that note, increased by OID or market discount previously included in income and reduced by any amortized premium or cash payments on the note. Except as described above with respect to market discount, any gain or loss will be capital gain or loss. Capital gains of non-corporate U.S. holders derived in respect of capital assets held for more than one year are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. holders

The following is a summary of certain U.S. federal tax consequences that will apply to you if you are a “Non-U.S. Holder” of notes. “Non-U.S. Holder” means a beneficial owner of a note, other than a partnership, who is not a U.S. Holder (as defined under “—U.S. holders” above).

Special rules may apply to you if you are subject to special treatment under the Code, including if you are a “controlled foreign corporation,” a “passive foreign investment company,” or a U.S. expatriate. If you are such a Non-U.S. Holder, you should consult your own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to you.

U.S. federal withholding tax

Subject to the discussion below concerning backup withholding, U.S. federal withholding tax will not apply to any payment of interest (which for purposes of this discussion includes OID) on a note under the “portfolio interest” rule, provided that:

•	interest paid on the note is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•

certify, under penalties of perjury, that you are not a U.S. person or (b) you hold your notes through certain financial intermediaries and satisfy the certification requirements of applicable U.S. Treasury regulations. Special certification rules apply to Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of interest (including OID) made to you will be subject to a 30% U.S. federal withholding tax unless you provide us or our paying agent, as the case may be, with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—U.S. federal income tax”). Alternative documentation may be applicable in certain situations. The 30% U.S. federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of a note.

U.S. federal income tax

If you are engaged in a trade or business in the United States and interest (including OID) on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), you will be subject to U.S. federal income tax on such interest (including OID) on a net income basis (although you will be exempt from the 30% U.S. federal withholding tax, provided the certification requirements discussed above in “—U.S. federal withholding tax” are satisfied) in the same manner as if you were a U.S. person. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of such interest (including OID), subject to adjustments.

Any gain realized on the disposition of a note generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of such disposition, and certain other conditions are met.

U.S. federal estate tax

If you are an individual, your estate will not be subject to U.S. federal estate tax on notes owned by you at the time of your death, provided that any payment to you on the notes, including OID, would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest” rule described above under “—U.S. Federal Withholding Tax,” without regard to the statement requirement described in the fifth bullet point of that section.

Information reporting and backup withholding

U.S. holders

In general, information reporting requirements will apply to certain payments of principal, interest (including OID) and premium paid on notes and to the proceeds of sale of a note made to you (unless you are an exempt recipient such as a corporation). A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or a certification of exempt status, or if you fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. holders

Information reporting will also generally apply to payments of interest (including OID) made to you and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, backup withholding will not apply to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person and we have received from you the statement described above in the fifth bullet point under “—U.S. federal withholding tax.”

In addition, no information reporting or backup withholding will be required regarding the proceeds of a sale of our notes within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Certain ERISA considerations

The following is a summary of certain considerations associated with the purchase or exchange of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we or any of the initial purchasers (as defined under “Description of notes”) are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide limited relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased, exchanged or held by any person investing “plan assets” of any Plan, unless such purchase and holding (and the exchange of outstanding notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note (including an exchange note), each purchaser and subsequent transferee of a note, or any interest therein, will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes, or any interest therein, constitutes assets of any Plan or (ii) the purchase and holding of the notes or any interest therein (and the exchange of outstanding notes for exchange notes) will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes or the exchange of outstanding notes for exchange notes.

Plan of distribution

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 180 days after the day this exchange offer expires (subject to extension pursuant to the registration rights agreement), we will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus as such broker-dealer may request in the letter of transmittal.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the outstanding notes, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

Legal matters

The validity of the exchange notes will be passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California.

Experts

The consolidated balance sheets of Goodman Global Group, Inc. as of December 31, 2009 and 2008 and the related consolidated statements of income, shareholders’ equity and cash flows for the year ended December 31, 2009, the period February 14, 2008 to December 31, 2008, the period January 1, 2008 to February 13, 2008, and the year ended December 31, 2007 (Predecessor) appearing in this prospectus and the registration statement this prospectus is a part of, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are so included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Ernst & Young LLP (“E&Y”) has a business relationship with a company other than Goodman Global Group, Inc. that is also controlled by affiliates of Hellman & Friedman, the majority stockholder of Goodman Global Group, Inc. The other company provides expert services to E&Y in connection with E&Y’s defense of certain professional liability litigation matters. E&Y is not the auditor of the other company, and does not believe the services provided, or the amounts paid therefore, are material to either the other company or E&Y. This relationship does not involve Goodman Global Group, Inc. or have any impact on its consolidated financial statements. The audit committee of Goodman Global Group, Inc.’s board of directors and E&Y have separately considered the impact that this relationship may have had on E&Y’s independence with respect to Goodman Global Group, Inc. Both the audit committee of Goodman Global Group, Inc.’s board of directors and E&Y have concluded that this relationship with the other company does not impact E&Y’s independence. In making this determination, both the audit committee of Goodman Global Group, Inc.’s board of directors and E&Y considered, among other things, the immaterial, indirect nature of the relationship as it relates to Goodman Global Group, Inc.

Where you can find more information

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to us and the exchange notes, reference is made to the registration statement. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement. Goodman Global Group, Inc. is not currently subject to the informational requirements of the Exchange Act. As a result of the offering of the exchange notes, we will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statements, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov). Until we commence filing such reports and other information with the SEC, we will furnish to holders of outstanding notes and prospective purchasers thereof the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of such notes.

So long as we are subject to the periodic reporting requirements of the Exchange Act, we are required to furnish the information required to be filed with the SEC to the trustee and the holders of the outstanding notes. We have agreed that, even if we are not required under the Exchange Act to furnish such information to the SEC, we will nonetheless continue to furnish information that would be required to be furnished by us by Section 13 of the Exchange Act, including a “Management’s discussion and analysis of financial condition and results of operations” and, with respect to the annual information only, a report thereon by our certified independent accountants to the trustee and the holders of the outstanding notes or exchange notes as if we were subject to such periodic reporting requirements. However, our reporting obligations under the indenture are not identical to the reporting obligations that we would have if we were subject to Section 13 or 15(d) of the Exchange Act. Among other differences, the indenture permits us to meet these periodic filing and information requirements within time frames that may be longer than those to which we would be subject if we were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. See “Description of notes—Certain covenants—Reports and other information.”

Goodman Global Group, Inc.

Consolidated condensed balance sheets

(in thousands)	March 31, 2010 (unaudited)	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$60,303	$57,438
Restricted cash	2,700	2,700
Accounts receivable, net of allowance for doubtful accounts ($3.4 million at March 31, 2010 and $4.4 million at December 31, 2009)	199,914	207,870
Inventories	291,366	294,651
Deferred tax assets	10,918	13,326
Other current assets	45,381	33,956

Total current assets	610,582	609,941
Property, plant, and equipment, net	166,671	169,906
Goodwill	1,399,536	1,399,536
Identifiable intangibles	777,213	782,223
Deferred financing costs	35,400	38,300
Other non current assets	6,613	7,600

Total assets	$2,996,015	$3,007,506

Liabilities and shareholders’ equity
Current liabilities:
Trade accounts payable	$106,301	$97,731
Accrued warranty expenses	36,296	37,233
Other accrued expenses	89,219	130,385

Total current liabilities	231,816	265,349
Long-term debt	1,494,863	1,482,683
Deferred tax liabilities	155,271	155,216
Other long-term liabilities	102,107	100,302
Redeemable common stock	59,722	38,578
Common stock, par value of $.01, 300,000,000 shares authorized, 124,516,463 shares issued and outstanding as of March 31, 2010 and as of December 31, 2009	1,245	1,245
Accumulated other comprehensive income	11,183	8,230
Additional paid-in capital	939,808	948,736
Retained earnings	0	7,167

Total shareholders’ equity	952,236	965,378

Total liabilities and shareholders’ equity	$2,996,015	$3,007,506

The accompanying notes are an integral part of the consolidated condensed financial statements.

Goodman Global Group, Inc.

Consolidated condensed statements of income

(unaudited, in thousands)	Three months ended March 31, 2010	Three months ended March 31, 2009
Sales, net	$388,781	$318,235
Costs and expenses:
Cost of goods sold	271,860	245,750
Selling, general, and administrative expenses	56,148	50,004
Depreciation expense	6,960	7,358
Amortization expense	5,010	5,010

Operating profit	48,803	10,113
Interest expense, net	42,495	38,126
Other (income) expense, net	(164)	439

Income (loss) before taxes	6,472	(28,452)
Income tax expense (benefit)	2,721	(11,091)

Net income (loss)	$3,751	$(17,361)

The accompanying notes are an integral part of the consolidated condensed financial statements.

Goodman Global Group, Inc.

Consolidated condensed statements of shareholders’ equity

(unaudited, in thousands)	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income	Total
Balance at December 31, 2009	$1,245	$948,736	$7,167	$8,230	$965,378
Net income	—	—	3,751	—	3,751
Foreign currency translation	—	—	—	842	842
Change in fair value of derivatives, net of tax	—	—	—	2,111	2,111

Comprehensive income	—	—	—	—	6,704
Stock compensation amortization	—	1,298	—	—	1,298
Change in fair value of redeemable common stock	—	(10,226)	(10,918)	—	(21,144)

Balance at March 31, 2010	$1,245	$939,808	$—	$11,183	$952,236

The accompanying notes are an integral part of the consolidated condensed financial statements.

Goodman Global Group, Inc.

Consolidated condensed statements of cash flows

(unaudited, in thousands)	Three months ended March 31, 2010	Three months ended March 31, 2009
Operating activities
Net income (loss)	$3,751	$(17,361)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	6,960	7,358
Amortization	5,010	5,010
Accretion of debt discount	9,582	—
Provision for doubtful accounts	2,394	1,429
Deferred tax provision	3,733	2,966
Gain on disposal of assets	(94)	(131)
Compensation expense related to stock options	1,298	1,248
Amortization of deferred financing costs	2,899	2,343
Amortization of original issue discount	2,599	1,776
Changes in operating assets and liabilities:
Accounts receivable	5,562	25,751
Inventories	3,285	(48,343)
Other assets	(22,509)	(14,366)
Accounts payable and accrued expenses	(13,885)	7,449

Net cash provided by (used in) operating activities	10,585	(24,871)

Investing activities
Purchases of property, plant, and equipment	(4,212)	(6,123)
Proceeds from the sale of property, plant, and equipment	—	3

Net cash used in investing activities	(4,212)	(6,120)

Financing activities
Dividend distribution	(3,508)	—

Net cash used in financing activities	(3,508)	—

Net increase (decrease) in cash	2,865	(30,991)
Cash at beginning of period	57,438	144,118

Cash at end of period	$60,303	$113,127

Supplementary disclosures of cash flow information:
Cash paid for interest and fees	$41,399	$24,586
Cash paid for income taxes, net of refunds	$9,546	$1,935

The accompanying notes are an integral part of the consolidated condensed financial statements.

Goodman Global Group, Inc.

Notes to consolidated condensed financial statements

Three months ended March 31, 2010 and 2009

(Unaudited)

1. Basis of presentation

Goodman Global Group, Inc. (the Company), through its subsidiaries, is a leading domestic manufacturer of heating, ventilation and air conditioning, or HVAC, products for residential and light commercial use.

Basis of consolidation

The accompanying unaudited consolidated condensed financial statements of the Company include the accounts of the Company and its subsidiaries. All material intercompany balances have been eliminated and do not include all information and footnotes required by generally accepted accounting principles in the United States for complete financial statements. However, the information furnished herein reflects all normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the results for the interim periods. The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported. Actual results could differ from those estimated. These consolidated condensed financial statements should be read in conjunction with the Company’s consolidated financial statements and with “Management’s discussion and analysis of financial condition and results of operation” included elsewhere in this prospectus.

The results of operations for the three months ended March 31, 2010 and 2009 are not necessarily indicative of the results that may be expected for a full year. Although there is demand for the Company’s products throughout the year, in each of the past three years approximately 58% to 60% of total sales occurred in the second and third quarters of the fiscal year. The Company’s peak production also typically occurs in the second and third quarters of each year.

The Company follows Financial Accounting Standards Board (FASB) accounting standards in the evaluation of its reporting requirements related to business segments. As the Company’s consolidated financial information is reviewed by the chief decision makers and the business is managed under one operating and marketing strategy, the Company operates under one reportable segment. Long-lived assets outside the United States have not been significant.

Recent accounting pronouncements

The Financial Accounting Standards Board (FASB) has issued new guidance requiring more bifurcation of embedded credit derivatives. The new guidance requires investors in synthetic collateralized debt obligations to bifurcate the embedded credit derivative features related to the written credit default swap and account for the credit derivative at fair value or alternatively elect the fair value option for the hybrid instrument. The changes are effective for interim or annual periods after June 10, 2010. The Company does not anticipate that adoption of this pronouncement will have a material impact on its financial statements.

The FASB has issued new revenue recognition guidance for multiple-deliverable arrangements which amends previously issued guidance to permit multiple-deliverable arrangements to be separated in more circumstances. The amendments establish a hierarchy for determining the selling price of a deliverable and replace the term fair value in the revenue allocation with selling price to clarify that the allocation of revenue is based on entity-specific assumptions rather than assumptions of the marketplace participant. The amendments also eliminate the residual method of allocation and require that arrangement considerations be allocated at the inception of the arrangement to all deliverables using the relative selling price method. The changes are effective for annual periods after June 10, 2010. The Company does not anticipate that adoption of this pronouncement will have a material impact on its financial statements.

Goodman Global Group, Inc.

Notes to consolidated condensed financial statements—(Continued)

Three months ended March 31, 2010 and 2009

(Unaudited)

2. Significant accounting policies and balance sheet accounts

The Company’s critical accounting policies are included in the consolidated financial statements for the year ended December 31, 2009 contained elsewhere in this filing. The Company believes that there have been no significant changes during the three months ended March 31, 2010 to the critical accounting policies disclosed in its consolidated financial statements for the year ended December 31, 2009.

Restricted cash and cash equivalents

At March 31, 2010 and December 31, 2009, the restricted cash pertains to the Company’s extended warranty program and is invested in United States treasury notes and bills.

Allowance for doubtful accounts

A roll forward of receivable reserves consists of the following (in thousands):

	Three months ended March 31, 2010	Three months ended March 31, 2009
At the beginning of the period	$4,386	$3,900
Current period accruals	2,394	1,429
Current period uses	(3,393)	(1,193)

At the end of the period	$3,387	$4,136

Inventories

Inventory costs include material, labor, transportation costs and plant overhead. The Company’s inventory is stated at the lower of cost or market using the first-in, first-out (FIFO) method. Inventories consist of the following (in thousands):

	March 31, 2010	December 31, 2009
Raw materials and parts	$20,309	$22,005
Finished goods	271,057	272,646

Total inventories	$291,366	$294,651

A roll forward of inventory reserves consists of the following (in thousands):

	Three months ended March 31, 2010	Three months ended March 31, 2009
At the beginning of the period	$5,414	$4,319
Current period accruals	1,263	505
Current period uses	(1,767)	(210)

At the end of the period	$4,910	$4,614

Goodman Global Group, Inc.

Notes to consolidated condensed financial statements—(Continued)

Three months ended March 31, 2010 and 2009

(Unaudited)

Property, plant, and equipment

Property, plant, and equipment are stated at cost less accumulated depreciation. Expenditures for renewals and improvements are capitalized and expenditures for repairs and maintenance are charged to expense as incurred. Buildings and improvements and equipment are depreciated using the straight-line method over the estimated useful lives of the assets.

Property, plant and equipment consist of the following (in thousands):

	Useful lives in years	March 31, 2010	December 31, 2009
Land	—	$14,417	$14,417
Buildings and improvements	10-39	49,643	49,588
Equipment	3-10	152,518	148,037
Construction-in-progress	—	9,361	11,467

		225,939	223,509
Less: Accumulated depreciation		(59,268)	(53,603)

Total property, plant and equipment, net		$166,671	$169,906

Deferred financing costs

Debt issuance costs are capitalized and amortized to interest expense using the effective interest method over the period the related debt is anticipated to be outstanding.

Goodwill

Goodwill is the excess of the cost of an acquired company over the amounts assigned to assets acquired and liabilities assumed. Goodwill and other indefinite-lived intangibles are not amortized but are tested for impairment annually or more frequently if an event occurs or circumstances change that would indicate the carrying amount could be impaired. Impairment testing for goodwill is done at the reporting unit level, which the Company has concluded is on a consolidated basis as the Company has only one reporting unit. An impairment charge generally would be recognized when the carrying amount of the reporting unit exceeds the estimated fair value of the reporting unit. The Company estimates fair value using standard business valuation techniques such as discounted cash flows, industry participant information and reference to comparable business transactions. The discounted cash flow fair value estimates are based on the Company’s projected future cash flows and the estimated weighted-average cost of capital of market participants. Management assumptions about expected future cash flows can be affected by changes in industry or market conditions or the rate and extent to which anticipated synergies or cost savings are realized. The estimated weighted-average cost of capital is based on the risk-free interest rate and other factors such as equity risk premiums and the ratio of total debt and equity capital. The Company performed its annual test as of October 1, 2009 and determined that no impairment exists. As of March 31, 2010, there were no indicators noted that would require the Company to re-evaluate its annual impairment test.

Goodman Global Group, Inc.

Notes to consolidated condensed financial statements—(Continued)

Three months ended March 31, 2010 and 2009

(Unaudited)

Identifiable intangible assets

The values assigned to amortizable intangible assets are amortized to expense over their estimated useful lives and are reviewed for potential impairment. The estimated useful lives are based on an evaluation of the circumstances surrounding each asset, including an evaluation of events that may have occurred that would cause the useful life to be decreased. In the event the useful life would be considered to be shortened, or if the asset’s future value were deemed to be impaired, an appropriate amount would be charged to amortization expense. Future operating results and residual values could therefore reasonably differ from our current estimates and could require a provision for impairment in a future period. Indefinite lived intangible assets are reviewed in accordance with FASB accounting standards by comparison of the fair market value with its carrying amount. The Company performed its annual test as of October 1, 2009 and determined that no impairment exists. As of March 31, 2010, there were no indicators noted that would require the Company to re-evaluate its annual impairment test.

The values assigned to the Company’s identifiable intangible assets were determined using the income approach, whereby the fair value of an asset is based on the present value of its estimated future economic benefits. This approach was considered appropriate, as the inherent value of these intangible assets is their ability to generate current and future cash flows. The key assumption in using this approach is the identification of the revenue streams attributable to these assets based on projected future revenues. The Company believes that the trade names Goodman and Quietflex, which have been in existence since 1975, distinguish its products in the marketplace and play a significant role for the Company in terms of brand recognition. It is the Company’s intention to continue indefinitely marketing its products under these trade names and, as such, believes that the trade names have an indefinite life. Amounts allocated to the other identifiable intangibles are amortized on a straight-line basis over their estimated useful lives, with no residual value, as follows:

Useful lives in years
Customer relationships	40
Trade names—Amana	15
Technology	10
Trade names—Goodman and Quietflex	Indefinite

Identifiable intangible assets as of March 31, 2010 consist of the following (in thousands):

	Gross	Accumulated amortization	Net
Intangible assets subject to amortization:
Customer relationships	$535,000	$(28,554)	$506,446
Trade names—Amana	40,000	(5,693)	34,307
Technology	40,000	(8,540)	31,460

Total intangible assets subject to amortization	615,000	(42,787)	572,213
Total indefinite-lived trade names	205,000	—	205,000

Total identifiable intangible assets	$820,000	$(42,787)	$777,213

The amortization related to the amortizable intangibles assets in the aggregate will be approximately $20.0 million per year over the next five years.

Goodman Global Group, Inc.

Notes to consolidated condensed financial statements—(Continued)

Three months ended March 31, 2010 and 2009

(Unaudited)

Accrued warranty

A roll forward of the liabilities for warranties consists of the following (in thousands):

	Three months ended March 31, 2010	Three months ended March 31, 2009
At the beginning of the period	$37,233	$37,683
Current period accruals	5,418	7,876
Current period uses	(6,355)	(9,208)

At the end of the period	$36,296	$36,351

Other accrued expenses

Other accrued expenses consist of the following significant items (in thousands):

	March 31, 2010	December 31, 2009
Accrued rebates	$20,851	$33,423
Accrued payroll	9,623	27,595
Accrued self insurance reserves	12,305	12,558
Customer deposits	9,951	1,302
Accrued interest	7,288	21,597
Derivative liability	1,693	1,138
Accrued taxes	7,427	8,292
Dividend payable	4,676	6,102
Other	15,405	18,378

Total accrued expenses	$89,219	$130,385

3. Long-term debt

Long-term debt consists of the following (in thousands):

	March 31, 2010	December 31, 2009
Senior subordinated notes	$423,962	$423,962
Term loan credit agreement	754,000	754,000
Senior discount notes	346,369	336,788
Revolving credit agreement	—	—
Original issue discount	(29,468)	(32,067)

Total long-term debt, net of original issue discount	1,494,863	1,482,683
Current portion of long-term debt	—	—

Long-term debt	$1,494,863	$1,482,683

Goodman Global Group, Inc.

Notes to consolidated condensed financial statements—(Continued)

Three months ended March 31, 2010 and 2009

(Unaudited)

Senior subordinated notes

In February 2008, the Company issued and sold $500.0 million of 13.50%/14.00% senior subordinated notes due 2016. The senior subordinated notes bear interest at a rate of 13.50% per annum, provided that the Company may, at its option, elect to pay interest in any interest period at a rate of 14.00%, per annum, in which case up to 3.0% per annum may be paid by issuing additional notes. The senior subordinated notes are wholly and unconditionally guaranteed by each subsidiary guarantor of Goodman Global, Inc.

Term loan credit agreement/revolving credit agreement

In February 2008, Goodman Global, Inc. entered into an $800.0 million term loan credit agreement due 2014 and a $300.0 million revolving credit agreement due 2013. The term loan credit agreement has an interest rate of Prime or the per annum London Interbank Offered Rate (LIBOR), with a minimum of 3.25% plus applicable margin, based on certain leverage ratios, which was 3.0% and totaled 6.25% as of March 31, 2010. The revolving credit agreement has an interest rate of Prime or LIBOR, plus applicable margin, which was 1.0% and totaled 4.25% as of March 31, 2010.

The Company has previously made payments on its term loan credit agreement to satisfy its obligations through December 31, 2013 and in April 2010 the Company elected to make an additional $7.1 million payment to further reduce its outstanding obligation. The outstanding balance is due at maturity in February 2014.

Goodman Global, Inc. had availability under the revolving credit agreement of $211.4 million at March 31, 2010 after taking into consideration outstanding commercial and standby letters of credit issued under the credit facility, which totaled $33.5 million as of March 31, 2010.

Senior discount notes

In December 2009, the Company issued and sold $586.0 million aggregate principal amount at maturity ($320.0 million in gross proceeds) of 11.500% senior discount notes. No interest is payable on the notes. On the date of issuance, the notes had an initial accreted value of $571.91 per $1,000 principal amount at maturity of the notes. The accreted value of the notes will increase from the date of issuance until December 15, 2014 at a rate of 11.500% per annum such that the accreted value will be equal to the principal amount at maturity on December 15, 2014.

Original issue discount

The term loan credit agreement and the revolving credit agreement included an original issue discount of $32.0 million with an unamortized balance of $15.6 million as of March 31, 2010. The senior discount notes included an original issue discount of $15.1 million with an unamortized balance of $13.9 million as of March 31, 2010. Original issue discounts are being amortized to interest expense using the effective interest method over the period the debt is anticipated to be outstanding through maturity.

Deferred financing costs

The Company incurred loan origination fees and direct loan origination costs related to issuance of its long term obligations. As of March 31, 2010, the Company had $35.4 million in unamortized deferred financing costs which is being amortized to interest expense using the effective interest method over the period that the debt is anticipated to be outstanding.

Goodman Global Group, Inc.

Notes to consolidated condensed financial statements—(Continued)

Three months ended March 31, 2010 and 2009

(Unaudited)

Other

Future maturities of long-term debt by year at March 31, 2010 are as follows (in thousands):

2010	$—
2011	—
2012	—
2013	—
2014	1,340,000
Thereafter	423,962

Under the term loan credit agreement, Goodman Global, Inc. is required to satisfy and maintain specified financial ratios and other financial condition tests, including a minimum interest coverage ratio and a maximum total leverage ratio. In addition, under its revolving credit agreement, the Company is required to satisfy and maintain, in certain circumstances, a minimum fixed charge coverage ratio. As of March 31, 2010, Goodman Global, Inc. was in compliance with all of the covenants under its senior term loan credit agreement, revolving credit agreement, senior subordinated notes and senior discount notes.

All of the existing U.S. subsidiaries of Goodman Global, Inc. (other than AsureCare Corp., a Florida corporation and Goodman Global Finance (Delaware) LLC, a Delaware limited liability company) and all future restricted U.S. subsidiaries of Goodman Global, Inc. guarantee its debt obligations. In addition, Chill Intermediate Holdings, Inc. guarantees Goodman Global, Inc.’s debt obligations under the term loan and revolving credit agreements. The Company is structured as a holding company and substantially all of its assets and operations are held by its subsidiaries. There are currently no significant restrictions on the ability of the Company to obtain funds from its subsidiaries by dividend or loan. The senior discount notes are senior unsecured obligations of the Company. However, the notes are not guaranteed by any of the issuer’s subsidiaries and are effectively subordinated in right of payment to all existing and future indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries, including the indebtedness and other obligations under Goodman Global, Inc.’s credit facilities and outstanding senior subordinated notes.

4. Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB accounting standards also provide a framework for measuring fair value, establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date and requires consideration of the Company’s creditworthiness when valuing certain liabilities. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The Company had no transfers of amounts between the levels of the fair value hierarchy during the three months ended March 31, 2010.

Goodman Global Group, Inc.

Notes to consolidated condensed financial statements—(Continued)

Three months ended March 31, 2010 and 2009

(Unaudited)

The three levels of the fair value hierarchy are described below:

Level 1	—	Unadjusted quoted prices in active markets that are accessible to the reporting entity at the measurement date for identical assets and liabilities.

Level 2	—	Inputs other than quoted prices in active markets for identical assets and liabilities which are observable either directly or indirectly for substantially the full term of the asset or liability. Level 2 inputs include the following:

		—	quoted prices for similar assets and liabilities in active markets

		—	quoted prices for identical or similar assets or liabilities in markets that are not active

		—	observable inputs other than quoted prices that are used in the valuation of the assets or liabilities (e.g., interest rate and yield curve quotes at commonly quoted intervals)

		—	inputs that are derived principally from or corroborated by observable market data by correlation or other means

Level 3	—	Unobservable inputs for the asset or liability that is supported by little or no market activity. Level 3 inputs include management’s own assumption about the assumptions that market participants would use in pricing the asset or liability (including assumptions of risk)

The level in the fair value hierarchy within which the fair value measurement is classified is determined based on the lowest level input that is significant to the fair value measure in its entirety.

	Fair value measurements on a recurring basis
(In thousands)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)		Significant unobservable inputs (Level 3)		Total
Restricted cash	$2,700	$—		$—		$2,700
Derivatives, net	—	20,679	(1)	—		20,679
Redeemable common stock	—	—		59,722	(2)	59,722

(1)	Based upon counterparty statements at March 31, 2010 where the indicative valuation was determined either (a) by means of a mathematical model that calculated the present value of the anticipated cash flows from the transaction using mid-market prices and other economic data and assumptions or (b) by means of pricing indications from one or more other dealers as selected by the counterparty.
(2)	See Note 9 for a discussion of the valuation techniques used to measure the fair value of the redeemable common stock.

Goodman Global Group, Inc.

Notes to consolidated condensed financial statements—(Continued)

Three months ended March 31, 2010 and 2009

(Unaudited)

Other fair value measurements

Long-term debt

In order to determine the fair value of its debt instruments as of March 31, 2010, the Company considered valuation techniques that included the market, income and liquidation approaches in the analysis of its interest bearing debt. The Company elected to determine the fair value of each tranche of interest bearing debt using the income approach. The fair values presented are estimates and are not necessarily indicative of amounts for which the Company could settle such instruments currently or indicative of its intent or ability to dispose of or liquidate them. The Company estimates the fair value of its interest bearing debt as follows (in thousands):

Interest bearing security	Par value as of March 31, 2010	Range of fair value at March 31, 2010
		Low	High
Senior subordinated notes	$423,962	$464,533	$482,790
Term loan	754,000	753,828	778,567
Senior discount notes, net of discount	332,475	329,549	343,638

5. Stock compensation plans

On February 13, 2008, the Board of Directors of the Company adopted the 2008 Chill Holdings, Inc. Stock Incentive Plan (as amended, 2008 Plan). The 2008 Plan is a comprehensive incentive compensation plan that permits grants of equity-based compensation awards in the form of stock options (either incentive stock options or non-qualified stock options) or other stock-based awards, including restricted stock purchase awards, restricted stock units and stock appreciation rights.

FASB accounting standards require that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. The fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton model. The exercise price for options granted are based on contemporaneous appraisals of the Company’s common stock. The Company estimates the fair value of common stock using standard business valuation techniques such as discounted cash flows, industry participant information and reference to comparable business transactions. The discounted cash flow fair value estimates are based on our projected future cash flows and the estimated weighted-average cost of capital of market participants. Management assumptions about expected future cash flows can be affected by changes in industry or market conditions or the rate and extent to which anticipated synergies or cost savings are realized. The estimated weighted-average cost of capital is based on the risk-free interest rate and other factors such as equity risk premiums and the ratios of total debt and equity capital.

The Company uses the modified prospective method of application, which requires it to recognize compensation cost on a prospective basis. The Company recognizes compensation cost on a straight-line basis over the requisite service period for each separately vesting portion of the award. Excess tax benefits related to stock option exercises are reflected as financing cash flows.

During the first quarter of 2010, the Company granted 218,000 options to certain non-executive employees. These options had an exercise price of $10.40 per share, which price was determined by the Company’s board of directors as fair value of its common stock as of the grant date. Subsequent to the grant date, the Company re-evaluated the assumptions used in determining the fair value of such options and determined that on the date

Goodman Global Group, Inc.

Notes to consolidated condensed financial statements—(Continued)

Three months ended March 31, 2010 and 2009

(Unaudited)

of such option grant the fair value of the common stock was $16.10 per share and, as a result, will record total compensation expense of $2.2 million over the four year vesting period of such options.

The Company recognized compensation expense of $1.3 million ($0.8 million net of tax) and $1.2 million ($0.8 million net of tax), respectively, during the three months ended March 31, 2010 and March 31, 2009. The Company includes this expense in selling, general and administrative in the accompanying statement of income.

6. Comprehensive income (loss)

Accumulated other comprehensive income (loss) consists of the following (in thousands):

	Defined benefit plans	Change in fair value of derivatives	Foreign currency translation	Total
December 31, 2009	$(3,874)	$14,103	$(1,999)	$8,230
Net change through March 31, 2010	—	2,111	842	2,953

March 31, 2010	$(3,874)	$16,214	$(1,157)	$11,183

7. Derivatives

The Company uses derivative instruments to manage risks related to interest rates, contracted transportation and the purchases of certain commodities. The Company evaluates each derivative instrument to determine whether it qualifies for hedge accounting treatment.

Interest rate risks

Certain of the Company’s long-term obligations are subject to interest rate risks. To reduce the risk associated with fluctuations in the interest rate of our floating rate debt: (1) in May 2008, the Company entered into a two-year interest rate cap with a notional amount of $150.0 million that matures in May 2010; (2) in March 2009, the Company entered into an interest rate swap with a notional amount of $200.0 million that matured in March 2010; and (3) in March 2009, the Company entered into an interest rate swap with a notional amount of $300.0 million that matures in March 2011. The Company elected not to designate the interest rate derivatives as cash flow hedges. Therefore, gains and losses from changes in the fair values of derivatives that are not designated as hedges are recognized in interest expense, net.

Fuel surcharge risks

As a part of its risk management strategy, the Company purchased a commodity derivative arrangement for diesel in order to manage its exposure related to contracted transportation. Prices for diesel are normally correlated to transportation costs where third party haulers assess a fuel surcharge when diesel prices increase thus making derivatives of diesel effective at providing short-term protection against adverse price fluctuations. These derivatives were not designated as hedges. Therefore, gains and losses from changes in the fair value of these derivatives are recognized in other (income) expense.

Goodman Global Group, Inc.

Notes to consolidated condensed financial statements—(Continued)

Three months ended March 31, 2010 and 2009

(Unaudited)

Commodity derivatives

The Company uses financial instruments to manage market risk from changes in commodity prices and selectively hedges anticipated transactions that are subject to commodity price exposure, primarily using commodity contracts relating to raw materials used in its production process. The Company has open positions for copper and aluminum in notional amounts of 18.2 million pounds and 56.8 million pounds, respectively, to fix the purchase price, and thereby substantially reduce the variability of its purchase price for these commodities. The swaps, which expire at various dates through 2011, have been designated as cash flow hedges.

For these qualifying cash flow hedges, changes in the fair market value of these hedge instruments are reported in accumulated other comprehensive income (OCI) and reclassified into earnings in the same period during which the hedged transaction affects earnings. Assuming commodity prices remain constant, $17.8 million of derivative gains are expected to be reclassified into earnings within the next twelve months. The Company has assessed the effectiveness of the transactions that receive hedge accounting treatment and any ineffectiveness would be recorded in other (income) expense.

FASB accounting standards establish, among other things, the disclosure requirements for derivative instruments and for hedging activities. Certain qualitative disclosures are required about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit risk related contingent features in derivative agreements.

The following table discloses the fair value of the derivative instruments in the Company’s condensed consolidated balance sheets (in thousands):

	Asset derivatives
		Fair value as of
	Balance sheet location	March 31, 2010	December 31, 2009
Commodity contracts—raw materials	Other current assets	$15,758	$15,777
Commodity contracts—raw materials	Other long term assets	6,614	7,601

		$22,372	$23,378

	Liability derivatives
		Fair value as of
	Balance sheet location	March 31, 2010	December 31, 2009
Interest rate swaps	Other accrued expenses	$1,646	$1,138
Commodity contracts—diesel	Other accrued expenses	47	—

		$1,693	$1,138

	Amount of (gain) loss recognized in OCI on derivative (effective portion) as of
Derivatives in cash flow hedging relationships	March 31, 2010	December 31, 2009
Commodity contracts—raw materials	$(16,214)	$(14,103)

Goodman Global Group, Inc.

Notes to consolidated condensed financial statements—(Continued)

Three months ended March 31, 2010 and 2009

(Unaudited)

Location of (gain) loss reclassified from Accumulated OCI into income (effective portion)	Amount of (gain) loss reclassified from accumulated OCI into income (effective portion) for the three months ended		Location of loss recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)	Amount of (gain) loss recognized in income on derivative (ineffective portion and amount excluded from ineffectiveness testing) for the three months ended
	March 31, 2010	March 31, 2009		March 31, 2010	March 31, 2009
Cost of goods sold	$(3,739)	$14,450	Other (income) expense	$(115)	$932

The following table discloses the effect of derivative instruments on the statements of income that are not designated as hedging instruments (in thousands):

Derivatives not designated as hedging instruments	Location of loss recognized in income on derivative	Amount of loss recognized in income on derivative for the three months ended
		March 31, 2010	March 31, 2009
Commodity contracts—diesel	Other expense	$47	$—
Interest rate swaps	Interest expense, net	1,173	1,504

		$1,220	$1,504

Contingent features

The Company’s derivative instruments contain provisions that require the counterparties’ debt to maintain an investment grade rating. If the rating of the debt were to fall below investment grade, it would be in violation of these provisions which would render the hedging relationship ineffective. The aggregate fair value of all derivative instruments with credit-risk related contingent features that are in an asset position on March 31, 2010 was $22.4 million. As of March 31, 2010, the counterparties were at or above an acceptable investment grade rating.

8. Employee benefit plans

The Company sponsors a defined benefit plan, which covers union employees hired on or before December 14, 2002 who have both attained age 21 and completed one year of service. Benefits are provided at stated amounts based on years of service, as defined by the plan. Benefits vest after completion of five years of service. The Company’s funding policy is to make contributions in amounts adequate to fund the benefits to be provided. Plan assets consist of primarily equity and fixed-income securities.

The Company made a contribution to the plan during the first quarter of 2010 of $0.2 million. The Company will make contributions to the plan during the remainder of 2010 of approximately $0.7 million.

Goodman Global Group, Inc.

Notes to consolidated condensed financial statements—(Continued)

Three months ended March 31, 2010 and 2009

(Unaudited)

The components of net periodic benefit cost recognized during interim periods are as follows (in thousands):

	Three months ended March 31, 2010	Three months ended March 31, 2009
Service cost	$173	$160
Interest cost	533	481
Expected return on plan assets	(549)	(441)
Amortization of prior service cost	—	—
Amortization of net loss	81	100

Net periodic benefit cost	$238	$300

9. Contingent liabilities

As part of the equity contribution associated with the sale of the Amana Appliance business in July 2001, the Company agreed to indemnify Maytag for certain potential product liability claims. In light of these potential liabilities, the Company has purchased insurance that the Company expects will shield it from incurring material costs associated with such potential claims.

Pursuant to a March 15, 2001 Consent Order (the “Consent Order”) with the Florida Department of Environmental Protection (“FDEP”), the Company’s subsidiary, Goodman Distribution Southeast, Inc. (“GDI Southeast”) (formerly Pioneer Metals Inc.) is continuing to investigate and pursue, under FDEP oversight, the delineation of groundwater contamination at and around the GDI Southeast facility in Fort Pierce, Florida. As of March 31, 2010, remediation has not begun. The contamination was discovered through environmental assessments conducted in connection with a Company subsidiary’s acquisition of the Fort Pierce facility in 2000 and was reported to FDEP, giving rise to the Consent Order.

The ultimate cost for the investigation, remediation and monitoring of the site cannot be predicted with certainty due to the variables relating to the contamination and the appropriate remediation methodology, the evolving nature of remediation technologies and governmental regulations and the inability to determine the extent to which contribution will be available from other parties. All of these factors are taken into account to the extent possible in estimating potential liability. A reserve appropriate for the probable remediation costs, which are reasonably susceptible to estimation, has been established.

Based on analyses of currently available information, it is probable that the proposed infrastructure and setup costs associated with the site will be approximately $0.5 million. The Company reserved approximately $0.5 million as of December 31, 2009, although it is possible that costs could exceed this amount by up to approximately $3.3 million. Costs of future expenditures are not discounted to their present value. Management believes any liability arising from potential environmental obligations is not likely to have a material adverse effect on the Company’s liquidity or financial position as such obligations could be satisfied over a period of years. Nevertheless, future developments could require material changes in the recorded reserve amount.

The Company believes this contamination predated GDI Southeast’s involvement with the Fort Pierce facility and GDI Southeast’s operation at this location has not caused or contributed to the contamination. Accordingly, the Company is pursuing litigation against a former owner and a former lessee of the Fort Pierce facility in an attempt to recover its costs. At this time, the Company cannot estimate probable recoveries from this litigation.

Goodman Global Group, Inc.

Notes to consolidated condensed financial statements—(Continued)

Three months ended March 31, 2010 and 2009

(Unaudited)

On March 31, 2010, GDI Southeast merged with and into the Company’s subsidiary Goodman Distribution, Inc., with Goodman Distribution, Inc. being the surviving entity and assuming the liabilities and obligations of GDI Southeast, including its obligations under the Consent Order.

In April 2010, Goodman Global, Inc. and its consolidated subsidiaries received two Notices of Proposed Adjustment from the Department of Treasury—Internal Revenue Service (the “IRS”) covering its consolidated return for the period January 1 through February 13, 2008. The proposed adjustments disallow as non-recoverable costs deductions for certain expenses related to the 2008 Acquisition and would increase income taxes by approximately $11.5 million plus interest, which would be recorded as a charge to income tax expense. We believe that the deductions were appropriate and are in discussions with the IRS regarding this matter. At this time, the IRS has not concluded its review of Goodman Global, Inc.’s consolidated returns for the years ended December 31, 2006 and 2007 and the period January 1 to February 13, 2008.

The Company is party to a number of other pending legal and administrative proceedings and is subject to various regulatory and compliance obligations. The Company believes that these proceedings and obligations will not have a materially adverse effect on its consolidated financial condition, cash flows or results of operations. To the extent required, the Company has established reserves that it believes to be adequate based on current evaluations and its experience in these types of matters. Nevertheless, an unexpected outcome in any such proceeding could have a material adverse impact on the Company’s consolidated results of operations in the period in which it occurs. Moreover, future adverse developments could require material changes in the recorded reserve amounts.

10. Redeemable common stock

The Company entered into a Management Stockholders Agreement on February 13, 2008 with the initial Goodman management investors and certain other members of senior management of Goodman in connection with their acquisition of shares of the Company’s common stock. During 2008, 3.7 million shares of common stock were issued at approximately $10.00 per share to members of management who are parties to this Management Stockholders Agreement. In certain circumstances, such as termination due to death or disability, or without cause or for good reason, as defined under the terms of the agreement, the Company may be obligated to repurchase the common stock at fair market value. The Company has classified the Redeemable common stock in accordance with FASB accounting standards, which requires securities that are redeemable for cash or other assets to be classified outside of permanent equity if they are redeemable at the option of the holder upon the occurrence of an event that is not solely within the control of the issuer.

In accordance with FASB accounting standards, the Company recognizes changes in the redemption value of its redeemable common stock as it occurs and records an adjustment to the carrying value of its redeemable common stock at the end of each reporting period. The Company obtains contemporaneous appraisals of fair value which use standard business valuation techniques such as discounted cash flows, industry participant information and reference to comparable business transactions. The discounted cash flow fair value estimates are based on our projected future cash flows and the estimated weighted-average cost of capital of market participants. Management assumptions about expected future cash flows can be affected by changes in industry or market conditions or the rate and extent to which anticipated synergies or cost savings are realized. The estimated weighted-average cost of capital is based on the risk-free interest rate and other factors such as equity risk premiums and the ratios of total debt and equity capital. During the three months ended March 31, 2010, the Company increased its liability related to redeemable common stock by approximately $21.1 million. This

Goodman Global Group, Inc.

Notes to consolidated condensed financial statements—(Continued)

Three months ended March 31, 2010 and 2009

(Unaudited)

resulting increase in the carrying amount of the redeemable common stock was recorded as a charge to retained earnings and additional paid in capital during this same period.

11. Subsequent events

The Company has evaluated subsequent events through the time of its filing which represents the date the financial statements were available for issuance.

In May 2010, the Company declared a dividend of approximately $0.11 per share (in total, $14.9 million) to be paid to stockholders (which included an equitable distribution of $0.7 million payable to optionholders).

Report of independent registered public accounting firm

The Board of Directors and Shareholders of

Goodman Global Group, Inc.

We have audited the accompanying consolidated balance sheets of Goodman Global Group, Inc. as of December 31, 2009 and 2008 and the related consolidated statements of income, shareholders’ equity, and cash flows for the year ended December 31, 2009, the period February 14, 2008 to December 31, 2008, the period January 1, 2008 to February 13, 2008 (Predecessor) and the year ended December 31, 2007 (Predecessor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Goodman Global Group, Inc. at December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for the year ended December 31, 2009 and the period February 14, 2008 to December 31, 2008 , the period January 1, 2008 to February 13, 2008 (Predecessor) and the year ended December 31, 2007 (Predecessor) in conformity with accounting principles generally accepted in the United States.

As discussed in Notes 2 and 7 to the consolidated financial statements, effective January 1, 2007, the Company changed its method of accounting for income tax contingencies with the adoption of the guidance originally issued in Financial Accounting Standards Board Interpretation No. 48 (codified in FASB ASC Topic 740, Income Taxes).

/s/    Ernst & Young LLP

Houston, Texas

March 12, 2010

Goodman Global Group, Inc.

Consolidated balance sheets

	December 31,
(In thousands)	2009	2008
Assets
Current assets:
Cash and cash equivalents	$57,438	$144,118
Restricted cash	2,700	2,700
Accounts receivable, net of allowance for doubtful accounts ($4.4 million at December 31, 2009; $3.9 million at December 31, 2008)	207,870	206,821
Inventories	294,651	223,330
Deferred tax assets	13,326	63,714
Other current assets	33,956	19,300

Total current assets	609,941	659,983
Property, plant, and equipment, net	169,906	177,693
Goodwill	1,399,536	1,399,536
Identifiable intangibles	782,223	802,265
Deferred financing costs	38,300	36,268
Other non current assets	7,600	—

Total assets	$3,007,506	$3,075,745

Liabilities and shareholders’ equity
Current liabilities:
Trade accounts payable	$97,731	$59,664
Accrued warranty	37,233	37,683
Other accrued expenses	130,385	126,393
Current portion of long-term debt	—	—

Total current liabilities	265,349	223,740
Long-term debt, less current portion	1,482,683	1,347,526
Deferred tax liabilities	155,216	165,349
Other long-term liabilities	100,302	76,833
Redeemable common stock	38,578	37,095
Common stock, par value $.01, 300,000,000 shares authorized, 124,516,463 shares issued and outstanding as of December 31, 2009 and as of December 31, 2008	1,245	1,245
Accumulated other comprehensive income (loss)	8,230	(52,069)
Additional paid-in capital	948,736	1,249,730
Retained earnings	7,167	26,296

Total shareholders’ equity	965,378	1,225,202

Total liabilities and shareholders’ equity	$3,007,506	$3,075,745

The accompanying notes are an integral part of the consolidated financial statements.

Goodman Global Group, Inc.

Consolidated statements of income

	Successor		Predecessor
(In thousands)	For the year ended December 31, 2009	February 14 to December 31, 2008	January 1 to February 13, 2008	For the year ended December 31, 2007
Sales, net	$1,851,186	$1,730,229	$147,137	$1,935,690

Costs and expenses:
Cost of goods sold	1,290,747	1,319,113	115,714	1,462,776
Selling, general, and administrative expenses	236,231	187,144	22,677	210,613
Acquisition-related expenses	—	—	42,939	—
Depreciation expense	28,393	27,178	2,791	26,254
Amortization expense	20,042	17,735	1,044	8,865

Operating profit (loss)	275,773	179,059	(38,028)	227,182
Interest expense, net	136,831	135,616	56,176	68,378
Other (income) expense, net	(19,642)	1,554	(347)	(2,752)

Earnings (losses) before taxes	158,584	41,889	(93,857)	161,556
Provision for (benefit from) income taxes	58,870	15,593	(27,815)	60,177

Net income (loss)	$99,714	$26,296	$(66,042)	$101,379

The accompanying notes are an integral part of the consolidated financial statements.

Goodman Global Group, Inc.

Consolidated statements of shareholders’ equity

(In thousands)	Common stock		Additional paid in capital	Retained earnings (deficit)	Accumulated other comprehensive income (loss)	Total
	Shares	Amount
Predecessor
Balance at December 31, 2006	68,903	$689	$462,590	$54,719	$3,087	$521,085
Net income	—	—	—	101,379	—	101,379
Change in fair value of derivatives, net of tax	—	—	—	—	(5,339)	(5,339)
Foreign currency translation	—	—	—	—	2,228	2,228
Defined benefit plans:
Prior service costs, net of tax	—	—	—	—	314	314
Net loss arising during the period, net of tax	—	—	—	—	47	47

Comprehensive income	—	—	—	—	—	98,629
Common stock issued	36	—	307	—	—	307
Stock-based compensation expense	—	—	3,159	—	—	3,159
Cumulative effect of change in accounting principle	—	—	—	(1,074)	—	(1,074)

Balance at December 31, 2007	68,939	689	466,056	155,024	337	622,106
Net loss	—	—	—	(66,042)	—	(66,042)
Change in fair value of derivatives, net of tax	—	—	—	—	9,099	9,099
Foreign currency translation	—	—	—	—	(41)	(41)

Comprehensive loss	—	—	—	—	—	(56,984)
Accrued stock options	—	—	31,510	—	—	31,510

Balance at February 13, 2008	68,939	$689	$497,566	$88,982	$9,395	$596,632

Successor
Balance at February 14, 2008	—	$—	$—	$—	$—	$—
Net income	—	—	—	26,296	—	26,296
Change in fair value of derivatives, net of tax	—	—	—	—	(41,736)	(41,736)
Foreign currency translation	—	—	—	—	(5,482)	(5,482)
Defined benefit plans:
Prior service costs, net of tax	—	—	—	—	(4,851)	(4,851)

Comprehensive loss	—	—	—	—	—	(25,773)
Accrued stock options	—	—	5,810	—	—	5,810
Issuance of stock	124,516,463	1,245	1,243,920	—	—	1,245,165

Balance at December 31, 2008	124,516,463	1,245	1,249,730	26,296	(52,069)	1,225,202
Net income	—	—	—	99,714	—	99,714
Change in fair value of derivatives, net of tax	—	—	—	—	55,839	55,839
Foreign currency translation	—	—	—	—	3,483	3,483
Defined benefit plans:
Prior service costs, net of tax	—	—	—	—	977	977

Comprehensive income	—	—	—	—	—	160,013
Dividend distribution	—	—	(307,138)	(117,360)	—	(424,498)
Accrued stock options	—	—	6,144	—	—	6,144
Change in fair value of redeemable stock	—	—	—	(1,483)	—	(1,483)

Balance at December 31, 2009	124,516,463	$1,245	$948,736	$7,167	$8,230	$965,378

The accompanying notes are an integral part of the consolidated financial statements.

Goodman Global Group, Inc.

Consolidated statements of cash flows

	Successor		Predecessor
(In thousands)	For the year ended December 31, 2009	February 14 to December 31, 2008	January 1 to February 13, 2008	For the year ended December 31, 2007

Operating activities
Net income (loss)	$99,714	$26,296	$(66,042)	$101,379

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	28,393	27,178	2,791	26,254
Amortization	20,042	17,735	1,044	8,865
Accretion of debt discount	1,648	—	—	—
Allowance for bad debt	10,410	6,279	507	5,699
Deferred tax provision	15,770	(8,502)	9,212	6,150
Gain on disposal of assets	(437)	(448)	(42)	(1,999)
Gain on repurchase of long-term debt	(16,636)	—	—	—
Amortization of inventory step-up in basis	—	47,991	—	—
Compensation expense related to stock options	5,083	4,574	6,240	3,363
Amortization of deferred financing costs	9,071	9,470	14,548	7,757
Amortization of original issue discount	7,550	7,526	—	—
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(11,459)	(9,551)	12,579	(22,648)
Inventories	(71,321)	77,502	(36,053)	68,336
Other assets	12,695	29,768	(67,820)	3,803
Accounts payable and accrued expenses	99,982	(51,759)	80,347	(2,742)

Net cash provided by (used in) operating activities	210,505	184,059	(42,689)	204,217

Investing activities
Purchases of property, plant, and equipment	(20,209)	(18,203)	(3,409)	(26,416)
Proceeds from the sale of property, plant, and equipment	9	1,264	1	12,235
Changes in restricted cash	—	—	(100)	—
Acquisition, net of assumed debt	—	(1,946,622)	—	—

Net cash used in investing activities	(20,200)	(1,963,561)	(3,508)	(14,181)

Financing activities
Proceeds from long-term debt, net of original issue discount	319,997	1,373,000	—	—
Repayments of Successor long-term debt	(75,029)	(28,000)	—	—
Repayments of Predecessor long-term debt	—	(655,425)	—	(182,625)
Borrowings under revolving credit agreement	—	100,000	11,500	—
Payments under revolving credit agreement	(100,000)	(105,000)	—	—
Equity contribution	—	1,278,247	—	—
Dividend distribution	(409,538)	—	—	—
Equity issuance costs	—	(8,142)	(99)	—
Issuance of stock	—	4,013	—	—
Deferred finance costs	(13,476)	(45,738)	—	—
Exercise of options	—	—	—	204
Excess tax benefit from exercise of options	1,061	1,236	25,270	—
Other transaction costs		—	—	(229)

Net cash (used in) provided by financing activities	(276,985)	1,914,191	36,671	(182,650)
Net (decrease) increase in cash	(86,680)	134,689	(9,526)	7,386
Cash at beginning of period	144,118	9,429	18,955	11,569

Cash at end of period	$57,438	$144,118	$9,429	$18,955

Supplementary disclosures of cash flow information:
Cash paid for interest	$96,960	$118,681	$43,547	$64,337
Cash paid for income taxes, net of refunds received	$33,364	$32,255	$402	$48,950

The accompanying notes are an integral part of the consolidated financial statements.

Goodman Global Group, Inc.

Notes to consolidated financial statements

1. Nature of operations

Goodman Global Group, Inc. (formerly Chill Holdings, Inc.) or Company, through its subsidiaries, is a leading domestic manufacturer of heating, ventilation and air conditioning, or HVAC, products for residential and light commercial use. Since the Company began to manufacture HVAC equipment in 1982, management believes that it has grown its share of the residential HVAC market to now become one of the country’s largest residential HVAC manufacturers based on unit sales. The Company’s activities include engineering, manufacturing, distributing, and marketing an extensive line of HVAC equipment and related products. The Company’s products are predominantly marketed under the Goodman®, Amana® and Quietflex® brand names. Management believes the Goodman® brand is the single largest domestic residential HVAC brand, based on unit sales, and caters to the large segment of the market that is price sensitive and desires reliable and low-cost climate comfort, while its premium Amana® brand includes advanced features, quieter operation and enhanced warranties. The Quietflex® brand is a recognized brand of flexible duct. Founded in 1975 as a manufacturer of flexible duct, the Company expanded into the broader HVAC manufacturing market in 1982. Since then, it has expanded its product offerings and maintained its core competency of manufacturing high-quality products at low costs. Management attributes its growth and success to a strategy of providing a quality, competitively priced product that it believes is designed to be reliable and easy-to-install. Revenues derived from external customers outside the United States have not exceeded 5% of consolidated revenues in any of the three years ended December 31, 2009, 2008 or 2007. Approximately 1% of the Company’s total assets are outside the United States.

In October 2007, Goodman Global Group, Inc., its subsidiary, Chill Acquisition, Inc. “Merger Sub” and Goodman Global, Inc. entered into a merger agreement pursuant to which Merger Sub merged with and into Goodman Global, Inc. and as a result, Goodman Global Group, Inc. acquired Goodman Global, Inc. on February 13, 2008. This acquisition and the related financing transactions are referred to as the “2008 Acquisition.” Goodman Global Group, Inc. is controlled by investment funds affiliated with Hellman & Friedman LLC or “H&F” and other stockholders, including investment funds affiliated with GSO Capital Partners L.P., Farallon Capital Partners L.P., and AlpInvest Partners N.V. as well as certain members of management.

As a result of the 2008 Acquisition, Goodman Global, Inc. became an indirect subsidiary of Goodman Global Group, Inc. (formerly Chill Holdings, Inc.). Goodman Global, Inc. is a direct subsidiary of Chill Intermediate Holdings, Inc., which is a direct subsidiary of Goodman Global Group, Inc.

In connection with the 2008 Acquisition, the common stock of Goodman Global, Inc. was deregistered and its then outstanding senior subordinated notes and senior floating rates notes were redeemed, and Goodman Global, Inc. issued $500.0 million aggregate principal amount of 13.50%/14.00% senior subordinated notes due 2016, or the senior subordinated notes. The senior subordinated notes are guaranteed by substantially all the subsidiaries of Goodman Global, Inc. Also in connection with the 2008 Acquisition, Goodman Global, Inc. entered into senior secured credit facilities consisting of a term loan agreement with a six-year maturity, or the “term loan agreement,” under which an aggregate of $800.0 million in term loans was borrowed, and a revolving credit agreement with a five year maturity, or the “revolving credit agreement,” which provided for revolving credit loans of up to $300.0 million, subject to borrowing base availability. The senior secured credit facilities are guaranteed by Chill Intermediate Holdings, Inc. and substantially all the subsidiaries of Goodman Global, Inc.

Effective December 7, 2009, Goodman Global, Inc. amended its Term Loan Credit Agreement and Revolving Credit Agreement to permit a one-time dividend payable to the Company in an aggregate amount of $115.0 million. The dividend was paid on December 16, 2009.

Goodman Global Group, Inc.

Notes to consolidated financial statements—(Continued)

On December 11, 2009, the Company completed a private placement of $586.0 million in aggregate principal amount at maturity of its 11.500% Senior Discount Notes due 2014 with gross proceeds of approximately $320 million. The Company used the net proceeds of the senior discount notes along with the dividend that it received from Goodman Global, Inc. to pay a dividend to its shareholders and an equitable distribution to its option holders pursuant to the requirements of its stock incentive plan.

The financial statements for the year ended December 31, 2009 and for the period February 14 to December 31, 2008 have been presented to reflect the Company subsequent to the 2008 Acquisition (“Successor”). The financial statements for the period January 1 to February 13, 2008, and the years ended December 31, 2007 have been presented to reflect the Company prior to the 2008 Acquisition (“Predecessor”).

2. Significant accounting policies

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany balances and transactions have been eliminated.

Estimates and assumptions

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company must make these estimates and assumptions because certain information that it uses is dependent on future events, cannot be calculated with a high degree of precision from data available or simply cannot be readily calculated based on generally accepted methodologies. In some cases, these estimates are particularly difficult to determine and significant judgment must be exercised. In preparing the financial statements, the most difficult, subjective and complex estimates and the assumptions that deal with the greatest amount of uncertainty relate to goodwill, intangible and long-lived assets and reserves for self-insurance, warranty and income tax liabilities. Actual results could differ materially from the estimates and assumptions used in the preparation of our financial statements.

Restricted cash and cash equivalents

At December 31, 2009 and 2008, the restricted cash pertains to the Company’s extended warranty program and is invested in United States treasury notes and bills.

Inventories

Inventory costs include material, labor, logistics, and plant overhead. The Company’s inventory is stated at the lower of cost or market using the first-in, first-out (“FIFO”) method.

Goodman Global Group, Inc.

Notes to consolidated financial statements—(Continued)

A roll forward of inventory reserves consists of the following (in thousands):

	Successor		Predecessor
	Year ended December 31, 2009	February 14 to December 31, 2008	January 1 to February 13, 2008	Year ended December 31, 2007
At the beginning of the period	$4,319	$4,802	$4,735	$4,568
Current period accruals	2,552	1,208	164	3,261
Current period uses	(1,457)	(1,691)	(97)	(3,094)

At the end of the period	$5,414	$4,319	$4,802	$4,735

Property, plant, and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation. Expenditures for renewals and betterments are capitalized and expenditures for repairs and maintenance are charged to expense as incurred. Buildings and building improvements are depreciated using the straight-line method over the estimated remaining useful lives of the assets, which is 10 to 39 years. Equipment is depreciated on a straight-line basis over the assets’ remaining useful lives, which is 3 to 10 years.

Interest attributable to construction in progress is capitalized. For the twelve months ended December 31, 2009, 2008 and 2007, the Company capitalized $0.8 million, $0.2 million and $0.4 million in interest, respectively.

Impairment of long-lived assets

The Company periodically evaluates whether current facts or circumstances indicate that the carrying value of its depreciable assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset is compared to the carrying value to determine whether impairment exists. If an asset is determined to be impaired, the loss is measured based on a quoted market price or the fair value based on various valuation techniques. There have been no impairments recorded in the three years ended December 31, 2009.

Deferred financing costs

Debt issuance costs are capitalized and amortized to interest expense using the effective interest method over the period the related debt is anticipated to be outstanding. The Company recorded $45.7 million in deferred financing fees in connection with long-term debt issued as a result of the 2008 Acquisition, an additional $3.0 million in December 2009 related to amendments to its term loan and revolving credit agreement and $10.5 million in December 2009 related to the issuance of its senior discount notes. At December 31, 2009, $38.3 million was outstanding.

Identifiable intangible assets

The values assigned to amortizable intangible assets are amortized to expense over their estimated useful lives and are reviewed for potential impairment. The estimated useful lives are based on an evaluation of the circumstances surrounding each asset, including an evaluation of events that may have occurred that would cause the useful life to be decreased. In the event the useful life would be considered to be shortened, or if the asset’s future value were deemed to be impaired, an appropriate amount would be charged to amortization expense.

Goodman Global Group, Inc.

Notes to consolidated financial statements—(Continued)

Future operating results and residual values could therefore reasonably differ from the Company’s current estimates and could require a provision for impairment in a future period. Indefinite lived intangible assets are reviewed in accordance with Financial Accounting Standards Board (“FASB”) accounting standards by comparison of the fair value with its carrying amount. The Company performed its annual test as of October 1, 2009 and determined that no impairment exists. As of December 31, 2009, there were no indicators noted that would require the Company to re-evaluate its annual impairment test.

The values assigned to the Company’s identifiable intangible assets were determined using the income approach, whereby the fair value of an asset is based on the present value of its estimated future economic benefits. This approach was considered appropriate, as the inherent value of these intangible assets is their ability to generate current and future cash flows. The key assumption in using this approach is the identification of the revenue streams attributable to these assets based on projected future revenues. The Company believes that the trade names Goodman and Quietflex, which have been in existence since 1975, distinguish its products in the marketplace and play a significant role for the Company in terms of brand recognition. It is the Company’s intention to continue indefinitely marketing its products under these trade names and, as such, believes that the trade names have an indefinite life. Amounts allocated to the other identifiable intangibles are amortized on a straight-line basis over their estimated useful lives, with no residual value, as follows:

Useful lives in years
Customer relationships	40
Trade names—Amana	15
Technology	10
Trade names—Goodman and Quietflex	Indefinite

Identifiable intangible assets consist of the following (in thousands):

	Intangible assets subject to amortization				Indefinite- lived trade names	Total
	Customer relationships	Trade names- Amana	Technology	Sub-total
Balance at February 14, 2008	$535,000	$40,000	$40,000	$615,000	$205,000	$820,000
2008 amortization	(11,836)	(2,360)	(3,539)	(17,735)	—	(17,735)

Balance at December 31, 2008	523,164	37,640	36,461	597,265	205,000	802,265
2009 amortization	(13,375)	(2,666)	(4,001)	(20,042)	—	(20,042)

Balance at December 31, 2009	$509,789	$34,974	$32,460	$577,223	$205,000	$782,223

The amortization related to the amortizable intangibles assets in the aggregate will be approximately $20.0 million per year over the next five years.

Goodwill

Goodwill is the excess of the cost of an acquired company over the amounts assigned to assets acquired and liabilities assumed. Goodwill and other indefinite-lived intangibles are not amortized, but are tested for impairment annually or more frequently if an event occurs or circumstances change that would indicate the carrying amount could be impaired. Impairment testing for goodwill is done at the reporting unit level, which the Company has concluded is on a consolidated basis as the Company has only one reporting unit. An impairment charge generally

Goodman Global Group, Inc.

Notes to consolidated financial statements—(Continued)

would be recognized when the carrying amount of the reporting unit exceeds the estimated fair value of the reporting unit. The Company estimates fair value using standard business valuation techniques such as discounted cash flows, industry participant information and reference to comparable business transactions. The discounted cash flow fair value estimates are based on the Company’s projected future cash flows and the estimated weighted-average cost of capital of market participants. Management assumptions about expected future cash flows can be affected by changes in industry or market conditions or the rate and extent to which anticipated synergies or cost savings are realized. The estimated weighted-average cost of capital is based on the risk-free interest rate and other factors such as equity risk premiums and the ratio of total debt and equity capital. The Company performed its annual test as of October 1, 2009 and determined that no impairment exists. As of December 31, 2009, there were no indicators noted that would require the Company to re-evaluate its annual impairment test.

Fair value of financial instruments

Financial instruments include cash equivalents, accounts receivable, accounts payable, revolving loans payable, assets held in the defined pension plan, long-term debt and commodity swap agreements. Management believes the fair value of cash equivalents, accounts receivable and accounts payable approximates their carrying value due to their short-term nature. The fair value of long-term debt is determined using the income approach. The Company’s assets held in the defined pension plan and it commodity swaps are recorded at fair value.

Revenue recognition

Revenue from the sale of products is recognized when persuasive evidence of an arrangement exists, delivery has occurred, sale price is fixed and determinable and collectability is reasonably assured. Revenues are recorded net of rebates to certain distributors, dealers and builders. These rebates relate to several programs and are designed to stimulate sales of the Company’s products. Provisions are made for warranties at the time revenues are recognized. Costs associated with shipping and handling of the Company’s products are included in costs of goods sold.

The Company consigns certain products to some of its independent distributors. Product inventories shipped on consignment terms are maintained under a consignment arrangement on the premises of independent distributors. Revenues and cost of sales are recognized at the time consigned inventory is sold by the independent distributor to a third party.

Trade and other receivables

The Company’s receivables are recorded when billed and represent claims against third parties that will be settled in cash. The customer’s financial position is periodically reviewed and no collateral is required. The carrying value of the Company’s receivables, net of the allowance for doubtful accounts, represents their estimated net realizable value. The Company estimates its allowance for doubtful accounts based on historical collection trends, type of customer, the age of outstanding receivables and existing economic conditions. If events or changes in circumstances indicate that specific receivable balances may be impaired, further consideration is given to the collectability of those balances and the allowance is adjusted accordingly. The Company does not have significant credit risk concentrations and historically has not experienced significant losses related to its receivables.

Goodman Global Group, Inc.

Notes to consolidated financial statements—(Continued)

A roll forward of receivable reserves consists of the following (in thousands):

	Successor		Predecessor
	Year ended December 31, 2009	February 14 to December 31, 2008	January 1 to February 13, 2008	Year ended December 31, 2007
At the beginning of the period	$3,900	$6,014	$7,032	$7,258
Current period accruals	7,534	6,279	507	5,699
Current period uses	(7,048)	(8,393)	(1,525)	(5,925)

At the end of the period	$4,386	$3,900	$6,014	$7,032

Warranty costs

Warranty costs are accrued at the time of sale based on estimated future warranty claims. The Company’s estimated future warranty claims are determined based on historical failure rates and other factors. The Company also sells extended service contracts for certain of its products with terms of up to ten years. Revenues from extended service contracts are deferred and amortized on a straight-line basis over the term of the contracts. Expenses related to obtaining and servicing these contracts are expensed as incurred. A roll forward of the liabilities for warranties consists of the following (in thousands):

	Successor		Predecessor
	Year ended December 31, 2009	February 14 to December 31, 2008	January 1 to February 13, 2008	Year ended December 31, 2007
At the beginning of the period	$37,683	$38,567	$39,669	$41,773
Current period accruals	58,584	42,059	3,542	40,801
Current period uses	(59,034)	(42,943)	(4,644)	(42,905)

At the end of the period	$37,233	$37,683	$38,567	$39,669

Self insurance reserves

The Company is self-insured up to certain stop-loss amounts for workers’ compensation, product liability, vehicle liability, group health and physical damage. The expense and liabilities are determined based on historical company claims information, as well as industry factors and trends in the level of such claims and payments. The Company’s self-insurance reserves, calculated on an undiscounted basis, as of December 31, 2009 and 2008, represent the best estimate of the future payments to be made on incurred claims reported and unreported. Based on historical payment patterns, the Company expects payments of undiscounted ultimate losses related to workers’ compensation as of December 31, 2009 to be $7.0 million. As of December 31, 2009, the Company had a balance of $3.8 million of self-insurance reserves related to medical claims that are short term in nature.

Stock compensation plans

The Company accounts for its stock options at fair value. The Company recognized compensation expense of $5.1 million ($3.1 million, net of tax) and $4.6 million ($2.8 million, net of tax) during the year ended December 31, 2009 and the period February 14 to December 31, 2008, respectively. The Company recognized $6.2 million ($4.0 million, net of tax) during the period January 1 to February 13, 2008 primarily as a result of

Goodman Global Group, Inc.

Notes to consolidated financial statements—(Continued)

the 2008 Acquisition, when 1.7 million shares vested and $3.4 million ($2.1 million, net of tax) during the year ended December 31, 2007. The Company’s compensation expense is included in selling, general and administrative expense in the accompanying consolidated statements of income.

The Company receives a tax deduction for certain stock option exercises during the period in which the options are exercised, generally for the excess of the price at which the stock is sold over the exercise price of the options. In addition, the Company receives an additional tax deduction when non-vested stock vests at a higher value than the value used to recognize compensation expense at the date of grant. The Company reports excess tax benefits from the award of equity instruments as financing cash flows. Excess tax benefits are recorded when a deduction reported for tax return purposes for an award of equity instruments exceeds the cumulative compensation cost for the instruments recognized for financial reporting purposes. For the year ended December 31, 2009 and the period February 14 to December 31, 2008, the Company recognized an excess tax benefit from the exercise of stock options of $1.1 million and $1.2 million, respectively, in its financing cash flows. For the period of January 1 to February 13, 2008, Predecessor recognized in its financing cash flows a tax benefit of $25.3 million related to the exercise of options as a result of the 2008 Acquisition. There was no excess tax benefit from the exercise of options in the Predecessor year ended December 31, 2007.

Pension plan

The Company accounts for its defined benefit pension plan in accordance with FASB accounting standards. These standards require that amounts recognized in the financial statements be determined on an actuarial basis. Significant assumptions involved in determining the Company’s pension expense include the expected return on plan assets and the discount rate for calculating future liability. The assumed long-term rate of return on assets is applied to a calculated value of plan assets which results in an estimated return on plan assets that is included in current year pension income or expense.

Research and development

Research and development costs are charged to selling, general and administrative expense as incurred. Research and development expense was $11.2 million for the year ended December 31, 2009 and $9.3 million for the period February 14 to December 31, 2008 and $1.2 million and $9.1 million for the Predecessor periods of January 1 to February 13, 2008 and the year ended December 31, 2007, respectively.

Income taxes

The Company uses the liability method of accounting for taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences reverse.

The Company regularly evaluates valuation allowances established for deferred tax assets for which future realization is uncertain. The Company performs this evaluation at least quarterly and at the end of each fiscal year. The estimation of required valuation allowances includes estimates of future taxable income. In assessing the realizability of deferred tax assets at December 31, 2009 the Company considered whether it was more likely than not that some portion or all of the deferred tax assets would not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers taxable income in carry back years, the reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. If actual future taxable income is different from the estimates, the Company’s results could be affected.

Goodman Global Group, Inc.

Notes to consolidated financial statements—(Continued)

Effective January 1, 2007, the Company adopted FASB accounting standards that require the Company to evaluate its tax positions for all jurisdictions and for all years where the statute of limitations has not expired. Under the provisions, companies are required to meet a “more-likely-than-not” threshold (i.e. greater than a 50 percent likelihood of a tax position being sustained under examination) prior to recording a benefit for their tax positions. Additionally, for tax positions meeting this “more-likely-than-not” threshold, the amount of benefit is limited to the largest benefit that has a greater than 50 percent probability of being realized upon effective settlement. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense on its income statement.

Derivatives and hedging activities

The Company uses financial instruments to manage market risk from changes in commodity prices and selectively hedges anticipated transactions that are subject to commodity price exposure, primarily using commodity contracts relating to raw materials used in its production process. The instruments are designated as cash flow hedges and are recorded in the consolidated statement of financial position at fair value. The effective portion of the contracts’ gains or losses due to changes in fair value are initially recorded as a component of accumulated other comprehensive income (“OCI”) and are subsequently reclassified into cost of sales in the period in which the end products are sold to the Company’s customers.

Advertising

Advertising costs are expensed as incurred. Advertising expense was $1.9 million for the year ended December 31, 2009 and $1.1 million for the period February 14 to December 31, 2008. During the Predecessor period January 1 to February 13, 2008 and the year ended December 31, 2007, advertising expense was $0.6 million and $2.4 million, respectively.

New accounting pronouncements

In June 2009, the FASB issued revisions to ASC Topic 860 and will require more information about transfers of financial assets, including securitization transactions, and where entities have continuing exposure to the risks related to transferred financial assets. It eliminates the concept of a “qualifying special-purpose entity,” provides for more restrictive requirements for derecognizing financial assets, and requires additional disclosures. The changes will be effective January 1, 2010. Early application is not permitted. The Company does not anticipate that adoption of this standard will have a material effect on its consolidated financial statements.

3. Long-term debt

Long-term debt consists of the following (in thousands):

	December 31, 2009	December 31, 2008
Senior subordinated notes	$423,962	$500,000
Term loan credit agreement	754,000	772,000
Senior discount notes	336,788	—
Revolving credit agreement	—	100,000
Original issue discount	(32,067)	(24,474)

Total long-term debt, net of original issue discount	1,482,683	1,347,526
Current portion of long-term debt	—	—

Long-term debt	$1,482,683	$1,347,526

Goodman Global Group, Inc.

Notes to consolidated financial statements—(Continued)

Senior subordinated notes

In February 2008, Goodman Global, Inc. issued and sold $500.0 million of 13.5%/14.00% senior subordinated notes due 2016. The senior subordinated notes bear interest at a rate of 13.5% per annum, provided that Goodman Global, Inc. may, at its option, elect to pay interest in any interest period at a rate of 14.00%, per annum, in which case up to 3.0% per annum may be paid by issuing additional notes. The notes are wholly and unconditionally guaranteed by each subsidiary guarantor.

In April 2009, the Company formed Goodman Global Finance (Delaware) LLC (“GGF”), a Delaware limited liability company and, as of that date, an unrestricted subsidiary of the Company, that entered into two separate transactions to purchase for $58.9 million (inclusive of $1.9 million in accrued interest) approximately $76.0 million aggregate face value of the Goodman Global, Inc.’s 13.5%/14% senior subordinated notes. The Company recognized a gain of $16.6 million in the second quarter of 2009 as a result of this early extinguishment of long-term debt, after taking into consideration the recognition of $2.4 million of previously unamortized deferred financing costs associated with the $76.0 million of senior subordinated notes. In December 2009, the Company designated GGF as a restricted subsidiary and retired the $76.0 million aggregate face value 13.5%/14% senior subordinated notes that were held by GGF.

Term loan credit agreement/revolving credit agreement

In February 2008, Goodman Global, Inc. entered into an $800.0 million term loan credit agreement due 2014 and a $300.0 million revolving credit agreement due 2013. The term loan credit agreement has an interest rate of Prime or the per annum London Interbank Offered Rate (“LIBOR”), with a minimum of 3.25% plus applicable margin, based on certain leverage ratios, which was 3.0% and totaled 6.25% as of December 31, 2009. The revolving credit agreement has an interest rate of Prime or LIBOR, plus applicable margin, which was 1.0% and totaled 4.25% as of December 31, 2009.

As of December 31, 2009, Goodman Global, Inc. owed $754.0 million on its term loan credit agreement and had no outstanding obligation on its revolving credit agreement.

In December 2009, the Company made an $18.0 million payment on its term loan credit agreement to satisfy its obligation of $2.0 million per quarter for the period beginning October 1, 2011 and ending December 31, 2013. As a result, the Company recognized an expense of $0.3 million of previously unamortized deferred financing fees and $0.4 million of previously unamortized original issue discount that related directly to the amount of the early extinguishment of debt. The outstanding balance at December 31, 2009 of $754.0 million is due at maturity in February 2014.

Goodman Global, Inc. had availability under the revolving credit agreement of $198.0 million at December 31, 2009 after taking into consideration outstanding commercial and standby letters of credit issued under the credit facility, which totaled $33.5 million as of December 31, 2009.

Senior discount notes

In December 2009, the Company issued and sold $586.0 million aggregate principal amount at maturity ($320.0 million in gross proceeds) of 11.500% senior discount notes. No interest is payable on the notes. On the date of issuance, the notes had an initial accreted value of $571.91 per $1,000 principal amount at maturity of the notes. The accreted value of the notes will increase from the date of issuance until December 15, 2014 at a rate of 11.500% per annum such that the accreted value will be equal to the principal amount at maturity on December 15, 2014. The notes are senior unsecured obligations of the Company. However, the notes are not

Goodman Global Group, Inc.

Notes to consolidated financial statements—(Continued)

guaranteed by any of the issuer’s subsidiaries and are effectively subordinated in right of payment to all existing and future indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries, including the indebtedness and other obligations under Goodman Global, Inc.’s credit facilities and outstanding senior subordinated notes.

Original issue discount

The term loan credit agreement and the revolving credit agreement included an original issue discount of $32.0 million with an unamortized balance of $17.2 million as of December 31, 2009. The senior discount notes included an original issue discount of $15.1 million with an unamortized balance of $14.9 million as of December 31, 2009. Original issue discounts are being amortized to interest expense using the effective interest method over the period the debt is anticipated to be outstanding through maturity.

Deferred financing fees

The Company incurred $45.7 million in loan origination fees and direct loan origination costs related to issuance of the senior subordinated notes and the term loan credit agreement and the revolving credit agreement, and in December 2009, Goodman Global, Inc. paid a fee of $3.0 million to the holders of the term loan agreement and revolving credit agreement to obtain amendments to permit a special dividend payable to the Company. As of December 31, 2009, the Company had $28.0 million in unamortized deferred financing fees related to the senior subordinated notes and the term loan credit agreement and the revolving credit agreement. The Company incurred $10.5 million in loan origination fees and direct loan origination costs related to the issuance of the senior discount notes, with an unamortized balance of $10.3 million as of December 31, 2009. Deferred financing fees are being amortized to interest expense using the effective interest method over the period that the debt is anticipated to be outstanding.

Other

Future maturities of long-term debt by year at December 31, 2009 are as follows (in thousands):

2010	$—
2011	—
2012	—
2013	—
2014	1,340,000
Thereafter	423,962

Under the term loan credit agreement, Goodman Global, Inc. is required to satisfy and maintain specified financial ratios and other financial condition tests, including a minimum interest coverage ratio and a maximum total leverage ratio. In addition, under its revolving credit agreement, Goodman Global, Inc. is required to satisfy and maintain, in certain circumstances, a minimum fixed charge coverage ratio. As of December 31, 2009, Goodman Global, Inc. was in compliance with all of the covenants under its senior term loan credit agreement, revolving credit agreement, and senior discount notes.

All of the existing U.S. subsidiaries of Goodman Global, Inc. (other than AsureCare Corp., a Florida corporation and Goodman Global Finance (Delaware) LLC, a Delaware limited liability company) and all future restricted U.S. subsidiaries of Goodman Global, Inc. guarantee its debt obligations. In addition, Chill Intermediate Holdings, Inc. guarantees Goodman Global, Inc.’s debt obligations under the term loan and

Goodman Global Group, Inc.

Notes to consolidated financial statements—(Continued)

revolving credit agreements. The Company is structured as a holding company and substantially all of its assets and operations are held by its subsidiaries. There are currently no significant restrictions on the ability of the Company to obtain funds from its subsidiaries by dividend or loan.

4. Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB accounting standards also provide a framework for measuring fair value, establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date and requires consideration of the Company’s creditworthiness when valuing certain liabilities. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1	— Unadjusted quoted prices in active markets that are accessible to the reporting entity at the measurement date for identical assets and liabilities.

Level 2

—     Inputs other than quoted prices in active markets for identical assets and liabilities which are observable either directly or indirectly for substantially the full term of the asset or liability. Level 2 inputs include the following:

— quoted prices for similar assets and liabilities in active markets

— quoted prices for identical or similar assets or liabilities in markets that are not active

— observable inputs other than quoted prices that are used in the valuation of the assets or liabilities (e.g., interest rate and yield curve quotes at commonly quoted intervals)

— inputs that are derived principally from or corroborated by observable market data by correlation or other means

Level 3

—     Unobservable inputs for the asset or liability that is supported by little or no market activity. Level 3 inputs include management’s own assumption about the assumptions that market participants would use in pricing the asset or liability (including assumptions of risk)

The level in the fair value hierarchy within which the fair value measurement is classified is determined based on the lowest level input that is significant to the fair value measure in its entirety.

	Fair value measurements on a recurring basis
(In thousands)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)		Total
Restricted cash	2,700	—	—		2,700
Derivatives, net	—	23,378	—		23,378
Redeemable common stock	—	—	38,578	(1)	38,578

(1)	See Note 14 for a discussion of the valuation techniques used to measure the fair value of the redeemable common stock.

Goodman Global Group, Inc.

Notes to consolidated financial statements—(Continued)

Other fair value measurements

Long-term debt

In order to determine the fair value of its debt instruments at December 31, 2009, the Company considered valuation techniques that included the market, income and liquidation approaches in the analysis of its interest bearing debt. The Company elected to determine the fair value of each tranche of interest bearing debt using the income approach. The fair values presented are estimates and are not necessarily indicative of amounts for which the Company could settle such instruments currently or indicative of its intent or ability to dispose of or liquidate them. The Company estimates the fair value of its interest bearing debt as follows (in thousands):

Interest bearing security	Par value at December 31, 2009	Range of fair value at December 31, 2009
		Low	High
Senior subordinated notes	$423,962	$455,635	$473,375
Term loan	754,000	749,623	762,311
Senior discount notes	336,788	318,258	332,592

Defined pension plan

The investments held by the Company’s defined benefit plan (the plan) are stated at fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded as earned. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the defined benefit plan’s gains and losses on investments bought and sold as well as held during the year. The level in the fair value hierarchy within which the fair value measurement is classified is determined based on the lowest level input that is significant to the fair value measure in its entirety.

This is a description of the valuation methodologies used for assets and liabilities measured at fair value in the plan:

Money market funds	— Valued at the net asset value of shares held by the plan at the financial statement date.

Mutual funds	— Valued at the net asset value of shares held by the plan at the financial statement date.

Common/collective trust fund	— Valued at the net asset value as reported by the issuer of the fund.

The following table sets forth by level, within the fair value hierarchy, the plan’s assets carried at fair value as of December 31, 2009 (in thousands):

	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Money market fund	$1,253	$—	$—	$1,253
Common/collective trust fund	—	3,323	—	3,323
Mutual funds	23,041	—	—	23,041

Total assets fair value	$24,294	$3,323	$—	$27,617

Goodman Global Group, Inc.

Notes to consolidated financial statements—(Continued)

5. Stock compensation plans

Chill Holdings, Inc. 2008 stock incentive plan

On February 13, 2008, the Board of Directors of the Company adopted the Chill Holdings, Inc. 2008 Stock Incentive Plan (as amended, 2008 Plan). The 2008 Plan is a comprehensive incentive compensation plan that permits grants of equity-based compensation awards to employees and consultants of the Company and its subsidiaries. Awards under the 2008 Plan may be in the form of stock options (either incentive stock options or non-qualified stock options) or other stock-based awards, including restricted stock purchase awards, restricted stock units and stock appreciation rights. As of December 31, 2009, the maximum number of shares reserved for the grant or settlement of awards under the 2008 Plan is 6,734,923 shares of Company, subject to adjustment in the event of an extraordinary dividend or other distribution, recapitalization, stock split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange or other similar corporate transaction. Any shares subject to awards which are cancelled, forfeited, reacquired or repurchased before vesting under the 2008 Plan will again be available for grants under the 2008 Plan. In the event of a change in control, Company’s Compensation Committee will have the discretion to accelerate all outstanding awards, cancel awards for fair value, provide for the issuance of substitute awards and/or provide award holders an opportunity to exercise their awards prior to the occurrence of the change in control transaction.

In December 2009, the Company’s Board of Directors deemed it advisable and in the best interest of the Company’s stockholders to declare and pay an extraordinary dividend of approximately $3.15 per share for all issued and outstanding shares of Company’s common stock. Pursuant to the terms and conditions of the 2008 Plan, the Company’s Board of Directors approved and paid an equitable adjustment of approximately $3.15 to all outstanding stock option holders with a vesting date on or before December 31, 2009 and Company established a reserve of $15.0 million for all non-vested issued and outstanding options as of December 31, 2009 that will be paid to the stock option holders at a future date when vesting occurs.

Through December 31, 2009, the Company has issued and outstanding under the 2008 Plan (1) 6,290,262 stock options with an exercise price of $10.00 per share, with a contractual life of 10 years and a weighted average fair market value at the date of grant of $3.44 per share and (2) 301,250 shares of Goodman Global Group, Inc. common stock that were sold to employees of the Company at $10.00 per share, which was the estimated fair value of the stock as of the date of the sale. A portion of the options issued under the 2008 Plan vest based on a time period of up to four years and a portion vest based on achievement of pre-established performance targets in installments through 2012. It is the Company’s belief that the performance shares will vest over the installment period. Approximately 1.4 million stock options issued under the 2008 Plan vested in the year ended December 31, 2009.

A summary of stock option activity of the 2008 Plan follows (shares in thousands):

	Shares	Weighted average exercise price per share
Outstanding at February 14, 2008	—
Issued	6,083	10.00
Forfeited	—	—

Outstanding at December 31, 2008	6,083	10.00
Granted	212	10.01
Exercised	—	—
Forfeited	(5)	10.00

Outstanding at December 31, 2009	6,290	10.00

Goodman Global Group, Inc.

Notes to consolidated financial statements—(Continued)

Shares available for future stock option awards to employees under the 2008 Plan were 143,411 at December 31, 2009, after taking into consideration that 301,250 shares were sold in 2008 to Company employees at $10.00 per share.

The fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton model using assumptions discussed below. The exercise price for options granted are based on contemporaneous appraisals of the Company’s common stock. The Company estimates the fair value of common stock using standard business valuation techniques such as discounted cash flows, industry participant information and reference to comparable business transactions. The discounted cash flow fair value estimates are based on our projected future cash flows and the estimated weighted-average cost of capital of market participants. Management assumptions about expected future cash flows can be affected by changes in industry or market conditions or the rate and extent to which anticipated synergies or cost savings are realized. The estimated weighted-average cost of capital is based on the risk-free interest rate and other factors such as equity risk premiums and the ratios of total debt and equity capital. The expected volatility at the grant date was based mainly on the volatility of the Company’s competitors. The expected term of the options granted is based on the time period the options are expected to be outstanding. The risk-free interest rate is based on the U.S. Treasury rate of a note with the expected maturity of the expected term of the options. The Company has not considered a dividend payment in its calculation and believes that forfeitures will not be significant.

Risk-free interest rates	2.12% - 3.9%
Expected life of options (in years)	7
Expected volatility	30% - 32%
Dividend yield	—

Predecessor plan

The Company also had 54,188 outstanding stock options under a Predecessor plan. Under the terms of the February 13, 2008 merger agreement, these options became fully vested and Company converted these options to 138,849 fully vested stock options of Goodman Global Group, Inc.

Other

The following table summarizes information about stock options outstanding as of December 31, 2009 under the 2008 Plan and the Predecessor plan:

	Options outstanding	Weighted average remaining contractual life	Options exercisable
Exercise price per share	Number of options outstanding (in thousands)		Weighted average exercise price per share	Aggregate intrinsic value (in thousands)	Number of options exercisable	Weighted average remaining contractual life	Weighted average exercise price per share	Aggregate intrinsic value (in thousands)
$2.07 to $10.01	6,429	8.2	$9.83	$3,667	1,659	8.2	$9.34	$1,759

Goodman Global Group, Inc.

Notes to consolidated financial statements—(Continued)

The following table summarizes the Company’s non-vested stock option award activity since the inception of the 2008 Plan on the date of the 2008 Acquisition:

	Shares (in thousands)	Weighted average grant date fair value per share
Non-vested at February 14, 2008	—	$—
Granted	6,083	3.43
Vested	(90)	3.52
Forfeited	—	3.43
Non-vested at December 31, 2008	5,993	3.49
Granted	212	3.44
Vested	(1,430)	3.52
Forfeited	(5)	3.43

Non-vested at December 31, 2009	4,770

At December 31, 2009, there was $12.0 million of unrecognized compensation cost related to the Company’s stock options that are expected to be recognized over a weighted-average period of 2.5 years.

6. Comprehensive income (loss)

Accumulated other comprehensive income (loss) consists of the following (in thousands):

	Defined benefit plans	Changes in fair value of derivatives	Foreign currency translation	Total
Predecessor
December 31, 2006	$(1,132)	$3,097	$1,122	$3,087
Net change through December 31, 2007	361	(5,339)	2,228	(2,750)

December 31, 2007	(771)	(2,242)	3,350	337
Net change through February 13, 2008	—	9,099	(41)	9,058

February 13, 2008	$(771)	$6,857	$3,309	$9,395
Successor
February 14, 2008	$—	$—	$—	$—
Net change through December 31, 2008	(4,851)	(41,736)	(5,482)	(52,069)

December 31, 2008	(4,851)	(41,736)	(5,482)	(52,069)
Net change through December 31, 2009	977	55,839	3,483	60,299

December 31, 2009	$(3,874)	$14,103	$(1,999)	$8,230

7. Significant balance sheet accounts

Inventories consist of the following (in thousands):

	Year ended December 31,
	2009	2008
Raw materials and parts	$22,005	$24,538
Finished goods	272,646	198,792

Total inventories	$294,651	$223,330

Goodman Global Group, Inc.

Notes to consolidated financial statements—(Continued)

Property, plant, and equipment consist of the following (in thousands):

	Useful lives in years	Year ended December 31,
		2009	2008
Land	—	14,417	14,417
Buildings and improvements	10-39	49,588	48,863
Equipment	3-10	148,037	128,087
Construction-in-progress	—	11,467	11,575

Sub-total		223,509	202,942
Less: accumulated depreciation		(53,603)	(25,249)

Property, plant and equipment, net		$169,906	$177,693

Other accrued expenses consist of the following significant items (in thousands):

	Year ended December 31,
	2009	2008
Accrued rebates	$33,423	$22,390
Accrued payroll	27,595	11,689
Accrued self insurance reserves	12,558	11,170
Accrued interest	21,597	181
Derivative liability	1,138	52,836
Dividend payable	6,102	—
Other	27,972	28,127

Total accrued expenses	$130,385	$126,393

Other long term liabilities consist of the following significant items (in thousands):

	Year ended December 31,
	2009	2008
Extended service contracts	$27,326	$21,652
Unrecognized tax benefits	53,624	43,155
Pension liability	8,185	9,278
Dividend payable	8,857	—
Other	2,310	2,748

Total other long term liabilities	$100,302	$76,833

Goodman Global Group, Inc.

Notes to consolidated financial statements—(Continued)

8. Income taxes

The provision (benefit) for income taxes consisted of the following (in thousands):

			Predecessor
	December 31, 2009	February 14 to December 31, 2008	January 1 to February 13, 2008	December 31, 2007

Current expense (benefit):
U.S.
Federal	$39,592	$21,064	$(37,333)	$44,905
State	1,240	894	259	7,199

Total U.S.	40,832	21,958	(37,074)	52,104
Foreign	2,268	2,137	47	1,923

Total current	43,100	24,095	(37,027)	54,027

Deferred expense (benefit):
U.S.
Federal	10,426	(9,841)	11,082	5,591
State	5,344	1,339	(1,870)	559

Total U.S.	15,770	(8,502)	9,212	6,150
Foreign	—	—	—	—

Total deferred	15,770	(8,502)	9,212	6,150

Total provision for income taxes	$58,870	$15,593	$(27,815)	$60,177

A reconciliation between the provision for income taxes and income taxes computed by applying the U.S. statutory rate is as follows (in thousands):

			Predecessor
	December 31, 2009	February 14 to December 31, 2008	January 1 to February 13, 2008	December 31, 2007
Tax provision at statutory rate at 35%	$55,503	$14,660	$(32,850)	$56,545
Add (deduct):
State income taxes, net of federal taxes	6,150	1,920	(1,704)	5,238
Domestic production activities deduction	(2,572)	(1,270)	1,812	(2,546)
Uncertain tax positions	(51)	230	52	1,258
Tax credits	(220)	(250)	—	—
Other permanent differences	60	303	5,045	(488)
Changes in valuation allowance	—	—	(170)	170

Total provision for income taxes	$58,870	$15,593	$(27,815)	$60,177

Goodman Global Group, Inc.

Notes to consolidated financial statements—(Continued)

The tax effects of temporary differences that give rise to the deferred tax assets and liabilities were as follows (in thousands):

	Year ended December 31,
	2009	2008
Deferred tax assets:
Accrued liabilities	$46,978	$44,403
Stock options	3,718	1,761
Derivative instruments	—	26,181
Federal tax credits	4,501	2,484
Net operating loss carry forward	3,358	6,291
Other	5,136	4,337
Less: Valuation allowance	(3,358)	(3,358)

Total deferred tax asset	60,333	82,099
Deferred tax liabilities:
Identified intangible assets	(160,127)	(153,624)
Goodwill	(5,949)	(2,789)
Property, plant, and equipment	(27,376)	(27,321)
Derivative instruments	(8,771)	—

Total deferred tax liability	(202,223)	(183,734)

Net deferred tax liability	$(141,890)	$(101,635)

The Company adopted the provisions of FASB accounting standards on January 1, 2007 that, among other things, require companies to recognize the tax benefits of uncertain positions only when the position is “more likely than not” to be sustained assuming examination by tax authorities. A reconciliation of the beginning and ending amount of unrecognized tax benefits, including accrued interest, is as follows (in thousands):

Balance at January 1, 2008	$30,113
Additions based on tax positions related to the current year	1,300
Additions related to tax positions of prior years	—
Accrued interest	53

Balance at February 13, 2008	31,466
Additions based on tax positions related to the current year:	9,584
Additions related to tax positions of prior years	1,253
Accrued interest	852

Balance at December 31, 2008	43,155
Additions based on tax positions related to the current year:	9,601
Additions related to tax positions of prior years	882
Accrued interest	1,764
Settlements	(1)
Lapse of statute of limitations	(1,777)

Balance at December 31, 2009	$53,624

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. There is no material impact on the Company’s tax expense for the period. As of December 31, 2009, the Company has approximately $5.1 million of accrued interest related to uncertain tax positions.

Goodman Global Group, Inc.

Notes to consolidated financial statements—(Continued)

As of December 31, 2009, approximately $4.4 million of unrecognized tax benefits (including interest) would affect the Company’s income tax expense and its effective income tax rate if recognized in future periods. While the amount of unrecognized tax benefits could change in the next twelve months, the Company does not expect this change to have a significant impact on its results of operations or financial position.

The tax years 2006, 2007 and 2008 remain open to examination by the major taxing jurisdictions to which the Company is subject. The Company is currently being audited by the Internal Revenue Service for the years ended December 31, 2006 and 2007 and the period January 1 to February 13, 2008.

As of December 31, 2009, the Company had a gross federal net operating loss carry forward of $8.7 million which expires beginning in 2014 through 2019. As of December 31, 2009, the Company has a valuation allowance of $3.3 million for entire net operating loss carry forward deferred tax asset that is subject to the Separate Return Limitation Year provision as a result of an earlier acquisition.

Based upon the reversal of deferred tax liabilities and projected future taxable income, the Company does not believe that a valuation allowance is warranted on the remaining deferred tax assets, as it is more likely than not that these deferred tax assets will be realized.

For the year ended December 31, 2009, for the Predecessor period January 1 to February 13, 2008 and for the Predecessor year ended December 31, 2007, the Company paid taxes of $33.4 million, $0.4 million and $49.0 million, respectively. For the period February 14 to December 31, 2008, the Company received a refund, net of taxes paid, of $35.1 million.

Deferred income taxes have not been provided for on unremitted foreign earnings reinvested abroad. Currently, the Company does not expect these unremitted earnings to reverse and become taxable in the future. Due to the timing and circumstances of repatriation of such earnings, if any, it is not practicable to determine the unrecognized deferred tax liability relating to such amounts. The Company’s foreign subsidiary has cumulative earnings of approximately $24.3 million for which no U.S. income taxes or foreign withholding taxes that may be applicable upon actual or deemed repatriation have been accrued based on the expectation that those funds are permanently reinvested in the Company’s operations in that country.

9. Related-party transactions

Kronos Inc. (“Kronos”), a portfolio company of H&F and its affiliates, provides certain software and related services for the Company’s time and attendance reporting. In 2009 and 2008, the Company paid Kronos $0.1 million and $0.1 million, respectively. As a part of the 2008 Acquisition, the Company paid $8.1 million to Hellman & Friedman LLC in reimbursement for third party transaction related expenses in 2008. Predecessor recorded certain related party transactions in 2007 that were associated with the Predecessor’s founder and former director, Mr. Harold Goodman and certain of his family members including the payment of $0.2 million for an operating lease. In the ordinary course of its business, Predecessor purchased grilles and other materials from AirGuide Corp. (“AirGuide”) of approximately $1.3 million during 2007. Mr. Goodman and his immediate family were beneficiaries of trusts that owned a combined interest of 18.75% in AirGuide. Mr. Goodman is no longer a director of the Company, and the Goodman family, either directly or through family trusts, owns no beneficial interest in Successor.

Goodman Global Group, Inc.

Notes to consolidated financial statements—(Continued)

10. Employee benefit plans

401(k) plans

The Company sponsors two 401(k) savings plans for employees who have completed a requisite term of service, with one covering all nonunion employees of the Company and one covering union employees of the Company. Nonunion employees of the Company may defer up to 17% of their salaries and wages with the Company, at its discretion, matching 100% of amounts deferred, up to a maximum matching contribution of the lesser of 6% of the employee’s salary or $3,000. Union employees may defer up to 17% of their salaries and wages with the Company matching 50% of amounts deferred, up to a maximum matching contribution of 3% of the employee’s salary (up to a maximum matching contribution of 6% of the employee’s salary for employees hired on or after December 15, 2002). Employer-matching contributions for all plans were approximately $3.1 million, $3.9 million and $3.6 million, for the years ended December 31, 2009, 2008 and 2007, respectively.

Pension

The Company sponsors a defined benefit plan (the plan), which covers certain union employees who have both attained age 21 and completed one year of service. Effective December 14, 2002, the defined benefit plan was amended to freeze participation for all employees except those hired on or before December 14, 2002. As of December 31, 2009, the Company had 1,120 participants in the plan. Benefits are provided at stated amounts based on years of service, as defined by the plan. Benefits vest after completion of five years of service. The Company’s funding policy is to make contributions in amounts actuarially determined to fund the benefits to be provided.

On February 12, 2008, Goodman was purchased by affiliates of Hellman & Friedman LLC and other investors. As a result, the plan was adjusted to recognize all unrecognized amounts.

Goodman Global Group, Inc.

Notes to consolidated financial statements—(Continued)

The funded status of the plan is as follows for the years ended December 31 (in thousands):

	Pension benefits
	2009	2008	2007
Benefit payments:
Benefit obligation at beginning of year	$31,613	$30,690	$30,281
Service cost	649	651	712
Interest cost	1,966	1,834	1,730
Actuarial losses (gains)	3,007	(300)	(795)
Amendments	—	—	—
Benefit payments	(1,433)	(1,262)	(1,238)

Benefit obligation at end of year	$35,802	$31,613	$30,690

Change in plan assets:
Fair value of plan assets at beginning of year	$22,335	$27,979	$25,388
Actual return on plan assets	5,855	(6,293)	1,512
Employer contributions	860	1,912	2,317
Benefit payments	(1,433)	(1,263)	(1,238)

Fair value of plan assets at end of year	$27,617	$22,335	$27,979

Funded status of the plan	$(8,185)	$(9,278)	$(2,711)
Unrecognized amounts:
Net losses	6,299	7,888	440
Prior service costs	—	—	816

Net accrued benefit cost	$(1,886)	$(1,390)	$(1,455)

Components of net periodic benefit expense:
Service cost	$649	$651	$712
Interest cost	1,966	1,834	1,730
Expected return on plan assets	(1,764)	(2,288)	(2,142)
Amortization of net loss	505	—	—
Net amortization of prior service cost	—	9	76

Net periodic benefit expense	1,356	206	376

Purchase accounting charge	—	1,641	—

Total net periodic benefit expense	$1,356	$1,847	$376

Weighted-average assumptions as of December 31:
Discount rate(1)	5.88%	6.14%	6.00%
Expected long-term rate of return on plan assets(2)	8.00%	8.00%	8.25%

(1)	For the years ended December 31, 2009 and 2008, the Company used the equivalent single discount rate based on discounting expected retirement plan benefit cash flows using the Citigroup Pension Discount Curve. For the year ended December 31, 2007, the Company based the discount rate on comparing corporate bond rates at that time.
(2)	To develop the expected long-term rate of return on assets assumption, the Company considers the historical returns and the future expectations for returns for each asset category, as well as the target asset allocation of the pension portfolio and the effect of periodic rebalancing.

Goodman Global Group, Inc.

Notes to consolidated financial statements—(Continued)

The Company’s investment strategy for pension plan assets is to utilize a diversified blend of equity and fixed income portfolios to earn a long-term investment return that meets or exceeds the long-term actuarial expected rate of return on plan assets of 8%. Active investment management strategies are used to measure each investment portfolio’s returns and risk levels against applicable market indices. The weighted-average asset allocation for the Company’s pension plan assets are as follows:

	Actual allocation as of December 31,		Target allocation
	2008	2009	2010
Equities	44%	66%	65%
Fixed income	0	30	30
Cash equivalents	56	4	5

Total	100%	100%	100%

The Company anticipates making contributions to the plan during 2010 of $0.9 million. The Company expects its pension plan to pay benefits over the next five years and in the aggregate for the five years thereafter as follows (in thousands):

2010	1,422
2011	1,491
2012	1,596
2013	1,715
2014	1,827
2015-2019	11,048

Actuarial gains and losses that are not recognized as net periodic pension cost in the same periods are recognized as a component of other comprehensive income. Those amounts will be subsequently recognized as a component of net periodic benefit cost. Included in accumulated other comprehensive income at December 31, 2009 is additional unrecognized actuarial losses of $6.3 million ($3.9 million net of tax).

Risks and uncertainties

The Plan provides investments in various securities which, in general, are exposed to various risks, such as market volatility, interest rate and credit risks. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for benefits. Plan contributions are made and the actuarial present value of accumulated plan benefits are reported based on certain assumptions pertaining to interest rates, inflation rates and employee demographics, all of which are subject to change. Due to uncertainties inherent in these estimates and assumptions there could be material differences to the financial statements in the near future.

11. Accounting for derivative instruments

The Company uses derivative instruments to manage risks related to interest rates, contracted transportation and the purchases of certain commodities. The Company evaluates each derivative instrument to determine whether it qualifies for hedge accounting treatment.

Goodman Global Group, Inc.

Notes to consolidated financial statements—(Continued)

Interest rate risks

Certain of the Company’s long-term obligations are subject to interest rate risks. To reduce the risk associated with fluctuations in the interest rate of its floating rate debt, the Company entered into fixed rate contracts in March 2009 with a notional amount of $500.0 million for up to 24 months. The Company elected not to designate the interest rate derivatives as cash flow hedges. Therefore, gains and losses from changes in the fair values of derivatives that are not designated as hedges are recognized in interest (income) expense.

Fuel surcharge risks

As a part of its risk management strategy, the Company purchased a commodity contract for diesel in order to manage its exposure related to contracted transportation. Prices for diesel are normally correlated to transportation costs where third party haulers assess a fuel surcharge when diesel prices increase thus making derivatives of diesel effective at providing short-term protection against adverse price fluctuations. The Company elected not to designate the diesel derivatives as cash flow hedges. Therefore, gains and losses from changes in the fair values of derivatives that are not designated as hedges are recognized in other (income) expense.

Commodity derivatives

The Company uses financial instruments to manage market risk from changes in commodity prices and selectively hedges anticipated transactions that are subject to commodity price exposure, primarily using commodity contracts relating to raw materials used in its production process. The Company has open positions for copper and aluminum in notional amounts of 5.4 million pounds and 67.3 million pounds, respectively, to fix the purchase price, and thereby substantially reduce the variability of its purchase price for these commodities. The swaps, which expire at various dates through 2011, have been designated as cash flow hedges.

For these qualifying cash flow hedges, changes in the fair market value of these hedge instruments are reported in accumulated other comprehensive income and reclassified into earnings in the same period during which the hedged transaction affects earnings. Assuming commodity prices remain constant, $14.0 million ($8.6 million, net of tax) of derivative earnings are expected to be reclassified into earnings within the next twelve months. The Company has assessed the effectiveness of the transactions that receive hedge accounting treatment and any ineffectiveness would be recorded in other (income) expense.

FASB accounting standards establish, among other things, the disclosure requirements for derivative instruments and for hedging activities. Certain qualitative disclosures are required about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments and disclosures about credit risk related contingent features in derivative agreements.

The following table discloses the fair value of the derivative instruments in the Company’s condensed consolidated balance sheets (in thousands):

	Asset derivatives		Liability derivatives
	Fair value as of December 31, 2009
	Balance sheet location	Fair value	Fair value

Interest rate swaps	Other accrued expenses	$—	$1,138
Commodity contracts	Other current assets	15,777
Commodity contracts	Other long term assets	7,601

		$23,378	$1,138

Goodman Global Group, Inc.

Notes to consolidated financial statements—(Continued)

Derivatives in cash flow hedging relationships	Amount of (gain) loss recognized in OCI on derivative (effective portion) as of December 31, 2009
Commodity contracts	$(14,103)

Location of (gain) loss reclassified from Accumulated OCI into income (effective portion)	Amount of (gain) loss reclassified from accumulated OCI into income (effective portion) for the year ended December 31, 2009	Location of loss recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)	Amount of (gain) loss recognized in income on derivative (ineffective portion and amount excluded from ineffectiveness testing) for the year ended December 31, 2009
Cost of goods sold	$46,228	Other (income) expense	$525

The following table discloses the effect of derivative instruments on the statements of income that are not designated as hedging instruments (in thousands):

Derivatives not designated as hedging instruments	Location of loss recognized in income on derivative	Amount of (income) loss recognized in income on derivative for year ended December 31, 2009
Interest rate swaps	Interest expense	$3,170

Contingent features

The Company’s derivative instruments contain provisions that require the counterparties’ debt to maintain an investment grade rating. If the rating of the debt were to fall below investment grade, it would be in violation of these provisions which would render the hedging relationship ineffective. The aggregate fair value of all derivative instruments with credit-risk related contingent features that are in an asset position on December 31, 2009 was $23.4 million. As of December 31, 2009, the counterparties were at or above an acceptable investment grade rating.

12. Contingent liabilities

As part of the equity contribution associated with the sale of the Amana Appliance business in July 2001, the Company agreed to indemnify Maytag for certain potential product liability claims. In light of these potential liabilities, the Company has purchased insurance that the Company expects will shield it from incurring material costs associated with such potential claims.

Pursuant to a March 15, 2001 Consent Order with the Florida Department of Environmental Protection (“FDEP”), the Company’s subsidiary, Goodman Distribution Southeast, Inc. (“GDI Southeast”) (formerly Pioneer Metals Inc.) is continuing to investigate and pursue, under FDEP oversight, the delineation of groundwater contamination at and around the GDI Southeast facility in Fort Pierce, Florida. Remediation has not begun. The contamination was discovered through environmental assessments conducted in connection with a Company subsidiary’s acquisition of the Fort Pierce facility in 2000 and was reported to FDEP, giving rise to the Consent Order.

The ultimate cost for the investigation, remediation and monitoring of the site cannot be predicted with certainty due to the variables relating to the contamination and the appropriate remediation methodology, the evolving nature of remediation technologies and governmental regulations and the inability to determine the

Goodman Global Group, Inc.

Notes to consolidated financial statements—(Continued)

extent to which contribution will be available from other parties. All of these factors are taken into account to the extent possible in estimating potential liability. A reserve appropriate for the probable remediation costs, which are reasonably susceptible to estimation, has been established.

Based on analyses of currently available information, it is probable that costs associated with the site will be $0.5 million. The Company reserved approximately $0.5 million as of December 31, 2009, although it is possible that costs could exceed this amount by up to approximately $3.3 million. Costs of future expenditures are not discounted to their present value. Management believes any liability arising from potential environmental obligations is not likely to have a material adverse effect on the Company’s liquidity or financial position as such obligations could be satisfied over a period of years. Nevertheless, future developments could require material changes in the recorded reserve amount.

The Company believes this contamination predated GDI Southeast’s involvement with the Fort Pierce facility and GDI Southeast’s operation at this location has not caused or contributed to the contamination. Accordingly, the Company is pursuing litigation against a former owner and a former lessee of the Fort Pierce facility in an attempt to recover its costs. At this time, the Company cannot estimate probable recoveries from this litigation.

The Company is party to a number of other pending legal and administrative proceedings and is subject to various regulatory and compliance obligations. The Company believes that these proceedings and obligations will not have a materially adverse effect on its consolidated financial condition, cash flows or results of operations. To the extent required, the Company has established reserves that it believes to be adequate based on current evaluations and its experience in these types of matters. Nevertheless, an unexpected outcome in any such proceeding could have a material adverse impact on the Company’s consolidated results of operations in the period in which it occurs. Moreover, future adverse developments could require material changes in the recorded reserve amounts.

Operating leases

The Company leases vehicles, computer and office equipment, and office and warehouse facilities from various third parties that are accounted for as operating leases and have expiration dates through 2016.

Future minimum lease payments under operating leases as of December 31, 2009, are as follows (in thousands):

2010	$26,307
2011	20,349
2012	16,583
2013	12,836
2014	8,676
Thereafter	4,125

Total	$88,876

Rent expense on the operating leases was $30.6 million for the year ended December 31, 2009, $24.8 million for the period February 14 to December 31, 2008, $6.0 million for the period January 1 to February 13, 2008 (Predecessor) and $28.7 for the year ended December 31, 2007 (Predecessor).

Goodman Global Group, Inc.

Notes to consolidated financial statements—(Continued)

13. Quarterly financial information (unaudited)

Unaudited quarterly information for the year ended December 31, 2009 and the periods January 1 to February 13, 2008 (Predecessor) and February 14, 2008 to December 31, 2008 is stated below (in thousands):

	2009
	First quarter	Second quarter	Third quarter	Fourth quarter
Sales, net	$318,235	$583,763	$530,642	$418,546
Operating profit	10,113	114,750	99,435	51,475

Net income	$(17,361)	$61,125	$43,026	$12,924

	2008
	Predecessor	Successor
	January 1 to February 13, 2008	February 14 to March 31, 2008	Second quarter	Third quarter	Fourth quarter
Sales, net	$147,137	$217,730	$588,355	$533,718	$390,426
Operating profit(1)	(38,028)	(6,154)	64,439	88,204	32,570

Net income(2)	$(66,042)	$(17,190)	$17,279	$30,290	$(4,083)

(1)	The Company’s operating profit was negatively impacted by $24.0 million equally for the period February 14 to March 31, 2008 and the three month period ended June 30, 2008 due to the purchase accounting treatment of the step up in basis in inventory as a result of the 2008 Acquisition. The Company’s operating profit was also negatively impacted by $42.9 million in transaction related expenses for the period January 1 to February 13, 2008 as a result of the 2008 Acquisition.
(2)	The Company’s net income was negatively impacted by $57.1 million for the period January 1 to February 13, 2008, relating to the 2008 Acquisition and the write off of deferred financing costs and the prepayment penalty associated with the extinguishment of the Predecessor’s outstanding debt and negatively impacted by $14.8 million equally for the period February 14 to March 31, 2008 and the three month period ended June 30, 2008 due to the purchase accounting treatment of the step up in basis in inventory as a result of the 2008 Acquisition. The Company’s net income was positively impacted during the three month period ended June 30, 2009 by a $16.6 million gain related to the related to the repurchase of $76.0 million aggregate face value senior subordinated notes.

14. Redeemable common stock

The Company entered into a Management Stockholders Agreement on February 13, 2008 with the initial Goodman management investors and certain other members of senior management of Goodman in connection with their acquisition of shares of the Company’s common stock. During 2008, 3.7 million shares of common stock were issued at approximately $10.00 per share to members of management who are parties to this Management Stockholders Agreement. In certain circumstances, such as termination due to death or disability as defined under the terms of the agreement, the Company may be obligated to repurchase the common stock at fair market value. The Company has classified the Redeemable common stock in accordance with FASB accounting standards, which requires securities that are redeemable for cash or other assets to be classified outside of permanent equity if they are redeemable at the option of the holder upon the occurrence of an event that is not solely within the control of the issuer.

In accordance with FASB accounting standards, the Company recognizes changes in the redemption value of its redeemable common stock as it occurs and records an adjustment to the carrying value of its redeemable common stock at the end of each reporting period. The Company estimates fair value using standard business

Goodman Global Group, Inc.

Notes to consolidated financial statements—(Continued)

valuation techniques such as discounted cash flows, industry participant information and reference to comparable business transactions. The discounted cash flow fair value estimates are based on our projected future cash flows and the estimated weighted-average cost of capital of market participants. Management assumptions about expected future cash flows can be affected by changes in industry or market conditions or the rate and extent to which anticipated synergies or cost savings are realized. The estimated weighted-average cost of capital is based on the risk-free interest rate and other factors such as equity risk premiums and the ratios of total debt and equity capital. During the year ended December 31, 2009, the Company increased its liability related to redeemable common stock by approximately $1.5 million. This resulting increase in the carrying amount of the redeemable common stock was recorded as a charge to retained earnings during this same period.

15. Subsequent events

The Company has evaluated subsequent events through March 12, 2010, which represents the date the financial statements were available for issuance.

Goodman Global Group, Inc.

Offer to Exchange

$586,000,000 aggregate principal amount at maturity of its 11.500% Senior Discount Notes due 2014, which have been registered under the Securities Act of 1933, for any and all of its outstanding 11.500% Senior Discount Notes due 2014.

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions or otherwise.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, or proceeding, had no reasonable cause to believe his conduct was unlawful, except that with respect to an action brought by or in the right of the corporation such indemnification is limited to expenses (including attorneys fees). Our amended and restated certificate of incorporation and bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law. We have also entered into indemnification agreements with our directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and also provide for certain procedural protections.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Our amended and restated certificate of incorporation and bylaws provide for such limitations on liability for our directors.

We currently maintain liability insurance for our directors and officers.

Item 21. Exhibits and Financial Statement Schedules.

(a) See Exhibit index on the page immediately following the signature page to this Registration Statement for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

Financial Statement Schedules are omitted because the information called for is not required or is shown either in the Registrant’s consolidated financial statements or the notes thereto.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1993 (as amended, the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b) 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 20, 2010.

GOODMAN GLOBAL GROUP, INC.

By:	/s/ DAVID L. SWIFT
David L. Swift President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID L. SWIFT David L. Swift	President, Chief Executive Officer and Director (Principal Executive Officer)	July 20, 2010

/s/ LAWRENCE M. BLACKBURN Lawrence M. Blackburn	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)	July 20, 2010

/s/ MARK M. DOLAN Mark M. Dolan	Vice President, Corporate Controller and Treasurer (Principal Accounting Officer)	July 20, 2010

* Erik Ragatz	Chairman of the Board of Directors	July 20, 2010

* Charles A. Carroll	Director	July 20, 2010

* Robert B. Henske	Director	July 20, 2010

* Claude A. Swanson Hornsby III	Director	July 20, 2010

* Saloni Saraiya Multani	Director	July 20, 2010

*By:	/s/ DAVID L. SWIFT
David L. Swift Attorney-in-fact

Exhibit index

Exhibit No.	Description of Exhibit
2.1	Asset Purchase Agreement, dated as of November 18, 2004, by and among Goodman Global Holdings, Inc., Frio Holdings, Inc. and Frio, Inc. (incorporated by reference to Exhibit 2.1 on Goodman Global Holdings, Inc.’s Form S-4, filed with the SEC on September 21, 2005, File No. 333-128462).

2.2	Agreement and Plan of Merger, dated as of October 21, 2007, by and among Chill Holdings, Inc. (now known as Goodman Global Group, Inc.), Chill Acquisition, Inc. and Goodman Global, Inc. (incorporated by reference to Exhibit 2.1 on Goodman Global, Inc.’s Form 8-K, filed with the SEC on October 25, 2007).

2.3	Amendment No. 1 to Agreement and Plan of Merger, dated as of January 3, 2008, by and among Chill Holdings, Inc. (now known as Goodman Global Group, Inc.), Chill Acquisition, Inc. and Goodman Global, Inc. (incorporated by reference to Exhibit 2.1 on Goodman Global, Inc.’s Form 8-K, filed with the SEC on January 4, 2008).

3.1	Certificate of Amendment of Certificate of Incorporation of Chill Holdings, Inc. (now known as Goodman Global Group, Inc.) (incorporated by reference to Exhibit 3.3 on Goodman Global Group, Inc.’s Registration Statement on Form S-1, filed with the SEC on May 7, 2010).

3.2	Certificate of Amendment to Certificate of Incorporation of Chill Holdings, Inc. (now known as Goodman Global Group, Inc.) (incorporated by reference to Exhibit 3.1 on Goodman Global, Inc.’s Amendment No. 1 to the Registration Statement on Form S-4, filed with the SEC on May 30, 2008).

3.3	Certificate of Incorporation of Chill Holdings, Inc. (now known as Goodman Global Group, Inc.) (incorporated by reference to Exhibit 3.2 on Goodman Global, Inc.’s Amendment No. 1 to the Registration Statement on Form S-4, filed with the SEC on May 30, 2008).

3.4	By-laws of Chill Holdings, Inc. (now known as Goodman Global Group, Inc.) (incorporated by reference to Exhibit 3.3 on Goodman Global, Inc.’s Amendment No. 1 to the Registration Statement on Form S-4, filed with the SEC on May 30, 2008).

4.1	Indenture, dated as of December 16, 2009, by and between Goodman Global Group, Inc. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.2 on Goodman Global Group, Inc.’s Registration Statement on Form S-1, filed with the SEC on May 7, 2010).

4.2	Form of Senior Discount Note due 2014 (included in Exhibit 4.1).

4.3	Registration Rights Agreement, dated December 16, 2009, by and among Goodman Global Group, Inc. and J.P. Morgan Securities Inc., as representative of the several initial purchasers listed in Schedule 1 to the purchase agreement (incorporated by reference to Exhibit 4.4 on Goodman Global Group, Inc.’s Registration Statement on Form S-1, filed with the SEC on May 7, 2010).

4.4	Indenture, dated as of February 13, 2008, by and between Chill Acquisition, Inc., to be merged with and into Goodman Global, Inc., and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.1 on Goodman Global, Inc.’s Registration Statement on Form S-4, filed with the SEC on April 15, 2008).

4.5	Guarantor Supplemental Indenture, dated as of February 13, 2008, among the Guaranteeing Subsidiaries of Goodman Global, Inc., as identified therein, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.2 on Goodman Global, Inc.’s Registration Statement on Form S-4, filed with the SEC on April 15, 2008).

4.6	Form of 13.50%/14.00% Note (incorporated by reference to Exhibit 4.4 on Goodman Global, Inc.’s Registration Statement on Form S-4, filed with the SEC on April 15, 2008).

5.1†††	Opinion of Simpson Thacher & Bartlett LLP.

Exhibit No.	Description of Exhibit
10.1	$800,000,000 Credit Agreement, dated as of February 13, 2008, among Chill Intermediate Holdings, Inc., Chill Acquisition Inc., which merged with and into Goodman Global, Inc., and Barclays Capital, the investment banking division of Barclays Bank Plc and Calyon New York Branch, as Joint Lead Arrangers, and Barclays Capital, the investment banking division of Barclays Bank Plc, Calyon New York Branch and General Electric Capital Corporation, as joint bookrunners, and General Electric Capital Corporation, as the Administrative and Collateral Agent (incorporated by reference to Exhibit 10.1 on Goodman Global Group, Inc.’s Registration Statement on Form S-1, filed with the SEC on June 11, 2010).

10.2	First Amendment to Term Loan Credit Agreement, dated as of December 7, 2009, among Goodman Global, Inc., Chill Intermediate Holdings, Inc., each other Guarantor, each Lender party thereto and General Electric Capital Corporation, as administrative agent (incorporated by reference to Exhibit 10.2 on Goodman Global, Inc.’s Annual Report on Form 10-K, filed with the SEC on March 12, 2010).

10.3	Revolving Credit Agreement, dated as of February 13, 2008, among Chill Intermediate Holdings, Inc., Chill Acquisition Inc., which merged with and into Goodman Global, Inc., and Barclays Capital, the investment banking division of Barclays Bank Plc and General Electric Capital Corporation, as Joint Lead Arrangers, Barclays Capital, the investment banking division of Barclays Bank Plc, Calyon New York Branch and General Electric Capital Corporation, as joint bookrunners, General Electric Capital Corporation, as the Administrative, Collateral Agent, Swingline Lender and Letter of Credit Issuer (incorporated by reference to Exhibit 10.3 on Goodman Global Group, Inc.’s Registration Statement on Form S-1, filed with the SEC on June 11, 2010).

10.4	First Amendment to Revolving Credit Agreement, dated as of December 7, 2009, among Goodman Global, Inc., Chill Intermediate Holdings, Inc., each other Guarantor, each Lender party thereto and General Electric Capital Corporation, as administrative agent (incorporated by reference to Exhibit 10.2 on Goodman Global, Inc.’s Annual Report on Form 10-K, filed with the SEC on March 12, 2010).

10.5	Intercreditor Agreement, dated as of February 13, 2008, between General Electric Capital Corporation, as collateral agent for the Term Loan Secured Parties and the Revolving Secured Parties referred to therein and acknowledged by Chill Holdings, Inc., Chill Acquisition, Inc., which merged with and into Goodman Global, Inc. and certain subsidiaries of Goodman Global, Inc. (incorporated by reference to Exhibit 10.3 on Goodman Global, Inc.’s Registration Statement on Form S-4, filed with the SEC on April 15, 2008).

10.6	Term Loan Security Agreement, dated as of February 13, 2008, among Chill Intermediate Holdings, Inc., each of the Subsidiary Guarantors listed therein of Chill Acquisition, Inc., which merged with and into Goodman Global, Inc. and General Electric Capital Corporation, as collateral agent for the Secured Parties as defined therein (incorporated by reference to Exhibit 10.4 on Goodman Global, Inc.’s Registration Statement on Form S-4, filed with the SEC on April 15, 2008).

10.7	Revolving Security Agreement, dated as of February 13, 2008, among Chill Intermediate Holdings, Inc., each of the Subsidiary Guarantors listed therein of Chill Acquisition, Inc., which merged with and into Goodman Global, Inc. and General Electric Capital Corporation, as collateral agent for the Secured Parties as defined therein (incorporated by reference to Exhibit 10.5 on Goodman Global, Inc.’s Registration Statement on Form S-4, filed with the SEC on April 15, 2008).

10.8	Term Loan Guarantee, dated as of February 13, 2008, among Chill Intermediate Holdings, Inc., each of the Subsidiary Guarantors listed therein of Chill Acquisition, Inc., which merged with and into Goodman Global, Inc. and General Electric Capital Corporation, as collateral agent for the Secured Parties as defined therein (incorporated by reference to Exhibit 10.6 on Goodman Global, Inc.’s Registration Statement on Form S-4, filed with the SEC on April 15, 2008).

Exhibit No.	Description of Exhibit
10.9	Revolving Guarantee, dated as of February 13, 2008, among Chill Intermediate Holdings, Inc., each of the Subsidiary Guarantors listed therein of Chill Acquisition, Inc., which merged with and into Goodman Global, Inc. and General Electric Capital Corporation, as collateral agent for the Secured Parties as defined therein (incorporated by reference to Exhibit 10.7 on Goodman Global, Inc.’s Registration Statement on Form S-4, filed with the SEC on April 15, 2008).

10.10	Term Loan Pledge Agreement, dated as of February 13, 2008, among Chill Intermediate Holdings, Inc., each of the Subsidiary Guarantors listed therein of Chill Acquisition, Inc., which merged with and into Goodman Global, Inc. and General Electric Capital Corporation, as collateral agent for the Secured Parties as defined therein (incorporated by reference to Exhibit 10.8 on Goodman Global, Inc.’s Registration Statement on Form S-4, filed with the SEC on April 15, 2008).

10.11	Revolving Pledge Agreement, dated as of February 13, 2008, among Chill Intermediate Holdings, Inc., each of the Subsidiary Guarantors listed therein of Chill Acquisition, Inc., which merged with and into Goodman Global, Inc. and General Electric Capital Corporation, as collateral agent for the Secured Parties as defined therein (incorporated by reference to Exhibit 10.9 on Goodman Global, Inc.’s Registration Statement on Form S-4, filed with the SEC on April 15, 2008).

10.12*	Chill Holdings, Inc. 2008 Stock Incentive Plan (incorporated by reference to Exhibit 10.10 on Goodman Global, Inc.’s Amendment No. 1 to the Registration Statement on Form S-4, filed with the SEC on May 30, 2008).

10.13*	Amended and Restated Chill Holdings, Inc. 2008 Annual Incentive Compensation Plan and form of award agreement thereunder (incorporated by reference to Exhibit 10.11 on Goodman Global, Inc.’s Annual Report on Form 10-K, filed with the SEC on March 13, 2009).

10.14*	Employment Agreement, dated as of February 13, 2008, between Chill Acquisition, Inc. and Charles A. Carroll (incorporated by reference to Exhibit 10.12 on Goodman Global, Inc.’s Registration Statement on Form S-4, filed with the SEC on April 15, 2008).

10.15*	Employment Agreement, dated as of February 13, 2008, between Chill Acquisition, Inc. and Lawrence M. Blackburn (incorporated by reference to Exhibit 10.13 on Goodman Global, Inc.’s Registration Statement on Form S-4, filed with the SEC on April 15, 2008).

10.16	Stockholders Agreement, dated as of February 13, 2008 by and among Chill Holdings, Inc. (now known as Goodman Global Group, Inc.), Chill Acquisition, Inc., Hellman & Friedman Capital Partners VI, L.P., Hellman & Friedman Capital Partners VI (Parallel), L.P., Hellman & Friedman Capital Associates VI, L.P., Hellman & Friedman Capital Executive VI, L.P., H&F Chill Partners, L.P., GSO Special Situations Fund LP, GSO Origination Funding Partners LP, GSO COF Facility LLC, Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Tinicum Partners, L.P., AlpInvest Partners Mezzanine 2007 C.V. and CMP II Initial Holdings, L.L.C. (incorporated by reference to Exhibit 10.14 on Goodman Global, Inc.’s Registration Statement on Form S-4, filed with the SEC on April 15, 2008).

10.17*	Management Stockholders Agreement, dated as of February 13, 2008 by and among Chill Holdings, Inc. (now known as Goodman Global Group, Inc.), Chill Acquisition, Inc., Hellman & Friedman Capital Partners VI, L.P., Hellman & Friedman Capital Partners VI (Parallel), L.P., Hellman & Friedman Capital Associates VI, L.P., Hellman & Friedman Capital Executives VI, L.P., and H&F Chill Partners, L.P. and each of the management stockholders identified therein (incorporated by reference to Exhibit 10.15 on Goodman Global, Inc.’s Registration Statement on Form S-4, filed with the SEC on April 15, 2008).

10.18*	Charles A. Carroll Form of Option Agreement (incorporated by reference to Exhibit 10.17 on Goodman Global, Inc.’s Registration Statement on Form S-4, filed with the SEC on April 15, 2008).

10.19*	Form of Equity Contribution Agreement (incorporated by reference to Exhibit 10.18 on Goodman Global, Inc.’s Registration Statement on Form S-4, filed with the SEC on April 15, 2008).

Exhibit No.	Description of Exhibit
10.20*	Form of Option Roll Over Agreement (incorporated by reference to Exhibit 10.19 on Goodman Global, Inc.’s Registration Statement on Form S-4, filed with the SEC on April 15, 2008).

10.21*	Form of Severance Agreement (incorporated by reference to Exhibit 10.20 on Goodman Global, Inc.’s Registration Statement on Form S-4, filed with the SEC on April 15, 2008).

10.22*	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.21 on Goodman Global, Inc.’s Registration Statement on Form S-4, filed with the SEC on April 15, 2008).

10.23*	Form of Time-Vested Option Agreement (incorporated by reference to Exhibit 10.22 on Goodman Global, Inc.’s Registration Statement on Form S-4, filed with the SEC on April 15, 2008).

10.24*	Form of Performance-Vested Option Agreement, as amended (incorporated by reference to Exhibit 10.23 on Goodman Global, Inc.’s Annual Report on Form 10-K, filed with the SEC on March 13, 2009).

10.25*	Employment Agreement, dated as of April 17, 2008, between Goodman Global, Inc. and David L. Swift (incorporated by reference to Exhibit 10.24 on Goodman Global, Inc.’s Amendment No. 1 to the Registration Statement on Form S-4, filed with the SEC on May 30, 2008).

10.26*	Amendment No. 1 to Employment Agreement dated as of February 13, 2008 between Chill Acquisition, Inc. and Charles A. Carroll (incorporated by reference to Exhibit 10.25 on Goodman Global, Inc.’s Amendment No. 1 to the Registration Statement on Form S-4, filed with the SEC on May 30, 2008).

10.27*	Letter Agreement among Goodman Global, Inc., Chill Holdings, Inc. and Charles A. Carroll dated March 13, 2009 (incorporated by reference to Exhibit 10.26 on Goodman Global, Inc.’s Annual Report on Form 10-K, filed with the SEC on March 13, 2009).

10.28*	Retirement Agreement and release, dated as of April 30, 2010, between Goodman Global, Inc. and Donald R. King (incorporated by reference to Exhibit 10.28 on Goodman Global Group, Inc.’s Registration Statement on Form S-1, filed with the SEC on May 7, 2010).

10.29*	Form of Amendment to Employment/Severance Agreement between Goodman Global, Inc. and executive officer (incorporated by reference to Exhibit 10.29 on Goodman Global Group, Inc.’s Registration Statement on Form S-1, filed with the SEC on May 7, 2010).

10.30*	Management Stockholders Agreement for key employees, dated as of April 25, 2008, by and among Chill Holdings, Inc. (now known as Goodman Global Group, Inc.), Goodman Global, Inc., Hellman & Friedman Capital Partners VI, L.P., Hellman & Friedman Capital Partners VI (Parallel), L.P., Hellman & Friedman Capital Associates VI, L.P., Hellman & Friedman Capital Executives VI, L.P. and H&F Chill Partners, L.P. and each of the management stockholders identified therein (incorporated by reference to Exhibit 10.30 on Goodman Global Group, Inc.’s Registration Statement on Form S-1, filed with the SEC on June 11, 2010).

10.31*	Indemnification Priority Agreement, dated as of August 21, 2009, among Chill Holdings, Inc. (now known as Goodman Global Group, Inc.), Goodman Global, Inc. and Robert B. Henske (incorporated by reference to Exhibit 10.31 on Goodman Global Group, Inc.’s Registration Statement on Form S-1, filed with the SEC on June 11, 2010).

10.32*	Indemnification Priority Agreement, dated as of August 21, 2009, among Chill Holdings, Inc. (now known as Goodman Global Group, Inc.), Goodman Global, Inc. and Erik D. Ragatz (incorporated by reference to Exhibit 10.32 on Goodman Global Group, Inc.’s Registration Statement on Form S-1, filed with the SEC on June 11, 2010).

10.33*	Indemnification Priority Agreement, dated as of August 21, 2009, among Chill Holdings, Inc. (now known as Goodman Global Group, Inc.), Goodman Global, Inc. and Saloni K. Saraiya (incorporated by reference to Exhibit 10.33 on Goodman Global Group, Inc.’s Registration Statement on Form S-1, filed with the SEC on June 11, 2010).

Exhibit No.	Description of Exhibit

10.34*	Amendment No. 2 to Chill Holdings, Inc. 2008 Stock Incentive Plan (effective as of March 3, 2010) (incorporated by reference to Exhibit 10.34 on Goodman Global Group, Inc.’s Registration Statement on Form S-1, filed with the SEC on June 11, 2010).

10.35†*	Amendment No. 3 to Chill Holdings, Inc. 2008 Stock Incentive Plan (effective as of July 20, 2010).

10.36†*	Form of Restricted Stock Unit Agreement.

12.1††	Statement of Computation of Ratio of Earnings to Fixed Charges.

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 on Goodman Global Group, Inc.’s Registration Statement on Form S-1, filed with the SEC on May 7, 2010).

23.1†††	Consent of Simpson Thacher and Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto).

23.2†	Consent of Ernst & Young LLP.

24.1††	Powers of Attorney (included on signature page to the Registration Statement).

24.2†	Power of Attorney of Claude A. Swanson Hornsby III

25.1††	Statement of Eligibility of Trustee.

99.1††††	Form of Letter of Transmittal.

99.2††	Form of Notice to Clients.

99.3††	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

99.4††	Form of Notice of Guaranteed Delivery.

†	Filed herewith.

††	Filed with Goodman Global Group, Inc.’s Registration Statement on Form S-4, filed with the SEC on May 13, 2010 (the “Registration Statement”).

†††	Filed with Amendment No. 1 to the Registration Statement.

††††	Filed with Amendment No. 2 to the Registration Statement.

*	Management contract or compensatory plan or arrangement.